As filed with the Securities and Exchange Commission on August 22, 2025.

Registration No. 333-289461

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________________

Amendment No. 2
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________________________

PROFUSA, INC.

(Exact name of registrant as specified in its charter)

___________________________________

Delaware	3841	26-4589529
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

626 Bancroft Way
Suite A
Berkeley, CA 94710
(925) 997-6925
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

___________________________________

Ben C. Hwang

Chief Executive Officer

626 Bancroft Way
Suite A

Berkeley, CA 94710

(925) 997-6925

(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________________________

Copies to:

Ralph V. De Martino, Esq.
Marc Rivera, Esq.
ArentFox Schiff LLP
1717 K Street, NW
Washington, DC 20006
Phone: (202) 724-6847

___________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 22, 2025.

PRELIMINARY PROSPECTUS

PROFUSA, INC.

8,970,830 Shares of Common Stock by the Selling Stockholder

This prospectus relates to the offer and sale of up to 8,970,830 shares of our Common Stock, par value $0.0001 per share (“the Common Stock”), by Ascent Partners Fund LLC, whom we refer to in this prospectus as “Ascent” or the “Selling Stockholder.”

The shares of Common Stock to which this prospectus relates have been or may be issued by us to Ascent pursuant to a common stock purchase agreement, dated as of July 28, 2025, we entered into with Ascent, which we refer to in this prospectus as the Purchase Agreement. Such shares of Common Stock include up to 8,970,830 shares of Common Stock, consisting of (i) up to 8,070,830 shares of Common Stock (the “Purchase Shares”) that we may, in our sole discretion, elect to sell to Ascent, from time to time over a period of up to 36 months from and after the Effective Date (defined below) pursuant to the Purchase Agreement and (ii) 900,000 shares of Common Stock (the “Commitment Warrant Shares” and, together with the Purchase Shares, “ELOC Shares”) issuable upon exercise of the warrants we issued to Ascent upon our execution of the term sheet relating to the Purchase Agreement on July 20, 2025 (the “Commitment Warrants”), as consideration for its commitment to purchase shares of our Common Stock that we may, in our sole discretion, direct Ascent to purchase from us pursuant to the Purchase Agreement. The Commitment Warrants have an exercise price of $0.01 and may be exercised for cash or, if at the time of exercise there is no effective registration statement covering the resale of the Commitment Warrant Shares, on a cashless basis. If we do not require Ascent to purchase any Purchase Shares on or before the 100th day following the execution of the Purchase Agreement, the number of Commitment Warrant Shares underlying the Commitment Warrants will be reduced to 450,000.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Common Stock by the Selling Stockholder. However, we may receive up to $100,000,000 in aggregate gross proceeds under the Purchase Agreement from sales of Common Stock we may elect to make to put to Ascent pursuant to the Purchase Agreement after the date of this prospectus. See “The Committed Equity Facility” for a description of the Purchase Agreement and “Selling Stockholder” for additional information regarding Ascent.

Ascent may sell or otherwise dispose of ELOC Shares described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution — Offer and Resale of Common Stock by the Selling Stockholder” for more information about how Ascent may sell or otherwise dispose of ELOC Shares pursuant to this prospectus. Ascent is deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act.

The Selling Stockholder may sell the shares of our common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

We will pay the expenses incurred in registering under the Securities Act the offer and sale of the shares of Common Stock to which this prospectus relates by the Selling Stockholder, including legal and accounting fees. See “Plan of Distribution — Offer and Resale of Common Stock by the Selling Stockholder” beginning on page 149.

Our common stock is listed on the Nasdaq Global Market under the symbol “PFSA.” On August 5, 2025, the last sale price for our common stock as reported on the Nasdaq Global Market was $0.53 per share.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” appearing on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is__________, 2025

You should rely only on the information contained in this prospectus or any amendment or supplement to this prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. Neither we nor the Selling Stockholder have authorized anyone to provide you with information different from that contained in this prospectus or any amendment or supplement to this prospectus. Neither we nor the Selling Stockholder take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information in this prospectus or any amendment or supplement to this prospectus. The information in this prospectus or any amendment or supplement to this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any amendment or supplement to this prospectus, as applicable, or any sale of the securities offered by this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For Investors Outside the United States: The Selling Stockholder is offering to sell, and seeking offers to buy, the securities offered by this prospectus only in jurisdictions where offers and sales are permitted. Neither we nor the Selling Stockholder have done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities offered by this prospectus and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC. The Selling Stockholder may, from time to time, sell the securities offered by it described in this prospectus through any means described in the section titled “Plan of Distribution.” We will not receive any proceeds from the sale by the Selling Stockholder of the securities offered by it described in this prospectus. However, we may receive up to $100,000,000 in aggregate gross proceeds from the Selling Stockholder under the Purchase Agreement in connection with sales of our shares of Common Stock to the Selling Stockholder pursuant to the Purchase Agreement after the date of this prospectus.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.” You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

The distribution of this prospectus and the issuance of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section in this prospectus and under similar captions in the documents incorporated by reference into this prospectus. The terms the “Company”, “our”, or “we” refer to Profusa, Inc. and its subsidiaries.

Overview

On July 11, 2025, Profusa, Inc., a Delaware corporation formerly known as NorthView Acquisition Corporation (the “Company”), consummated its previously announced business combination (the “Business Combination”) with Profusa, Inc., a California corporation (“Profusa”), pursuant to that certain Merger Agreement and Plan of Reorganization, dated as of November 7, 2022 (as the same has been amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), between the Company, Profusa, and NV Profusa Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub” and, collectively, the “Parties”). The consummation of the Business Combination involved the merger (the “Merger”) of Merger Sub with and into Profusa, pursuant to which, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the separate corporate existence of Merger Sub ceased, with Profusa as the surviving corporation becoming a wholly-owned subsidiary of the Company, pursuant to the terms of the Merger Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”). As a result of the Business Combination, the Company owns 100% of the outstanding common stock of Profusa. In connection with the closing of the Business Combination, the Company changed its name from “NorthView Acquisition Corporation” to “Profusa, Inc.”

Profusa, Inc. was incorporated in the state of California on May 11, 2009. The Company is engaged in the development of a new generation of biointegrated sensors that potentially empowers the individual with the ability to monitor their unique body chemistry.

The Company’s technology enables the development of bioengineered sensors that are designed to become one with the body to detect and continuously transmit actionable, clinical-grade data for personal and medical use. The Company’s first offering in the European Union, the Lumee™ Oxygen Platform, is designed to report reliable tissue oxygen levels at various regions of interest, both acutely and long-term. The Lumee™ Oxygen Platform has been designed for use in applications where monitoring of compromised tissue is beneficial, such as peripheral artery disease that results in narrowing of blood vessels and reduced blood flow to the lower limbs; chronic wounds (diabetic ulcers, pressure sores) that do not heal properly; and reconstructive surgery.

The Company’s research and development efforts are primarily focused on its Lumee™ Glucose Platform, which is a system designed to monitor glucose levels in interstitial fluid, continuously and long-term. A tiny, biocompatible gel injected under the skin acts as a continuous glucose monitor (CGM) for several months. The ability of Lumee™ Glucose to provide continuous glucose monitoring with only an initial single injection, is an attractive alternative for people with diabetes to manage their disease without the need for frequent finger sticks required by standard glucometers, or the need for weekly sensor replacement as required by current short-term needle-type CGMs.

The Committed Equity Facility

On July 28, 2025, we entered into the Purchase Agreement and a related registration rights agreement (the “ELOC Registration Rights Agreement”), with Ascent. Pursuant to the terms and conditions set forth in the Purchase Agreement, we may, from time to time and at our discretion, issue and sell to Ascent shares of its common stock (the “Purchased Securities”) for an aggregate purchase price of up to $100,000,000 (the “Maximum Aggregate Purchase Price”), subject to certain limitations and conditions.

Under the Purchase Agreement, we may deliver advance notices (each, an “Advance Notice”) to the Purchaser to request the purchase of shares of common stock, with each closing (a “Closing”) to occur on a trading day following the end of a 10 or fewer trading day valuation period commencing on the trading date immediately following the delivery of the Advance Notice, or as determined by the Purchaser. The purchase price per share at each Closing will be equal to 97% of the lowest volume-weighted average price (“VWAP”) of the Company’s common stock during the applicable valuation period, subject to a floor price and other adjustments as set forth in the Purchase Agreement. The maximum purchase price at any single Closing is limited to the lower of (a) $5,000,000 or (b) 100% of the average daily traded value of the common stock for the five trading days immediately preceding such Closing.

The Purchase Agreement contains certain limitations, including that the aggregate number of shares issued under the Purchase Agreement may not exceed the number of shares registered under the applicable registration statement or the exchange cap (generally 19.9% of the Company’s outstanding common stock as of the effective date), unless stockholder approval is obtained or as otherwise permitted by the rules of the principal trading market. In addition, the Purchaser’s beneficial ownership of the Company’s common stock is limited to 9.99% of the outstanding shares immediately after giving effect to any issuance.

The Company is required to deliver the Purchased Securities as DWAC shares to the Purchaser on the date that it delivers the applicable Advance Notice. If the Company fails to timely deliver the shares, the Purchaser may, among other remedies, deem the Advance Notice rescinded or require the Company to pay certain cover costs. The Purchaser may resell the Purchased Securities during the valuation period, and the Company is obligated to return any surplus shares if the Maximum Aggregate Purchase Price is exceeded.

In the event that the value of all of the Purchase Shares delivered to Ascent exceeds $100,000,000, then Ascent shall return to the to the Company the surplus amount of Purchase Shares.

In accordance with our obligations under the ELOC Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act, the offer and resale by Ascent of up to 8,970,830 ELOC Shares, consisting of (i) up to 8,070,830 shares of Common Stock (the “Purchase Shares”) that we may, in our sole discretion, elect to sell to Ascent, from time to time over a period of up to 36 months from and after the Effective Date (defined below) pursuant to the Purchase Agreement and (ii) 900,000 Commitment Warrant Shares issuable upon the exercise of the Commitment Warrants we issued to Ascent, upon our execution of the term sheet relating to the Purchase Agreement on July 20, 2025, as consideration for its commitment to purchase shares of our Common Stock that we may, in our sole discretion, direct Ascent to purchase from us pursuant to the Purchase Agreement.

We will control the timing and amount of any sales of Common Stock to Ascent that we may elect, in our sole discretion, to effect from time to time from and after the Effective Date and during the term of the Purchase Agreement. Actual sales of shares of Common Stock to Ascent under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of the Common Stock and determinations by us as to the appropriate sources of funding for our business and operations.

Under the applicable Nasdaq rules, in no event may we issue to Ascent under the Purchase Agreement more than 6,554,496 shares of Common Stock, which number of shares is equal to 19.9% of the number of shares of Common Stock issued and outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by Ascent for all of the shares of Common Stock that we direct Ascent to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $0.68 per share (representing the lower of (a) the official closing price of our Common Stock on Nasdaq immediately preceding the execution of the Purchase Agreement and (b) the average official closing price of our Common Stock on Nasdaq for the five consecutive trading days immediately preceding the execution of the Purchase Agreement, adjusted as required by Nasdaq), so that the Exchange Cap limitation will not apply to issuances and sales of Common Stock pursuant to the Purchase Agreement.

Moreover, we may not issue or sell any shares of Common Stock to Ascent under the Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by Ascent and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder), would result in Ascent beneficially owning more than 9.99% of the outstanding shares of Common Stock (the “Beneficial Ownership Limitation”).

The net proceeds to us from sales that we elect to make to Ascent under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell shares of our Common Stock to Ascent. We expect that any proceeds received by us from such sales of Common Stock to Ascent will be used solely for the purchase of Bitcoin

(which can be used for debt repayment) provided that the Company’s cash balance on the date of the applicable sale exceeds $5,000,000. If the cash balance is less than $5,000,000, proceeds to the Company shall be allocated first to bring the balance to $5,000,000 and the remaining proceeds to purchase Bitcoin.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or ELOC Registration Rights Agreement.

Ascent has agreed that, during the term of the Purchase Agreement, none of Ascent, any of its officers, or any entity managed or controlled by Ascent will engage in or effect, directly or indirectly, for its own principal account or for the principal account of any such entity managed or controlled by Ascent, any short sales (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Stock or hedging transaction that establishes a net short position in the Common Stock.

The Purchase Agreement will automatically terminate on the earliest to occur of (i) July 27, 2028, (ii) the date on which Ascent shall have purchased from us under the Purchase Agreement shares of Common Stock for an aggregate gross purchase price of $100,000,000, and (iii) the date either party effectively delivers notice to the other party of such termination.

As consideration for Ascent’s commitment to purchase shares of Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon our execution of the term sheet relating to the Purchase Agreement, we issued Ascent Commitment Warrant to purchase 900,000 shares of Common Stock (the “Commitment Warrant Shares”). The Commitment Warrants have an exercise price of $0.01 and may be exercised for cash or, if at the time of exercise there is no effective registration statement covering the resale of the Commitment Warrant Shares, on a cashless basis. If we do not require Ascent to purchase any shares under the Purchase Agreement on or before the 100th day following the execution of such agreement, the number of Commitment Warrant Shares underlying the Commitment Warrants will be reduced to 450,000.

In addition, we have agreed to reimburse Ascent for the reasonable legal fees and disbursements of Ascent’s legal counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement in an amount not to exceed $30,000 upon our execution of the Purchase Agreement and Registration Rights Agreement.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions, and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

Because the per share purchase price that Ascent will pay for Purchase Shares in any Purchase that we may elect to effect pursuant to the Purchase Agreement will be determined by reference to the VWAP during the applicable Valuation Period on the applicable Closing Date, as of the date of this prospectus, we cannot determine the actual purchase price per share that Ascent will be required to pay for any Purchase Shares that we may elect to sell to Ascent under the Purchase Agreement from and after Commencement and, therefore, we cannot be certain how many Purchase Shares, in the aggregate, we may issue and sell to Ascent under the Purchase Agreement from and after Commencement. As of July 28, 2025, there were 32,788,877 shares of our Common Stock outstanding, of which 26,912,492 shares were held by non-affiliates of our Company. If all of the 8,970,830 Purchase Shares offered for resale by Ascent under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 21.5% of the total number of outstanding shares of Common Stock and approximately 25% of the total number of outstanding shares of Common Stock held by non-affiliates of our Company, in each case as of July 28, 2025.

Although the Purchase Agreement provides that we may sell up to $100,000,000 of our Common Stock to Ascent, only 8,070,830 Purchase Shares (in addition to the 900,000 Commitment Warrant Shares, for which we have not and will not receive any cash consideration) are being registered under the Securities Act for resale by Ascent under the registration statement that includes this prospectus. If we were to issue and sell all of such 8,070,830 Purchase Shares to Ascent (without taking into account the 19.9% Exchange Cap limitation) at an assumed purchase price per share of $0.68, representing the closing sale price of our Common Stock on Nasdaq on July 25, 2025, we would only receive approximately $5.5 million in aggregate gross proceeds from the sale of such Purchase Shares to Ascent under the Purchase Agreement. Depending on the market prices of our Common Stock on the Purchase Dates on which we elect to sell such Purchase Shares to Ascent under the Purchase Agreement, we may in the future need to register under the Securities Act additional shares of our Common Stock for resale by Ascent which, together with the 8,070,830 Purchase Shares included in this prospectus, will enable us to issue and sell to Ascent such aggregate number of shares of Common Stock under the Purchase Agreement as will be necessary in order for us to receive aggregate proceeds equal to Ascent’s $100,000,000 maximum aggregate purchase commitment available to us under the Purchase Agreement.

If we elect to issue and sell to Ascent more than 6,554,496 of the ELOC Shares out of the total of 8,970,830 ELOC Shares being registered under the Securities Act for resale by Ascent under the registration statement that includes this prospectus (900,000 of which shares represent the Commitment Warrant Shares issuable upon exercise of the Commitment Warrants we issued to Ascent upon execution of the Term Sheet related to the Purchase Agreement on July 20, 2025, for which we have not and will not receive any cash consideration), which we have the right, but not the obligation, to do, we must first (i) obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules, unless the average price for all shares of our Common Stock purchased by Ascent under the Purchase Agreement equals or exceeds $0.68 per share, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules, and (ii) file with the SEC one or more additional registration statements to register under the Securities Act for the offer and resale by Ascent of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to Ascent under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the 8,970,830 ELOC Shares being registered for resale by Ascent under the registration statement that includes this prospectus could cause additional substantial dilution to our stockholders.

The number of ELOC Shares ultimately offered for resale by Ascent through this prospectus is dependent upon the number of shares of Common Stock, if any, we elect to issue and/or sell to Ascent under the Purchase Agreement from and after the Effective Date. The issuance of our Common Stock to Ascent pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance.

Corporate Information

Our principal executive offices are located at 626 Bancroft Way, Suite A, Berkeley, CA 94710, and our telephone number is (925) 997-6925. Our website address is www.profusa.com. Information on our website is not part of this prospectus. We have included our website address as an inactive textual reference only. The information on or accessible through our website is not part of this prospectus supplement and the accompanying prospectus.

THE OFFERING

Shares of common stock offered by the Selling Stockholder

Up to 8,970,830 shares of Common Stock by the Selling Stockholder of which 8,070,830 shares of Common Stock we may, at our election, issue and sell to the Selling Stockholder pursuant to the Purchase Agreement from time to time after the date of this prospectus, subject to the satisfaction of specified conditions.

Selling Stockholder	Ascent Partners Fund LLC
Shares of common stock outstanding (as of July 30, 2025)	32,788,877 shares of Common Stock
Shares of common stock outstanding after giving effect to the issuance of the shares registered hereunder:	41,759,707 shares of Common Stock
Use of proceeds

We will not receive proceeds from the sale of common stock in this offering. However, we may receive up to $100,000,000 in aggregate gross proceeds from sales of the Purchase Shares to the Selling Stockholder that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement.

The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell the Purchase Shares to the Selling Stockholder after the date of this prospectus. To the extent we sell Purchase Shares to the Selling Stockholder, we intend to use any proceeds therefrom for the purchase of Bitcoin (which can be used for debt repayment) provided that the Company’s cash balance on the date of the applicable sale exceeds $5,000,000. If the cash balance is less than $5,000,000, proceeds to the Company shall be allocated first to bring the balance to $5,000,000 and the remaining proceeds to purchase Bitcoin. See “Use of Proceeds” on page 79 of this prospectus.

Terms of this offering

The Selling Stockholder, including its transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on The Nasdaq Global Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Nasdaq symbol	Our common stock is listed on the Nasdaq Global Market under the symbol “PFSA”.
Risk Factors

Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See “Risk Factors” for a discussion of factors you should carefully consider before deciding whether to invest in our securities.

RISK FACTORS

Investing in our securities includes a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific factors discussed below, together with all of the other information contained in this prospectus. If any of the following risks actually occurs, our business, financial condition, results of operations and future prospects would likely be materially and adversely affected. This could cause the market price of our Common Stock to decline and could cause you to lose all or part of your investment.

Summary of Risk Factors:

Below is a summary of the principal factors that make an investment in our company speculative or risky. This summary does not address all of the risks that we face. Additional discussion of the risks summarized in this risk factor summary, and other risks that we face, can be found below, after this summary, and should be carefully considered, together with other information in this prospectus and our other filings with the SEC before making an investment decision in our securities.

Risks Related to the Committed Equity Facility

•        It is not possible to predict the actual number of shares of Common Stock, if any, we will sell under the Purchase Agreement to Ascent, or the actual gross proceeds resulting from those sales.

•        The sale and issuance of our Common Stock to the Selling Stockholder will cause dilution to our existing stockholders, and the sale of ELOC Shares acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our Common Stock to fall.

•        Investors who buy ELOC Shares from the Selling Stockholder at different times will likely pay different prices.

•        We may use the net proceeds from sales of shares of our Common Stock made pursuant to the Purchase Agreement, if any, in ways with which you may not agree or in ways which may not yield a significant return.

•        We will primarily use the net proceeds from this offering to purchase Bitcoin, the price of which has been, and will likely continue to be, highly volatile.

Risks Related to Our Business and Operations

•        We have substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain further financing.

•        We have a limited operating history on which to assess the prospects for our business and we have incurred losses since inception. We anticipate that we will continue to incur significant losses for at least the next several years as we continue to commercialize our existing products and services and seek to develop and commercialize new products and services.

•        We operate in a highly competitive market and face competition from large, well-established companies with significant resources, and, as a result, we may not be able to compete effectively.

•        We are subject to a variety of risks due to our international operations that could adversely affect our business, our operations or profitability and operating results.

•        There are a variety of oxygen monitoring and CGM products and technologies, and consumer confusion about product features and technology could lead consumers to purchase competitive products instead of our products, or to conflate any adverse events or safety issues associated with oxygen monitoring and CGM products with our products, which could adversely affect our business, financial condition and results of operations.

•        We expect the commercialization of the Lumee Oxygen Platform to generate nearly all our commercial revenue until we obtain regulatory approval for additional products.

•        We depend upon third-party suppliers and outsource to other parties, making us vulnerable to supply disruptions, suboptimal quality, noncompliance and/or price fluctuations, which could harm our business.

Risks Related to Healthcare Industry Shifts and Changing Regulations

•        There is no guarantee that the FDA will grant 510(k) clearance or PMA approval of our products, and failure to obtain necessary clearances or approvals for our future products would adversely affect our ability to grow our business.

•        If we are unable to successfully complete the pre-clinical studies or clinical trials necessary to support additional PMA, De Novo, or 510(k) applications or supplements, we may be unable to commercialize our CGM systems under development, which could impair our business, financial condition and operating results.

•        Our products may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us.

•        Quality problems could lead to recalls or safety alerts, reputational harm, and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

•        Our current or future products may be subject to product recalls even after receiving FDA clearance or approval. A recall of our products, either voluntarily or at the direction of the FDA, or the discovery of serious safety issues with our products, could have a significant adverse impact on us.

•        Changes to the regulatory landscape may impact our ability to obtain marketing authorization for future product developments.

•        Our failure to comply with laws, regulations and contract requirements relating to reimbursement of health care goods and services may subject us to penalties and adversely impact our reputation, business, financial condition and cash flows.

•        We are subject to complex and evolving U.S. and foreign laws and regulations and other requirements regarding privacy, data protection, security, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.

•        Cybersecurity risks and cyber incidents could result in the compromise of confidential data or critical data systems and give rise to potential harm to customers, remediation and other expenses, expose us to liability under HIPAA, consumer protection laws, or other common law theories, subject us to litigation and federal and state governmental inquiries, damage our reputation, and otherwise be disruptive to our business and operations.

Risks Related to Intellectual Property Protection and Use

•        We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from shipping affected products, require us to obtain licenses from third parties or to develop non-infringing alternatives, and subject us to substantial monetary damages and injunctive relief. We may also be subject to other claims or suits.

•        We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time-consuming and unsuccessful.

•        We may not be able to protect our intellectual property rights throughout the world, which could materially, negatively affect our business.

•        If we are unable to protect the confidentiality of our trade secrets, the value of our technology could be materially adversely affected and our business could be harmed.

•        We may need or may choose to obtain licenses from third parties to advance our research or allow commercialization of our current or future products, and we cannot provide any assurances that we would be able to obtain such licenses.

•        Obtaining and maintaining our patent protection depends on compliance with various procedural requirements, document submission, fee payment and other requirements imposed by government patent agencies and our patent protection could be reduced or eliminated for non-compliance with these requirements.

•        If we do not obtain patent term extension and/or data exclusivity for any product candidates we decide to develop as drug product candidates, our business may be materially harmed.

General Risks of Profusa’s Business

•        If we are unable to successfully maintain effective internal control over financial reporting, investors may lose confidence in our reported financial information and our stock price and our business may be adversely impacted.

•        Environmental, social and corporate governance, or ESG regulations, policies and provisions may make our supply chain more complex and may adversely affect our relationships with customers.

•        Current uncertainty in domestic and global economic and political conditions makes it particularly difficult to predict product demand and other related matters and makes it more likely that our actual results could differ materially from expectations.

•        Changes in financial accounting standards or practices or existing taxation rules or practices may cause adverse unexpected revenue and/or expense fluctuations and affect our reported results of operations.

•        We identified material weaknesses in our internal control over financial reporting. These material weaknesses could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

•        If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in our Company and, as a result, the market price of our common stock.

Risks Related to our Bitcoin Treasury Strategy and Holdings

•        Our bitcoin treasury strategy exposes us to various risks associated with bitcoin.

•        Bitcoin is a highly volatile asset, and fluctuations in the price of bitcoin are likely to influence our financial results and the market price of our common stock.

•        Bitcoin and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty.

•        Our historical financial statements do not reflect our acquisition of bitcoin, the fact that our bitcoin holdings could be a substantial part of our assets, or the potential variability in earnings that we may experience in the future relating to our bitcoin holdings.

•        The concentration of our bitcoin holdings will enhance the risks inherent in our bitcoin treasury strategy.

•        Our bitcoin holdings are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

•        Regulatory change reclassifying bitcoin as a security could lead to our classification as an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act, and could adversely affect the market price of bitcoin and the market price of our common stock.

•        We may be subject to regulatory developments related to crypto assets and crypto asset markets, which could adversely affect our business, financial condition, and results of operations.

•        Our custodially-held bitcoin may become part of the custodian’s insolvency estate if one or more of our custodians enters bankruptcy, receivership or similar insolvency proceedings.

Additional Risks Related to Ownership of Profusa Common Stock Following the Business Combination

•        There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq, a failure of which could result in a de-listing of our common stock.

•        Future sales, or the perception of future sales, by Profusa shareholders in the public market could cause the market price for Profusa Common Stock to decline.

•        The grant and future exercise of registration rights may adversely affect the market price of Profusa shares.

•        In addition, the shares of Profusa Common Stock reserved for future issuance under the Equity Incentive Plan will become eligible for sale in the public market once those shares are issued.

•        Because there are no current plans to pay cash dividends on Profusa Common Stock for the foreseeable future, you may not receive any return on investment unless you sell Profusa Common Stock for a price greater than that which you paid for it.

•        We may issue additional shares of its common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Profusa Common Stock.

•        We may redeem the unexpired NorthView Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

In addition to the other information contained in (or incorporated by reference into) this prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on Profusa’s business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of Profusa Common Stock could decline, and you could lose part or all of your investment. There may be additional risks that we do not presently know, or that we believe are immaterial as of the date hereof.

You should consider carefully the following risk factors, together with all of the other information included in this prospectus. If any of the following risks, either alone or taken together, or other risks not presently known to us or that we currently believe to not be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be materially adversely affected. If that happens, the market price of our common stock could decline, and stockholders may lose all or part of their investment.

Risks Related to the Committed Equity Facility

It is not possible to predict the actual number of shares of Common Stock, if any, we will sell under the Purchase Agreement to Ascent, or the actual gross proceeds resulting from those sales.

On July 28, 2025, we entered into the Purchase Agreement with Ascent, pursuant to which Ascent has committed to purchase up to $100,000,000 of shares of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to Ascent at our discretion from time to time for a period of up to 36 months (unless the Purchase Agreement is earlier terminated) beginning on the Effective Date.

We generally have the right to control the timing and amount of any sales of our shares of Common Stock to Ascent under the Purchase Agreement. Sales of our Common Stock, if any, to Ascent under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Ascent all, some or none of the shares of our Common Stock that may be available for us to sell to Ascent pursuant to the Purchase Agreement.

Because the per share purchase price that Ascent will pay for Purchase Shares in any Purchase that we may elect to effect pursuant to the Purchase Agreement will be determined by reference to the VWAP during the applicable Valuation Period, on the applicable Purchase Date for such Purchase, as of the date of this prospectus, it is not possible for us to predict the number of shares of Common Stock that we will sell to Ascent as Purchase Shares under the Purchase Agreement, the purchase price per share that Ascent will pay for Purchase Shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Ascent under the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to an aggregate of $100,000,000 of our Common Stock to Ascent, only 8,970,830 ELOC Shares are being registered under the Securities Act for resale by Ascent under the registration statement that includes this prospectus, which include the 900,000 Commitment Warrant Shares issuable upon exercise of the Commitment Warrants that we issued to Ascent upon our execution of the term sheet relating to the Purchase Agreement on July 20, 2025, as consideration for its commitment to purchase shares of our Common Stock at our direction from time to time under the Purchase Agreement. If it becomes necessary for us to issue and sell to Ascent under the Purchase Agreement more than the 8,070,830 Purchase Shares being registered under the Securities Act for resale by Ascent under the registration statement that includes this prospectus in order to receive aggregate gross proceeds equal to $100,000,000 under the Purchase Agreement, we must first (i) obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules, unless the average price for all shares of our Common Stock purchased by Ascent under the Purchase Agreement equals or exceeds $0.68 per share, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules, and (ii) file with the SEC one or more additional registration statements to register under the Securities Act the resale by Ascent of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to Ascent under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the 8,070,830 ELOC Shares being registered for resale by Ascent under the registration statement that includes this prospectus could cause additional substantial dilution to our stockholders. The number of ELOC Shares ultimately offered for resale by Ascent through this prospectus is dependent upon the number of shares of Common Stock, if any, we elect to sell to Ascent under the Purchase Agreement from and after the Effective Date.

The sale and issuance of our Common Stock to the Selling Stockholder will cause dilution to our existing stockholders, and the sale of ELOC Shares acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our Common Stock to fall.

The purchase price for the shares that we may sell to the Selling Stockholder under the Purchase Agreement will fluctuate based on the price of our Common Stock. Depending on a number of factors, including market liquidity, sales of such shares may cause the trading price of our Common Stock to fall.

The Selling Stockholder may resell all, some, or none of shares that we sell to the Selling Stockholder subsequent to the date of this prospectus at its discretion, subject to the terms of the Purchase Agreement. Therefore, sales to the Selling Stockholder by us could result in dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares of our Common Stock to the Selling Stockholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.

Investors who buy ELOC Shares from the Selling Stockholder at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, price and number of shares of Common Stock sold to Ascent. If and when we elect to sell Common Stock to Ascent pursuant to the Purchase Agreement, after Ascent has acquired ELOC Shares, Ascent may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from Ascent in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Ascent in this offering as a result of future sales made by us to Ascent at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to Ascent under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Ascent may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

We will use the net proceeds from this offering exclusively to purchase additional Bitcoin, the price of which has been, and will likely continue to be, highly volatile.

The proceeds from the sale of the Purchase Shares are to be used exclusively for the purchase of Bitcoin (which may be used for repayment of indebtedness), provided the Company’s cash balance on any Closing Date exceeds $5,000,000. If the cash balance is less than $5,000,000, proceeds must first be used to bring the cash balance to that amount, with the remainder used to purchase Bitcoin. The Company is prohibited from using proceeds for executive compensation, distributions, or repayment of indebtedness to security holders. Bitcoin is a highly volatile asset that has traded below $53,000 per bitcoin and above $123,000 per bitcoin on Coinbase in the 12 months preceding the date of this prospectus supplement. In addition, Bitcoin does not pay interest or other returns and so the ability to generate a return on investment from the net proceeds from this offering will depend on whether there is appreciation in the value of Bitcoin following our purchases of Bitcoin with the net proceeds from this offering. Future fluctuations in Bitcoin trading prices may result in our converting Bitcoin purchased with the net proceeds from this offering into cash with a value substantially below the net proceeds from this offering.

Risks Related to Profusa

Unless the context otherwise requires, references in this subsection to “we,” “us,” “our” and the “Company” refer to Profusa, Inc.

Risks Related to Our Business and Operations

We have substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain further financing.

Our recurring losses from operations raise substantial doubt about our ability to continue as a going concern. As a result, management has included disclosures in Note 1 of the financial statements and our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2024 with respect to this uncertainty. Additionally, management has disclosed in Note 1 of the unaudited financial statements for the three and six months ended June 30, 2025 that there continues to be factors which raise substantial doubt about our ability to continue as a going concern. Our audited 2024 financial statements and unaudited June 30, 2025 interim financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. Our ability to continue as a going concern will require us to obtain additional funding. If we are unable to raise capital when needed or on acceptable terms, we could be forced to delay, reduce or eliminate certain of our operations, and our stockholders could lose all, or a significant portion, of their investment in us.

We have a limited operating history on which to assess the prospects for our business and we have incurred losses since inception. We anticipate that we will continue to incur significant losses for at least the next several years as we continue to commercialize our existing products and services and seek to develop and commercialize new products and services.

Since inception, we have devoted substantially all of our financial resources to developing our products and related services. We have financed our operations primarily through the issuance of equity and debt securities. We have incurred significant losses. The amount of our future net losses will depend, in part, on regulatory approval, commercialization and on-going development of our products and related services, the rate of our future expenditures and our ability to obtain funding through the issuance of our securities, strategic collaborations or grants. We expect to continue to incur significant losses for several years as we continue to commercialize our Lumee Oxygen and Glucose Platform and seek to develop and commercialize new products and services. We anticipate that our expenses will increase substantially if and as we:

•        continue to build our sales, marketing and distribution infrastructure to commercialize our products and services;

•        continue to develop our products and services;

•        continue to conduct clinical studies;

•        seek to identify, assess, acquire, license and/or develop other products and services and subsequent generations of our current products and services;

•        seek to maintain, protect and expand our intellectual property portfolio;

•        seek to attract and retain skilled personnel; and

•        support our operations as a public company.

Our ability to generate future revenue from product and service sales depends heavily on our success in many areas, including, but not limited to:

•        launching and commercializing current and future products and services;

•        obtaining and maintaining marketing authorization with respect to each of our products and maintaining regulatory compliance throughout relevant jurisdictions;

•        maintaining clinical and economical value for end-users and customers in changing environments;

•        addressing any competing technological and market developments;

•        negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter;

•        establishing and maintaining manufacturing facilities;

•        establishing and maintaining distribution relationships with third-parties that can provide adequate (in amount and quality) infrastructure to support market demand for our products; and

•        maintaining, protecting and expanding our portfolio of intellectual property rights, including patents, trade secrets and know-how.

We have incurred significant losses in the past and will likely incur losses in the future.

We have incurred significant operating losses in the past. We have financed our operations primarily through the issuance of equity and debt. We have devoted substantial resources to:

•        research and development relating to our Lumee Oxygen and Glucose Platform;

•        clinical studies for our Lumee Oxygen and Glucose Platform;

•        execution and maintenance of our intellectual property portfolio;

•        expenses associated with the commercialization of our Lumee Oxygen Platform; and

•        expansion of our workforce.

We expect our research and development expenses to increase in connection with our continued clinical trials and other development activities related to our products. We also expect that our general and administrative expenses will continue to increase due, among other things, to our expansion of commercialization for the Lumee Oxygen and Glucose Platform and the additional operational and regulatory burdens applicable to public healthcare and medical device companies. As a result, we will likely continue to incur operating losses in the future. These losses, among other things, may have an adverse effect on our stockholders’ equity.

We may need to raise additional funding to expand the commercialization of our products and services and to expand our research and development efforts. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product commercialization or development efforts or other operations.

Our operations have consumed substantial amounts of cash since inception. We expect to expend substantial additional amounts to commercialize our products and services and to develop new products and services. We expect to use the funds received in connection with the Business Combination to scale our operations, develop new products and services, expand internationally, and for working capital and general corporate purposes. We may require additional capital to conduct clinical trials, expand the commercialization of our existing product and services and to develop new products and services. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned.

The amount of funding we may need will depend on many factors, including:

•        the revenue generated by our products;

•        the costs, timing and risks of delay of regulatory approvals;

•        the expenses we incur in manufacturing, developing, selling and marketing our products;

•        our ability to scale our manufacturing operations to meet demand for our current and any future products;

•        the costs to produce our continuous glucose monitoring systems;

•        the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•        the rate of progress and cost of our clinical trials and other development activities;

•        the success of our research and development efforts;

•        the emergence of competing or complementary technologies;

•        the terms and timing of any collaborative, licensing and other arrangements that we may establish;

•        the cost of ongoing compliance with legal and regulatory requirements, and third-party payors’ policies;

•        the cost of obtaining and maintaining regulatory or payor clearance or approval for our current or future products including those integrated with other companies’ products; and

•        the acquisition of business, products and technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

If adequate funds are not available, we may not be able to commercialize our products at the rate we desire and/or we may have to delay the development or commercialization of our products or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize. We also may have to reduce sales, marketing, customer support or other resources devoted to our products. Any of these factors could harm our business and financial condition.

The clinical trial process is lengthy and expensive with uncertain outcomes. Results of earlier studies may not be predictive of future clinical trial results, or the safety or efficacy profile for such products.

We may not sell any of our products in any jurisdiction until we have obtained marketing authorization in such jurisdiction. None of our products are approved for commercial sale in the United States. In order to obtain marketing approval for our products in the United States and in other jurisdictions, we will be required to conduct additional clinical trials. Clinical testing is difficult to design and implement, can take many years, can be expensive and carries uncertain outcomes. The long-term effects of using our products in a large number of patients have not been studied and the results of short-term clinical use of such products do not necessarily predict long-term clinical benefits or reveal long-term adverse effects.

The results of preclinical studies and clinical trials of our products conducted to date and ongoing or future studies and trials of our current, planned or future products may not be predictive of the results of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Regulatory authorities may disagree with our interpretation of data and results from our clinical trials, and favorable results do not ensure that we will achieve similar results in future clinical trials. Preclinical and clinical data are often susceptible to various interpretations and analyses, and many companies that have believed their products performed satisfactorily in preclinical studies and earlier clinical trials have nonetheless failed to replicate results in later clinical trials. Failure can occur at any stage of clinical testing. Our clinical studies may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and nonclinical testing in addition to those we have planned. In addition, it is possible that FDA will impose, as a condition of marketing authorization for future products, requirements that we conduct post-market surveillance studies or clinical studies as a condition of clearance or approval, which may reduce or delay our ability to obtain profitability with such products.

The initiation and completion of any clinical studies may be prevented, delayed or halted for numerous reasons. We may experience delays in our ongoing clinical trials for a number of reasons, which could adversely affect the costs, timing or successful completion of our clinical trials, including related to the following:

•        we may be required to submit an investigational device exemption application, or IDE, to the FDA, which must become effective prior to commencing certain human clinical trials of medical devices, and the FDA may reject our IDE and notify us that we may not begin clinical trials;

•        regulators may disagree as to the design or implementation of our clinical trials; regulators and/or institutional review boards, or IRBs, or other reviewing bodies may not authorize us or our investigators to commence a clinical trial, or to conduct or continue a clinical trial at a prospective or specific trial site;

•        we may not reach agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•        clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs;

•        the number of subjects required for clinical trials may be larger than we anticipate, enrollment in these clinical trials may be insufficient or slower than we anticipate, and the number of clinical trials being conducted at any given time may be high and result in fewer available subjects for any given clinical trial, or subjects may drop out of these clinical trials at a higher rate than we anticipate;

•        our third-party contractors, including those manufacturing products or conducting clinical trials or preclinical studies on our behalf, may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

•        we might have to suspend or terminate clinical trials for various reasons, including a finding that the subjects are being exposed to unacceptable health risks;

•        we may have to amend clinical trial protocols or conduct additional studies to reflect changes in regulatory requirements or guidance, which we may be required to submit to an IRB and/or regulatory authorities for re-examination;

•        regulators, IRBs or other parties may require or recommend that we or our investigators suspend or terminate clinical research for various reasons, including safety signals or noncompliance with regulatory requirements;

•        the cost of clinical trials may be greater than we anticipate;

•        clinical sites may not adhere to the clinical protocol or may drop out of a clinical trial;

•        we may be unable to recruit a sufficient number of clinical trial sites or study participants;

•        regulators, IRBs or other reviewing bodies may find fault with our manufacturing processes or facilities of third-party manufacturers with which we enter into agreement for clinical and commercial supplies, the supply of devices or other materials necessary to conduct clinical trials may be insufficient, inadequate or not available at an acceptable cost, or we may experience interruptions in supply;

•        approval policies or regulations of FDA or applicable foreign regulatory agencies may change in a manner rendering our clinical data insufficient for approval;

•        our current or future products may have undesirable side effects or other unexpected characteristics; and

•        impacts of regional or global public health crises including the recent COVID-19 pandemic could adversely affect any clinical trials we are conducting or plan to conduct, including by causing delays or difficulties in enrolling or onboarding patients, initiating clinical sites, or obtaining the requisite regulatory approvals, interruption of key clinical trial activities, or supply chain disruptions that delay or make it more difficult or costly to obtain the supplies and materials we need for clinical trials.

Any of these occurrences may significantly harm our business, financial condition and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

Patient enrollment in clinical trials and completion of patient follow up depend on many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites, the eligibility criteria for the clinical trial, patient compliance, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the product being studied in relation to other available therapies, including any new treatments that may be approved for the indications we are investigating. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post treatment procedures or follow up to assess the safety and efficacy of a product candidate, or they may be persuaded to participate in contemporaneous clinical trials of a competitor’s product candidate. In addition, patients participating in our clinical trials may drop out before completion of the trial or experience adverse medical events unrelated to our products. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may delay commencement or completion of the clinical trial, cause an increase in the costs of the clinical trial and delays, or result in the failure of the clinical trial.

Clinical trials must be conducted in accordance with the laws and regulations of the FDA and other applicable regulatory authorities’ legal requirements, regulations or guidelines, and are subject to oversight by these governmental agencies and IRBs at the medical institutions where the clinical trials are conducted. In addition, clinical trials must be conducted with supplies of our devices produced under applicable current good manufacturing practice, or cGMP, requirements and other regulations. Furthermore, we rely on CROs, investigators and clinical trial sites to ensure the proper and timely conduct of our clinical trials and while we have agreements governing their committed activities, we have limited influence over their actual performance. We depend on our collaborators and on medical institutions and CROs to conduct our clinical trials in compliance with good clinical practice, or GCP, requirements. To the extent our collaborators or the CROs fail to enroll participants for our clinical trials, fail to conduct the study to GCP standards or are delayed for a significant time in the execution of trials, including achieving full enrollment, we may be affected by increased costs, program delays or both. Investigators may also be subject to disqualification, which may impact their ability to participate in clinical studies. In addition, clinical trials that are conducted in countries outside the United States may subject us to further delays and expenses as a result of increased shipment costs, additional regulatory requirements and the engagement of non-U.S. CROs, as well as expose us to risks associated with clinical investigators who are unknown to the FDA, and different standards of diagnosis, screening and medical care.

Even if our future products are cleared or approved in the United States, commercialization of our products in foreign countries would require clearance or approval by regulatory authorities in those countries. Clearance or approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials. Any of these occurrences could have an adverse effect on our business, financial condition and results of operations.

Our products may not achieve or maintain market acceptance.

We have developed, and we are engaged in the development of, continuous glucose monitoring (CGM) systems, and we are in the early stages of commercializing the Lumee Oxygen Platform in the EU (in addition to ongoing clinical development of the Lumee Oxygen Platform) in the United States. Our success will depend on the acceptance of our products and services in the U.S., if approved, and international healthcare markets. We are faced with the risk that the marketplace will not be receptive to our products and services over competing products and that we will be unable to compete effectively. Factors that could affect our ability to successfully commercialize our current products and services and to commercialize any potential future products and services include:

•        challenges of developing (or acquiring externally-developed) technology solutions that are adequate and competitive in meeting the requirements of next-generation design challenges;

•        anticipation and responsiveness to our competitors’ development of new products and services and technological innovations; and

•        dependence upon physicians’ and other healthcare practitioners’ acceptance of our products.

We cannot assure investors that our current products and services or any future products and services will gain broad market acceptance or that treatment guidelines will promote the market acceptance of our products. If the market for our current products and services or any future products and services fails to develop or develops more slowly than expected, or if any of the services and standards supported by us do not achieve or sustain market acceptance, our business and operating results would be materially and adversely affected.

We operate in a highly competitive market and face competition from large, well-established companies with significant resources, and, as a result, we may not be able to compete effectively.

The industry in which we operate in general, and the market for products like the Lumee Oxygen and Glucose Platform and glucose monitoring devices in particular, are intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants, including enhanced software capabilities, and related data and IT platforms. Our CGM products are based on our proprietary technology, but a number of companies and medical researchers are pursuing new technologies for the monitoring of glucose levels. FDA or other regulatory approval of a commercially viable continuous glucose monitor or sensor produced by one of our competitors could significantly reduce market acceptance of our systems. In addition, certain development efforts throughout the diabetes industry, including that of the National Institutes of Health and other supporters of diabetes research are continually seeking ways to prevent, cure or improve treatment of diabetes. Therefore, our products may be rendered obsolete by technological breakthroughs in diabetes monitoring, treatment, prevention or cure.

If our CGM systems are approved for commercial sale, we will compete directly with the Diabetes Care division of, among others, Abbott Laboratories; Medtronic plc’s Diabetes Group; Roche Diabetes Care, a division of Roche Diagnostics; privately-held LifeScan, Inc.; and Ascensia Diabetes Care, each of which manufactures and markets products for the single-point finger stick device market. Collectively, these companies currently account for a significant amount of the worldwide sales of self-monitored glucose testing systems.

Several companies are developing and/or commercializing products for continuous or periodic monitoring of glucose levels in the interstitial fluid under the skin that compete directly with our products. Abbott has their Libre family of CGM products and Medtronic markets and sells a standalone glucose monitoring product called Guardian Connect both internationally and in the United States.

Medtronic and other third parties have developed or are developing insulin pumps integrated with CGM systems that provide, among other things, the ability to suspend insulin administration while the user’s glucose levels are low and to automate basal and bolus insulin dosing.

We also have begun to become aware of companies outside the traditional medical device sector that are attempting to develop competitive products and services, including for the general health and wellness, or population health space.

Our Lumee Oxygen Platform primarily faces competition from Siemens Healthineers, Perimed AB, SenTec AG, Radiometer Medical, MESI, ATYS Medical, among other related companies.

Some of the companies developing or marketing competing devices are large and well-known publicly traded companies, and these companies may possess competitive advantages over us, including:

•        greater name recognition;

•        established relations with healthcare professionals, customers and third-party payors;

•        established distribution networks;

•        additional lines of products, and the ability to bundle products to offer higher discounts or incentives to gain a competitive advantage;

•        greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory approval for products and marketing approved products;

•        duration of sensor life;

•        the ability to integrate multiple products to provide additional features beyond CGM systems; and

•        greater financial and human resources for product development, manufacturing, sales and marketing, and patent litigation.

As a result, we may not be able to compete effectively against these companies or their products, which may adversely impact our business.

The research and development efforts we undertake independently, and in some instances in connection with our collaborations with third parties, may not result in the development of commercially viable products, the generation of significant future revenues or adequate profitability.

In order to address the anticipated needs of our customers, pursue new markets for our existing products, and remain competitive, we focus our research and development efforts and strategic third-party collaboration activities on the enhancement of our current products, the development of next-generation products and the development of novel technologies and services.

The development of new products, or novel technologies and services and the enhancement of our current products (including seeking and obtaining new indications for use), requires significant investment in research and development, intellectual property protection, clinical trials, regulatory approvals and third-party reimbursement. The results of our product development and commercialization efforts may be affected by a range of factors, including our ability to anticipate customer needs, innovate and develop new products, determine a feasible or timely regulatory pathway or approach, and launch those products cost effectively into multiple markets and geographies. If we are unable to successfully anticipate customer needs, innovate, develop new products and successfully launch them, we may not be able to generate significant future revenues or profits from these efforts. Failing to timely launch our products may cause them to become obsolete and materially and adversely affect our business and financial position.

The development and commercial launch timelines for our products depend a great deal on our ability to achieve clinical endpoints and regulatory requirements and to overcome technology challenges, and may be delayed due to scheduling issues with patients and investigators, requests from institutional review boards, or inquiries from regulators about our independent and collaborative product development activities, product performance and manufacturing supply constraints, among other factors. In addition, support of these clinical trials requires significant resources from employees involved in the production of our products, including research and development, manufacturing, quality assurance, and clinical and regulatory personnel. Even if our development and clinical trial efforts succeed, the FDA may not approve the products or may require additional product testing and clinical trials before approving the products, which would result in product launch delays and additional expense. If approved by the FDA, the products may not be accepted in the marketplace by physicians or users.

We may enter into collaborative arrangements to develop new products and to pursue new markets. As a result of these relationships, our operating results depend, to some extent, on the ability of our partners to successfully commercialize their systems or products. Any factors that may limit our partners’ ability to achieve widespread adoption of their systems, including competitive pressures, technological breakthroughs for the treatment or prevention of diabetes, adverse regulatory or legal actions relating to their products, or changes in reimbursement rates or policies of third-party payors relating to these products, could have an adverse impact on our operating results.

Many of the companies that we collaborate with are also competitors or potential competitors who may decide to terminate our collaborative arrangement. In the event of such a termination, we may be required to devote additional resources to product development and commercialization, we may need to cancel some development programs and we may face increased competition. Additionally, collaborations may not result in the development of products that achieve commercial success and could be terminated prior to developing any products. Former collaborators may use the experience and insights they develop in the course of their collaborations with us to initiate or accelerate their development of products that compete with our products, which may create competitive disadvantages for us. Accordingly, we cannot provide assurance that any of our collaborations will result in the successful development of a commercially viable product or result in significant additional future revenues.

Medical device development is costly and involves continual technological change, which may render our current or future products obsolete.

The market for medical devices is characterized by rapid technological change, medical advances and evolving industry standards. Any one of these factors could reduce the demand for our devices or services or require substantial resources and expenditures for research, design and development to avoid technological or market obsolescence.

Our success will depend on our ability to enhance our current technology, services and systems and develop or acquire and market new technologies to keep pace with technological developments and evolving industry standards, while responding to changes in customer needs. A failure to adequately develop or acquire device enhancements or new devices that will address changing technologies and customer requirements adequately, or to introduce such devices on a timely basis, may have a material adverse effect on our business, financial condition and results of operations.

We might have insufficient financial resources to improve existing devices, advance technologies and develop new devices at competitive prices. Technological advances by one or more competitors or future entrants into the field may result in our current devices becoming non-competitive or obsolete, which may decrease revenues and profits and adversely affect our business and results of operations.

We may encounter significant competition across our existing and future planned products and services and in each market in which we sell or plan to sell our products and services from various companies, many of which have greater financial and marketing resources than we do.

In addition, our competitors, which are well-established manufacturers with significant resources, may engage in aggressive marketing tactics. Competitors may also possess the ability to commercialize additional lines of products, bundle products or offer higher discounts and incentives to customers in order to gain a competitive advantage. If the prices of competing products are lowered as a result, we may not be able to compete effectively.

If we are unable to successfully develop and effectively manage the introduction of new products, our business may be adversely affected.

We must successfully manage introductions of new or advanced products and associated management services. Introductions of new or advanced products could also adversely impact the commercialization of Lumee™ Oxygen Platform or other existing products to consumers. For instance, the introduction or announcement of new or advanced products may shorten the life cycle of our existing products or reduce demand, thereby reducing any benefits of successful new product introductions and potentially lead to challenges in managing write-downs or write-offs of inventory of existing products. In addition, any new products may have higher manufacturing costs than legacy products, which could negatively impact our gross margins and operating results. Accordingly, if we fail to effectively manage introductions of new or advanced products, our business may be adversely affected.

We may experience challenges managing the inventory of monitors and other items, which can lead to excess inventory and discounting of our products, or alternatively insufficient inventory levels. Inventory levels in excess of consumer demand may result in inventory write-downs or write-offs, product expiration and the sale of inventory at discounted prices, which would affect our gross margin and could impair the strength of our brand. Reserves and write-downs for rebates, promotions and excess inventory will be recorded based on our forecast of future demand. Actual future demand could be less than our forecast, which may result in additional reserves and write-downs in the future, or actual demand could be stronger than our forecast, which may result in a reduction to previously recorded reserves and write-downs in the future and increase the volatility of our operating results.

If we are unable to establish and maintain adequate sales and marketing capabilities or enter into and maintain arrangements with third parties to sell and market our products, our business may be harmed.

We must continue to develop and grow our sales and marketing organization and enter into partnerships or other arrangements to market and sell our products and/or collaborate with third parties, including distributors and others, to commercialize the Lumee™ Oxygen Platform and to achieve commercial success for any of our future products. Developing and managing a direct sales organization is a difficult, expensive and time-consuming process.

To continue to develop our sales and marketing organization to successfully achieve market awareness and sell our products, we must:

•        continue to recruit and retain adequate numbers of effective and experienced sales and marketing personnel;

•        effectively train our sales and marketing personnel in the benefits and risks of our products;

•        establish and maintain successful sales, marketing, training and education programs that educate health care professionals so they can appropriately inform their patients about our products;

•        manage geographically dispersed sales and marketing operations; and

•        effectively train our sales and marketing personnel on the applicable fraud and abuse laws that govern interactions with healthcare practitioners as well as current and prospective patients and maintain active oversight and auditing measures to ensure continued compliance.

We may not be able to successfully manage our sales force or increase our product sales at acceptable rates.

We have limited experience in marketing and selling our products and related services, and if we are unable to successfully commercialize our products and related services, our business and operating results will be adversely affected.

We only recently received CE Mark approval in the EU for our first product, the Lumee Oxygen Platform, and accordingly we have limited experience marketing and selling our products and related services. Sales of our Lumee Oxygen Platform in the EU will depend on our ability to maintain CE Mark approval, including requirements to comply with European Medical Devices Regulation and renew the CE Mark as required. Sales of Lumee Oxygen Platform outside of the EU, including in the U.S., and sales of Lumee Glucose in any jurisdiction, will depend on our ability to obtain and maintain applicable regulatory approvals in such jurisdictions. Following regulatory approvals, future sales of our products will depend in large part on our ability to effectively market and sell our products and services, successfully manage and expand our sales force, and increase the scope of our marketing efforts. We may also enter into distribution arrangements in the future. Because we have limited experience in marketing and selling our products, our ability to forecast demand, the infrastructure required to support such demand and the sales cycle to customers is unproven. If we do not build an efficient and effective marketing and sales force, our business and operating results will be adversely affected.

We are subject to a variety of risks due to our international operations that could adversely affect our business, our operations or profitability and operating results.

We are not currently generating revenues in international countries. We currently operate clinical trial studies internationally in Vietnam, Germany and Austria and intend to continue to pursue growth opportunities outside the United States and we may increase our use of administrative and support functions from locations outside the United States, which could expose us to greater risks associated with our sales and operations. As we pursue opportunities outside the United States, we may become more exposed to these risks and our ability to scale our operations effectively may be affected.

Additionally, our international expansion efforts may not be successful and we may experience difficulties in scaling these functions from locations outside the United States and may not experience the expected cost efficiencies.

Our profitability and international operations are, and will continue to be, subject to a number of risks and potential costs, including:

•        local product preferences and product requirements;

•        longer payment cycles and difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

•        fluctuations in foreign currency exchange rates;

•        less intellectual property protection in some countries outside the United States than exists in the United States;

•        trade protection measures and import and export licensing requirements;

•        trade relations among the United States and foreign countries in which our customers or future customers, distributors, manufacturers and suppliers may have operations;

•        required compliance with foreign regulatory requirements and laws;

•        required compliance with anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act, data privacy requirements, labor laws and anti-competition regulations;

•        workforce instability;

•        political and economic instability; and

•        the potential impact of tariffs and the resulting impact of administration changes in the U.S. government.

Changes in foreign currency exchange rates may reduce the reported value of our foreign currency denominated revenues, expenses, and cash flows. We cannot predict changes in currency exchange rates, the impact of exchange rate changes, nor the degree to which we will be able to manage the impact of currency exchange rate changes.

There are a variety of oxygen monitoring and CGM products and technologies, and consumer confusion about product features and technology could lead consumers to purchase competitive products instead of our products, or to conflate any adverse events or safety issues associated with oxygen monitoring and CGM products with our products, which could adversely affect our business, financial condition and results of operations.

We believe that many individuals do not have full information regarding the types of oxygen monitoring and CGM products and available in the market, in part due to the lack of consumer education regarding these types of products. Consumers may not have sufficient information about oxygen monitors or CGMs generally or how these products and technologies compare to each other.

This lack of information may result in consumers purchasing devices from our competitors, even if our product would provide consumers with their desired product features. In addition, any adverse events or safety issues relating to competitive products and related negative publicity, even if such events are not attributable to our products, could result in reduced purchases of our products by consumers generally. Any of these occurrences could lead to reduced sales of our products and adversely affect our business, financial condition and results of operations.

We expect the commercialization of the Lumee Oxygen Platform to generate nearly all our commercial revenue until we obtain regulatory approval for additional products.

Our first offering is the Lumee Oxygen Platform, from which we expect to continue to derive nearly all our commercial revenue until such time as we obtain regulatory approval for additional products, such as Lumee Glucose, which may never occur. Accordingly, our ability to continue to generate revenue is highly reliant on our ability to market and sell the Lumee Oxygen Platform and to retain consumers using the product. We have not yet established that our commercial model will be successful. We cannot control the completion or timing of our distribution partners’ protocols or other internal processes or procedures, and the timing and execution of our expanded launch is dependent on our ability to distribute our products pursuant to our agreements with them.

The outbreak of the SARS-CoV-2 virus and its variants and the COVID-19 disease that it causes, or similar public health crises, could have a material adverse impact on our business, financial condition and results of operations, including our manufacturing, commercial operations and sales.

In December 2019, a novel strain of coronavirus (SARS-CoV-2) was reported and it has since spread throughout the world. The COVID-19 pandemic caused by SARS-CoV-2 has had significant impacts on our business operations, and any future outbreak of contagious diseases, or other adverse public health developments, could have a material adverse effect on our business operations. These impacts to our operations have included, and could again in the future include, disruptions or restrictions on the ability of our employees and customers to travel or of us to pursue collaborations and other business transactions, travel to customers and/or conduct live demonstrations of our products at promotional events, maintain our presence in medical schools and other educational institutions, oversee the activities of our third-party manufacturers and suppliers and make shipments of materials. The COVID-19 pandemic may also continue to cause financial strain on our customer base due to decreased funding and other revenue shortfalls.

Travel restrictions and business closures have and may in the future adversely impact our operations locally and worldwide, including our ability to manufacture, market, sell or distribute our products, and such restrictions and closure have caused or may cause temporary closures of facilities of suppliers, manufacturers or customers. Disruptions in the operations of our suppliers, customers, and manufacturers and access to customers have and may in the future adversely impact our sales and operating results. In addition, travel restrictions have made it more difficult for us to monitor the quality of our third-party manufacturing operations when we are unable to conduct in-person quality audits of those facilities.

In addition, the issues originally brought on by COVID-19 continue to have an ongoing adverse impact on global supply chains, including ours. We have experienced constraints in availability, increasing lead times and costs required to obtain some inventory components. As a result of the COVID-19 pandemic and the measures designed to contain its spread, our suppliers may not have the materials, capacity, or capability to supply our components according to our schedule and specifications. Further, there may be logistics issues, including our ability and our supply chain’s ability to maintain production, as well as transportation demands that may cause further delays. If our suppliers’ operations are curtailed, we may need to seek alternate sources of supply, which may be more expensive. Alternate sources may not be available or may result in delays in shipments to us from our suppliers and subsequently to our customers. In addition, the COVID-19 pandemic and the measures designed to stop the spread of the virus may have similar effects on our customers. The current pandemic may also give rise to force majeure contractual protections being asserted by customers and/or suppliers that we maintain contracts with, potentially relieving contractual obligations these parties have to us. In any case, any disruption of our suppliers’ or customers’ businesses would likely negatively impact our sales and operating results.

Our business, financial condition and results of operations could be adversely affected by disruptions in the global economy caused by the ongoing conflict between Russia and Ukraine.

The global economy has been negatively impacted by the military conflict between Russia and Ukraine. Furthermore, governments in the U.S., United Kingdom, and European Union have each imposed export controls on certain products and financial and economic sanctions on certain industry sectors and parties in Russia. Although we have no operations in Russia or Ukraine, we may experience shortages in materials and increased costs for transportation, energy, and raw materials due in part to the negative impact of the Russia-Ukraine military conflict on the global economy. The scope and duration of the military conflict in Ukraine is uncertain, rapidly changing and hard to predict. Further escalation of geopolitical tensions related to the military conflict, including increased trade barriers or restrictions on global trade, could result in, among other things, cyberattacks, supply disruptions, lower consumer demand, and changes to foreign exchange rates and financial markets, any of which may adversely affect our business and supply chain.

We may face risks associated with acquisitions of companies, products and technologies and our business could be harmed if we are unable to address these risks.

We may in the future seek to acquire or invest in businesses, applications or technologies that we believe could complement or expand our portfolio, enhance our technical capabilities or otherwise offer growth opportunities. However, we cannot assure you that we would be able to successfully complete any acquisition we choose to pursue, or that we would be able to successfully integrate any acquired business, product or technology in a cost-effective and non-disruptive manner. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various costs and expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated. We may not be able to identify desirable acquisition targets or be successful in entering into an agreement with any particular target or obtain the expected benefits of any acquisition or investment.

To date, the growth of our operations has been largely organic, and we have limited experience in acquiring other businesses or technologies. We may not be able to successfully integrate any acquired personnel, operations and technologies, or effectively manage the combined business following an acquisition. Acquisitions could also result in dilutive issuances of equity securities, the use of our available cash, or the incurrence of debt, which could harm our operating results. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial condition may suffer.

Our success will depend on our ability to attract and retain our personnel and manage our human capital, while controlling labor costs.

Our future success depends on our ability to attract, recruit, train, retain, motivate and integrate key personnel, including Ben Hwang, our Chief Executive Officer, as well as other members of our management team and our research and development, manufacturing, software engineering and sales and marketing personnel. Competition for qualified personnel is intense. The loss or incapacity of existing members of our executive management team could adversely affect our operations if we experience difficulties in hiring qualified successors. Our executive officers have signed offer letters or employment agreements with us, but their service is at-will and may end at any point in time. In addition, all of our employees are at-will, which means that either we or the employee may terminate their employment at any time.

We believe that our management team must be able to act decisively to apply and adapt our business model in the rapidly changing markets in which we will compete. In addition, we rely upon technical and scientific employees or third-party contractors to effectively establish, manage and grow our business. Consequently, we believe that our future viability will depend largely on our ability to attract and retain highly skilled managerial, sales, scientific and technical personnel. In order to do so, in the future we may need to pay higher compensation or fees to our employees or consultants than we currently expect, and such higher compensation payments may have a negative effect on our operating results. Competition for experienced, high-quality personnel is intense, and there is no assurance that we will be able to recruit and retain such personnel. Our growth depends, in particular, on attracting and retaining highly-trained sales personnel with the necessary technical background and ability to understand our products and services at a technical level to effectively identify and sell to potential new customers and develop new products. Because of the technical nature of our products and the dynamic market in which we compete, any failure to attract, recruit, train, retain, motivate and integrate qualified personnel could materially harm our operating results and growth prospects. Recruiting, training and retention difficulties can limit our ability to support our research and development and commercialization efforts.

We are subject to export and import control laws and regulations that could impair our ability to compete in international markets or subject us to liability if we violate such laws and regulations.

We are required to comply with export and import control laws, which may affect our ability to enter into or complete transactions with certain customers, business partners, and other persons. In certain circumstances, export control regulations may prohibit the export of certain products, services, and technologies. We may be required to obtain an export license before exporting a controlled item, and granting of a required license cannot be assured. Compliance with the import laws that apply to our businesses may restrict our access to, and may increase the cost of obtaining, certain products and could interrupt our supply of imported inventory.

Exported technologies necessary to develop and manufacture certain products are subject to U.S. export control laws and similar laws of other jurisdictions. We may be subject to adverse regulatory consequences, including government oversight of facilities and export transactions, monetary penalties, and other sanctions for violations of these laws. In certain instances, these regulations may prohibit us from developing or manufacturing certain of our products for specific applications outside the United States. Failure to comply with any of these laws and regulations could result in civil and criminal, monetary, and nonmonetary penalties; disruptions to our business; limitations on our ability to import and export products and services; or damage to our reputation.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations which could subject our business to higher tax liability.

As of the year ended December 31, 2024, we had federal net operating loss carryforwards (“NOLs”) to offset future taxable income of approximately $114.8 million, subject to certain limitations (including the limitations described below). If not utilized, U.S. federal net operating loss carryforward amounts generated prior to January 1, 2018 will begin to expire 20 years after the tax year in which such losses originated. State net operating loss carryforward amounts may also be subject to expiration. A lack of future taxable income would adversely affect our ability to utilize these NOLs.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs and other pre-change tax attributes (such as research tax credits) to offset post-change taxable income. For these purposes, an ownership change generally occurs where the equity ownership of one or more stockholders or groups of stockholders considered by the rules as owning, directly or indirectly, 5% or more of a corporation’s stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a three-year period (calculated on a rolling basis) as well as changes in ownership arising from new issuances of stock by us. Our existing NOLs may be subject to limitations arising out of previous ownership changes or in connection with the Business Combination and we may be limited as to the amount that can be utilized each year as a result of such ownership changes and related transactions. In addition, future changes in our stock ownership, including future offerings, as well as other changes that may be outside of our control, could result in additional ownership changes under Section 382 of the Code. There are additional limitations found in Sections 269, 383 and 384 of the Code that may also limit the use of NOL carryforwards that may apply and result in increased tax liability to us. Our NOLs may also be impaired under similar provisions of state law.

We have recorded a full valuation allowance related to our NOLs and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

If our manufacturing capabilities are insufficient to produce an adequate supply of product at appropriate quality levels, our growth could be limited and our business could be harmed.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts on commercialization of our products, including growth of our manufacturing capacity, on research and development, and conducting clinical trials for our CGM sensors and systems. We may need funds to continue the commercialization of our current products and to develop and commercialize our sensors and systems or pursue other strategic initiatives. Additional financing may not be available on a timely basis on terms acceptable to us, or at all. Any additional financing may be dilutive to stockholders or may require us to grant a lender a security interest in our assets. The amount of funding we may need will depend on many factors, including:

•        the revenue generated by sales of our products and other future products;

•        the costs, timing and risks of delay of additional regulatory approvals;

•        the expenses we incur in manufacturing, developing, selling and marketing our products;

•        our ability to scale our manufacturing operations to meet demand for our current and any future products;

•        the costs to produce the Lumee™ Oxygen Platform or our CGM systems;

•        the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•        the rate of progress and cost of our clinical trials and other development activities;

•        the success of our research and development efforts;

•        the emergence of competing or complementary technologies;

•        the terms and timing of any collaborative, licensing and other arrangements that we may establish;

•        the cost of ongoing compliance with legal and regulatory requirements, and third-party payors’ policies;

•        the cost of obtaining and maintaining regulatory or payor clearance or approval for our current or future products including those integrated with other companies’ products; and

•        the acquisition of business, products and technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

If adequate funds are not available, we may not be able to commercialize our products at the rate we desire and/or we may have to delay the development or commercialization of our products or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize. We also may have to reduce sales, marketing, customer support or other resources devoted to our products. Any of these factors could harm our business and financial condition.

We depend upon third-party suppliers and outsource to other parties, making us vulnerable to supply disruptions, suboptimal quality, noncompliance and/or price fluctuations, which could harm our business.

We manufacture our products and procure important third-party services at numerous facilities worldwide. We purchase many of the components, materials and services needed to manufacture these products from numerous suppliers in various countries. We have generally been able to obtain adequate supplies of such materials, components and services. However, we also rely on single and/or sole sources for certain components and materials used in manufacturing our products. For example, currently we purchase all of the microbeads used in our Lumee Oxygen hydrogel from Microbeads AS, all of our glucose sensing dye from Laurus Labs, all of our reference dye from Biotium and all of our bacterial catalase from Roche. In some cases, our agreements with these and other suppliers can be terminated by either party upon short notice. Our contract manufacturers may also rely on single- or sole-source suppliers to manufacture some of the components used in our products.

Although we work with our suppliers to try to ensure continuity of supply while maintaining quality, timeliness and reliability, the supply of these components, materials and services has in some cases been, and may continue to be impacted, interrupted or insufficient. Our manufacturers and suppliers may also encounter problems during manufacturing for a variety of reasons. They may fail to follow specific protocols and procedures, fail to comply with applicable regulations, or be the subject of FDA or other regulatory authority audits or inspections that result in allegations of non-compliance (for example, resulting in Form 483 Observations, Warning Letters, or other FDA enforcement actions). Our manufacturers and suppliers may also experience or be impacted by equipment malfunction, environmental factors, and public health emergencies including but not limited to the COVID-19 pandemic, any of which could delay or impede their ability to meet our demand.

Further, if our sole- or single-source suppliers shift their manufacturing and assembly sites to other locations, depending on the circumstances and nature of the item supplied, in addition to quality system activities such as verification and validation, there could be a need for FDA notifications or submissions, and the new locations could be subject to regulatory inspections. If there are regulatory delays or impediments impacting our suppliers or us for any reason, we may not be able to quickly establish additional or replacement suppliers, particularly for our single-source components, in part because of the custom nature of various parts we design. Any interruption or delay in the supply of components or materials, or our inability to obtain components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders or switch to competitive products. For supply risks related to the COVID-19 pandemic see our Risk Factor entitled, “The outbreak of the SARS-Cov-2 virus and its variants and the COVID-19 disease that it causes, or similar public health crises, could have a material adverse impact on our business, financial condition and results of operations, including our manufacturing, commercial operations and sales.”

Our reliance on these outside manufacturers and suppliers also subjects us to other risks that could harm our business, including:

•        we may experience a reduction or interruption in supply, and may not be able to obtain adequate supply in a timely manner or on commercially reasonable terms from additional or replacement sources;

•        our products are technologically complex and it is difficult to develop alternative supply sources;

•        we are not a major customer of many of our suppliers, and these suppliers may therefore give other customers’ needs higher priority than ours;

•        our suppliers may make errors in manufacturing components that could negatively affect the quality, effectiveness or safety of our products or cause delays in shipment of our products;

•        we may have difficulty locating and qualifying alternative suppliers for our single-source supplies;

•        switching components may require product redesign and submission to the FDA of new applications (such as new 510(k) submissions or PMA supplements) which could significantly delay production;

•        our suppliers manufacture products for a range of customers, and fluctuations in demand for the products these suppliers manufacture for others may affect their ability to deliver components to us in a timely manner or at the current pricing;

•        our suppliers may discontinue the production of components that are critical to our products; and

•        our suppliers may encounter financial and/or other hardships unrelated to our demand for components, including those related to changes in global economic conditions and/or disease outbreaks, which could inhibit their ability to fulfill our orders and meet our requirements.

We also outsource certain services to other parties, including inside sales, certain transaction processing, accounting, information technology, manufacturing, and other areas. Outsourcing of services to third parties could expose us to suboptimal quality of service delivery or deliverables and potentially result in repercussions such as missed deadlines or other timeliness issues, erroneous data, supply disruptions, non-compliance (including with applicable legal or regulatory requirements and industry standards) and/or reputational harm, with potential negative effects on our results. Closure of non-essential businesses and shelter-in-place orders that may reoccur in the U.S. and globally as a result of the COVID-19 pandemic or other epidemics may also adversely impact our outsourced operations. We continue to monitor this situation closely.

We also require the suppliers, service providers and business partners of components or services for our products and related services to comply with law and certain of our policies regarding sourcing practices, but we do not control them or their practices. If any supplier, service provider or business partner violates laws or implements unethical practices, there could be disruptions to our supply chain, cancellation of our orders, a termination of the relationship with the partner or damage to our reputation, and the FDA or other regulators could seek to hold us responsible for such violations.

We will need to expand our organization, and we may experience difficulties in recruiting needed additional employees and consultants, which could disrupt our operations.

As our development and commercialization plans and strategies develop, we will need additional managerial, operational, sales, marketing, financial, legal and other resources. The competition for qualified personnel in the medical device industry is intense. Due to this intense competition, we may be unable to attract and retain the qualified personnel necessary for the development of our business or to recruit suitable replacement personnel.

Our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional products. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize products and services and compete effectively will depend, in part, on our ability to effectively manage any future growth.

The failure to comply with U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws in non-U.S. jurisdictions could materially adversely affect our business and result in civil and/or criminal sanctions.

We are currently subject to certain provisions of the U.S. Foreign Corrupt Practices Act, or FCPA, and as a public company we will be subject to additional provisions of the FCPA. The FCPA prohibits companies and their intermediaries from making payments in violation of law to non-U.S. government officials for the purpose of obtaining or retaining business or securing any other improper advantage. Our planned future reliance on independent distributors to sell our products internationally demands a high degree of vigilance in enforcing our policy against participation in corrupt activity, because these distributors could be deemed to be our agents, and we could be held responsible for their actions. Other U.S. companies in the medical device and pharmaceutical fields have faced criminal penalties under the FCPA for allowing their agents to deviate from appropriate practices in doing business with such non-U.S. government officials. We are also subject to similar anti-bribery laws in the jurisdictions in which we operate.

Any violations of these laws, or allegations of such violations, could disrupt our operations, involve significant management distraction, involve significant costs and expenses, including legal fees, and could result in a material adverse effect on our business, prospects, financial condition, or results of operations. We could also incur severe penalties, including criminal and civil penalties, disgorgement, and other remedial measures.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets, including changes in inflation, interest rates and overall economic conditions and uncertainties. To the extent inflation or other factors increase our business costs, it may not be feasible to pass price increases on to our customers or offset higher costs through manufacturing efficiencies. Inflation could also adversely affect the ability of our customers to purchase our products. An economic downturn could result in a variety of risks to our business, including weakened demand for our products and our inability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also result in further constraints on our suppliers or cause future customers to delay making payments for our products. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

We may experience pricing pressures from contract suppliers or manufacturers on which we rely.

We expect that there will be supply constraints and our suppliers may continue to raise prices, which we may not be able to offset through manufacturing efficiencies or pricing actions. Pricing pressures from third parties could increase our costs and force us to increase the prices of our products if we are unable to enter into alternative arrangements with other suppliers or manufacturers, potentially leading to decreased customer demand.

Manufacturing difficulties and/or any disruption at our facilities may adversely affect our manufacturing operations and related product sales, and increase our expenses.

Our products are manufactured at two facilities located in California, with limited alternate facilities. If an event occurs at one of our facilities that results in damage to, or closure of, one or more of such facilities, or if our distributions from those facilities are limited or restricted in any way, we may be unable to manufacture the relevant products at the previous levels or at all. Because of the time required to approve and lease a manufacturing facility, an alternate facility and/or a third-party may not be available on a timely basis to replace production capacity in the event manufacturing capacity is lost.

We take precautions to safeguard our facilities, which include manufacturing protocols, insurance, health and safety protocols, and off-site storage of data. However, a natural or man-made disaster, such as fire, flood, earthquake, act of terrorism, cyber-attack or other disruptive event, such as the COVID-19 pandemic or another public health emergency, could cause substantial delays in our operations, damage, destroy or limit our manufacturing equipment, inventory, or records and cause us to incur additional expenses. Earthquakes and fires are of particular significance since our manufacturing facilities in California are located in an earthquake-prone area. In the event our existing manufacturing facilities or equipment are affected by man-made or natural disasters, we may be unable to manufacture products for sale or meet customer demands or sales projections. If our manufacturing operations were curtailed or ceased, it would seriously harm our business. The insurance we maintain against fires, floods, earthquakes and other natural disasters and similar events may not be adequate to cover our losses in any particular case. Further, insurance coverage may not be available or successfully secured for loss profits or business interruption relating to the COVID-19 pandemic and its impacts.

Customer or third-party complaints or negative reviews or publicity about our company or our products could harm our reputation and brand.

We expect to rely on customers who use our products to provide good reviews and word-of-mouth recommendations to contribute to our future growth. Customers who are dissatisfied with their experiences with our products or services may post negative reviews. We may also be the subject of blog, forum or other media postings that include inaccurate statements and create negative publicity. Any negative reviews or publicity, whether real or perceived, disseminated by word-of-mouth, by the general media, by electronic or social networking means or by other methods, could harm our reputation and brand and could severely diminish consumer confidence in our products.

The size and expected growth of our addressable market has not been established with precision, and may be smaller than we estimate.

Our estimates of the addressable market for our current products and future products are based on a number of internal and third-party estimates and assumptions, including the prevalence of diabetes across income levels and demographic profiles. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct. In addition, the statements in this prospectus relating to, among other things, the expected growth in the market for our products, are based on a number of internal and third-party estimates and assumptions and may prove to be inaccurate. For example, although we expect that the prevalence of diabetes will increase in the general population, demographic trends could shift and the prevalence of diabetes could decrease. Furthermore, even if the prevalence of diabetes increases as we expect, technological or medical advances could provide alternatives to address diabetes and reduce demand for automatic glucose monitoring. As a result, our estimates of the addressable market for our current or future products may prove to be incorrect.

Another key element of our business strategy is utilizing market research and ad hoc user feedback from our clinical studies to understand and improve our products. This strategy underlies our entire product design, marketing and customer support approach and is the basis on which we developed our current products and are pursuing the development of new products. However, our market research participants may represent only a small percentage of the overall market. As a result, the responses we receive may not be reflective of the broader market and may not provide us accurate insight into the desires of our potential customers. In addition, understanding the meaning and significance of such market research responses necessarily requires that analysis be conducted and conclusions be drawn. We may not be able to perform an analysis that yields meaningful results, or the conclusions we draw from the analysis could be misleading or incorrect. Moreover, even if our market research has allowed us to better understand the features and functionality consumers are seeking in our products, there can be no assurance that consumers will actually purchase our products or that our competitors will not develop products with similar features.

If the actual number of consumers who would benefit from our products, the price at which we can sell future products or the addressable market for our products is smaller than we estimate, it could have a material adverse effect on our business, financial condition and results of operations.

We or the third parties upon whom we depend may be adversely affected by disasters, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster. Any interruption in the operations of our or our suppliers’ manufacturing or other facilities may have a material adverse effect our business, financial condition and results of operations.

Our corporate headquarters are located near the San Francisco Bay Area, which has experienced both severe earthquakes and wildfires. We do not carry earthquake insurance. Severe weather, natural disasters and other calamities, such as pandemics (including the COVID-19 pandemic), earthquakes, tsunamis and hurricanes, fires and explosions, accidents, mechanical failures, unscheduled downtimes, civil unrest, strikes, transportation interruptions, unpermitted discharges or releases of toxic or hazardous substances, other environmental risks, sabotage or terrorist attacks, could severely disrupt our operations, or our third-party manufacturers’ and suppliers’ operations, and have a material adverse effect on our business, financial condition and results of operations.

If a natural disaster, power outage or other event occurs that prevents us from using all or a significant portion of our headquarters or other facilities, or those of our third-party manufacturers or suppliers, that damages critical infrastructure, such as our enterprise financial systems or manufacturing resource planning and enterprise quality systems, or that otherwise disrupts operations, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. A mechanical failure or disruption affecting any major operating line may result in a disruption to our ability to supply customers, and standby capacity may not be available. The disaster recovery and business continuity plans we have in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. The potential impact of any disruption would depend on the nature and extent of the damage caused by a disaster. There can be no assurance that alternative production capacity will be available in the future in the event of a major disruption or, if it is available, that it could be obtained on favorable terms. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which, particularly when taken together with our lack of earthquake insurance, could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, integral parties in our supply chain are similarly vulnerable to natural disasters or other sudden, unforeseen and severe adverse events. If such an event were to affect our supply chain, it could have a material adverse effect on our business, financial condition and results of operations.

Our operating results may fluctuate significantly in the future, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.

Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside our control, including, but not limited to:

•        the timing and amount of expenditures that we may incur to develop, commercialize or acquire additional products and technologies or for other purposes, such as the expansion of our sales team and our facilities;

•        changes in governmental funding of life sciences research and development or changes that impact budgets or budget cycles;

•        the timing of when we recognize any revenues;

•        future accounting pronouncements or changes in our accounting policies;

•        the outcome of any future litigation or governmental investigations involving the Company, our industry or both;

•        higher than anticipated service, replacement and warranty costs;

•        the impact of the COVID-19 pandemic on the economy, investment in the life sciences and medical technology industries, our business operations, and resources and operations of our suppliers, future distributors and current and potential customers;

•        the impact of political instability and military conflict, such as the conflict in Ukraine, which has resulted in instability in the global financial markets and export controls, and which could result in supply disruptions for us; and

•        general industry, economic and market conditions and other factors, including factors unrelated to our operating performances or the operating performance of our competitors.

The cumulative effects of the factors discussed above could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful.

This variability and unpredictability could also result in us failing to meet the expectations of industry or financial analysts or investors for any period. If we are unable to further commercialize products or generate revenue, or if our operating results fall below the expectations of analysts or investors or below any guidance we may provide, or if the guidance we provide is below the expectations of analysts or investors, the market price of our common stock could decline.

If our financial performance fails to meet the expectations of investors and public market analysts, the market price of our common stock could decline.

Our revenues and operating results may fluctuate significantly from quarter to quarter. We believe that period-to-period comparisons of our operating results may not be meaningful and should not be relied on as an indication of our future performance. If quarterly revenues or operating results fall below the expectations of investors or public market analysts, the trading price of our common stock could decline substantially. Factors that might cause quarterly fluctuations in our operating results include:

•        our inability to manufacture an adequate supply of product at appropriate quality levels and acceptable costs;

•        possible delays in our research and development programs or in the completion of any clinical trials;

•        a lack of acceptance of our products in the marketplace;

•        the inability of customers to receive reimbursements from third-party payors;

•        the purchasing patterns of our customers;

•        failures to comply with regulatory requirements, which could lead to withdrawal of products from the market;

•        our failure to continue the commercialization of any of our products;

•        competition;

•        inadequate financial and other resources; and

•        global political and economic conditions, political instability and military hostilities.

In the unlikely event that payment of certain outstanding promissory notes issued by Profusa to its founders and insiders is demanded at an inopportune time for Profusa, Profusa management believes it would still have sufficient funds to operate its business, but may need to adjust certain expenditures or raise additional funds to operate at its currently planned levels.

Profusa has issued a number of promissory notes to its founders and insiders, which are either payable on demand or past due. As of December 31, 2024, these notes had an aggregate outstanding amount, including principal and accrued interest, of approximately $910,000. Profusa has an understanding with these noteholders that they will withhold from demanding or pursuing repayment until a date to be agreed upon by the parties that will be subsequent to the closing of the Business Combination. However, in the unlikely event that the noteholders demand or pursue repayment of these promissory notes at an inopportune time for Profusa, it is Profusa management’s belief that it would still have sufficient funds to operate its business, but may need to adjust certain expenditures or raise additional funds to operate at its currently planned levels.

Risks Related to Healthcare Industry Shifts and Changing Regulations

There is no guarantee that the FDA will grant 510(k) clearance or PMA approval of our products, and failure to obtain necessary clearances or approvals for our future products would adversely affect our ability to grow our business.

Before a new medical device, or a significant modification of a medical device, including a new use of or claim for an existing product, can be marketed in the United States, it must first receive either 510(k) clearance or pre-market approval, or PMA, from the FDA, unless an exemption applies. In the 510(k) clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness, in order to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence. Further, if a previously unclassified new medical device does not qualify for the 510(k) pre-market notification process because no predicate device to which it is substantially equivalent can be identified, the device is automatically classified into Class III. If such a device would be considered low or moderate risk (in other words, it does not rise to the level of requiring the approval of a PMA), it may be eligible for the De Novo classification process.

The FDA or other regulators could delay, limit, or deny clearance or approval of a device for many reasons, including:

•        Our inability to demonstrate to the satisfaction of the FDA or the applicable regulatory entity or notified body that any of our devices (including any future devices) and any of our device accessories is substantially equivalent to a legally marketed predicate device or safe or effective for the proposed intended use;

•        the disagreement of the FDA with the design or implementation of any clinical trials or the interpretation of data from preclinical studies or clinical trials;

•        serious and unexpected adverse device effects experienced by participants in our clinical trials;

•        the insufficiency of the data from preclinical studies or clinical trials to support clearance or approval, where required;

•        our inability to demonstrate that the clinical and other benefits of the device outweigh the risks;

•        the failure of our manufacturing process or facilities to meet applicable requirements; and

•        the potential for approval policies or regulations of the FDA or applicable foreign regulatory bodies to change significantly in a manner rendering our clinical data or regulatory filings insufficient for clearance or approval.

Obtaining 510(k) clearance, De Novo classification, or PMA approval for medical devices can be expensive and time-consuming, and entails significant user fees, unless an exemption is available. The FDA’s process for obtaining 510(k) clearance usually takes three to 12 months, but it can last longer. In the PMA approval process, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including but not limited to, technical, non-clinical, clinical trial, manufacturing and labeling data. The process for obtaining a PMA is more costly and uncertain than for a 510(k), and approval can take anywhere from at least one year to, in some cases, multiple years from the time the application is initially filed with the FDA. Modifications to products that are approved through a PMA application generally require further FDA approval. Some of our products may require PMA approval. In addition, the FDA may require that we obtain a PMA prior to marketing future changes of our existing products. Further, we may not be able to obtain additional 510(k) clearances or PMAs for new products or for modifications to, or additional indications for, our products in a timely fashion or at all. Delays in obtaining future clearances or approvals could adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn could harm our revenue and future profitability.

Some of our new or modified products will require FDA clearance of a 510(k) notification or FDA approval of a PMA application or supplement, or potentially a grant of a De Novo classification. The FDA may refuse our requests for 510(k) clearance or PMA of new products or may not clear or approve these products for the indications that are necessary or desirable for successful commercialization. Early stage review may also result in delays or other issues. For example, the FDA has issued guidance intended to explain the procedures and criteria used in assessing whether 510(k) and PMA submissions should be accepted for substantive review. Under the “Refuse to Accept” guidance, the FDA conducts an early review against specific acceptance criteria to inform 510(k) and PMA submitters if the submission is administratively complete, or if not, to identify the missing element(s). Submitters are given the opportunity to provide the FDA with any information identified as missing. If the information is not provided within a specified time, the submission will not be accepted for FDA review. The FDA may also change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions that may prevent or delay approval or clearance of our products under development or impact our ability to gain clearance or approval for modifications to our currently approved or cleared products in a timely manner. Significant delays in receiving clearance or approval, or the failure to receive clearance or approval for our new products, would have an adverse effect on our ability to expand our business.

Further, even in instances where we determine modifications to our cleared or approved products do not require a new 510(k) clearance or a PMA, the FDA may review our decision and disagree, or otherwise determine on its own initiative that a new clearance or approval is required. In this case, we may ultimately be required to make additional changes to our products, we may need to submit a new 510(k) application or a PMA and obtain clearance or approval, we may be required to temporarily suspend shipment of, withdraw or recall our products until such clearance or approval is obtained (which may not happen in a timely manner or at all), and/or we may be subject to other enforcement actions or proceedings and litigation, all of which would materially and adversely disrupt and harm our business and future growth. Where we determine that modifications to our approved or cleared products do require a new 510(k) clearance from the FDA or PMA approval, we may not be able to obtain such clearance or approval in a timely manner, or at all. Obtaining clearances or approvals can be a time-consuming and costly process, which may in some cases require us to conduct clinical trials, and delays in obtaining required future clearances or approval could adversely affect our ability to make updates and enhancements to our products in a timely manner, which in turn would harm our future growth.

We conduct business in a heavily regulated industry and if we fail to comply with applicable laws and government regulations, we could become subject to penalties, be excluded from participation in government programs, and/or be required to make significant changes to our operations.

Our products and associated services are subject to extensive pre-market and post-market regulation by the FDA and various other federal, state, local and foreign government authorities. Government regulation of medical devices is meant to assure their safety and effectiveness, and includes requirements for, among other things:

•        design, development and manufacturing processes;

•        labeling, content and language of instructions for use and storage;

•        product testing, non-clinical studies and clinical trials;

•        regulatory authorizations, such as pre-market clearance or pre-market approval;

•        establishment registration, device listing and ongoing compliance with the QSR requirements;

•        advertising and promotion;

•        marketing, sales and distribution;

•        conformity assessment procedures;

•        product traceability and record-keeping procedures;

•        review of product complaints, complaint reporting, recalls and field safety corrective actions;

•        post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury;

•        post-market studies (if applicable); and

•        product import and export.

The laws and regulations to which we and our products are subject are complex and subject to periodic changes. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales.

If we are unable to successfully complete the pre-clinical studies or clinical trials necessary to support additional PMA, De Novo, or 510(k) applications or supplements, we may be unable to commercialize our CGM systems under development, which could impair our business, financial condition and operating results.

To support current and any future additional PMA, 510(k), De Novo applications or supplements, we together with our partners, must successfully complete pre-clinical studies, bench-testing, and in some cases clinical trials that will demonstrate that the product is safe and effective. Product development, including pre-clinical studies and clinical trials, is a long, expensive and uncertain process and is subject to delays (including any potential delays due to the ongoing COVID-19 pandemic) and failure at any stage. Furthermore, the data obtained from the studies and trials may be inadequate to support approval of an application and the FDA may request additional clinical data in support of those applications, which may result in significant additional clinical expenses and may delay product approvals. While we have in the past obtained, and may in the future obtain, an investigational device exemption, or IDE, prior to commencing clinical trials for our products, FDA approval of an IDE application permitting us to conduct testing does not mean that the FDA will consider the data gathered in the trial to be sufficient to support approval of a PMA, De Novo or 510(k) application or supplement, even if the trial’s intended safety and effectiveness endpoints are achieved.

Failure to obtain any required regulatory authorization in foreign jurisdictions will prevent us from marketing our products abroad.

We conduct limited commercial and marketing efforts in Europe with respect to our Lumee Oxygen Platform systems and may seek to market our products in other regions in the future. Outside the United States, we can market a product only if we receive a marketing authorization and, in some cases, pricing approval, from the appropriate regulatory authorities. The marketing authorization procedures vary among countries and can involve additional testing, and the time required to obtain any required authorization or approval may differ from that required to obtain FDA marketing authorization(s). Foreign regulatory authorization or approval processes may include all of the risks associated with obtaining FDA marketing authorization(s) in addition to other risks. We may not obtain foreign regulatory authorizations or approvals on a timely basis, if at all. Obtaining a marketing authorization from the FDA does not ensure authorization or approval by regulatory authorities in other countries will follow, and authorization or approval by one foreign regulatory authority does not ensure authorization or approval by regulatory authorities in other foreign countries or by the FDA. In addition, in order to obtain the authorization to market our products in certain foreign jurisdictions, we may need to obtain a Certificate to Foreign Government from the FDA. The FDA may refuse to issue a Certificate to Foreign Government in certain instances, including without limitation, during the pendency of any outstanding warning letter. As a result, we may not be able to file for regulatory approvals or marketing authorizations and may not receive necessary approvals or authorizations to commercialize our products in any market outside the United States on a timely basis, or at all.

Potential long-term complications from our current or future products under development may not be revealed by our clinical experience to date.

Based on our experience, complications from use of our products may include sensor errors, sensor failures, broken sensors, lodged sensors or skin irritation under the adhesive dressing of the sensor. Inflammation or redness, swelling, minor infection, and minor bleeding at the sensor insertion site are also possible risks with an individual’s use of our products. However, if unanticipated long-term side-effects result from the use of our products systems we have under development, we could be subject to liability and the adoption of our systems may become more limited. It is possible that the data from our clinical studies and trials may not be indicative of long-term patient outcomes. We cannot assure you that repeated, long-term use would not result in unanticipated adverse effects, potentially even after the sensor is removed.

Our products may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us.

If our products are approved or cleared, we will be subject to the FDA’s medical device reporting regulations and similar foreign regulations, which require us to report to the FDA when we receive or become aware of information that reasonably suggests that one or more of our products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, could cause or contribute to a death or serious injury. The timing of our obligation to report is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. Manufacturers are also expected to maintain certain policies, procedures, and records regarding complaints and medical device reporting. If we fail to comply with our reporting and recordkeeping obligations, the FDA could take action, including warning letters, untitled letters, it has come to our attention letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our device clearance or approval, seizure of our products or delay in clearance or approval of future products.

The FDA and foreign regulatory bodies have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. The FDA’s authority to require a recall must be based on a finding that there is reasonable probability that the device could cause serious injury or death. We may also choose to voluntarily recall a product if any material deficiency is found. A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future.

Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new clearances or approvals for the device before we may market or distribute the corrected device. Seeking such clearances or approvals may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties or civil or criminal fines.

Quality problems could lead to recalls or safety alerts, reputational harm, and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Quality is very important to us and our customers due to the serious and costly consequences of product failure, and our business exposes us to potential product liability risks that are inherent in the design, manufacture, and marketing of medical devices. To comply with the FDA’s medical device reporting requirements, for example, we have are required to file reports of applicable field failures. Although we believe we have taken and are taking appropriate action aimed at reducing and/or eliminating field failures, we may have other product failures in the future. Product or component failures, manufacturing nonconformances, design defects, off-label use, or inadequate disclosure of product-related risks or product-related information with respect to our products, if they were to occur, could result in an unsafe condition or injury to, or death of, a patient. These problems could lead to recalls, corrections or removals of, or issuance of a safety alert relating to, our products, and could result in product liability claims and lawsuits.

Additionally, the production of our products must occur in a highly controlled and clean environment to minimize particles and other yield- and quality-limiting contaminants. Weaknesses in process control or minute impurities in materials may cause a substantial percentage of defective products. If we are not able to maintain stringent quality controls, or if contamination problems arise, our clinical development and commercialization efforts could be delayed, which would harm our business and our results of operations.

If we fail to meet any applicable product quality standards and our products are the subject of recalls or safety alerts, our reputation could be damaged, we could lose customers, our reputation could be harmed and our revenue and results of operations could decline.

If we or our suppliers or distributors fail to comply with ongoing regulatory requirements, or if we have unanticipated problems with our products, the products could be subject to restrictions or withdrawal from the market.

Our products, if cleared or approved, would be subject to extensive regulation as medical devices in the United States and elsewhere, including by the FDA and its foreign counterparts. Any product for which we obtain marketing approval, clearance or authorization (and the activities related to its production, distribution, and promotion, sale, and marketing) will be subject to continual review and periodic inspections by the FDA and other regulatory bodies, which may include inspection of our manufacturing processes, complaint handling and adverse event reporting, post-approval clinical data and promotional activities for such product. The FDA’s Medical Device Reporting, or MDR, regulations require that we report to the FDA any incident in which our product may have caused or contributed to a death or serious injury, or in which our product malfunctioned and, if the malfunction were to recur, it would likely cause or contribute to a death or serious injury.

In addition, government regulations specific to medical devices are wide ranging and govern, among other things:

•        product design, development, manufacture, and release;

•        laboratory and clinical testing, labeling, packaging, storage and distribution;

•        product safety and efficacy;

•        premarketing clearance or approval;

•        record keeping;

•        product marketing, promotion and advertising, sales and distribution;

•        post-marketing surveillance, including reporting of deaths or serious injuries and recalls and correction and removals;

•        post-market approval studies; and

•        product import and export.

If the FDA determines that there is a reasonable probability that a device intended for human use would cause serious, adverse health consequences or death, the agency may issue a cease distribution and notification order and a mandatory recall order. We may also decide to recall a product voluntarily if we find a material deficiency, including unacceptable risks to health, manufacturing defects, design errors, component failures, labeling defects, or other issues. Recalls of our products could divert the attention of our management and have an adverse effect on our reputation, financial condition, and operating results.

We and certain of our suppliers are also required to comply with the FDA’s Quality System Regulation, or QSR, and other regulations which cover the methods and documentation of the design, testing, production, control, selection and oversight of suppliers or contractors, quality assurance, labeling, packaging, storage, complaint handling, shipping and servicing of our products. The FDA may enforce the QSR through announced (through prior notification) or unannounced inspections.

Compliance with ongoing regulatory requirements can be complex, expensive and time-consuming. Failure by us or one of our suppliers or distributors to comply with statutes and regulations administered by the FDA, competent authorities and other regulatory bodies, or failure to take adequate response to any observations, could result in, among other things, any of the following actions:

•        warning letters or untitled letters that require corrective action;

•        delays in approving, or refusal to approve, our systems;

•        fines and civil or criminal penalties;

•        unanticipated expenditures;

•        FDA refusal to issue certificates to foreign governments needed to export our products for sale in other countries;

•        suspension or withdrawal of clearance or approval by the FDA or other regulatory bodies;

•        product recall or seizure;

•        administrative detention;

•        interruption of production, partial suspension, or complete shutdown of production;

•        interruption of the supply of components from our key component suppliers;

•        operating restrictions;

•        court consent decrees;

•        FDA orders to repair, replace, or refund the cost of devices;

•        injunctions; and

•        criminal prosecution.

The potential effect of these events can in some cases be difficult to quantify. If any of these actions were to occur, it would harm our reputation and cause our product sales and profitability to suffer. In addition, we believe events that could be classified as reportable events pursuant to MDR regulations are generally underreported by physicians and users, and any underlying problems could be of a larger magnitude than suggested by the number or types of MDRs filed by us. Furthermore, while we select and monitor our key component suppliers to ensure key quality objectives are met and maintained, and performance of each key component supplier is continually re-evaluated based on objective evidence gathered by our quality assurance department, we cannot be certain that our key component suppliers currently are or will always continue to be in compliance with all applicable regulatory requirements.

Even if regulatory approval or clearance of a product is granted, the approval or clearance may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing testing or surveillance to monitor the safety or effectiveness of the product. Later discovery of previously unknown problems with our products, including software bugs, unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as the QSR, MDR reporting, or other post-market requirements may result in restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, fines, suspension of regulatory approvals, product seizures, injunctions, the imposition of civil or criminal penalties, or criminal prosecution. In addition, our distributors have rights to create marketing materials for their sales of our products, and may not adhere to contractual, legal or regulatory limitations that are imposed on their marketing efforts.

We may be subject to fines, penalties and injunctions if we are determined to be promoting the use of our products for unapproved or improper off-label uses or determined to have made claims that are untruthful or misleading or not adequately substantiated.

We believe our marketing, promotional and educational materials and practices comply with FDCA, Federal Trade Commission Act, and other applicable laws and regulations, as may be amended from time to time. If the FDA, FTC or other regulatory body with competent jurisdiction over us, our activities or products takes the position that our marketing, promotional or other materials or activities constitute improper promotion or marketing of an unapproved or improper use, or that they contain untruthful, misleading, or inadequately substantiated statements or claims, such regulatory body could request that we modify our materials or practices, or subject us to regulatory enforcement actions, including the issuance, depending on the regulatory body and the nature of the alleged violation, of a warning letter, injunction, seizure, civil fine and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider promotional, marketing or other materials or activities to constitute improper promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. Recent court decisions have impacted the FDA’s enforcement activity regarding off-label promotion in light of First Amendment considerations; however, there are still significant risks in this area in part due to the potential False Claims Act exposure and the FDA’s continued focus on ensuring devices are marketed in a manner consistent with their FDA-required labeling.

It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our educational and promotional activities or training methods to constitute promotion of an off-label use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, our reputation could be damaged, and adoption of the products could be impaired. Although our policy is to refrain from statements that could be considered off-label promotion of our products, if cleared or approved, the FDA or another regulatory agency could disagree and conclude that we have engaged in off-label promotion. It is also possible that other federal, state or foreign enforcement authorities might take action, including, but not limited to, through a whistleblower action under the FCA, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil or administrative penalties, treble damages, fines, disgorgement, exclusion from participation in government healthcare programs, reporting requirements and compliance oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations. In addition, the off-label use of any products for which we receive approval or clearance may increase the risk of product liability claims. Product liability claims are expensive to defend and could divert our management’s attention, result in substantial damage awards against us, and harm our reputation.

Our current or future products may be subject to product recalls even after receiving FDA clearance or approval. A recall of our products, either voluntarily or at the direction of the FDA, or the discovery of serious safety issues with our products, could have a significant adverse impact on us.

Medical devices can experience performance problems in the field that require review and possible corrective action. The occurrence of component failures, manufacturing errors, software errors, design defects or labeling inadequacies affecting a medical device could lead to a government-mandated or voluntary recall by the device manufacturer, in particular when such deficiencies may endanger health. The FDA and similar governmental bodies in other countries have the authority to require the recall of our products if we or our third-party manufacturers fail to comply with relevant regulations pertaining to, among other things, manufacturing practices, labeling, advertising or promotional activities, or if new information is obtained concerning the safety or efficacy of these products. For example, under the FDA’s MDR regulations, we are required to report to the FDA any incident in which our products may have caused or contributed to a death or serious injury or in which our products malfunctioned in a manner likely to cause or contribute to death or serious injury if that malfunction were to recur. Repeated adverse events or product malfunctions may result in a voluntary or involuntary product recall, or administrative or judicial seizure or injunction, when warranted. A government-mandated recall may be ordered if the FDA finds that there is a reasonable probability that the device would cause serious, adverse health consequences or death. A voluntary recall by us could occur as a result of any material deficiency in a device, such as manufacturing defects, labeling deficiencies, packaging defects or other failures to comply with applicable regulations, such as a failure to obtain marketing approval or clearance before launching a new product. In general, if we decide to make a change to our product, we are responsible for determining whether to classify the change as a recall. It is possible that the FDA could disagree with our initial classification. The FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. If a change to a device addresses a violation of the federal Food, Drug, and Cosmetic Act, or FDCA, that change would generally constitute a medical device recall and require submission of a recall report to the FDA. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, will distract management from operating our business and may harm our reputation and financial results.

Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our reputation, results of operations and financial condition, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be subject to product liability claims, be required to bear other costs, or be required to take other actions that may have a negative impact on our future sales and our ability to generate profits. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. We may initiate voluntary recalls involving our products in the future that we determine do not require notification to the FDA. If the FDA disagrees with our determinations, the FDA could require us to report those actions as recalls. A future recall, withdrawal, or seizure of any product could materially and adversely affect consumer confidence in the Profusa brand, lead to decreased demand for our products and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report recalls when they were conducted by us or one of our agents.

Health care policy changes, including U.S. health care reform legislation, may have a material adverse effect on our business.

Although we do not currently have a product on the market in the U.S. and do not make patient referrals or bill Medicare, Medicaid, or other government or commercial third-party payors, we may be subject to a number of healthcare statutory and regulatory requirements, and therefore may be affected by changes in health care laws and regulations. In response to increases in health care costs in recent years, there have been and continue to be proposals by the federal government, state governments, regulators, and third-party payors to control these costs and, more generally, to reform the U.S. health care system. Certain of these proposals could limit the prices we are able to charge for the products we may commercialize or the amounts of reimbursement available for the products we may commercialize and could limit the acceptance and availability of our products. Further, while the United States has begun shifting to pay-for-performance rather than fee-for-service models and has been embracing many shared-risk arrangements, the Centers for Medicare & Medicaid Services (CMS) and the Department of Health and Human Services, Office of Inspector General (OIG) specifically excluded medical device manufacturers from utilizing the new, more flexible Stark Law exceptions and Anti-Kickback Statute safe harbors under the Final Rules, part of the U.S. Department of Health and Human Services’ Regulatory Sprint to Coordinated Care, which were published on December 2, 2020 in the Federal Register and were largely effective January 19, 2021. The exclusion of manufacturers from utilizing these exceptions and safe harbors may not allow us to avail ourselves of immunity from liability under the laws, potentially inviting greater scrutiny over any potential shared risk arrangements.

On November 16, 2020 the OIG published a Special Fraud Alert addressing manufacturer Speaker Programs signaling both a narrower government view of AKS compliance with respect to such programs as well as the potential for increased enforcement in this space by government oversight agencies such as the OIG and the Department of Justice (DOJ). We continue to assess industry response to the Special Fraud Alert and have and may continue to make modifications to certain aspects of our speaker programs, which may have a detrimental impact on our ability to educate healthcare providers about our products and to promote use of our products, which may lead to decreased product sales and negatively impact our business, financial condition and results of operations.

Comprehensive healthcare legislation, signed into law in the United States in March 2010, titled the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, collectively, the ACA, imposes certain stringent compliance, recordkeeping, and reporting requirements on companies in various sectors of the life sciences industry, and enhanced penalties for non-compliance. There have been numerous legal and Congressional challenges to the law’s provisions. On June 17, 2021, the U.S. Supreme Court dismissed a legal challenge to the law brought by several states arguing that, without the individual mandate, the entire Affordable Care Act ACA was unconstitutional. The Supreme Court dismissed the lawsuit without ruling on the merits of the states’ constitutionality arguments.

Other legislative changes have been proposed and adopted in the U.S. since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by the U.S. Congress. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect in April 2013. As a result of the COVID-19 pandemic, this reduction was temporarily suspended from May 1, 2020 through March 31, 2022, with subsequent reductions to 1% from April 1, 2022 until June 30, 2022. The 2% reduction was then reinstated and has been in effect since June 30, 2022, and will remain in effect (with additional reductions of 2.25% in the first half of 2030 and 3% in the second half of 2030 to offset the COVID-19 suspension) until 2031 unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 was enacted which, among other things, further reduced Medicare payments to several providers, including hospitals and outpatient clinics, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

We cannot predict what additional new legislation, agency priorities, and rulemakings may be on the horizon as the United States continues to reassess how it pays for healthcare. As a result, we cannot quantify or predict what impact any changes might have on our business and results of operations. However, any changes that lower reimbursement for our products could materially and adversely affect our business, financial condition and results of operations.

Other legal, regulatory and commercial policy influences are subjecting our industry to significant changes, and we cannot predict whether new regulations or policies will emerge from U.S. federal or state governments, foreign governments, or third-party payors. Third-party payors in the United States often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. There may be significant delays in obtaining coverage and reimbursement for products we are able to commercialize, as the process of determining coverage and reimbursement is often time consuming and costly which will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage or adequate reimbursement will be obtained. It is difficult to predict at this time what government authorities and third-party payors will decide with respect to coverage and reimbursement for our products. Government and third-party payors may, in the future, consider healthcare policies and proposals intended to curb rising healthcare costs, including those that could significantly affect reimbursement for healthcare products such as our systems. These policies have included, and may in the future include: basing reimbursement policies and rates on clinical outcomes, the comparative effectiveness, and costs, of different treatment technologies and modalities; imposing price controls and taxes on medical device providers; and other measures. Future significant changes in the healthcare systems in the United States or elsewhere could also have a negative impact on the demand for our current and future products. These include changes that may reduce reimbursement rates for our products and changes that may be proposed or implemented by the current or future laws or regulations.

We are subject to federal, state and foreign laws prohibiting “kickbacks” and false or fraudulent claims, and other fraud and abuse laws, transparency laws, and other health care laws and regulations, which, if violated, could subject us to substantial penalties. Additionally, any challenge to or investigation into our practices under these laws could cause adverse publicity and be costly to respond to, and thus could harm our business.

Although we do not currently have an approved or commercialized product in the U.S., our relationships with customers and third-party payors for our products, once approved and commercialized, may be subject to broadly applicable fraud and abuse and other health care laws and regulations that may constrain our sales, marketing and other promotional activities by limiting the kinds of financial arrangements, including sales programs and certain customer and product support programs, we may have with hospitals, physicians or other purchasers of medical devices. Other federal and state laws generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent, or are for items or services that were not provided as claimed. These laws include, among others, the federal Anti-Kickback Statute, the federal civil False Claims Act, other federal health care false statement and fraud statutes, the federal Physician Payments Sunshine Act, the Civil Monetary Penalties Law, and analogous fraud and abuse and transparency laws in most states. While the federal laws generally apply only to products or services for which payment may be made by a federal healthcare program, state laws often apply regardless of whether federal funds may be involved.

While we believe and make every effort to ensure that our business arrangements with third parties and other activities and programs comply with all applicable laws, these laws are complex, and our activities may be found not to be compliant with one or more of these laws, which may result in significant civil, criminal and/or administrative penalties, fines, damages and exclusion from participation in federal health care programs. Even an unsuccessful challenge or investigation into our practices could cause adverse publicity, and be costly to respond to, and thus could have a material adverse effect on our business, financial condition and results of operations. Our compliance with Medicare and Medicaid regulations may be reviewed by federal or state agencies, including the OIG, CMS, and DOJ, or may be subject to whistleblower lawsuits under federal and state false claims laws. To ensure compliance with Medicare, Medicaid and other regulations, government agencies conduct periodic audits of the Company to ensure compliance with various supplier standards and billing requirements.

Similarly, our international operations are subject to the provisions of the FCPA, which prohibits U.S. companies and their intermediaries from making payments in violation of law to non-U.S. government officials for the purpose of obtaining or retaining business or securing any other improper advantage. In many countries, the healthcare professionals that medical device distributors regularly interact with may meet the definition of a foreign official for purposes of the FCPA. International business operations are also subject to various other international anti-bribery laws such as the U.K. Anti-Bribery Act. Despite meaningful measures that we undertake to facilitate lawful conduct, which include training and compliance programs and internal policies and procedures, we may not always prevent unauthorized, reckless or criminal acts by our employees or agents, or employees or agents of businesses or operations we may acquire. Violations of these laws, or allegations of such violations, could disrupt operations, involve significant management distraction and have a material adverse effect on our business, financial condition and results of operations, among other adverse consequences.

Changes to the regulatory landscape may impact our ability to obtain marketing authorization for future product developments.

Development or changes to the FDA or foreign regulatory approval standards and processes, including both legal and policy changes, could also delay or prevent the approval of our products submitted for review. For example, as part of the 21st Century Cures Act passed in 2016, Congress enacted several reforms that further affect medical device regulation both pre- and post-approval, and FDA implementation and development of guidance in many areas is still ongoing. In addition, the FDA is in the process of reviewing the 510(k) approval process and criteria and has announced initiatives to improve the current pre- and post-market regulatory processes and requirements associated with infusion pumps and other home-use medical devices. As part of this effort, the FDA is reviewing the adverse event reporting and recall processes for insulin pumps. Any change in the laws or regulations that govern the clearance and approval processes relating to our current and future products could make it more difficult and costly to obtain clearance or approval for new products, or to produce, market and distribute existing products. The data contained in our submissions, including data drawn from our clinical trials, may not be sufficient to support clearance or approval of our products or additional or expanded indications.

Medical device company stock prices have declined significantly in certain circumstances where companies have failed to meet expectations in regard to the timing of regulatory approval. If the FDA’s response causes product approval delays, or is not favorable for any of our products, our stock price (and the market price of our senior convertible notes) could decline substantially. It is uncertain how these potential changes may impact our ability to gain clearance or approval from FDA for our products in the future.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory approval, manufacture and marketing of regulated products or the reimbursement thereof. In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval or clearance of our future products under development or impact our ability to modify our currently cleared products on a timely basis. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of planned or future products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be.

FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new statutes, regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any future products or make it more difficult to obtain clearance or approval for, manufacture, market or distribute our products. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require: additional testing prior to obtaining clearance or approval; changes to manufacturing methods; recall, replacement or discontinuance of our products; or additional record keeping.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be promulgated that could prevent, limit or delay regulatory clearance or approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad.

Any change in the laws or regulations that govern the clearance and approval processes relating to our current, planned and future products could make it more difficult and costly to obtain clearance or approval for new products or to produce, market and distribute existing products. Significant delays in receiving clearance or approval or the failure to receive clearance or approval for any new products would have an adverse effect on our ability to expand our business. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing clearance that we may have obtained and we may not achieve or sustain profitability.

Our failure to comply with laws, regulations and contract requirements relating to reimbursement of health care goods and services may subject us to penalties and adversely impact our reputation, business, financial condition and cash flows.

We are subject to laws, regulations and contractual requirements regulating the provision of, and reimbursement for, health care goods and services, both in our capacity as a medical device manufacturer and/or as a supplier of covered items and services to federal health care program beneficiaries, with respect to which items and services we submit claims for reimbursement from such programs. The laws and regulations of health care goods and services that apply to us, including those described above, are subject to evolving interpretations and enforcement discretion. As part of our compliance program, we have reviewed our sales contracts, marketing materials, referral source relationships, programmatic offerings, and billing practices (among others) to reduce the risk of non-compliance with these and other foreign, federal and state laws. If a governmental authority was to conclude that we are not in compliance with applicable laws and regulations, we and our officers, directors and employees could be subject to criminal and civil penalties, including, for example, exclusion from participation as a supplier of product to beneficiaries covered by federal healthcare programs, including but not limited to Medicare and Medicaid. Any failure to comply with laws, regulations or contractual requirements relating to reimbursement and health care goods and services could adversely affect our reputation, business, financial condition and cash flows.

We are subject to complex and evolving U.S. and foreign laws and regulations and other requirements regarding privacy, data protection, security, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.

We are subject to a number of foreign, federal and state laws and regulations protecting the use, disclosure and confidentiality of certain patient health and personal information, including patient records, and restricting the use and disclosure of that protected information. These laws include foreign, federal and state medical privacy laws, breach notification laws and consumer protection laws. As our customer base grows to include U.S. federal government agencies, Profusa may also need comply with Federal Risk and Authorization Management Program and Cybersecurity Maturity Model Certification requirements. These frameworks impose stringent cybersecurity standards and potentially significant non-compliance penalties.

In addition, foreign data protection, privacy, and other laws and regulations can be more restrictive than those in the United States. For example, data localization laws in some countries generally mandate that certain types of data collected in a particular country be stored and/or processed within that country. We may be subject to inquiries, investigations and audits in Europe and around the world, particularly in the areas of consumer and data protection, which will arise in the ordinary course of business and may increase in frequency as we continue to grow and expand our operations. Legislators and regulators may make legal and regulatory changes, or interpret and apply existing laws, in ways that make our products less useful to our customers, require us to incur substantial costs, expose us to unanticipated civil or criminal liability, or cause us to change our business practices. These changes or increased costs could negatively impact our business and results of operations in material ways.

In the ordinary course of our business, we collect and store sensitive data, such as our proprietary business information and that of our clients, contractors, vendors and others as well as personally identifiable information of our customers, vendors and others, which data may include full names, social security numbers, addresses, and birth dates, in our data centers and on our networks. Our employees, contractor and vendors may also have access to and may use personal health information in the ordinary course of our business. The secure processing, maintenance and transmission of this information is critical to our operations. Despite our security measures and business controls, our information technology and infrastructure may be vulnerable to attacks by hackers, breaches due to employee, contractor or vendor error, or malfeasance or other disruptions or subject to the inadvertent or intentional unauthorized release of information. Any such occurrence could compromise our networks and the information stored thereon could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, and liability under laws that protect the privacy of personal information and regulatory penalties, disrupt our operations and the services we provide to our clients or damage our reputation, any of which could adversely affect our profitability, revenue and competitive position.

As we grow and expand our administrative, customer support or IT support services, we may also utilize the services of personnel and contractors located outside of the United States to perform certain functions. While we make every effort to review our applicable contracts and other payor requirements, a local, state, or federal government agency or one of our customers may find the use of offshore resources to be a violation of a legal or contractual requirement, which could result in termination of the contractual relationship, penalties, or changes in our business operations that could adversely affect our business, financial condition, and results of operations. Additionally, while we have implemented industry standard security measures for offshore access to protected health information and other personal information, unauthorized access or disclosure of such information by offshore personnel could result in legal claims or proceedings, and liability under laws that protect the privacy of personal information and regulatory penalties, disrupt our operations and the services we provide to our clients, damage to our reputation or result in the termination of contractual relationships, penalties or the loss of coverage, any of which could adversely affect our profitability, revenue and competitive position.

Security breaches and other disruptions that compromise our information and expose us to liability, could cause our business and reputation to suffer and could subject us to substantial liabilities.

The Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996, as amended, and implementing regulations, or HIPAA, extensively regulate the use and disclosure of individually identifiable health information, known as “protected health information,” and require covered entities, including health plans and most health care providers, to implement administrative, physical and technical safeguards to protect the security of such information. Certain provisions of the security and privacy regulations apply to business associates

(entities that handle protected health information on behalf of covered entities), and business associates are subject to direct liability for violation of these provisions. In addition, a covered entity may be subject to penalties as a result of a business associate violating HIPAA, if the business associate is found to be an agent of the covered entity. Profusa is a covered entity under HIPAA and may also function in a business associate capacity to other covered entities.

Covered entities must report breaches of unsecured protected health information to affected individuals without unreasonable delay and notification must also be made to the U.S. Department of Health & Human Services, Office for Civil Rights, or OCR and, in certain situations involving large breaches, to the media. Various U.S. state laws and regulations may also require us to notify affected individuals and state agencies in the event of a data breach involving individually identifiable information.

Violations of the HIPAA privacy and security regulations may result in criminal and civil penalties. The OCR enforces the regulations and performs compliance audits. In addition to enforcement by OCR, state attorneys general are authorized to bring civil actions seeking either injunction or damages in response to violations that threaten the privacy of state residents. We follow and maintain a HIPAA compliance plan, which we believe complies with the HIPAA privacy and security regulations, but there can be no assurance that OCR or other regulators will agree. The HIPAA privacy regulations and security regulations have and will continue to impose significant costs on us in order to comply with these standards.

There are numerous other laws and legislative and regulatory initiatives at the federal and state levels addressing privacy and security concerns. We also remain subject to federal or state privacy-related laws that are more restrictive than the regulations issued under HIPAA. These laws vary and could impose additional penalties. For example, the Federal Trade Commission uses its consumer protection authority to initiate enforcement actions in response to alleged privacy and data security violations. The California Consumer Privacy Act, or CCPA, which came into effect January 1, 2020 and was amended and expanded by the California Privacy Rights Act, or CPRA, which came into effect on January 1, 2023. The CCPA, including as amended by CPRA, among other things, create new data privacy obligations for covered companies and provide new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. As of January 1, 2023, the CCPA applies broadly to California employees and personal information of business contacts, which we anticipate will increase our compliance costs. It remains unclear what, if any, additional modifications will be made to this legislation or how it will be interpreted and regulations implementing CPRA amendments will not be finalized before CPRA amendments come into effect. Therefore, the effects of the CCPA and CPRA are significant and will likely require us to modify our data processing practices, and may cause us to incur substantial costs and expenses to comply, particularly given our base of operations in California. There are also a number of other legislative proposals worldwide, including in the United States at both the federal and state level, that could impose additional and potentially conflicting obligations in areas affecting our business.

We are also subject to laws and regulations in foreign countries covering data privacy and other protection of health and employee information that may be more onerous than corresponding U.S. laws, including in particular the laws of Europe.

For instance, in the European Union, increasingly stringent data protection and privacy rules that have and will continue to have substantial impact on the use of patient data across the healthcare industry became effective in May 2018. The EU General Data Protection Regulation, or GDPR, applies across the European Union and includes, among other things, a requirement for prompt notice of data breaches to data subjects and supervisory authorities in certain circumstances and significant fines for non-compliance. The GDPR fine framework can be up to 20 million euros, or up to 4% of the company’s total global turnover of the preceding fiscal year, whichever is higher. The GDPR also requires companies processing personal data of individuals residing in the European Union to comply with EU privacy and data protection rules, even if the company itself does not have a physical presence in the European Union. Noncompliance could result in the imposition of fines, penalties, or orders to stop noncompliant activities. Due to the strong consumer protection aspects of the GDPR, companies subject to its purview are allocating substantial legal costs to the development of necessary policies and procedures and overall compliance efforts. For example, following a decision of the Court of Justice of the EU in October 2015, the transfer of personal data to US companies that had certified as members of the US Safe Harbor Scheme was declared invalid. In July 2016, the European Commission adopted the EU-US Privacy Shield Framework, or the Privacy Shield Framework, which replaced the US Safe Harbor Scheme. On July 16, 2020, the Court of Justice of the European Union issued a decision that declared the Privacy Shield Framework invalid, and will also result in additional compliance obligations for companies that implement standard contractual clauses to ensure a valid basis for the transfer of personal data outside of Europe. We expect continued costs associated with maintaining compliance with GDPR into the future, and these provisions as interpreted by EU agencies, could negatively impact our business, financial condition and results of operations.

In addition to the laws discussed above, we may see more stringent state and federal privacy legislation in 2022 and beyond, as the increased cyber attacks during the COVID-19 pandemic have once again put a spotlight on data privacy and security in the U.S. and other jurisdictions. We cannot predict where new legislation might arise, the scope of such legislation, or the potential impact to our business and operations.

Cybersecurity risks and cyber incidents could result in the compromise of confidential data or critical data systems and give rise to potential harm to customers, remediation and other expenses, expose us to liability under HIPAA, consumer protection laws, or other common law theories, subject us to litigation and federal and state governmental inquiries, damage our reputation, and otherwise be disruptive to our business and operations.

Cyber incidents can result from deliberate attacks or unintentional events. We collect and store on our networks sensitive information, including intellectual property, proprietary business information and personally identifiable information of individuals, such as our customers and employees. The secure maintenance of this information and technology is critical to our business operations. We have implemented multiple layers of security measures to protect the confidentiality, integrity and availability of this data and the systems and devices that store and transmit such data. We utilize current security technologies, and our defenses are monitored and routinely tested internally and by external parties. Additionally, we use third party products such as Amazon Cognito that provide advanced user authentication services that aim to prevent bad actors from accessing our systems. Despite these efforts, threats from malicious persons and groups, new vulnerabilities and advanced new attacks against information systems create risk of cybersecurity incidents. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may not immediately produce signs of intrusion, we may be unable to anticipate these incidents or techniques, timely discover them, or implement adequate preventative measures. When we leverage third-party tools to manage security features, we add an additional potential attack surface that is capable of being exploited.

In response to the COVID-19 pandemic, we have modified our business practices and implemented telework policies wherever possible for appropriate categories of “nonessential” employees to minimize the disruption to our operations, to the extent possible. The continuation of these telework policies means additional operational risk, including increased cybersecurity risk. These cyber risks include, among other risks, greater phishing, malware, and other cybersecurity attacks, vulnerability to or disruptions of our information technology infrastructure and systems to support remote operations, increased risk of unauthorized access, use or dissemination of confidential information, limited ability to restore the systems in the event of a systems failure or interruption, greater risk of a security breach resulting in destruction, alteration or misuse of valuable information, including proprietary business information and personally identifiable information of individuals, all of which could expose us to risks of data or financial loss, litigation and liability.

These threats can come from a variety of sources, ranging in sophistication from an individual hacker to malfeasance by employees, consultants or other service providers to criminal or other unauthorized threat actors, including state-sponsored attacks. Cyber threats may be generic, or they may be custom-crafted against our information systems. Over the past several years, cyber attacks have become more prevalent and much harder to detect and defend against. These threat actors may be able to penetrate our security measures, breach our information technology systems, misappropriate or compromise confidential and proprietary information of our Company and our customers, cause system disruptions and shutdowns, or introduce ransomware, malware, or vulnerabilities into our products, systems, and networks or those of our customers and partners. Our network and storage applications, as well as those of our contractors, may be vulnerable to cyber-attack, malicious intrusion, malfeasance, loss of data privacy or other significant disruption and may be subject to unauthorized access by hackers, employees, consultants or other service providers. In addition, hardware, software or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security or other problems that unexpectedly could interfere with the operation of our products. Unauthorized parties may also attempt to gain access to our systems or facilities through fraud, trickery or other forms of deceiving our employees, contractors and temporary staff.

We are and may continue to be subject to cybersecurity incidents that bypass our security measures. Such incidents may impact the integrity, availability or privacy of personal health information or other data subject to privacy laws or disrupt our information systems, devices or business, including our ability to deliver services to our customers. As a result, cybersecurity, physical security and the continued development and enhancement of our controls, processes and practices designed to protect our enterprise, information systems and data from attack, damage or unauthorized access remain a priority for us. As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any cybersecurity vulnerabilities. The occurrence of any of these events could result in:

•        harm to customers;

•        business interruptions and delays;

•        the loss, misappropriation, corruption or unauthorized access of data;

•        litigation, including potential class action litigation, and potential liability under privacy, security and consumer protection laws or other applicable laws;

•        reputational damage;

•        increase to insurance premiums; and

•        foreign, federal and state governmental inquiries, any of which could have a material, adverse effect on our financial position and results of operations and harm our business reputation.

Failure to protect our information technology infrastructure against cyber-based attacks, network security breaches, service interruptions, or data corruption could significantly disrupt our operations and adversely affect our business and operating results.

We rely on information technology and telephone networks and systems, including the Internet, to process and transmit sensitive electronic information and to manage or support a variety of business processes and activities, including sales, billing, customer service, procurement and supply chain, manufacturing, and distribution. We use enterprise information technology systems to record, process, and summarize financial information and results of operations for internal reporting purposes and to comply with regulatory financial reporting, legal, and tax requirements. System failures or outages, including any potential disruptions due to significantly increased global demand on certain cloud-based systems during or as a result of the COVID-19 pandemic, or failures to adequately scale our data platforms and architectures support patient care could compromise our ability to perform these functions in a timely manner, which could harm our ability to conduct business or delay our financial reporting. Such failures could materially adversely affect our operating results and financial condition. Our information technology systems, some of which are managed by third parties, may be susceptible to damage, disruptions or shutdowns due to computer viruses, ransomware or other malware, attacks by computer hackers, failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, telecommunication failures, user errors or catastrophic events. Although we have developed systems and processes that are designed to protect customer information and prevent data loss and other security breaches, including systems and processes designed to reduce the impact of a security breach at a third-party vendor, such measures cannot provide absolute security. In addition, certain countries have implemented or may implement legislative and technological actions that either do or can effectively regulate access to the internet, including the ability of internet service providers to limit access to specific websites or content. Other countries have attempted or are attempting to change or limit the legal protections available to businesses that depend on the internet for the delivery of their services. If our systems are breached or suffer severe damage, disruption or shutdown and we are unable to effectively resolve the issues in a timely manner, our business and operating results may significantly suffer and we may be subject to litigation, government enforcement actions and other actions for which we could face financial liability and other adverse consequences which may include:

•        additional government oversight of our operations;

•        loss of existing customers;

•        difficulty in attracting new customers;

•        problems in determining product cost estimates and establishing appropriate pricing;

•        difficulty in preventing, detecting, and controlling fraud;

•        disputes with customers, physicians, and other health care professionals;

•        increases in operating expenses, incurrence of expenses, including notification and remediation costs;

•        regulatory fines or penalties;

•        individual actions or class actions for damages;

•        loss of revenues (including through loss of coverage or reimbursement);

•        product development delays;

•        disruption of key business operations; and

•        diversion of attention of management and key information technology resources.

Inadequate funding for the FDA, the SEC and other government agencies could hinder their ability to hire and retain key leadership and other personnel, thereby preventing new products and services from being developed or commercialized in a timely manner or otherwise preventing those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve or clear new medical device products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also increase the time necessary for new products to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times, and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical employees and stop critical activities. Separately, in response to the COVID-19 pandemic, in March 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities and provided guidance regarding the conduct of clinical trials, which has since been further updated and is being refreshed on a periodic basis. The FDA has also noted that it is continuing to ensure timely reviews of applications for medical products during the COVID-19 pandemic in line with its user fee performance goals and conducting “mission-critical” domestic and foreign inspections to ensure compliance of manufacturing facilities with FDA quality standards.

Subsequently, in July 2020, the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission-critical inspections to resumption of all regulatory activities. The agency’s rating system is used to assist in determining when and where it is safest to conduct such inspections based on data about the virus’s trajectory in a given state and locality and the rules and guidelines that are put in place by state and local governments. The FDA’s assessment of whether an inspection is mission-critical considers many factors related to the public health benefit of U.S. patients having access to the product subject to inspection, including whether the products are used to diagnose, treat, or prevent a serious disease or medical condition for which there is no other appropriate substitute. Both for-cause and pre-approval inspections can be deemed mission-critical. The COVID-19 public health emergency determinations and declarations ended May 11, 2023. This is nonetheless subject to change.

Risks Related to Intellectual Property Protection and Use

We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from shipping affected products, require us to obtain licenses from third parties or to develop non-infringing alternatives, and subject us to substantial monetary damages and injunctive relief. We may also be subject to other claims or suits.

Third parties may assert infringement or misappropriation claims against us with respect to our current or future products. We are aware of numerous patents issued to third parties that may relate to aspects of our business, including the design and manufacture of CGM sensors and membranes, as well as methods for oxygen and continuous glucose monitoring. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. Therefore, we cannot be certain that we have not infringed the intellectual property rights of such third parties or others. Our competitors may assert that our systems or the methods we employ in the use of our systems are covered by U.S. or foreign patents held by them. This risk is exacerbated by the fact that there are numerous issued patents and pending patent applications relating to our systems in the medical technology field. Because patent applications may take years to issue, there may be applications now pending of which we are unaware that may later result in issued patents that our products infringe. There could also be existing patents of which we are unaware that one or more components of our system may inadvertently infringe. As the number of competitors in the market grows, the possibility of patent infringement by us or a patent infringement claim against us increases. If we are unable to successfully defend any such claims as they may arise or enter into or extend settlement and license agreements on acceptable terms or at all, our business operations may be harmed.

Any infringement or misappropriation claim could place significant strain on our financial resources, divert management’s attention from our business and harm our reputation. In addition, if the relevant patents are upheld as valid and enforceable and we are found to infringe such patents, we could be prohibited from selling any of our products that is found to infringe unless we could obtain licenses to use the technology covered by the patent or are able to design around the patent. We may be unable to obtain a license on terms acceptable to us, if at all, and we may not be able to redesign our products to avoid infringement. We may be unable to maintain or renew licenses on terms acceptable to us, if at all, and we may be prohibited from selling any of our products that required the technology covered by the relevant licensed patents. Even if we are able to redesign our products to avoid an infringement claim, we may not receive FDA approval for such changes in a timely manner or at all.

Any adverse determination in litigation or derivation proceedings to which we are or may become a party relating to patents or other intellectual property rights could subject us to significant liabilities to third parties or require us to seek licenses from other third parties. If we are found to infringe third-party patents, a court could order us to pay damages to compensate the patent owner for the infringement, such as a reasonable royalty amount and/or profits lost by the patent owners, along with prejudgment and/or post-judgment interest. Furthermore, if we are found to willfully infringe third-party patents, we could, in addition to other penalties, be required to pay treble damages; and if the court finds the case to be exceptional, we may be required to pay attorneys’ fees for the prevailing party. If we are found to infringe third-party copyrights or trademarks or misappropriate third-party trade secrets, based on the intellectual property at issue, a court could order us to pay statutory damages, actual damages, or profits, such as reasonable royalty or lost profits of the owners, unjust enrichment, disgorgement of profits, and/or a reasonable royalty, and the court could potentially award attorneys’ fees or exemplary or enhanced damages. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and would likely include ongoing royalties. We may be unable to obtain necessary intellectual property licenses on satisfactory terms. If we do not obtain any such necessary licenses, we may not be able to redesign our products to avoid infringement and any redesign may not receive FDA approval or other requisite marketing authorization in a timely manner or at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary intellectual property licenses could prevent us from manufacturing and selling our products, which would have a significant adverse impact on our business. If litigation were to be initiated by intellectual property owners, there could significant legal fees and costs incurred in defending litigation (which may include filing administrative actions to attack the intellectual property) as well as a potential monetary settlement payment to the owners, even if the matter is resolved before going to trial. Moreover, the owners may take an overly aggressive approach and/or include multiple allegations in a single litigation.

In addition, from time to time, we are subject to various claims, complaints and legal actions arising out of the ordinary course of business, including commercial insurance, product liability or employment-related matters.

Also, from time to time, we may bring claims or initiate lawsuits against various third parties with respect to matters arising out of the ordinary course of our business, including commercial and employment-related matters. We do not believe we are party to any currently pending legal proceedings, the outcome of which could have a material adverse effect on our business, financial condition or results of operations. There can be no assurance that existing or future legal proceedings arising in the ordinary course of business or otherwise will not have a material adverse effect on our business, financial condition or results of operations.

Our inability to adequately protect our intellectual property could allow our competitors and others to produce products based on our technology, which could substantially impair our ability to compete.

Our success and our ability to compete depend, in part, upon our ability to maintain the proprietary nature of our technologies. We rely on a combination of patent, copyright and trademark law, and trade secrets and nondisclosure agreements to protect our intellectual property. However, such methods may not be adequate to protect us or permit us to gain or maintain a competitive advantage. Our patent applications may not issue as patents in a form that will be advantageous to us, or at all. Our issued patents, and those that may issue in the future, may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products. In addition, there are numerous changes to the patent laws and proposed changes to the rules of the U.S. Patent and Trademark Office, which may have a significant impact on our ability to protect our technology and enforce our intellectual property rights.

To protect our proprietary rights, we may in the future need to assert claims of infringement against third parties. The outcome of litigation to enforce our intellectual property rights in patents, copyrights, trade secrets or trademarks is highly unpredictable, could result in substantial costs and diversion of resources, and could have a material adverse effect on our business, financial condition and results of operations regardless of the final outcome of such litigation. In the event of an adverse judgment, a court could hold that some or all of our asserted intellectual property rights are not infringed, or are invalid or unenforceable, and could award attorney fees.

Despite our efforts to safeguard our unpatented and unregistered intellectual property rights, we may not succeed in doing so or the steps taken by us in this regard may not be adequate to detect or deter misappropriation of our technology or to prevent an unauthorized third party from copying or otherwise obtaining and using our products, technology or other information that we regard as proprietary. In addition, third parties may be able to design around our patents. Furthermore, the laws of foreign countries may not protect our proprietary rights to the same extent as the laws of the United States.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe on our patents or the patents that we license. In the event of infringement or unauthorized use, we may file one or more infringement lawsuits, which can be expensive and time-consuming. An adverse result in any such litigation proceedings could put one or more of our patents at risk of being invalidated, being found to be unenforceable or being interpreted narrowly and could put our patent applications at risk of not issuing. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

Many of our competitors are larger than we are and have substantially greater resources. They are, therefore, likely to be able to sustain the costs of complex patent litigation longer than we could. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise any funds necessary to continue our operations, continue our internal research programs, in-license needed technology, or enter into development partnerships that would help us bring our products to market.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed alleged trade secrets of their other clients or former employers to us, which could subject us to costly litigation.

As is common in the medical device industry, we engage the services of consultants and independent contractors to assist us in the development of our products. Many of these consultants and independent contractors were previously employed at, or may have previously provided or may be currently providing consulting or other services to, universities or other technology, biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may become subject to claims that we, a consultant or an independent contractor inadvertently or otherwise used or disclosed trade secrets or other information proprietary to their former employers or their former or current clients. We may similarly be subject to claims stemming from similar actions of an employee, such as one who was previously employed by another company, including a competitor or potential competitor. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to our management team. If we were to be unsuccessful, we could lose access or exclusive access to valuable intellectual property.

We may not be able to protect our intellectual property rights throughout the world, which could materially, negatively affect our business.

Filing, prosecuting and defending patents on current and future products in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, regardless of whether we are able to prevent third parties from practicing our inventions in the United States, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not pursued and obtained patent protection to develop their own products, and further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as it is in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. Even if we pursue and obtain issued patents in particular jurisdictions, our patent claims or other intellectual property rights may not be effective or sufficient to prevent third parties from competing. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license and may adversely impact our business.

In addition, we also face the risk that our products are imported or reimported into markets with relatively higher prices from markets with relatively lower prices, which would result in a decrease of sales and any payments we receive from the affected market. Recent developments in U.S. patent law have made it more difficult to stop these and related practices based on theories of patent infringement.

If we are unable to protect the confidentiality of our trade secrets, the value of our technology could be materially adversely affected and our business could be harmed.

We rely heavily on trade secrets and confidentiality agreements to protect our unpatented know-how, technology and other confidential proprietary information, and to maintain our competitive position. However, trade secrets and know-how can be difficult to protect. In particular, we anticipate that with respect to our technologies, these trade secrets and know-how will over time be disseminated within the industry through independent development, the publication of journal articles describing the methodology, and the movement of personnel from academic to industry scientific positions.

In addition to pursuing patents on our technology, we take steps to protect our intellectual property and proprietary technology by entering into agreements, including confidentiality agreements, non-disclosure agreements and intellectual property assignment agreements, with our employees, consultants, academic institutions, corporate partners and, when needed, our advisers. However, we cannot be certain that such agreements have been entered into with all relevant parties, and we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors or other third parties will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. For example, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and we may not be able to prevent such unauthorized disclosure, which could materially and adversely impact our ability to establish or maintain a competitive advantage in the market, and our business, financial condition, results of operations and prospects.

Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. If we were to enforce a claim that a third party had wrongfully obtained and was using our trade secrets, it would be expensive and time-consuming, it could distract our personnel, and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets or may not recognize certain claims of intellectual property infringement.

We also seek to preserve the integrity and confidentiality of our confidential proprietary information by maintaining physical security of our premises and physical and electronic security of our information technology systems, but it is possible that these security measures could be breached. If any of our confidential proprietary information were to be lawfully obtained or independently developed by a competitor or other third party, absent patent and copyright protection, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position. Competitors or third parties could purchase our products and attempt to replicate some or all of the competitive advantages we derive from our development efforts, design around our protected technology, develop their own competitive technologies that fall outside the scope of our intellectual property rights or independently develop our technologies without reference to our trade secrets. If any of our trade secrets were to be disclosed to or independently discovered by a competitor or other third party, it could materially and adversely affect our business, financial condition, results of operations and prospects.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case. In some cases, our licensors may be responsible for, for example, these payments, thereby decreasing our control over compliance with these requirements.

We may need or may choose to obtain licenses from third parties to advance our research or allow commercialization of our current or future products, and we cannot provide any assurances that we would be able to obtain such licenses.

We may need or may choose to obtain licenses from third parties to advance our research or allow commercialization of our current or future products, and we cannot provide any assurances that third-party patents do not exist that might be enforced against our current or future products in the absence of such a license. We may fail to obtain any of these licenses on commercially reasonable terms, if at all. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. If we could not obtain a license, we may be required to expend significant time and resources to develop or license replacement technology. If we are unable to do so, we may be unable to develop or commercialize the affected products, which could materially harm our business and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation. Licensing intellectual property involves complex legal, business and scientific issues. Disputes may arise between us and our licensors regarding intellectual property subject to a license agreement, including:

•        the scope of rights granted under the license agreement and other interpretation-related issues;

•        whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•        our right to sublicense patent and other rights to third parties under collaborative development relationships;

•        our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our products, and what activities satisfy those diligence obligations; and

•        the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners.

If disputes over licensed intellectual property prevent or impair our ability to maintain the licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product, or the dispute may have an adverse effect on our results of operations.

In addition to agreements pursuant to which we in-license intellectual property, we have in the past, and we may in the future, grant licenses under our intellectual property. Like in-licenses, out-licenses are complex, and disputes may arise between us and our licensees, such as the types of disputes described above. Moreover, our licensees may breach their obligations, or we may be exposed to liability due to our failure or alleged failure to satisfy our obligations. Any such occurrence could have an adverse effect on our business.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition by potential partners or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected.

The measures that we use to protect the security of our intellectual property and other proprietary rights may not be adequate, which could result in the loss of legal protection for, and thereby diminish the value of, such intellectual property and other rights.

In addition to pursuing patents on our technology, we also rely upon trademarks, trade secrets, copyrights and unfair competition laws, as well as license agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated. In addition, we take steps to protect our intellectual property and proprietary technology by entering into confidentiality agreements and intellectual property assignment agreements with our employees, consultants, corporate partners and, when needed, our advisors. Our suppliers also have access to the patented technology owned or used by us as well as other proprietary information, and these suppliers are subject to confidentiality provisions under their agreements with us.

Such agreements or provisions may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and we may not be able to prevent such unauthorized disclosure. Notwithstanding any such agreements, there is no assurance that our current or former manufacturers or suppliers will not use and/or supply our competitors with our trade secrets, know-how or other proprietary information to which these parties gained access or generated from their relationship with us. This could lead to our competitors gaining access to patented or other proprietary information. Moreover, if a party to an agreement with us has an overlapping or conflicting obligation to a third party, our rights in and to certain intellectual property could be undermined. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. If we were to enforce a claim that a third party had illegally obtained and was using our trade secrets, it would be expensive and time-consuming, the outcome would be unpredictable, and any remedy may be inadequate. In addition, courts outside the United States may be less willing to protect trade secrets.

In addition, competitors could purchase our products and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If our intellectual property does not adequately protect our market share against competitors’ products and methods, our competitive position could be adversely affected, as could our business.

Our issued patents could be found invalid or unenforceable if challenged in court, which could have a material adverse impact on our business.

If we or any of our partners were to initiate legal proceedings against a third party to enforce a patent covering one of our products or services, the defendant in such litigation could counterclaim that our patent is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement, or failure to claim patent eligible subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement during prosecution. Third parties may also raise similar claims before the USPTO even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the challenged patent. Such a loss of patent protection would have a material adverse impact on our business.

Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing our ability to protect our products.

The America Invents Act, or AIA, introduced changes that limit where a patent holder may file a patent infringement suit and providing additional opportunities for third parties to challenge any issued patent in the USPTO. This applies to all of our owned and in-licensed U.S. patents, even those issued before March 16, 2013 (the effective date of the AIA). Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. The AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

Additionally, the U.S. Supreme Court has ruled on several patent cases in recent years, such as Impression Products, Inc. v. Lexmark International, Inc., Association for Molecular Pathology v. Myriad Genetics, Inc., Mayo Collaborative Services v. Prometheus Laboratories, Inc. and Alice Corporation Pty. Ltd. v. CLS Bank International,

either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on actions by the U.S. Congress and decisions by the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

Several inventions covered by our patent portfolio were made using U.S. government funding. The U.S. government has an irrevocable, non-exclusive, royalty-free license to use such other inventions.

U.S. government grant funding was used in the inventions covered by four U.S. patents and two pending U.S. patent applications in Profusa’s patent portfolio. As a result of this funding, the government is granted an irrevocable, non-exclusive, royalty-free license to use these patents/applications. The government’s ability to practice the inventions described in these patents/applications is limited to practice for or on behalf of the United States. However, the license can be used to allow a third party to practice the invention solely for the government’s benefit.

In some circumstances, the U.S. government agency that provided the grants has the right to “march-in” and require Profusa to license its invention to a third party. These circumstances are as follows: (a) the inventing party has not tried to achieve practical application of the invention; (b) such a license is needed to alleviate health or safety concerns; (c) such a license is needed to meet public use requirements specified in federal regulations; or (d) the inventing party fails to ensure that the invention will be “manufactured substantially” in the United States.

The negative effects of march-in rights on Profusa’s business could be profound. Most importantly, Profusa could be compelled to grant licenses for its patented inventions to third parties, including competitors. This scenario could lead to increased competition, loss of market exclusivity, and diminished control over the commercialization of its innovations.

Furthermore, the forced licensing of patents under march-in rights may result in reduced revenues and profitability for Profusa. The terms and conditions of such licenses could be dictated by the government, potentially impacting the company’s ability to generate income from its intellectual property on favorable terms.

Moreover, the uncertainty surrounding the potential exercise of march-in rights creates a challenging business environment. It introduces regulatory risks and can complicate strategic planning and investment decisions for Profusa, as Profusa must navigate the possibility of government intervention in its intellectual property rights.

The invocation of March-in rights by the government could lead to increased competition, revenue reduction, loss of control over intellectual property, and heightened regulatory complexities, all of which could have a negative impact on Profusa’s business operations and financial performance.

Additionally, government support may have implications for Profusa’s right to license the inventions covered by these patents/applications. For example, generally when granting an exclusive license, the licensee must ensure that the invention will be “manufactured substantially” within the United States.

Obtaining and maintaining our patent protection depends on compliance with various procedural requirements, document submission, fee payment and other requirements imposed by government patent agencies and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents and applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of our owned patents and applications. The USPTO and various foreign government agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical products or technology, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Patent terms may be inadequate to protect our competitive position on products or product candidates for an adequate amount of time.

Patents have a limited lifespan. In most countries, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest national or international (i.e., PCT) filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. After patents expire, we may be open to competition with respect to products that were covered by the expired patents.

If we do not obtain patent term extension and/or data exclusivity for any product candidates we decide to develop as drug product candidates, our business may be materially harmed.

Depending upon the timing, duration and specifics of any FDA marketing approval of any product candidates we decide to develop as product candidates, one or more of the U.S. patents we may obtain may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act, also known as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent term extension of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. Similar extensions as compensation for patent term lost during regulatory review processes are also available in certain foreign countries and territories, such as in Europe under a Supplementary Protection Certificate. However, we may not be granted an extension in the United States and/or foreign countries and territories because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. We may not be eligible for patent term extension, or PTE, as it is only available in the U.S. if any component of a product candidate has never been approved as a drug substance. If we are unable to obtain patent term extension or the term of any such extension is shorter than what we request, our competitors may obtain approval of competing products following our patent expiration, and our business, financial condition, results of operations and prospects could be materially harmed.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in our owned patent rights, trade secrets or other intellectual property as an inventor or co-inventor. For example, we may have disputes arise from conflicting obligations of employees, consultants or others who are involved in developing our products, product candidates, or other technologies. Litigation may be necessary to defend against these and other claims challenging inventorship or our ownership of our owned patent rights, trade secrets or other intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our products, product candidates, or other technologies. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•        others may be able to make products that are similar to products and technologies we may develop or utilize similar technology that are not covered by the claims of the patents that we own or license now or in the future;

•        we, or our licensor(s), might not have been the first to make the inventions covered by the issued patent or pending patent application that we license or may own in the future;

•        we, or our licensor(s), might not have been the first to file patent applications covering certain of our or their inventions;

•        others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing, misappropriating or otherwise violating our owned or licensed intellectual property rights;

•        it is possible that our pending licensed patent applications or those that we may own in the future will not lead to issued patents;

•        issued patents that we own, in-license, or otherwise hold rights to may be held invalid or unenforceable or have their scope narrowed, including as a result of legal challenges by our competitors;

•        our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•        we may not develop additional proprietary technologies that are patentable;

•        the patents of others may harm our business; and

•        we may choose not to file a patent application for certain trade secrets or know-how, and a third party may subsequently file a patent application covering such intellectual property.

Should any of these events occur, they could materially adversely affect our business, financial condition, results of operations and prospects.

General Risks of Profusa’s Business

If we are unable to successfully maintain effective internal control over financial reporting, investors may lose confidence in our reported financial information and our stock price and our business may be adversely impacted.

As a public company, we will be required to maintain internal control over financial reporting and our management is required to evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year. If we are not successful in maintaining effective internal control over financial reporting, there could be inaccuracies or omissions in the financial information we are required to file with the SEC. Additionally, even if there are no inaccuracies or omissions, we will be required to publicly disclose the conclusion of our management that our internal control over financial reporting or disclosure controls and procedures are not effective. These events could cause investors to lose confidence in our reported financial information, adversely impact our stock price, result in increased costs to remediate any deficiencies, attract regulatory scrutiny or lawsuits that could be costly to resolve and distract management’s attention, limit our ability to access the capital markets or cause our stock to be delisted from The Nasdaq Stock Market or any other securities exchange on which it is then listed.

Environmental, social and corporate governance, or ESG regulations, policies and provisions may make our supply chain more complex and may adversely affect our relationships with customers.

There is an increasing focus on the governance of environmental and social risks. A number of our customers who are payors or distributors have adopted, or may adopt, procurement policies that include ESG provisions that their suppliers or manufacturers must comply with, or they may seek to include such provisions in their terms and conditions. An increasing number of participants in the medical device industry are also joining voluntary ESG groups or organizations, such as the Responsible Business Alliance. These ESG provisions and initiatives are subject to change, can be unpredictable, and may be difficult and expensive for us to comply with, given the complexity of our supply chain and the outsourced manufacturing of certain components of our products. If we are unable to comply, or are unable to cause our suppliers to comply, with such policies or provisions, a customer may stop purchasing products from us, and may take legal action against us, which could harm our reputation, revenue and results of operations.

Current uncertainty in domestic and global economic and political conditions makes it particularly difficult to predict product demand and other related matters and makes it more likely that our actual results could differ materially from expectations.

Our operations and performance depend on worldwide economic and political conditions. These conditions have been adversely impacted by continued global economic uncertainty, political instability and military hostilities in multiple geographies, concerns over the potential downgrade of U.S. sovereign debt and continued sovereign debt, monetary and financial uncertainties in Europe and other foreign countries, and global health pandemics such as the COVID-19 pandemic. These include potential reductions in the overall stability and suitability of the Euro as a single currency, given the economic and political challenges facing individual Eurozone countries. These conditions have made and may continue to make it difficult for our customers and potential customers to afford our products, and could cause our customers to stop using our products or to use them less frequently. If that were to occur, our revenue may decrease and our performance may be negatively impacted. In addition, the pressure on consumers to absorb more of their own health care costs has resulted in some cases in higher deductibles and limits on durable medical equipment, which may cause seasonality in purchasing patterns.

Furthermore, during economic uncertainty, our customers have had job losses and may continue to have issues gaining timely access to sufficient health insurance or credit, which could result in their unwillingness to purchase products or impair their ability to make timely payments to us. While the potential economic impact brought by and the duration of the COVID-19 pandemic may be difficult to assess or predict, it has already caused, and is likely to result in further, significant disruption of global financial markets, which may reduce our ability to access capital on favorable terms or at all. In addition, a recession, depression or other sustained adverse market event resulting from the spread of COVID-19 could materially and adversely affect our business and the value of our common stock.

We cannot predict the reoccurrence of any economic slowdown or the strength or sustainability of the economic recovery, worldwide, in the United States, or in our industry. These and other economic factors could have a material adverse effect on our business, financial condition and results of operations.

Changes in financial accounting standards or practices or existing taxation rules or practices may cause adverse unexpected revenue and/or expense fluctuations and affect our reported results of operations.

A change in accounting standards or practices or a change in existing taxation rules or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and taxation rules and varying interpretations of accounting pronouncements and taxation practice have occurred and may occur in the future. The method in which we market and sell our products may have an impact on the manner in which we recognize revenue. In addition, changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business. Additionally, changes to existing accounting rules or standards, such as the potential requirement that U.S. registrants prepare financial statements in accordance with International Financial Reporting Standards, may adversely impact our reported financial results and business, and may further require us to incur greater accounting fees.

Climate change may have a long-term impact on our business.

There are inherent risks related to climate change wherever business is conducted. Access to clean water and reliable energy in the communities where we conduct our business, whether for our offices or for our vendors, is a priority. Our manufacturing sites in California are vulnerable to climate change effects. For example, in California, increasing intensity of droughts throughout the states and annual periods of wildfire danger increase the probability of planned and unplanned power outages in the communities where we work and live. While this danger has a low-assessed risk of disrupting normal business operations, it has the potential impact on employees’ abilities to commute to work or to work from home and stay connected effectively. Climate-related events, including the increasing frequency of extreme weather events and their impact on the U.S. and other major regions’ critical infrastructure, have the potential to disrupt our business, our third-party suppliers, and/or the business of our customers, and may cause us to experience higher attrition, losses, and additional costs to maintain or resume operations.

We face the risk of product liability claims and may be subject to damages, fines, penalties and injunctions, among other things.

Our business exposes us to the risk of product liability claims that is inherent in the testing, manufacturing and marketing of medical devices, including those which may arise from the misuse (including system hacking or other unauthorized access by third parties to our systems) or malfunction of, or design flaws in, our products. This liability may vary based on the FDA classification associated with our devices. We may be subject to product liability claims if our products cause, or merely appear to have caused, an injury. Claims may be made by customers, healthcare providers or others selling our products. The risk of claims may also increase if our products are subject to a product recall or seizure.

Although we have insurance at levels that we believe is appropriate, this insurance is subject to deductibles and coverage limitations. Our current product liability insurance may not continue to be available to us on acceptable terms, if at all, and, if available, the coverage may not be adequate to protect us against any future product liability claims. Further, if additional products are approved for marketing, we may seek additional insurance coverage. If we are unable to obtain insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may harm our business. A product liability claim, recall or other claims with respect to uninsured liabilities or for amounts in excess of insured liabilities could result in significant costs and significant harm to our business.

We may be subject to claims against us even if the apparent injury is due to the actions of others or misuse of the device or a partner device. Our customers, either on their own or following the advice of their physicians, may use our products in a manner not described in the products’ labeling and that differs from the manner in which it was used in clinical studies and approved by the FDA. Off-label use of products by customers is common, and any such off-label use of our products could subject us to additional liability, or require design changes to limit this potential off-label use once discovered.

If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit or halt the marketing and sale of our products, if approved. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•        decreased demand for our approved products, if any;

•        harm to our reputation;

•        initiation of investigations by regulators, which could result in enforcement action against us or our contract manufacturers;

•        costs to defend the related litigation;

•        a diversion of management’s time and our resources;

•        substantial monetary awards to trial participants or patients;

•        product recalls, withdrawals or labeling, marketing or promotional restrictions;

•        loss of revenue; and

•        exhaustion of any available insurance and our capital resources.

We will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company, which could lower our profits or make it more difficult to run our business.

As a public company, we will incur significant legal, accounting and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also have incurred and will continue to incur costs associated with the Sarbanes-Oxley Act, and related rules implemented by the Securities and Exchange Commission, or SEC, and the exchange our securities are listed on. The expenses generally incurred by public companies for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions, other regulatory action and potentially civil litigation.

We are an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). We will remain an emerging growth company until the earlier of (i) December 31, 2026, the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules.

We expect that we will remain an emerging growth company for the foreseeable future but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before December 31, 2026. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•        being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•        not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•        reduced disclosure obligations regarding executive compensation; and

•        not being required to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

For as long as we continue to be an emerging growth company, we expect that we will take advantage of the reduced disclosure obligations available to us as a result of that classification. We have taken advantage of certain of those reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

We identified material weaknesses in our internal control over financial reporting. These material weaknesses could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

As a public company, we are required to comply with SEC rules that implement Section 404 of the Sarbanes-Oxley Act and make an ongoing, formal assessment of the effectiveness of our internal controls over financial reporting.

We cannot assure you that the measures we have taken to date, and actions we may take in the future, will prevent or avoid control deficiencies that could lead to material weaknesses in our internal control over financial reporting in the future. Our current controls, and any new controls that we develop, may become inadequate because of changes in conditions in our business. Further, deficiencies in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods.

We have performed a formal evaluation of our internal control over financial reporting under the supervision and with the participation of management, including our principal executive officer and principal financial officer, as required by Section 404 of the Sarbanes-Oxley Act. Based upon their evaluation, our principal executive officer and principal financial and accounting officer, concluded that our internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) were not effective as of June 30, 2025 due to the existence of material weaknesses. Our internal controls were not adequately designed and appropriate to address the following material weaknesses related to (i) segregation of duties in recording journal entries, (ii) segregation of duties within the procurement business cycle, and (iii) in the procurement cycle our controls were insufficient for reviewing and reconciling accounts payable and accrued liabilities. In addition, our internal controls did not detect an error in (i) the review of the convertible promissory notes valuation and warrant valuation (ii) proper recording of accounts payable and accrued expenses, expensing or prepaid expenses, common stock subject to possible redemption, and the calculation of our income tax provision (iii) the proper safeguarding of trust assets and the monitoring process of the use of trust funds. The company plans to remediate such weaknesses. In connection with the business combination, the company has hired a new CFO with significant experience, including financial reporting and internal controls. The CFO plans to establish reporting controls consistent with a public company of this size, including segregation of duties and controls related to Sarbanes-Oxley, to the extent applicable. However, we can give no assurance that the measures we have taken, or will take, will prevent any future material weaknesses or deficiencies in internal control over financial reporting.

We have not engaged an independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date or for any period reported in our financial statements. We are required to evaluate and disclose changes made in our internal controls and procedures on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the applicable stock exchange or other regulatory authorities, which would require additional financial and management resources.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in our Company and, as a result, the market price of our common stock.

As a public company, we are required to comply with the requirements of the Sarbanes-Oxley Act, including, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We continue to develop and refine our disclosure controls and other procedures that are designed to ensure that information we are required to disclose in the reports that we will file with the SEC are recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act, is accumulated and communicated to our management, including our principal executive and financial officers.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including dedicated to internal resources. We may also need to engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting. If any of these new or improved controls and systems do not perform as expected, we may experience additional material weaknesses in our controls. Moreover, our testing, or the subsequent testing by our independent registered public accounting firm, may reveal additional deficiencies in our internal control over financial reporting that are deemed to be material weaknesses.

Any failure to implement and maintain effective disclosure controls and procedures and internal control over financial reporting, including the identification of one or more material weaknesses, could cause investors to lose confidence in the accuracy and completeness of our financial statements and reports, which would likely adversely affect the market price of our common stock. In addition, we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC and other regulatory authorities.

Risks Related to our Bitcoin Treasury Strategy and Holdings

Our bitcoin treasury strategy exposes us to various risks associated with bitcoin.

Our bitcoin treasury strategy exposes us to various risks associated with bitcoin, including the following:

Bitcoin is a highly volatile asset.    Bitcoin is a highly volatile asset that has traded below $53,000 per bitcoin and above $123,000 per bitcoin on the Coinbase exchange in the 12 months preceding the date of this prospectus. The trading price of bitcoin significantly decreased during prior periods, and such declines may occur again in the future. We intend to engage in hedging strategies from time to time as part of our treasury management operations if deemed appropriate.

Bitcoin does not pay interest or dividends.    Bitcoin does not pay interest or other returns and we can only generate cash from our bitcoin holdings if we sell our bitcoin or implement strategies to create income streams or otherwise generate cash by using our bitcoin holdings. Even if we pursue any such strategies, we may be unable to create income streams or otherwise generate cash from our bitcoin holdings, and any such strategies may subject us to additional risks.

Our bitcoin holdings may significantly impact our financial results and the market price of our common stock.    Our bitcoin holdings may significantly affect our financial results and if we continue to increase our overall holdings of bitcoin in the future, they will have an even greater impact on our financial results and the market price of our common stock. See “— Our historical financial statements do not reflect our acquisition of bitcoin, the fact the our bitcoin holdings will be the substantial majority of our assets, or the potential variability in earnings that we may experience in the future relating to our bitcoin holdings” below.

Our bitcoin treasury strategy has not been tested over an extended period of time or under different market conditions.    We will be using the proceeds from this offering to facilitate the recent adoption our bitcoin treasury strategy and we will need to continually examine the risks and rewards of this new strategy. This new strategy has not been tested over an extended period of time or under different market conditions. For example, although we believe bitcoin, due to its limited supply, has the potential to serve as a hedge against inflation in the long term, the short-term price of bitcoin declined in recent periods during which the inflation rate increased. Some investors and other market participants may disagree with our bitcoin treasury strategy or actions we undertake to implement it. If bitcoin prices were to decrease or our bitcoin treasury strategy otherwise proves unsuccessful, our financial condition, results of operations, and the market price of our common stock could be materially adversely affected.

We are subject to counterparty risks, including in particular risks relating to our custodians.    Although we intend to implement various measures that are designed to mitigate our counterparty risks, including by storing substantially all of the bitcoin we own in custody accounts at U.S.-based, institutional-grade custodians and negotiating contractual arrangements intended to establish that our property interest in custodially-held bitcoin is not subject to claims of our custodians’ creditors, applicable insolvency law is not fully developed with respect to the holding of digital assets in custodial accounts. If our custodially-held bitcoin were nevertheless considered to be the property of our custodians’ estates in the event that any such custodians were to enter bankruptcy, receivership or similar insolvency proceedings, we could be treated as a general unsecured creditor of such custodians, inhibiting our ability to exercise ownership rights with respect to such bitcoin and this may ultimately result in the loss of the value related to some or all of such bitcoin. Even if we are able to prevent our bitcoin from being considered the property of a custodian’s bankruptcy estate as part of an insolvency proceeding, it is possible that we would still be delayed or may otherwise experience difficulty in accessing our bitcoin held by the affected custodian during the pendency of the insolvency proceedings. Any such outcome could have a material adverse effect on our financial condition and the market price of our common stock.

The broader digital assets industry is subject to counterparty risks, which could adversely impact the adoption rate, price, and use of bitcoin.    A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, FTX Trading and Genesis Global Capital, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, including Signature Bank and Silvergate Bank, SEC enforcement actions against Coinbase, Inc. and Binance Holdings Ltd., the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by Nevada’s Department of Business and Industry, and the filing and subsequent settlement of a civil fraud lawsuit by the New York Attorney General against Genesis Global Capital, its parent company Digital Currency

Group, Inc., and former partner Gemini Trust Company, have highlighted the counterparty risks applicable to owning and transacting in digital assets. Although these bankruptcies, closures, liquidations and other events have not resulted in any loss or misappropriation of our bitcoin, nor have such events adversely impacted our access to our bitcoin, they have, in the short-term, likely negatively impacted the adoption rate and use of bitcoin. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future may further negatively impact the adoption rate, price, and use of bitcoin, limit the availability to us of financing collateralized by bitcoin, or create or expose additional counterparty risks.

Changes in our ownership of bitcoin could have accounting, regulatory and other impacts.    While we currently plan to own bitcoin directly, we may investigate other potential approaches to owning bitcoin, including indirect ownership (for example, through ownership interests in a fund that owns bitcoin). If we were to own all or a portion of our bitcoin in a different manner, the accounting treatment for our bitcoin, our ability to use our bitcoin as collateral for additional borrowings, and the regulatory requirements to which we are subject, may correspondingly change. For example, the volatile nature of bitcoin may force us to liquidate our holdings to use it as collateral, which could be negatively affected by any disruptions in the crypto market and, if liquidated, the value of the collateral would not reflect potential gains in the market value of bitcoin, all of which could negatively affect our business and implementation of our bitcoin strategy.

Changes in the accounting treatment of our bitcoin holdings could have significant accounting impacts, including increasing the volatility of our results.    In December 2023, the FASB issued ASU 2023-08, which upon our adoption will require us to measure in-scope crypto assets (including our bitcoin holdings) at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of our bitcoin in net income each reporting period. ASU 2023-08 will also require us to provide certain interim and annual disclosures with respect to our bitcoin holdings. Due to the volatility in the price of bitcoin, the adoption of ASU 2023-08 could have a material impact on our financial results in future periods, increase the volatility of our financial results, affect the carrying value of our bitcoin on our balance sheet, and could result in tax-related adjustments, which in turn could have a material adverse effect on our financial results and the market price of our common stock.

The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of, and use cases for, digital assets, market perception of digital assets, and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict.

Bitcoin is a highly volatile asset, and fluctuations in the price of bitcoin are likely to influence our financial results and the market price of our common stock.

Bitcoin is a highly volatile asset, and fluctuations in the price of bitcoin are likely to influence our financial results and the market price of our common stock. Our financial results and the market price of our common stock would be adversely affected, and our business and financial condition would be negatively impacted, if the price of bitcoin decreased substantially (as it has in the past, such as during 2022), including as a result of:

•        decreased user and investor confidence in bitcoin, including due to the various factors described herein;

•        investment and trading activities, such as (i) trading activities of highly active retail and institutional users, speculators, miners and investors, (ii) actual or expected significant dispositions of bitcoin by large holders, and (iii) actual or perceived manipulation of the spot or derivative markets for bitcoin or spot bitcoin ETPs;

•        negative publicity, media or social media coverage, or sentiment due to events in or relating to, or perception of, bitcoin or the broader digital assets industry, for example, (i) public perception that bitcoin can be used as a vehicle to circumvent sanctions, including sanctions imposed on Russia or certain regions related to the ongoing conflict between Russia and Ukraine, or to fund criminal or terrorist activities, such as the purported use of digital assets by Hamas to fund its terrorist attack against Israel in October 2023; (ii) expected or pending civil, criminal, regulatory enforcement or other high profile actions against major participants in the bitcoin ecosystem, including the SEC’s enforcement actions against Coinbase, Inc. and Binance Holdings Ltd.; (iii) additional filings for bankruptcy protection or bankruptcy proceedings of major digital asset industry participants, such as the bankruptcy proceeding of FTX Trading and its affiliates; and (iv) the actual or perceived environmental impact of bitcoin and related activities, including environmental concerns raised by private individuals, governmental and non-governmental organizations, and other actors related to the energy resources consumed in the bitcoin mining process;

•        changes in consumer preferences and the perceived value or prospects of bitcoin;

•        competition from other digital assets that exhibit better speed, security, scalability, or energy efficiency, that feature other more favored characteristics, that are backed by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;

•        a decrease in the price of other digital assets, including stablecoins, or the crash or unavailability of stablecoins that are used as a medium of exchange for bitcoin purchase and sale transactions, such as the crash of the stablecoin Terra USD in 2022, to the extent the decrease in the price of such other digital assets or the unavailability of such stablecoins may cause a decrease in the price of bitcoin or adversely affect investor confidence in digital assets generally;

•        the identification of Satoshi Nakamoto, the pseudonymous person or persons who developed bitcoin, or the transfer of substantial amounts of bitcoin from bitcoin wallets attributed to Mr. Nakamoto or other “whales” that hold significant amounts of bitcoin;

•        disruptions, failures, unavailability, or interruptions in service of trading venues for bitcoin, such as, for example, digital asset exchange FTX Trading’s freezing of withdrawals and transfers from its accounts in 2022;

•        the filing for bankruptcy protection by, liquidation of, or market concerns about the financial viability of digital asset custodians, trading venues, lending platforms, investment funds, or other digital asset industry participants, such as the filing for bankruptcy protection by digital asset trading venues FTX Trading and BlockFi and digital asset lending platforms Celsius Network and Voyager Digital Holdings in 2022, the ordered liquidation of the digital asset investment fund Three Arrows Capital in 2022, the announced liquidation of Silvergate Bank in 2023, the government-mandated closure and sale of Signature Bank in 2023, the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by the Nevada Department of Business and Industry in 2023, and the exit of Binance Holdings Ltd. from the U.S. market in 2023 as part of its settlement with the Department of Justice and other federal regulatory agencies;

•        regulatory, legislative, enforcement and judicial actions that adversely affect the price, ownership, transferability, trading volumes, legality or public perception of bitcoin, or that adversely affect the operations of or otherwise prevent digital asset custodians, trading venues, lending platforms or other digital assets industry participants from operating in a manner that allows them to continue to deliver services to the digital assets industry;

•        further reductions in mining rewards of bitcoin, including block reward halving events, which are events that occur after a specific period of time that reduce the block reward earned by “miners” who validate bitcoin transactions, or increases in the costs associated with bitcoin mining, including increases in electricity costs and hardware and software used in mining, that may cause a decline in support for the Bitcoin network;

•        transaction congestion and fees associated with processing transactions on the bitcoin network;

•        macroeconomic changes, such as changes in the level of interest rates and inflation, fiscal and monetary policies of governments, trade restrictions, and fiat currency devaluations;

•        developments in mathematics or technology, including in digital computing, algebraic geometry and quantum computing, that could result in the cryptography used by the bitcoin blockchain becoming insecure or ineffective; and

•        changes in national and international economic and political conditions, including, without limitation, the adverse impact attributable to the economic and political instability caused by the current conflict between Russia and Ukraine and the economic sanctions adopted in response to the conflict, and the potential broadening of the Israel-Hamas conflict to other countries in the Middle East.

Bitcoin and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty.

Bitcoin and other digital assets are relatively novel and are subject to significant uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of bitcoin.

The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of bitcoin or the ability of individuals or institutions such as us to own or transfer bitcoin. For example, the U.S. executive branch, SEC, the European Union’s Markets in Crypto Assets Regulation, among others have been active in recent years, and in the U.K., the Financial Services and Markets Act 2023, or FSMA 2023 became law. It is not possible to predict whether, or when, any of these developments will lead to Congress granting additional authorities to the SEC, Commodity Futures Trading Commission (“CFTC”), or other regulators, or whether, or when, any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function or the willingness of financial and other institutions to continue to provide services to the digital assets industry, nor how any new regulations or changes to existing regulations might impact the value of digital assets generally and bitcoin specifically. The consequences of increased regulation of digital assets and digital asset activities could adversely affect the market price of bitcoin and in turn adversely affect the market price of our common stock.

Moreover, the risks of engaging in a bitcoin treasury strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The growth of the digital assets industry in general, and the use and acceptance of bitcoin in particular, may also impact the price of bitcoin and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of bitcoin may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to bitcoin, institutional demand for bitcoin as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for bitcoin as a means of payment, and the availability and popularity of alternatives to bitcoin. Even if growth in bitcoin adoption occurs in the near or medium-term, there is no assurance that bitcoin usage will continue to grow over the long-term.

Because bitcoin has no physical existence beyond the record of transactions on the bitcoin blockchain, a variety of technical factors related to the bitcoin blockchain could also impact the price of bitcoin. For example, malicious attacks by miners, inadequate mining fees to incentivize validating of bitcoin transactions, hard “forks” of the bitcoin blockchain into multiple blockchains, and advances in digital computing, algebraic geometry, and quantum computing could undercut the integrity of the bitcoin blockchain and negatively affect the price of bitcoin. The liquidity of bitcoin may also be reduced and damage to the public perception of bitcoin may occur, if financial institutions were to deny or limit banking services to businesses that hold bitcoin, provide bitcoin-related services or accept bitcoin as payment, which could also decrease the price of bitcoin. Similarly, the open-source nature of the bitcoin blockchain means the contributors and developers of the bitcoin blockchain are generally not directly compensated for their contributions in maintaining and developing the blockchain, and any failure to properly monitor and upgrade the bitcoin blockchain could adversely affect the bitcoin blockchain and negatively affect the price of bitcoin.

The liquidity of bitcoin may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for bitcoin and other digital assets.

Our historical financial statements do not reflect our acquisition of bitcoin, the fact the our bitcoin holdings could be a substantial part of our assets, or the potential variability in earnings that we may experience in the future relating to our bitcoin holdings.

Our historical financial statements do not reflect our intended acquisition of bitcoin, that we intend for our bitcoin holdings to comprise most of our total assets, or the potential variability in earnings that we may experience in the future from holding or selling significant amounts of bitcoin, given our expected asset concentration. The price of bitcoin has historically been subject to dramatic price fluctuations and is highly volatile. We expect to determine the fair value of our bitcoin based on quoted (unadjusted) prices on the Coinbase exchange, and following early adoption of ASU 2023-08, will be required to measure our bitcoin holdings at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of our bitcoin in net income each reporting period, which may create significant volatility in our reported earnings, amplified by our asset concentration in bitcoin, and decrease the carrying value of our digital assets, which in turn could have a material adverse effect on the market price of our common stock. Conversely, any sale of bitcoins at prices above our carrying value for such assets creates a gain for financial reporting purposes even if we would otherwise incur an economic or tax loss with respect to such transaction, which also may result in significant volatility in our reported earnings.

Because we intend to purchase additional bitcoin in future periods and increase our overall holdings of bitcoin, we expect that the proportion of our total assets that will be represented by our bitcoin holdings will increase in the future. As a result, and in particular with respect to the quarterly periods and full fiscal year with respect to which ASU 2023-08 will apply, and for all future periods, volatility in our earnings may be significantly more than what we experienced in prior periods.

Due to the currently unregulated nature and lack of transparency surrounding the operations of many bitcoin trading venues, bitcoin trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in bitcoin trading venues and adversely affect the value of our bitcoin.

Bitcoin trading venues are relatively new and, in many cases, currently unregulated. Even if regulated, such venues may not be complying with such regulations. Furthermore, there are many bitcoin trading venues that do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in bitcoin trading venues, including prominent exchanges that handle a significant volume of bitcoin trading and/or are subject to regulatory oversight, in the event one or more bitcoin trading venues cease or pause for a prolonged period the trading of bitcoin or other digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.

In 2019 there were reports claiming that 80-95% of bitcoin trading volume on trading venues was false or non-economic in nature, with specific focus on currently unregulated exchanges located outside of the United States. The SEC also alleged as part of its June 2023, complaint that Binance Holdings Ltd. committed strategic and targeted “wash trading” through its affiliates to artificially inflate the volume of certain digital assets traded on its exchange. Such reports and allegations may indicate that the bitcoin market is significantly smaller than expected and that the United States makes up a significantly larger percentage of the bitcoin market than is commonly understood. Any actual or perceived false trading in the bitcoin market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of our bitcoin. Negative perception, a lack of stability in the broader bitcoin markets and the closure, temporary shutdown or operational disruption of bitcoin trading venues, lending institutions, institutional investors, institutional miners, custodians, or other major participants in the bitcoin ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in bitcoin and the broader bitcoin ecosystem and greater volatility in the price of bitcoin. For example, in 2022, each of Celsius Network, Voyager Digital, Three Arrows Capital, FTX Trading, and BlockFi filed for bankruptcy, following which the market prices of bitcoin and other digital assets significantly declined. In addition, in June 2023, the SEC announced enforcement actions against Coinbase, Inc., and Binance Holdings Ltd., two providers of large trading venues for digital assets, which similarly was followed by a decrease in the market price of bitcoin and other digital assets. These were followed in November 2023, by an SEC enforcement action against Kraken, another large trading venue for digital assets. As the price of our common stock is affected by the value of our bitcoin holdings, the failure of a major participant in the bitcoin ecosystem could have a material adverse effect on the market price of our common stock.

The concentration of our bitcoin holdings will enhance the risks inherent in our bitcoin treasury strategy.

We intend to use the net proceeds from the Committed Equity Facility to purchase bitcoin and we may increase our overall holdings of bitcoin in the future. Once we complete the planned acquisition of bitcoin, a substantial majority of our treasury holdings could be bitcoin. The concentration of our bitcoin holdings may limit the risk mitigation that we could take advantage of by purchasing a more diversified portfolio of treasury assets, and the absence of diversification enhances the risks inherent in our bitcoin treasury strategy. Any future significant declines in the price of bitcoin would have a more pronounced impact on our financial condition than if we used our cash to purchase a more diverse portfolio of assets.

The emergence or growth of other digital assets, including those with significant private or public sector backing, could have a negative impact on the price of bitcoin and adversely affect our financial condition and results of operations.

As a result of our bitcoin treasury strategy, a substantial amount of our cash could be concentrated in our bitcoin holdings. Accordingly, the emergence or growth of digital assets other than bitcoin may have a material adverse effect on our financial condition. While bitcoin is the largest digital asset by market capitalization as of the date of this prospectus, there are numerous alternative digital assets and many entities, including consortiums and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets that do not use proof-of-work mining like the bitcoin network. For example, in late 2022, the ethereum network transitioned to a “proof-of-stake” mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. The ethereum network has completed another major upgrade since then and may undertake additional upgrades in the future. If the mechanisms for validating transactions in ethereum and other alternative digital assets are perceived as superior to proof-of-work mining, those digital assets could gain market share relative to bitcoin.

Other alternative digital assets that compete with bitcoin in certain ways include “stablecoins,” which are designed to maintain a constant price because of, for instance, their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly as an alternative to bitcoin and other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms. As of the date of this prospectus, two of the seven largest digital assets by market capitalization are U.S. dollar-backed stablecoins.

Additionally, central banks in some countries have started to introduce digital forms of legal tender. For example, China’s CBDC project was made available to consumers in January 2022, and governments including the United States, the European Union, and Israel have been discussing the potential creation of new CBDCs. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could also compete with, or replace, bitcoin and other digital assets as a medium of exchange or store of value. As a result, the emergence or growth of these or other digital assets could cause the market price of bitcoin to decrease, which could have a material adverse effect on our financial condition, and operating results.

Our bitcoin holdings are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the bitcoin markets have been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currency markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our bitcoin at favorable prices or at all. For example, a number of bitcoin trading venues temporarily halted deposits and withdrawals in 2022. As a result, our bitcoin holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. Further, bitcoin we hold with our custodians and transact with our trade execution partners does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered bitcoin or otherwise generate funds using our bitcoin holdings, including in particular during times of market instability or when the price of bitcoin has declined significantly. If we are unable to sell our bitcoin, enter into additional capital raising transactions using bitcoin as collateral, or otherwise generate funds using our bitcoin holdings, or if we are forced to sell our bitcoin at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our bitcoin, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our bitcoin and our financial condition and results of operations could be materially adversely affected.

Substantially all of the bitcoin we will own will be held in custody accounts at U.S.-based institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to our bitcoin. Bitcoin and other blockchain-based cryptocurrencies and the entities that provide services to participants in the bitcoin ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

•        a partial or total loss of our bitcoin in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our bitcoin;

•        harm to our reputation and brand;

•        improper disclosure of data and violations of applicable data privacy and other laws; or

•        significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader bitcoin blockchain ecosystem or in the use of the bitcoin network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to bitcoin, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt, to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Israel-Hamas conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the bitcoin industry, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.

We face risks relating to the custody of our bitcoin, including the loss or destruction of private keys required to access our bitcoin and cyberattacks or other data loss relating to our bitcoin

We will hold our bitcoin with regulated custodians that have duties to safeguard our private keys. Our custodial services contracts will not restrict our ability to reallocate our bitcoin among our custodians, and our bitcoin holdings may be concentrated with a single custodian from time to time, including immediately after this offering. In light of the significant amount of bitcoin we hold, we continually evaluate the need to engage additional custodians. Additional custodians could achieve a greater degree of diversification in the custody of our bitcoin as the extent of potential risk of loss is dependent, in part, on the degree of diversification. If there is a decrease in the availability of digital asset custodians that we believe can safely custody our bitcoin, for example, custodians discontinue or limit their services in the United States, we may need to enter into agreements that are less favorable than our currently anticipated agreements or take other measures to custody our bitcoin, and our ability to seek a greater degree of diversification in the use of custodial services would be materially adversely affected. In addition, holding our bitcoin with regulated custodians could affect the availability of receiving digital assets that may result from “forks” of the bitcoin blockchain if our custodians are unable to support or otherwise provide us with such digital assets, thereby reducing the amount of digital assets we may hold as a result. While our custodians will carry insurance policies to cover losses for commercial crimes and cyber and tech errors or omissions, the policy limits vary per provider and would be shared among all of their customers, and subject to various limitations and exclusions (such as if a loss arises due to our failure to protect our login credentials and devices). The insurance that covers losses of our bitcoin holdings may cover only a small fraction of the value of the entirety of our bitcoin holdings, and there can be no guarantee that such insurance will be maintained as part of the custodial services we will have or that such coverage will cover losses with respect to our bitcoin. Moreover, our use of custodians exposes us to the risk that the bitcoin our custodians hold on our behalf could be subject to insolvency proceedings and we could be treated as a general unsecured creditor of the custodian, inhibiting our ability to exercise ownership rights with respect to such bitcoin. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage we maintain related to our bitcoin.

Bitcoin is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the bitcoin is held. While the bitcoin blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the bitcoin held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access the bitcoin held in the related digital wallet. Furthermore, we cannot provide assurance that our digital wallets, nor the digital wallets of our custodians held on our behalf, will not be compromised as a result of a cyberattack. The bitcoin and blockchain ledger, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities.

Regulatory change reclassifying bitcoin as a security could lead to our classification as an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act, and could adversely affect the market price of bitcoin and the market price of our common stock.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (1) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (2) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in the 1940 Act, and are not registered as an “investment company” under the 1940 Act as of the date of this prospectus.

While senior SEC officials have stated their view that bitcoin is not a “security” for purposes of the federal securities laws, a contrary determination by the SEC could lead to our classification as an “investment company” under the 1940 Act, if the portion of our assets consists of investments in bitcoins exceeds 40% safe harbor limits prescribed in the 1940 Act, which would subject us to significant additional regulatory controls that could have a material adverse effect on our business and operations and may also require us to change the manner in which we conduct our business.

We monitor our assets and income for compliance under the 1940 Act and seek to conduct our business activities in a manner such that we do not fall within its definitions of “investment company” or that we qualify under one of the exemptions or exclusions provided by the 1940 Act and corresponding SEC regulations. If bitcoin is determined to constitute a security for purposes of the federal securities laws, we would take steps to reduce the percentage of bitcoins that constitute investment assets under the 1940 Act. These steps may include, among others, selling bitcoins that we might otherwise hold for the long term and deploying our cash in non-investment assets, and we may be forced to sell our bitcoins at unattractive prices. We may also seek to acquire additional non-investment assets to maintain compliance with the 1940 Act, and we may need to incur debt, issue additional equity or enter into other financing arrangements that are not otherwise attractive to our business. Any of these actions could have a material adverse effect on our results of operations and financial condition. Moreover, we can make no assurance that we would successfully be able to take the necessary steps to avoid being deemed to be an investment company in accordance with the safe harbor. If we were unsuccessful, and if bitcoin is determined to constitute a security for purposes of the federal securities laws, then we would have to register as an investment company, and the additional regulatory restrictions imposed by 1940 Act could adversely affect the market price of bitcoin and in turn adversely affect the market price of our common stock.

We may be subject to regulatory developments related to crypto assets and crypto asset markets, which could adversely affect our business, financial condition, and results of operations.

As bitcoin and other digital assets are relatively novel and the application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of bitcoin. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of bitcoin or the ability of individuals or institutions such as us to own or transfer bitcoin. For examples, see “Risk Factors-Risks Related to Our Bitcoin Treasury Strategy and Holdings-Bitcoin and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty” elsewhere in this prospectus.

Our bitcoin treasury strategy exposes us to risk of non-performance by counterparties

Our bitcoin treasury strategy exposes us to the risk of non-performance by counterparties, whether contractual or otherwise. Risk of non-performance includes inability or refusal of a counterparty to perform because of a deterioration in the counterparty’s financial condition and liquidity or for any other reason. For example, our execution partners, custodians, or other counterparties might fail to perform in accordance with the terms of our agreements with them, which could result in a loss of bitcoin, a loss of the opportunity to generate funds, or other losses.

We expect our primary counterparty risk with respect to our bitcoin will be custodian performance obligations under the various custody arrangements we enter into. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, SEC enforcement actions against other providers, or placement into receivership or civil fraud lawsuit against digital asset industry participants have highlighted the perceived and actual counterparty risk applicable to digital asset ownership and trading. Legal precedent created in these bankruptcy and other proceedings may increase the risk of future rulings adverse to our interests in the event one or more of our custodians becomes a debtor in a bankruptcy case or is the subject of other liquidation, insolvency or similar proceedings.

While our custodians will be subject to regulatory regimes intended to protect customers in the event of a custodial bankruptcy, receivership or similar insolvency proceeding, no assurance can be provided that our custodially-held bitcoin will not become part of the custodian’s insolvency estate if one or more of our custodians enters bankruptcy, receivership or similar insolvency proceedings. Additionally, if we pursue any strategies to create income streams or otherwise generate funds using our bitcoin holdings, we would become subject to additional counterparty risks. We will need to carefully evaluate market conditions, including price volatility as well as service provider terms and market reputations and performance, among others, prior to implementing any such strategy, all of which could effect our ability to successfully implement and execute on any such future strategy. These risks, along with any significant non-performance by counterparties, including in particular the custodian or custodians with which we will custody substantially all of our bitcoin, could have a material adverse effect on our business, prospects, financial condition, and operating results.

If bitcoin is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of bitcoin and in turn adversely affect the market price of our common stock. See “Risk Factors — Regulatory change reclassifying bitcoin as a security could lead to our classification as an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act, and could adversely affect the market price of bitcoin and the market price of our common stock” above. Moreover, the risks of us engaging in a bitcoin treasury strategy could create complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

A temporary or permanent blockchain “fork” to bitcoin or other crypto assets could adversely affect our business.

Blockchain protocols, including bitcoin, are open source. Any user can download the software, modify it, and then propose that bitcoin or other blockchain protocols users and miners adopt the modification. When a modification is introduced and a substantial majority of users and miners consent to the modification, the change is implemented and the bitcoin or other blockchain protocol networks, as applicable, remain uninterrupted. However, if less than a substantial majority of users and miners consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork”, i.e., “split” of the impacted blockchain protocol network and respective blockchain, with one prong running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two parallel versions of the bitcoin or other blockchain protocol network, as applicable, running simultaneously, but with each split network’s crypto asset lacking interchangeability. A “hard fork” — where there is disagreement among the users about the rules of the network — can have a significant negative impact on value of the crypto asset.

The bitcoin has been subject to “forks” that resulted in the creation of new networks, including bitcoin cash ABC, bitcoin cash SV, bitcoin diamond, bitcoin gold and others. Some of these forks have caused fragmentation among platforms as to the correct naming convention for forked crypto assets. Due to the lack of a central registry or rulemaking body, no single entity has the ability to dictate the nomenclature of forked crypto assets, causing disagreements and a lack of uniformity among platforms on the nomenclature of forked crypto assets, and which results in further confusion to customers as to the nature of assets they hold on platforms, and which can negatively impact the value of the crypto assets. In addition, several of these forks were contentious and as a result, participants in certain communities may harbor ill will towards other communities. As a result, certain community members may take actions that adversely impact the use, adoption, and price of bitcoin, or any of their forked alternatives.

Furthermore, hard forks can lead to new security concerns. For instance, when the Ethereum and Ethereum Classic networks split in July 2016, replay attacks, in which transactions from one network were rebroadcast on the other network to achieve “double-spending,” plagued platforms that traded Ethereum through at least October 2016, resulting in significant losses to some crypto asset platforms. Similar replay attacks occurred in connection with the bitcoin cash and bitcoin cash SV network split in November 2018. Another possible result of a hard fork is an inherent decrease in the level of security due to the splitting of some mining power across networks, making it easier for a malicious actor to exceed 50% of the mining power of that network, thereby making crypto assets that rely on proof-of-work more susceptible to attack, as has occurred with Ethereum Classic.

We intend to recognize forked and airdropped assets consistent with our custodians. We may not immediately or ever have the ability to withdraw a forked or airdropped bitcoin by virtue of bitcoins that we hold with our custodians. Future forks may occur at any time. A fork can lead to a disruption of networks and our information technology systems, cybersecurity attacks, replay attacks, or security weaknesses, any of which can further lead to temporary or even permanent loss of our and our assets.

The due diligence procedures conducted by us and our liquidity providers to mitigate transaction risk may fail to prevent transactions with a sanctioned entity.

We will execute trades through U.S.-based liquidity providers, and rely on these third parties to implement controls and procedures to mitigate the risk of transacting with sanctioned entities. While we expect our third party service providers to conduct their business in compliance with applicable laws and regulations and in accordance with our contractual arrangements, there is no guarantee that they will do so. Accordingly, we are exposed to risk that our due diligence procedures may fail. If we are found to have transacted in bitcoin with bad actors that have used bitcoin to launder money or with persons subject to sanctions, we may be subject to regulatory proceedings and any further transactions or dealings in bitcoin by us may be restricted or prohibited.

Additional Risks Relating to Ownership of Profusa Common Stock Following the Business Combination

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq, a failure of which could result in a de-listing of our common stock.

The Nasdaq Capital Market requires that the trading price of its listed stocks remain above one dollar in order for the stock to remain listed. If a listed stock trades below one dollar for more than 30 consecutive trading days, then it is subject to delisting from Nasdaq. In addition, to maintain a listing on Nasdaq, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, and certain corporate governance requirements. If we are unable to satisfy these requirements or standards, we could be subject to delisting, which would have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would expect to take actions to restore our compliance with the listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the minimum bid price requirement, or prevent future non-compliance with the listing requirements.

If Nasdaq delists our shares from trading on its exchange for failure to meet the listing standards, Profusa and its stockholders could face significant negative consequences including:

•        limited availability of market quotations for Profusa’s securities;

•        reduced liquidity for Profusa’s securities;

•        a determination that Profusa Common Stock is a “penny stock” which will require brokers trading in Profusa Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of Profusa Common Stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If Profusa’s securities were not listed on the Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

Future sales, or the perception of future sales, by Profusa shareholders in the public market could cause the market price for Profusa Common Stock to decline.

The sale of shares of Profusa Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of Profusa Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for Profusa to sell equity securities in the future at a time and at a price that it deems appropriate.

The grant and future exercise of registration rights may adversely affect the market price of Profusa shares.

Pursuant to the Registration Rights Agreement which is described elsewhere in this prospectus, the parties can each demand that Profusa register their registrable securities under certain circumstances and will each also have piggyback registration rights for these securities in connection with certain registrations of securities that Profusa undertakes. In addition, Profusa is required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of Profusa.

The registration of these securities will permit the public sale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Profusa shares.

In addition, the shares of Profusa Common Stock reserved for future issuance under the Equity Incentive Plan will become eligible for sale in the public market once those shares are issued.

A total of approximately 15% of the fully diluted shares of Profusa Common Stock common stock has been reserved for future issuance under its equity incentive plan. The compensation committee of Profusa’s board of directors may determine the exact number of shares to be reserved for future issuance under its equity incentive plan at its discretion. Profusa is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of Profusa Common Stock or securities convertible into or exchangeable for shares of Profusa Common Stock issued pursuant to Profusa’s equity incentive plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, Profusa may also issue its securities in connection with investments or acquisitions. The amount of shares of Profusa Common Stock issued in connection with an investment or acquisition could constitute a material portion of Profusa’s then-outstanding shares of common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to Profusa’s stockholders.

Because there are no current plans to pay cash dividends on Profusa Common Stock for the foreseeable future, you may not receive any return on investment unless you sell Profusa Common Stock for a price greater than that which you paid for it.

Profusa may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of Profusa’s board of directors and will depend on, among other things, Profusa’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that Profusa’s board of directors may deem relevant. In addition, Profusa’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness it or its subsidiaries incur. As a result, you may not receive any return on an investment in Profusa Common Stock unless you sell your shares of common stock for a price greater than that which you paid for it.

We may issue additional shares of its common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Profusa Common Stock.

Pursuant to the Equity Incentive Plan and the ESPP, following the completion of the proposed transactions, Profusa may issue an aggregate of approximately 15% of the fully diluted shares of Profusa Common Stock, which amount will be subject to increase from time to time. Profusa may also issue additional shares of Profusa Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•        existing stockholders’ proportionate ownership interest in Profusa will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding Profusa Common Stock may be diminished; and

•        the market price of Profusa Common Stock may decline.

Anti-takeover provisions in our amended and restated certificate of incorporation and under Delaware law could make an acquisition of Profusa, which may be beneficial to its stockholders, more difficult and may prevent attempts by its stockholders to replace or remove Profusa’s current management.

Our amended and restated certificate of incorporation that will be in effect upon completion of the Business Combination will contain provisions that may delay or prevent an acquisition of Profusa or a change in its management. These provisions may make it more difficult for stockholders to replace or remove members of its board of directors. Because the board of directors is responsible for appointing the members of the management team, these provisions could in turn frustrate or prevent any attempt by its stockholders to replace or remove its current management. In addition, these provisions could limit the price that investors might be willing to pay in the future for shares of Profusa Common Stock. Among other things, these provisions include:

•        the limitation of the liability of, and the indemnification of, its directors and officers;

•        a prohibition on actions by its stockholders except at an annual or Special Meeting of stockholders;

•        a prohibition on actions by its stockholders by written consent; and

•        the ability of the board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by the board of directors.

Moreover, because Profusa is incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits a person who owns 15% or more of its outstanding voting stock from merging or combining with Profusa for a period of three years after the date of the transaction in which the person acquired 15% or more of Profusa’s outstanding voting stock, unless such merger or combination is approved in a prescribed manner. This could discourage, delay or prevent a third party from acquiring or merging with Profusa, whether or not it is desired by, or beneficial to, its stockholders. This could also have the effect of discouraging others from making tender offers for Profusa Common Stock, including transactions that may be in its stockholders’ best interests. Finally, these provisions establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings. These provisions would apply even if the offer may be considered beneficial by some stockholders. For more information, see “Description of Profusa Capital Stock”.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between Profusa and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with Profusa or its directors, officers or employees.

Profusa’s amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•        any derivative action or proceeding brought on Profusa’s behalf;

•        any action asserting a breach of fiduciary duty;

•        any action asserting a claim against Profusa arising under the DGCL, its amended and restated certificate of incorporation or its amended and restated bylaws; and

•        any action asserting a claim against Profusa that is governed by the internal-affairs doctrine or otherwise related to Profusa’s internal affairs.

To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, Profusa’s amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, Profusa would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of its amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Profusa or its directors, officers or other employees, which may discourage lawsuits against Profusa and its directors, officers and other employees. If a court were to find either exclusive-forum provision in its amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, Profusa may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm its business.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our securities may be volatile and, in the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

Profusa does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, Profusa currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on its financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus, and the documents we incorporate by reference, contain forward-looking statements within the meaning of the federal securities laws. You should not rely on forward-looking statements in this prospectus, and the documents we incorporate by reference. Forward-looking statements typically are identified by use of terms such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” “may,” “will,” “should,” “estimate,” “predict,” “potential,” “continue,” and similar words, although some forward-looking statements are expressed differently. This prospectus, and the documents we incorporate by reference, may also contain forward-looking statements attributed to third parties relating to their estimates regarding the markets we may enter in the future. All forward-looking statements address matters that involve risk and uncertainties, and there are many important risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus, and the documents we incorporate by reference.

You should also carefully consider the statements under “Risk Factors” and other sections of this prospectus, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

THE COMMITTED EQUITY FACILITY

On July 28, 2025, we entered into the Purchase Agreement and the ELOC Registration Rights Agreement with Ascent. Upon the terms and subject to the satisfaction of the conditions contained in the Purchase Agreement, from and after the Effective Date, we will have the right, in our sole discretion, to sell to Ascent up to $100,000,000 of shares of our Common Stock, subject to certain limitations set forth in the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement. Sales of Common Stock by us to Ascent under the Purchase Agreement, and the timing of any such sales, are solely at our option, and we are under no obligation to sell any securities to Ascent under the Purchase Agreement. In accordance with our obligations under the ELOC Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by Ascent of up to 8,970,830 ELOC Shares, consisting of (i) up to 8,070,830 Purchase Shares that we may, in our sole discretion, elect to sell to Ascent, from time to time over a period of up to 36 months from and after the Effective Date pursuant to the Purchase Agreement and (ii) 900,000 Commitment Warrant Shares issuable upon exercise of the Commitment Warrants we issued to Ascent upon our execution of the term sheet relating to the Purchase Agreement on July 20, 2025, as consideration for its commitment to purchase shares of our Common Stock that we may, in our sole discretion, direct Ascent to purchase from us pursuant to the Purchase Agreement.

We do not have the right to commence any sales of our Common Stock to Ascent under the Purchase Agreement until the Effective Date, which is the date on which all of the conditions to Ascent’s purchase obligation set forth in the Purchase Agreement have initially been satisfied, none of which are in Ascent’s control, including that the registration statement that includes this prospectus shall have been declared effective by the SEC and the final form of this prospectus shall have been filed with the SEC. From and after the Effective Date, we have the right, but not the obligation, from time to time at our sole discretion for a period of up to 36 months, unless the Purchase Agreement is earlier terminated, to direct Ascent to purchase up to a specified maximum amount of shares of Common Stock in one or more Purchases as set forth in the Purchase Agreement, by delivering a written Advance Notice, if any, to Ascent in accordance with the Purchase Agreement on any trading day we select.

From and after Commencement, the Company will control the timing and amount of any sales of Common Stock to Ascent. Actual sales of shares of our Common Stock to Ascent under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for our Company and its operations.

Under the applicable Nasdaq rules, in no event may we issue to Ascent under the Purchase Agreement shares of Common Stock in excess of the 19.9% Exchange Cap, unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by Ascent for all of the shares of Common Stock that we direct Ascent to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $0.68 per share (representing the lower of (a) the official closing price of our Common Stock on Nasdaq immediately preceding the execution of the Purchase Agreement and (b) the average official closing price of our Common Stock on Nasdaq for the five consecutive trading days immediately preceding the execution of the Purchase Agreement, adjusted as required by Nasdaq to take into account our issuance of the Commitment Warrants issued to Ascent for non-cash consideration), so that the Exchange Cap limitation will not apply to issuances and sales of Common Stock pursuant to the Purchase Agreement.

Moreover, we may not issue or sell any shares of Common Stock to Ascent under the Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by Ascent and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in Ascent beneficially owning shares of Common Stock in excess of the 9.99% Beneficial Ownership Limitation.

The net proceeds to us from sales that we elect to make to Ascent under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell shares of our Common Stock to Ascent. We expect that any proceeds received by us from such sales to Ascent will be used for working capital and general corporate purposes.

Neither we nor Ascent may assign or transfer our respective rights and obligations under the Purchase Agreement or the ELOC Registration Rights Agreement, and no provision of the Purchase Agreement or the ELOC Registration Rights Agreement may be modified or waived by us or Ascent.

As consideration for Ascent’s commitment to purchase shares of Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon our execution of the term sheet relating to the Purchase Agreement, we issued Ascent Commitment Warrants to purchase up to 900,000 Commitment Warrant Shares. The Commitment Warrants have an exercise price of $0.01 and may be exercised for cash or, if at the time of exercise there is no effective registration statement covering the resale of the Commitment Warrant Shares, on a cashless basis. If we do not require Ascent to purchase any Purchase Shares on or before the 100th day following the execution of the Purchase Agreement, the number of Commitment Warrant Shares underlying the Commitment Warrants will be reduced to 450,000.

In addition, we have agreed to reimburse Ascent for costs, fees and expenses of up to $30,000 of the negotiation, preparation and closing of the Purchase Agreement up to the Effective Date and ELOC Registration Rights Agreement, and additional costs, fees and expenses thereafter.

The Purchase Agreement and the ELOC Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

Purchases of Common Stock Under the Purchase Agreement

Purchases

From and after the Effective Date, we will have the right, but not the obligation, from time to time at our sole discretion for a period of up to 36 months, unless the Purchase Agreement is earlier terminated, beginning on the Effective Date, to direct Ascent to purchase a specified number of shares of Common Stock, not to exceed the applicable Maximum Closing Purchase Price, in a Purchase under the Purchase Agreement, by timely delivering a written Advance Notice to Ascent to purchase a specified number of Purchase Shares. On the same date, the Company must deliver the specified number of Purchase Shares to Ascent.

Under the Purchase Agreement, we may deliver from time to time an Advance Notice to the Purchaser to request the purchase of shares of common stock, with each closing (a “Closing”) to occur on a trading day following the end of a 10 or fewer trading day valuation period commencing on the trading date immediately following the delivery of the Advance Notice, or as determined by the Purchaser. The purchase price per share at each Closing will be equal to 97% of the lowest VWAP of the Company’s common stock during the applicable valuation period, subject to a floor price and other adjustments as set forth in the Purchase Agreement. The maximum purchase price at any single Closing is limited to the lower of (a) $5,000,000 or (b) 100% of the average daily traded value of the common stock for the five trading days immediately preceding such Closing.

The Purchase Agreement contains certain limitations, including that the aggregate number of shares issued under the Purchase Agreement may not exceed the number of shares registered under the applicable registration statement or the exchange cap (generally 19.9% of the Company’s outstanding common stock as of the effective date), unless stockholder approval is obtained or as otherwise permitted by the rules of the principal trading market. In addition, the Purchaser’s beneficial ownership of the Company’s common stock is limited to 9.99% of the outstanding shares immediately after giving effect to any issuance.

The Company is required to deliver the Purchased Securities as DWAC shares to the Purchaser on the date that it delivers the applicable Advance Notice. If the Company fails to timely deliver the shares, the Purchaser may, among other remedies, deem the Advance Notice rescinded or require the Company to pay certain cover costs. The Purchaser may resell the Purchased Securities during the valuation period, and the Company is obligated to return any surplus shares if the Maximum Aggregate Purchase Price is exceeded.

In the event that the value of all of the Purchase Shares delivered to Ascent exceeds $100,000,000, then Ascent shall return to the to the Company the surplus amount of Purchase Shares.

Conditions Precedent to Commencement and Each Purchase

Ascent’s obligation to accept Advance Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our Common Stock in Purchases under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction, on the applicable Purchase Date for each Purchase after the Effective Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of Ascent’s control, which conditions including the following:

•        the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;

•        the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

•        the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to Ascent under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and Ascent being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the ELOC Registration Rights Agreement) to resell all of ELOC Shares included in this prospectus (and included in any such additional prospectuses);

•        trading in the Company shares of Common Stock shall not have been suspended by the SEC or Nasdaq and, at any time prior to such Closing Date (or, as the case may be, the Effective Date), trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on Securities of the Company whose trades are reported by such service or on any Trading Market for such securities;

•        there shall not have occurred any breach, default or event of default under any indebtedness of the Company or any of its subsidiaries (A) having (individually or in the aggregate for all such indebtedness) an aggregate maximum principal amount or commitment greater than $150,000, or (B) any such indebtedness shall become or be declared due and payable prior to the date on which it would otherwise become due and payable;

•        there shall not have occurred any breach, default or event of default under any other contractual obligation to which the Company or any of its subsidiaries is obligated that, if determined adversely to any Company Group Member, could reasonably be expected to result in any injunction affecting the Company or any of its subsidiaries $150,000;

•        there shall not have occurred any monetary judgment, writ or similar final process shall be entered or filed against the Company of any of its subsidiaries or any of their assets for an injunction or for monetary damages of more than $150,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of forty-five (45) calendar days;

•        none of the Company or its subsidiaries have commenced a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding up, reorganization, arrangement, adjustment, protection, relief or composition of debts or liquidation or similar regulation of any jurisdiction relating to the Company or such subsidiary;

•        no change of control of the Company shall have occurred;

•        the Company shall not have amended its charter documents in any manner that materially and adversely affects any rights of the Ascent or change the nature of the Company’s business;

•        the Company’s Common Stock shall not have become “penny stock” as defined in Regulations for purposes of 3(a)(51) of the Exchange Act, and

•        the transfer of shares of Common Stock through the Depository Trust Company System shall remain available for the “Deposit and Withdrawal at Custodian” (DWAC) service of the Deposit Trust Corporation and shall not be subject to any restriction or limitation imposed by or on behalf of the Deposit Trust Corporation on any of its services or any other restriction or limitation on the use of the services provided by the Deposit Trust Corporation (DTC chill).

Termination of the Purchase Agreement

The Purchase Agreement will automatically terminate on the earliest to occur of (i) July 27, 2028, (ii) the date on which Ascent shall have purchased from us under the Purchase Agreement shares of Common Stock for an aggregate gross purchase price of $100,000,000, and (iii) the date either party effectively delivers notice to the other party of such termination.

No Short-Selling or Hedging by Ascent

Ascent has represented to us that at no time prior to the date of the Purchase Agreement has Ascent, any of its officers, or any entity managed or controlled by Ascent, engaged in or effected, in any manner whatsoever, directly or indirectly, for Ascent’s own principal account or for the principal account of any such entity managed or controlled by Ascent, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock that remained in effect as of the date of the Purchase Agreement. Ascent has agreed that, during the term of the Purchase Agreement, none of Ascent, any of its officers, or any entity managed or controlled by Ascent will engage in or effect, directly or indirectly, any of the foregoing transactions either for Ascent’s own principal account or for the principal account of any such entity managed or controlled by Ascent.

Effect of Sales of our Common Stock under the Purchase Agreement on our Stockholders

The Commitment Warrant Shares that we issued, and the Purchase Shares to be issued or sold by us, to Ascent under the Purchase Agreement that are being registered under the Securities Act for resale by Ascent in this offering are expected to be freely tradable. The 8,070,830 Purchase Shares being registered for resale in this offering may be issued and sold by us to Ascent from time to time at our discretion over a period of up to 36 months (unless the Purchase Agreement is earlier terminated), beginning on the Effective Date. The resale by Ascent of a significant amount of ELOC Shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, to Ascent under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Ascent all, some or none of the shares of our Common Stock that may be available for us to sell to Ascent pursuant to the Purchase Agreement.

If and when we do elect to sell shares of our Common Stock to Ascent pursuant to the Purchase Agreement, after Ascent has acquired such shares, Ascent may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Ascent in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, and in some cases substantial dilution, and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Ascent in this offering as a result of future sales made by us to Ascent at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of our Common Stock to Ascent under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Ascent may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the per share purchase price that Ascent will pay for Purchase Shares in any Purchase that we may elect to effect pursuant to the Purchase Agreement will be determined by reference to the VWAP during the applicable Valuation Period on the applicable Closing Date, as of the date of this prospectus, we cannot determine the actual purchase price per share that Ascent will be required to pay for any Purchase Shares that we may elect to sell to Ascent under the Purchase Agreement from and after Commencement and, therefore, we cannot be certain how many Purchase Shares, in the aggregate, we may issue and sell to Ascent under the Purchase Agreement from and after Commencement. As of July 28, 2025, there were 32,788,877 shares of our Common Stock outstanding, of which 26,912,492 shares were held by non-affiliates of our Company. If all of the 8,070,830 ELOC Shares offered for resale by Ascent under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 21.5% of the total number of outstanding shares of Common Stock and approximately 25% of the total number of outstanding shares of Common Stock held by non-affiliates of our Company, in each case as of July 28, 2025.

Although the Purchase Agreement provides that we may sell up to $100,000,000 of our Common Stock to Ascent, only 8,070,830 Purchase Shares (in addition to the 900,000 Commitment Warrant Shares, for which we have not and will not receive any cash consideration) are being registered under the Securities Act for resale by Ascent under the registration statement that includes this prospectus. If we were to issue and sell all of such 8,070,830 Purchase Shares to Ascent (without taking into account the 19.9% Exchange Cap limitation) at an assumed purchase price per share of $0.68, representing the closing sale price of our Common Stock on Nasdaq on July 25, 2025, we would only receive approximately $5.5 million in aggregate gross proceeds from the sale of such Purchase Shares to Ascent under the Purchase Agreement. Depending on the market prices of our Common Stock on the Purchase Dates on which we elect to sell such Purchase Shares to Ascent under the Purchase Agreement, we may in the future need to register under the Securities Act additional shares of our Common Stock for resale by Ascent which, together with the 8,070,830 Purchase Shares included in this prospectus, will enable us to issue and sell to Ascent such aggregate number of shares of Common Stock under the Purchase Agreement as will be necessary in order for us to receive aggregate proceeds equal to Ascent’s $100,000,000 maximum aggregate purchase commitment available to us under the Purchase Agreement.

If we elect to issue and sell to Ascent more than 6,554,496 of the ELOC Shares out of the total of 8,970,830 ELOC Shares being registered under the Securities Act for resale by Ascent under the registration statement that includes this prospectus (900,000 of which shares represent the Commitment Warrant Shares issuable upon exercise of the Commitment Warrants we issued to Ascent upon execution of the Term Sheet related to the Purchase Agreement on July 20, 2025, for which we have not and will not receive any cash consideration), which we have the right, but not the obligation, to do, we must first (i) obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules, unless the average price for all shares of our Common Stock purchased by Ascent under the Purchase Agreement equals or exceeds $0.68 per share, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules, and (ii) file with the SEC one or more additional registration statements to register under the Securities Act for the offer and resale by Ascent of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to Ascent under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the 8,970,830 ELOC Shares being registered for resale by Ascent under the registration statement that includes this prospectus could cause additional substantial dilution to our stockholders.

The number of ELOC Shares ultimately offered for resale by Ascent through this prospectus is dependent upon the number of shares of Common Stock, if any, we elect to issue and/or sell to Ascent under the Purchase Agreement from and after the Effective Date. The issuance of our Common Stock to Ascent pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance.

The following table sets forth the amount of gross proceeds we would receive from Ascent from our sale of ELOC Shares (which are being registered for resale by Ascent under the registration statement that includes this prospectus) to Ascent as Purchase Shares under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Purchase Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Ascent(2)	Gross Proceeds from the Sale of Purchase Shares to Ascent Under the Purchase Agreement
$0.25	8,070,830	19.8%	$2,017,707.50
$0.50	8,070,830	19.8%	$4,035,415.00
$0.68(3)	8,070,830	19.8%	$5,488,164.40
$0.75	8,070,830	19.8%	$6,053,122.50
$1.00	8,070,830	19.8%	$8,070,830.00

____________

(1)      Excluding the 900,000 Commitment Warrant Shares issuable upon exercise of the Commitment Warrants that we issued to Ascent upon our execution of the term sheet relating to the Purchase Agreement on July 20, 2025, as consideration for its commitment to purchase shares of Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement. We have not and will not receive any cash consideration in exchange for issuing the Commitment Shares to Ascent. Although the Purchase Agreement provides that we may sell up to $100,000,000 of our Common Stock to Ascent, we are only registering 8,970,830 shares under the registration statement that includes this prospectus, consisting of the 900,000 Commitment Warrant Shares (for which we have not and will not receive any cash consideration) and 8,070,830 Purchase Shares, which may or may not cover all of the shares of Common Stock we ultimately sell to Ascent under the Purchase Agreement. We will not issue more than an aggregate of 6,554,496 shares of our Common Stock (i.e., the Exchange Cap), unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by Ascent for all of the shares of Common Stock that we direct Ascent to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $0.68 per share (in which case the Exchange Cap limitation will not apply to issuances and sales of Common Stock pursuant to the Purchase Agreement). The number of shares to be issued as set forth in this column (i) does not give effect to the Exchange Cap and (ii) is without regard for the Beneficial Ownership Limitation.

(2)      The denominator is based on 32,788,877 shares of Common Stock outstanding as of July 28, 2025, adjusted to include the issuance of the number of Purchase Shares set forth in the adjacent column that we would have sold to Ascent, assuming the average purchase price in the first column. The numerator is based on the number of Purchase Shares issuable under the Purchase Agreement (which are included in this prospectus) at the corresponding assumed average purchase price set forth in the first column.

(3)      The closing sale price of our Common Stock on Nasdaq on July 27, 2025.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Purchase Shares by the Selling Stockholder.

We may receive up to $100,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to Ascent pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell our Common Stock to Ascent after the date of this prospectus. See the section titled “The Committed Equity Facility” in this prospectus for more information.

We expect to use any proceeds that we receive under the Purchase Agreement for the purchase of Bitcoin (which can be used for debt repayment) provided that the Company’s cash balance on the date of the applicable sale exceeds $5,000,000. If the cash balance is less than $5,000,000, proceeds to the Company shall be allocated first to bring the balance to $5,000,000 and the remaining proceeds to purchase Bitcoin. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of Northview Acquisition Corporation (“NorthView”) and Profusa, Inc. (“Profusa”), adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

Unless the context otherwise requires, following the Closing (as defined below), references to “we,” “us,” “our,” “New Profusa,” and the “Company” refer to Profusa, Inc., a Delaware corporation formerly known as NorthView Acquisition Corporation, and its consolidated subsidiaries.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2025, assumes that the Business Combination occurred on June 30, 2025. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025, and for the year ended December 31, 2024, present pro forma effect to the Business Combination as if it had been completed on January 1, 2024.

The Business Combination is accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, NorthView will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Profusa Stockholders comprising a relative majority of the voting power of Profusa (the combined entity) and having the ability to nominate majority of the members of the New Profusa Board, Profusa’s operations prior to the acquisition comprising the only ongoing operations of New Profusa, and Profusa’s senior management comprising the senior management of New Profusa. Accordingly, for accounting purposes, the financial statements of New Profusa will represent a continuation of the financial statements of Profusa with the Business Combination treated as the equivalent of Profusa issuing stock for the net assets of NorthView, accompanied by a recapitalization. The net assets of NorthView will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Profusa in future reports of New Profusa.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial statements give effect to the warrants issued in association with the Committed Equity Facility. Until drawn upon, the ELOC does not result in any adjustment to the unaudited pro forma condensed combined financial statements.

The historical financial information of NorthView was derived from the unaudited financial statements of Northview as of and for the six months ended June 30, 2025, and the audited financial statements of NorthView as of and for the year ended December 31, 2024, which are included in the Proxy Statement/Prospectus. The historical financial information of Profusa was derived from the unaudited financial statements of Profusa as of and for the six months ended June 30, 2025, and audited financial statements of Profusa as of and for the year ended December 31, 2024, which are included in the Proxy Statement/Prospectus. This information should be read together with NorthView’s and Profusa’s audited financial statements, and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NorthView” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Profusa” and other financial information included in the Proxy Statement/Prospectus.

Description of the Business Combination

•        On November 7, 2022, NorthView entered into a Merger Agreement with Profusa and Merger Sub, pursuant to which, Merger Sub merged with and into Profusa with Profusa as the surviving corporation and becoming a wholly-owned subsidiary of NorthView. In connection with the Merger, NorthView changed its name to “Profusa, Inc.”

More specifically, and as described in greater detail below, at the Effective Time of the Merger:

a.      each share of issued and outstanding Profusa Common Stock was converted into a number of shares of New Profusa common stock, par value $0.0001 per share (“New Profusa Common Stock”), based on the Exchange Ratio that reflects an equity valuation of Profusa of $155,000,000 (as adjusted for the Incentive Equity Value, the Private Placement Value and the Aggregate Company Incentive Amount), divided by an assumed value of New Profusa Common Stock of $10.00 per share.

b.      each option to purchase Profusa Common Stock was converted into an option to purchase New Profusa Common Stock based on the Exchange Ratio, and

c.      each warrant to purchase Profusa Common Stock was converted into a warrant to purchase New Profusa Common Stock based on the Warrant Ratio (as defined in the Merger Agreement).

PIPE Transaction

•        On February 11, 2025, NorthView executed a Securities Purchase Agreement (the “PIPE Subscription Agreement”) with Ascent Partners Fund LLC (“Ascent”, and together with any additional investors who become parties to the PIPE Subscription Agreement, the “PIPE Investors”). Pursuant to the PIPE Subscription Agreement, the PIPE Investors are expected, subject to the conditions relating to such purchase set forth in the PIPE Subscription Agreement, to purchase from NorthView senior secured convertible notes in an aggregate principal amount of up to $22,222,222 (the “PIPE Convertible Notes”) for a purchase price of up to $20,000,000, after 10% OID.

At the Closing and pursuant to the PIPE Subscription Agreement, New Profusa issued a PIPE Convertible Note in the principal amount of $10,000,000 (the “Initial Note”), reflecting a 10% original issue discount to the face amount (“OID”) thereof. The Initial Note matures on the date that is 18-months from Closing (the “Maturity Date”) and is convertible at any time at the holder’s option at the lower of $10 or 95% of the lowest daily volume-weighted average price per share (“VWAP”) of New Profusa Common Stock in the 10 trading days prior to the original issue date for each PIPE Convertible and shall be adjusted, without limitation, based on down-round and most-favored nation (MFN) price and terms protections (the “Conversion Price”).

Interest shall accrue on the aggregate unconverted and then outstanding principal amount of the Initial Note at a rate of 10% per annum and increase upon an event of default to 24% per annum. Payments made in cash under the Initial Note shall be subject to a 5% fee, which shall be in addition to any amounts owed thereunder. The Initial Note provides for certain events of default that are typical for a transaction of this type, including, among other things, any breach of the representations or warranties made by New Profusa or its subsidiaries. The Initial Note also provides for a 10% late fee in case of late payments and mandatory prepayments upon Subsequent Offerings (as defined in the Initial Note) and, in the absence of an event of default, may be prepaid upon 10 business day’s prior notice, subject to certain conversion rights of the PIPE Investors.

The Initial Note may not be converted by the PIPE Investors into shares of New Profusa Common Stock if such conversion would result in the investors or their affiliates owning in excess of 4.99% of the number of shares of New Profusa Common Stock outstanding immediately after giving effect to the issuance of all shares issuable upon conversion of the Initial Note.

The outstanding principal balance of the Profusa Senior Convertible Promissory Notes and all accrued but unpaid interest converted into Profusa Common Stock and NorthView exchanged the Profusa Common Stock for 4,170,932 shares of New Profusa, on an as converted price of $0.34 per share. The Exchange Ratio and the Company Reference Share Value were $0.94 and $9.40, respectively.

The outstanding principal balance of the Profusa Senior Secured Convertible Promissory Notes and all accrued but unpaid interest converted into Profusa Common Stock and NorthView exchanged the Profusa Common Stock for 5,542,261 shares of New Profusa, an as converted price of $0.50 per share.

•        NorthView’s Convertible Working Capital loan will be converted subsequent to the close of the Business Combination in a future registration statement. The principal outstanding of the note was of $1,919,796 as of June 30, 2025 which has been fair value adjusted on the balance sheet at June 30, 2025 to $10,288,111 which is included in the pro forma at the current balance as no interest accrues on this note and will be converted into 863,908 shares of New Profusa, at an as converted price of $2.22 per share.

•        Upon consummation of the Merger the former holders of Profusa’s common stock, senior convertible notes, junior convertible notes and vested in-the-money Profusa Options (the “Participating Securityholders”) received certain rights, under which in the future New Profusa may issue to the Participating Securityholders an aggregate of 3,875,000 shares of New Profusa’s common stock (the “Milestone Earnout Shares”) during the respective earnout periods in equal ¼ installments upon achievement of the following four Milestone Events:

-        Milestone I Earnout Rights: share price of New Profusa Common Stock is equal to or greater than $12.50 for any 20 trading days during any 30 days trading period or consummation of a Subsequent Transaction where the stockholders of New Profusa will receive a consideration of at least $12.50 for each share of New Profusa Common Stock (“Milestone Event I”). The Milestone I period will commence on the 18-month anniversary and end on the two-year anniversary of the closing date of the Merger (“Milestone Event I Period”);

-        Milestone II Earnout Rights: share price of New Profusa Common Stock is equal to or greater than $14.50 for any 20 trading days during any 30 days trading period or consummation of a Subsequent Transaction where the stockholders of New Profusa will receive a consideration of at least $14.50 for each share of New Profusa Common Stock (“Milestone Event II”). The Milestone II period will commence on the 360-day anniversary and end on the two-year anniversary of the closing date of the Merger (“Milestone Event II Period”); provided that such 30 days trading period does not overlap with the 30 days trading period used to satisfy the requirements of Milestone Event I; provided, further, that in the event that such 30 days trading period could satisfy either Milestone Event I or Milestone Event II, then Milestone Event II shall be deemed to be satisfied first;

-        Milestone III Earnout: the closing of the APAC Joint Venture, as described in this proxy statement/prospectus, and the Companies receipt of the related $6 million funding, during the fiscal year ended December 31, 2025 (“Milestone Event III”);

-        Milestone IV Earnout: achievement of revenue of $11,864,000 for the fiscal year ended December 31, 2026 (“Milestone Event IV,” and, together with Milestone Event I, Milestone Event II and Milestone Event III the “Milestone Events”). Milestone I Earnout Rights, Milestone II Earnout Rights, Milestone III Earnout Rights and Milestone IV Earnout Rights are further referred to collectively as “Milestone Earnout Rights”.

PIPE Lock-Up Agreement

On July 11, 2025, the PIPE Investors entered into a lock-up agreement (the “PIPE Lock-Up Agreement”), pursuant to which they agreed to, subject to certain customary exceptions, not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of any shares of New Profusa Common Stock or securities convertible, exchangeable or exercisable into, shares of New Profusa Common Stock beneficially owned, held or acquired by them. The period for such restrictions shall apply from the Closing date until the termination of the PIPE Lock-Up Agreement in accordance with its terms.

The foregoing description of the PIPE Lock-Up Agreement is not complete and is qualified in its entirety by reference to the text of such document, a form of which is filed as Exhibit 10.8 hereto and incorporated herein by reference.

PIPE Registration Rights Agreement

On July 11, 2025, New Profusa and the PIPE Investors entered into a registration rights agreement (the “PIPE Registration Rights Agreement”). The PIPE Registration Rights Agreement provides customary demand and piggyback registration rights.

Pursuant to the PIPE Registration Rights Agreement, New Profusa will, as soon as practicable, but in any event within 20 calendar days after the Closing Date, use its reasonable best efforts to file with the SEC a registration statement registering the resale of certain New Profusa Common Stock issuable to the PIPE Investors upon conversion of the PIPE Convertible Notes. New Profusa will use its reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the 45h calendar day (but in any event no later than the 60th calendar day) following the Closing.

After giving effect to the Business Combination transaction and the issuance of the Merger Consideration described above, there are 33,833,380 shares of our Common Stock issued and outstanding.

The following summarizes the pro forma Common Stock:

	Pro Forma Combined
Shareholder	Shares	%
NorthView public shareholders(3)	1,999,277	6.0
NorthView other shareholders(1)	3,902,280	11.5
Former Profusa shareholders(2)	15,500,000	45.8
Shares issued to other parties(4)	182,500	0.5
Senior secured convertible note(6)	5,542,261	16.4
Profusa bridge notes(7)	4,170,932	12.3
Northview working capital loan(8)	863,908	2.6
PIPE Subscription(5)	1,222,222	3.6
Ascent ELOC Commitment shares(9)	450,000	1.3
Total Common Stock shares on closing date of the Business Combination	33,833,380	100.0

____________

(1)      Includes Sponsor and Representative shares in NorthView and has been reduced by the 710,220 sponsor shares allocated to the senior secured convertible note holders.

(2)      Includes 8,593,991 shares issued to existing Profusa common and preferred shareholders, 6,699,365 shares issued to the holders of Profusa’s junior convertible notes and senior convertible notes, and 206,644 shares reserved for Profusa option holders.

(3)      Includes 1,897,500 shares issuable pursuant to outstanding NorthView Rights.

(4)      Represents $1,825,000 of transaction costs paid in shares of New Profusa Common Stock at $10 per share.

(5)      1,000,000 shares issued upon conversion of the $10 million first tranche of the PIPE Investor convertible note facility ($22.22 million total) at $10 per share, and an additional 222,222 shares to be issued upon the conversion of a supplemental $2.22 million tranche of the PIPE Investor convertible note facility at $10 per share.

(6)      Senior secured convertible note which includes 710,220 Sponsor shares that were utilized as inducement shares for the notes.

(7)      Represents 1,277,502 shares issued upon the conversion and exchange of Profusa bridge notes and 2,893,430 shares issued in exchange for the shares issued pursuant to the Bridge Note Buyout Agreement.

(8)      Represents shares from the conversion of the NorthView working capital convertible loan at a $2.22 per share.

(9)      The Ascent ELOC Commitment shares represent warrants issued for common stock with an exercise price of $0.01 which are highly probable and expected to be exercised.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2025 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024 are based on the unaudited and audited historical financial statements of NorthView and Profusa. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2025

(in thousands, except share and per share data)

	Profusa, Inc. (Historical)	NorthView (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$44	$—	$1,277	B	$4,201
			11,000	C
			(4,146)	F
			(328)	G
			(1,745)	H
			(1,648)	I
			(253)	N
Restricted cash		2	(2)	B	—
Cash held in Trust Account		661	(661)	P	—
Prepaid taxes		25	—		25
Prepaid expenses and other current assets	209	—	—		209
Total current assets	253	688	3,494		4,435
Cash held in Trust Account	—	1,275	(1,275)	B	—
Deferred offering costs	4,136	—	(2,837)	G	—
			(1,299)	J	—
Other non-current assets	55	—	—		55
Total Assets	$4,444	$1,963	$(1,917)		$4,490
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$6,884	$1,745	$—		$8,629
Excise tax payable	—	1,953	—		1,953
Accrued expenses and other current liabilities	4,299	1,534	(1,299)	J	2,461
			5,971	E
			(1,745)	H
			(5,971)	F
			(328)	G
Convertible debt payable, net of discount	49,971	10,288	(27,594)	N	13,844
			11,000	C
			(19,533)	O
			(10,288)	R
Due to redeeming stockholders	—	661	(661)	P
Promissory notes	940	—	—		940
PPP loan	1,383	—	—		1,383
Total current liabilities	63,477	16,181	(50,448)		29,210
Warrant liability	—	6,962	—		6,962
Total liabilities	63,477	23,143	(50,448)		36,172
Commitments and contingencies

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)

As of June 30, 2025

(in thousands, except share and per share data)

	Profusa, Inc. (Historical)	NorthView (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Convertible Preferred Stock:	—	—	—		—
Series A convertible preferred stock: $0.0001 par value – 4,350,314 shares authorized at June 30, 2025 and December 31, 2024, and 4,350,314 shares issued and outstanding at June 30, 2025 and December 31, 2024, (Liquidation preference $5,307 at June 30, 2025 and December 31, 2024)	5,231	—	(5,231)	K	—
Series B convertible preferred stock: $0.0001 par value – 5,293,175 shares authorized at June 30, 2025 and December 31, 2024, and 5,293,175 shares issued and outstanding at June 30, 2025 and December 31, 2024, (Liquidation preference $13,815 at June 30, 2025 and December 31, 2024)	13,701	—	(13,701)	L	—
Series C/C-1 convertible preferred stock: $0.0001 par value – 8,907,893 shares authorized at June 30, 2025 and December 31, 2024, and 8,220,445 shares issued and outstanding at June 30, 2025 and December 31, 2024, (Liquidation preference $45,062 at June 30, 2025 and December 31, 2024)	46,217	—	(46,217)	M	—
Common shares subject to possible redemption	—	1,331	(1,331)	A	—
Stockholders’ equity (deficit):

Common Stock
Common stock, $0.0001 par value; 100,000,000 shares authorized; pro forma; 33,161,159 shares issued and outstanding	—	—	1	N	1
Additional paid-in capital	5,840	—	1,331	A	95,838
			(22,511)	D
			(5,971)	E
			46,217	M
			5,231	K
			13,701	L
			1,825	F
			(2,837)	G
			27,340	N
			1,920	R
			19,533	O
			3,728	Q
			491	S
Accumulated deficit	(130,022)	(22,511)	22,511	D	(127,521)
			(1,648)	I
			(3,728)	Q
			8,368	R
			(491)	S
Total stockholders’ equity (deficit)	(124,182)	(22,511)	115,011		(31,682)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$4,444	$1,963	$(1,917)		$4,490

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2025

(in thousands, except share and per share data)

	Profusa, Inc. (Historical)	NorthView (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$—	—	—		—
Operating expenses:
Research and development	827	$—	$—		$827
General and administrative	1,600	1,551	1,648	FF	8,527
			3,728	HH
Total operating expenses	2,427	1,551	5,376		9,354
Loss from operations	(2,427)	(1,551)	(5,376)		(9,354)
Other income (expenses)
Interest income earned on cash and marketable securities held in Trust Account	—	95	(95)	AA	—
Change in fair value of convertible loan	(118)	(1,380)	1,380	DD	(118)
Change in fair value of Securities Purchase Agreement	—	(194)	194	KK	—
Interest expense	(2,519)	—	2,482	BB	(1,056)
			—	EE
			(1,019)	II
Change in fair value of warrant liabilities	—	(6,265)	—		(6,265)
Other income (expense), net	—	—	(491)	JJ	(491)
Net (loss) before income taxes	(5,064)	(9,295)	(2,295)		(17,284)
Provision for income taxes	—	22	(22)	CC	—
Net (loss)	$(5,064)	$(9,317)	$(2,903)		$(17,284)
Deemed dividend	—	—	(9,684)	GG	(9,684)
Net loss attributable to common stockholders	(5,064)	(9,317)	(12,587)		(26,968)
Basic and diluted net (loss) per share subject to possible redemption		$(1.66)
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption		412,717
Basic and diluted net (loss) per share, common stock		$(1.66)
Basic and diluted weighted average shares outstanding, common stock		5,193,750
Basic and diluted net loss per share – Profusa	$(0.90)
Weighted average shares outstanding of Profusa Common Stock	5,604,651
Basic and diluted net loss per share of New Profusa common stock					$(0.80)
Weighted average shares outstanding of New Profusa common stock – basic and diluted					33,833,380

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(in thousands, except share and per share data)

	Profusa, Inc. (Historical)	NorthView (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$100	—	—		100
Operating expenses:
Research and development	1,608	$—	$—		$1,608
General and administrative	2,992	1,351	1,606	FF	9,704
			3,755	HH
Total operating expenses	4,600	1,351	5,361		11,312
Loss from operations	(4,500)	(1,351)	(5,361)		(11,212)
Other income (expenses)
Interest income earned on cash and marketable securities held in Trust Account	—	425	(425)	AA	—
Change in fair value of convertible loan	(311)	(7,166)	7,166	DD	(311)
Interest expense	(4,424)	—	4,349	BB	(2,216)
			(104)	EE
			(2,037)	II
Change in fair value of warrant liabilities	—	(539)	—		(539)
Other income (expense), net	5	—	(491)	JJ	(486)
Net income (loss) before income taxes	(9,230)	(8,631)	3,096		(14,765)
Provision for income taxes	—	81	(81)	CC	—
Net income (loss)	$(9,230)	$(8,712)	$3,177		$(14,765)
Deemed dividend	—	—	(9,684)	GG	(9,684)
Net loss attributable to common stockholders	(9,230)	(8,712)	(6,507)		(24,449)
Basic and diluted net (loss) per share subject to possible redemption		$(1.47)
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption		747,644
Basic and diluted net (loss) per share, common stock		$(1.47)
Basic and diluted weighted average shares outstanding, common stock		5,193,750
Basic and diluted net loss per share – Profusa	$(1.65)
Weighted average shares outstanding of Profusa Common Stock	5,604,651
Basic and diluted net loss per share of New Profusa common stock					$(0.73)
Weighted average shares outstanding of New Profusa common stock – basic and diluted					33,674,233

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, NorthView Acquisition Corporation (“NorthView”), will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Profusa, Inc. (“Profusa”) Stockholders comprising a relative majority of the voting power of Profusa (the combined entity) and having the ability to nominate majority of the members of the New Profusa Board, Profusa’s operations prior to the acquisition comprising the only ongoing operations of New Profusa, and Profusa’s senior management comprising the senior management of New Profusa. Accordingly, for accounting purposes, the financial statements of New Profusa will represent a continuation of the financial statements of Profusa with the Business Combination treated as the equivalent of Profusa issuing stock for the net assets of NorthView, accompanied by a recapitalization. The net assets of NorthView will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Profusa in future reports of New Profusa.

As a result of the Business Combination, all outstanding stock of Profusa were cancelled in exchange for the right to receive newly issued shares of Common Stock of New Profusa, par value $0.0001 per share (“Common Stock”), and all outstanding options to purchase Profusa stock were exchanged for options exercisable for newly issued shares of New Profusa Common Stock.

The total consideration received by Profusa Security Holders at the Closing of the transactions contemplated by the Merger Agreement is the newly issued shares of Common Stock and securities convertible or exchangeable for newly issued shares of Common Stock with an aggregate value equal $255,958,617, with each Profusa Stockholder receiving for each share of Profusa Common Stock held (after giving effect to the exchange or conversion of all outstanding Profusa Preferred Stock for shares of Profusa Common Stock and treating all vested in-the-money Profusa Convertible Securities (including, on a net exercise basis, all vested qualified Profusa Options) as if such securities had been exercised as of immediately prior to the Merger, but excluding all unvested Profusa Options) a number of shares of Common Stock equal to a conversion ratio of approximately 0.34. As a result, the Profusa Security Holders received an aggregate of 25,595,862 shares of newly issued Common Stock as Merger Consideration.

As an additional consideration, each Profusa Stockholder is entitled to earn, on a pro rata basis, an aggregate of 3,875,000 shares of New Profusa’s common stock (the “Milestone Earnout Shares”) during the respective earnout periods in equal ¼ installments upon achievement of the following defined Milestone Events. The Milestone Earnout Shares will be placed in escrow and will be outstanding from and after the Closing, subject to cancellation if the applicable price targets are not achieved. While in escrow, the shares will be non-voting.

The unaudited pro forma combined financial information contained herein does not account for the assumption by New Profusa at the Closing of unvested Profusa Stock Options or future issuances of shares of Common Stock upon exercise thereof. The unaudited pro forma combined financial information contained herein does account for the subsequent execution of the ELOC Agreement and secondary tranche of PIPE funding.

After giving effect to the Business Combination transaction and the issuance of the Merger Consideration described above, there are 33,833,380 shares of our Common Stock issued and outstanding.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 assumes that the Business Combination and related transactions occurred on June 30 2025. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2024.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 has been prepared using, and should be read in conjunction with, the following:

•        NorthView’s unaudited condensed consolidated balance sheet as of June 30, 2025 and the related notes for the six months ended June 30, 2025, included in the Proxy Statement/Prospectus; and

•        Profusa’s unaudited condensed consolidated balance sheet as of June 30, 2025 and the related notes for the six months ended June 30, 2025, included in the Proxy Statement/Prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 has been prepared using, and should be read in conjunction with, the following:

•        NorthView’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2025 and the related notes, included in the Proxy Statement/Prospectus; and

•        Profusa’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2025 and the related notes, included in the Proxy Statement/Prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 has been prepared using, and should be read in conjunction with, the following:

•        NorthView’s audited consolidated statement of operations for the year ended December 31, 2024 and the related notes, included in the Proxy Statement/Prospectus; and

•        Profusa’s audited consolidated statement of operations for the year ended December 31, 2024 and the related notes, included in the Proxy Statement/Prospectus.

As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. In addition, on July 28, 2025, we entered into the Committed Equity Facility with Ascent, pursuant to which Ascent has committed to purchase up to $100,000,000 of shares of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to Ascent at our discretion from time to time for a period of up to 36 months (unless the Purchase Agreement is earlier terminated) beginning on the Effective Date. The proceeds from the Committed Equity Facility are to be used exclusively for the purchase of Bitcoin (which may be used for repayment of indebtedness), provided the Company’s cash balance on any Closing Date exceeds $5,000,000. If the cash balance is less than $5,000,000, proceeds must first be used to bring the cash balance to that amount, with the remainder used to purchase Bitcoin.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of NorthView and Profusa.

The accompanying pro forma financial statements reflect the impact of transactions that are either completed or considered probable in accordance with Regulation S-X Article 11. Management has considered the impact of the Committed Equity Facility on these pro forma financial statements, and notes that the agreement is written in a manner in which the Company will issue a variable number of shares at a variable issuance price, based on the then current market rates, less a fixed discount. Accordingly, inclusion of the transaction in the pro forma common stock financial information would not be factually supportable or objectively measurable at this time and could be misleading to investors.

Pursuant to the Purchase Agreement, 900,000 Commitment Warrant Shares are issuable upon exercise of the Commitment Warrants we issued to Ascent upon our execution of the term sheet relating to the Purchase Agreement on July 20, 2025, as consideration for its commitment to purchase shares of our Common Stock that we may, in our sole discretion, direct Ascent to purchase from us pursuant to the Purchase Agreement. The Commitment Warrants have an exercise price of $0.01 and may be exercised for cash or, if at the time of exercise there is no effective registration statement covering the resale of the Commitment Warrant Shares, on a cashless basis. If we do not require Ascent to purchase any Purchase Shares on or before the 100th day following the execution of the Purchase Agreement, the number of Commitment Warrant Shares underlying the Commitment Warrants will be reduced to 450,000. The warrants issued to Ascent are currently being analyzed for their accounting treatment, which the Company expects to be precluded from equity classification based on their cashless exercise option. As such, the Company will finalize the accounting conclusions on these warrants, and validate their debt classification for the upcoming September 30, 2025 financial statements. Additionally, should the 900,000 warrants issuable become probable and measurable in the future, the Company will update its disclosures and provide revised pro forma financial information as appropriate.

3. Accounting Policies and Reclassifications

Upon consummation of the Business Combination, management has performed a comprehensive review of the two entities’ accounting policies. As a result of the review, management has not identified differences between the accounting policies of the two entities which have a material impact on the financial statements of the Combined Company. Based on its analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). NorthView has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to include all necessary Transaction Accounting Adjustments pursuant to Article 11 of Regulation S-X, including those that are not expected to have a continuing impact.

The audited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction accounting adjustments that reflect the accounting for the transaction under GAAP. All activity between Profusa and Northview has been eliminated between the companies on the pro forma statement under tickmark J.

The pro forma combined statement of operations does not reflect a provision for income taxes or any amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented. The pro forma condensed combined balance sheet does not reflect the deferred taxes of the Combined Company as a result of the Business Combination. Upon Closing of the Business Combination, it is likely that the Combined Company will record a full valuation allowance against the total U.S. and state deferred tax assets given the net operating losses and valuation allowance of Profusa as the recoverability of the tax assets is uncertain. The Company used the separate return method in calculating the pro forma tax provision and tax effects of our pro forma adjustments.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2024.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2025 are as follows:

A.     Reflects the reclassification of the remaining shares of NorthView Common Stock to permanent equity immediately prior to the Merger.

B.      Reflects the liquidation and reclassification of the balance of investments held in the trust account to cash and cash equivalents that becomes available to fund the Transaction. This is the full trust account balance as of June 30, 2025, which is further adjusted for redemptions reflected in adjustment (P) below to reflect the remaining trust account balance following such redemptions which were distributed at closing.

C.     Reflects the gross proceeds from the issuance and sale of PIPE Convertible Notes of NorthView that are convertible into shares of NorthView common stock at $10.00 per share pursuant to the PIPE Subscription Agreement entered into with the PIPE Investors, assuming no redemptions. The PIPE Subscription Agreement provides for a total facility up to $22.22 million which is split into tranches. The Initial Note was funded upon closing the merger for $10 million which was subject to a 10% OID ($9.0 million net).

A subsequent $2.22 million subject to a 10% OID ($2.0 million net) is considered probable based on the terms of the convertible note. The notes did not convert as of the closing date. As such, the notes will remain in the pro forma balance sheet for pro forma purposes, as the notes convert at the election of the note holder until the shares are registered.

D.     Reflects the recapitalization and elimination of Northview’s pre-merger accumulated deficit balance.

E.      Represents direct and incremental transaction costs incurred by New Profusa related to the Merger and PIPE Subscription Agreement of approximately $6.0 million for advisory, banking, printing, legal and accounting that are incurred and anticipated to be incurred. These costs will not affect the Company’s combined statements of operations and comprehensive loss beyond 12 months after the acquisition date.

F.      Represents the payment of estimated direct and incremental transaction costs that are incurred and anticipated to be incurred, of which $1.8 million is expected to be paid in shares and $4.2 million is expected to be paid in cash, including the Business Combination Marketing Fee of $2.0 million. These costs will not affect the Company’s combined statements of operations and comprehensive loss beyond 12 months after the acquisition date.

G.     Represents reclassification of Profusa’s deferred offering costs to permanent equity and payment of the respective accrued and unpaid portion of the deferred offering costs.

H.     Represents payment of Northview accrued offering costs and expenses.

I.       Represents payment of direct and incremental transaction costs incurred by NorthView of approximately $1.6 million in advisory, banking, printing, legal, and accounting fees and other transaction related expenses in connection with the Merger and PIPE Subscription Agreement.

J.       Elimination of transactions between the two companies.

K.     Reflects exchange of Profusa’s Series A Convertible Preferred Stock for common stock of Profusa with $0.0001 par value.

L.      Reflects exchange of Profusa’s Series B Convertible Preferred Stock for common stock of Profusa with $0.0001 par value.

M.     Reflects exchange of Profusa’s Series C/C1 Convertible Preferred Stock for common stock of Profusa with $0.0001 par value.

N.     Reflects conversion of Senior Notes and Senior Bridge Notes into 6,819,763 shares of Profusa in accordance with their terms.

O.     Reflects conversion of Junior Notes into 2,801,697 shares of Profusa in accordance with their terms.

P.       Reflects the remaining redemptions in the trust to settle all balances due to redeeming shareholders.

Q.     Represents reclassification of Profusa’s transaction costs incurred in excess of proceeds received from additional paid-in capital to accumulated deficit.

R.     Represents issuance of shares in New Profusa upon conversion of Northview’s convertible loan at the Closing of the Merger. The balance of the note was $1,919,796, which was fair value adjusted on the balance sheet to $10,288,111 is included in the pro forma at the current balance as no interest accrues on this note and was converted into 863,908 shares of New Profusa, at an as converted price of $2.22 per share.

S.      Reflects the impact from the minimum number of warrants issuable to Ascent according to the ELOC Registration Rights Agreement. The warrants are equity classified and recorded at their fair value on the agreement date.

U.      Reflects the impact from the minimum number of warrants issuable to Ascent according to the ELOC Registration Rights Agreement. The warrants are equity classified and recorded at their fair value on the agreement date.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and the year ended December 31, 2024 are as follows:

AA.  Represents the elimination of investment income related to the investments held in the NorthView Trust Account.

BB.   Represents elimination of interest expense related to Profusa’s Junior Notes, and the interest expense related to Profusa’s Senior Notes Senior Secured Notes, and Senior Bridge Notes which was incurred following the modification of the Senior Notes on September 27, 2022 which was accounted for as debt extinguishment. Interest expense incurred prior to the September 27, 2022 modification is not eliminated because prior to that date the Senior Notes did not contain conversion feature requiring conversion of the Senior Notes upon a merger with a SPAC. Accordingly, the Senior Notes were deemed to have been extinguished as of September 27, 2022, and re-issued immediately as new debt that is convertible upon the Merger. All expenses incurred with respect to the Senior Notes following the September 27, 2022 modification, including interest expense and gains or losses incurred with subsequent modifications of the Senior Notes, are eliminated.

CC.   Represents the income tax impact on the elimination of investment income related to the investments held in NorthView’s Trust Account.

DD.   Represents elimination of the changes in the fair value of Northview’s convertible loan upon the closing of the Business Combination.

EE.   To account for the Profusa Senior Secured Working Capital Loan interest at 12.0% during the year ended December 31, 2024, for the portion not already accounted for in accrued interest. All Profusa Senior Secured Working Capital Loan interest was accounted for as of June 30, 2025 in Tickmark BB for the period. No new notes were issued between June 30, 2025 and the closing of the Business Combination on July 11, 2025.

FF.    Represents the accrual of estimated Transaction related costs incurred by NorthView after June 30, 2025 and December 31, 2024, respectively.

GG.  Represents issuance of the Milestone Earnout Rights and Profusa Inducement Recoupment Earnout Rights to the equity holders of Profusa, which are treated as dividend distributions and recorded in additional paid-in capital. Earnout right represents a right to receive shares in future upon meeting certain earnout targets. The issuance date fair values of Milestone Earnout Rights and Profusa Inducement Recoupment Earnout Rights was determined using Monte Carlo Simulation approach. The Company estimated the vesting and payoff of the Milestone Earnout Shares and the Inducement Shares related to Milestone I Event and Milestone II Event for each simulated stock price path, and the vesting and payoff of the Milestone Earnout Shares related to Milestone III Event and Milestone IV Event for each simulated revenue path and the correlated stock price path. The fair value is then determined by averaging the payoff across all simulated paths and discounting it to the valuation date.

HH.  Reflects transaction costs incurred in excess of proceeds.

II.     To account for the PIPE Investors interest at 10% related to the first tranche of the PIPE Convertible Note.

JJ.     To account for the warrant expense associated to the 450,000 minimum number of warrants issuable to Ascent associated with the ELOC Registration Rights Agreement, calculated based on the warrant fair value on the warrant agreement date.

KK.  Represents elimination of the changes in the fair value of Northview’s Securities Purchase Agreement upon the closing of the Business Combination.

4. Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2024. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of January 1, 2024, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

The unaudited pro forma condensed combined financial information has been prepared with the actual redemptions of Public Shares by NorthView Public Stockholders for the six months ended June 30, 2025 and for the year ended December 31, 2024:

	Year Ended December 31, 2024	Six Months Ended June 30, 2025
Pro forma net loss	$(14,765)	$(17,284)
Deemed dividend	$(9,684)	(9,684)
Pro forma net loss used in calculation of weighted-average pro forma net loss per share	$(24,449)	$(26,968)
Basic weighted average shares outstanding	33,674,233	33,833,380
Pro forma net loss per share – Basic and Diluted(1)	$(0.73)	$(0.80)

Weighted average shares outstanding-basic and diluted
NorthView Common shareholders	6,535,591	5,901,557
Former Profusa shareholders	15,500,000	15,500,000
Shares issued to underwriters	157,500	182,500
Senior secured convertible note	4,660,000	5,542,261
Profusa bridge notes	4,285,012	4,170,932
Northview working capital loan	863,908	863,908
PIPE Subscription(5)	1,222,222	1,222,222
Ascent ELOC Commitment Shares(9)	450,000	450,000
	33,674,233	33,833,380

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock, and we do not currently intend to pay any cash dividends on our common stock for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and any contractual restrictions.

MARKET INFORMATION

Our Common Stock is currently listed on Nasdaq under the symbol “PFSA”. Prior to the consummation of the Business Combination, our Common Stock was listed on the OTC under the symbol “NVAC”. As of July 30, 2025, there were 194 holders of record of our Common Stock and the closing sale price of our Common Stock was $0.72 per share. The actual number of stockholders of our Common Stock is greater than the number of record holders and includes holders of our Common Stock whose shares of Common Stock are held in street name by brokers and other nominees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

References to “Profusa,” the “Company,” “we,” “us,” and “our,” refer to Profusa, Inc. and its subsidiaries. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited condensed consolidated financial statements and the notes thereto contained elsewhere in this prospectus (this “Report”). Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Profusa, Inc., our wholly owned California subsidiary (“Old Profusa”), became our accounting predecessor upon the closing of the Business Combination on July 11, 2025. The results of operations discussed below are those of Old Profusa and its consolidated subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

This Prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other Securities and Exchange Commission (“SEC”) filings.

Business Overview

We are a clinical-stage digital health and medical technology company focused on developing biosensing solutions to improve health outcomes for patients in a variety of different diseases and conditions. Our first product is Lumee Oxygen, which enables physicians to ascertain the extent of perfusion, or passage of blood through the circulatory system to an organ or tissue, in patients with Critical Limb Ischemia (CLI) both during and after endovascular revascularization procedures. Lumee Oxygen has already received regulatory approval in Europe through the attainment of a CE mark; however, prior to commercialization in the U.S., Lumee Oxygen must obtain FDA clearance or approval.

The latest version of Lumee Oxygen is called Wireless Lumee Oxygen System. It has multiple components, one of which is a microsensor that is injected into the tissue of the patient using a hypodermic needle. The sensor is designed so it does not need to be removed as it overcomes the foreign body response that usually inhibits the ability of permanent implants to function. The sensor contains no electronics, utilizing luminescence to send a light signal to a reader that is placed over the incision site, which in turn can send a signal to an app on a smartphone. We are in clinical trials for Lumee Glucose, our sensing solution being developed for use in continuous glucose monitoring (CGM). This system targets diabetics and pre-diabetics to allow them real-time access to their glucose data, at a price point that our management thinks is comparable or lower to existing systems.

We already sell our oxygen sensor for research use only applications, namely animal models and in vitro testing. Management is targeting the European market (those jurisdictions that accept CE mark) for early launch for both Lumee Oxygen and Lumee Glucose. Lumee Oxygen’s launch in Europe occurred in 2023 and Lumee Glucose launch is expected to occur in 2025, subject to regulatory approval. We have access to key opinion leaders (KOLs) in both Europe and the United States, who deal with peripheral arterial disease (PAD) and Critical Limb Ischemia (CLI). We will sell directly to facilities based on the endorsement of these KOLs. In Germany, Austria and France, some KOLs have already used Lumee Oxygen on a trial basis. We have worked with reimbursement consultants to develop potential Category I CPT codes for Lumee Oxygen use.

Regarding Lumee Glucose, if and when we obtained marketing authorization, we plan to embark on a dual strategy of both direct to hospital sales, for our professional-use and personal-use CGM product, and direct to pharmacy sales for our personal use product only, thereby maximizing flexibility for the consumer. By aiming for coverage under a user’s pharmacy benefit, we believe we can diversify our user base, while accounting for any risk related to unlikely delay of attainment of a category I CPT code for sensor insertion. We feel a difference between other insertable or implantable CGMs and Lumee Glucose, is that the latter can be simply inserted with a hypodermic needle and does not require a surgical implantation, similar to how pharmacists use these needles to administer flu shots and other vaccines. At the same time, physicians can still leverage existing CPT codes related to interpretation of CGM data and we have, in parallel, initiated steps for CPT codes related to our sensor insertion. We will target both public and private payors for coverage.

Since our launch, we have significantly devoted all of our resources to research and development, as well as all clinical study activities related but not limited to Lumee Oxygen, Lumee Glucose and prototypes for sensors of at least eight other analytes. We have also invested, on a smaller scale, in making sales of Lumee Oxygen for re-search- use only clients, which include entities working with animal models. Furthermore, we also performed re-search and development under government grants.

Since inception, we have incurred recurring annual losses from operations. For the three months ended June 30, 2025 and 2024, we incurred a net loss of $2.3 million and $2.0 million, respectively. For the six months ended June 30, 2025 and 2024, we incurred a net loss of $5.1 million and $4.5 million, respectively. During the six months ended June 30, 2025 and 2024, we have used $1.1 million and $1.0 million, respectively, of cash in our operating activities. We have notes and loans payable and interest due of $52.3 million within twelve months of June 30, 2025.

We have been able to finance our operations primarily with the proceeds from the issuance of equity and debt instruments and to a lesser extent, revenues from government grants. For the six months ending June 30, 2025, we obtained net cash from financing activities of $1.0 million compared to $0.9 million for the same period in 2024. We held cash of less than $0.1 million as of June 30, 2025, and $0.2 million as of December 31, 2024, respectively.

The Company’s condensed consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has reviewed the relevant conditions and events surrounding its ability to continue as a going concern including among others: historical losses, projected future results, including the effects of COVID-19, cash requirements for the upcoming year, funding capacity, net working capital, total stockholders’ deficit and future access to capital.

On July 11, 2025 Profusa, Inc., a Delaware corporation formerly known as NorthView Acquisition Corporation, consummated its previously announced business combination with Profusa, Inc., a California corporation, pursuant to that certain Merger Agreement and Plan of Reorganization. At the Closing and pursuant to the PIPE Subscription Agreement, New Profusa issued a PIPE Convertible Note in the principal amount of $10,000,000 (the “Initial Note”) for a purchase price of $9,000,000, reflecting a 10% Original Issuance Discount (“OID”). Management believes this liquidity has not alleviated the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date the condensed consolidated financial statements are issued.

As part of the closing, the Company had cash inflows of $1.3 million from the NorthView trust account, net of redemptions, and the $9 million net PIPE convertible note. Cash outflows included marketing fees and vendor payments which totaled $3.4 million due at closing. Subsequent to the closing of the Merger, there continue to be factors which raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date the condensed consolidated financial statements are issued. The condensed consolidated financial statements do not contain any adjustments that might result from the outcome of this uncertainty.

It is our expectation to continue to make substantial investments in building its European and United States commercial infrastructure and enhancing existing products and developing new ones. Furthermore, we aim to continue discussions with potential partners in Asia.

We expect to incur additional expenses due to operating as a public company, including expenses related to compliance with the rules and regulations of the U.S. Securities and Exchange Commission, or the SEC, and those of the Nasdaq Stock Market LLC (“NASDAQ”) Stock Market, additional insurance expenses, investor relations activities and other administrative, professional and consulting services. As a result of these and other factors, we expect that we will require additional financing to fund our operations and planned growth. We may seek to raise any additional capital through equity offerings or debt financings, additional credit or loan facilities or a combination of one or more of these funding sources. In the scenario that we are unable to acquire sufficient financing or financing on terms satisfactory to our management or Board of Directors, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, financial condition and results of operations could be materially adversely affected. For the current period and for twelve months following the issuance of these financial statements, our risk of going concern has been mitigated but not fully alleviated by the Tranche 1 PIPE Convertible Note issued for a gross $10.0 million.

Business Combination

On November 7, 2022, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with NorthView Acquisition Corp (“NorthView”), where a subsidiary of NorthView will merge with the Company, with the Company surviving the Merger as a wholly owned subsidiary of NorthView. Pursuant to the Merger Agreement, and assuming a favorable vote of NorthView’s stockholders, Merger Sub, a newly formed subsidiary of NorthView, will be merged with and into Profusa. Upon consummation of the Business Combination, the separate corporate existence of Merger Sub shall cease; Profusa will survive and become a wholly owned subsidiary of NorthView, which will be renamed New Profusa, Inc. The aggregate consideration to be received by the Profusa stockholders is based on a pre-transaction equity value of $155,000,000. The exchange ratio will be equal to (a) $155,000,000, divided by an assumed value of NorthView Common Stock of $10.00 per share.

On February 11, 2025, the parties to the Merger Agreement entered into Amendment No. 4 to the Merger Agreement (the “Amendment”) pursuant to which the parties agreed to revise the Company Reference Value (as defined in the Merger Agreement) to adjust for financing proceeds received by Profusa prior to the Business Combination, along with debt conversions and incentive shares to be issued. Additionally, the Amendment (i) revised the definition of “Milestone Event III” such that the parties extended the period for Profusa to consummate the APAC Joint Venture (as defined in the Merger Agreement) and receive the related funding from December 31, 2024 until December 31, 2025, and (ii) revised the definition of “Milestone Event IV” to change the earnout revenue target from $99,702,000 for the fiscal year ended December 31, 2025 to an earnout revenue target of $11,864,000 for the fiscal year ended December 31, 2026.

On April 2, 2025, the parties to the Merger Agreement entered into an Amendment No. 5 to the Merger Agreement (“Amendment No. 5”) pursuant to which Section 9.01 of the Merger Agreement is hereby amended such that the reference to “March 22, 2025” shall be replaced with “June 22, 2025”. The closing date was then further amended to July 11, 2025.

Subsequent to these financials statements, on July 11, 2025, the Business Combination was successfully completed and was accounted for as a reverse capitalization in accordance with GAAP. Profusa was deemed the accounting predecessor of the combined business, and New Profusa, Inc. (“New Profusa”) as the parent company of the combined business, is the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination will have a significant impact on our future capital structure and operating results, de-risking our product development, manufacturing and commercialization. The most significant changes in New Profusa’s future reported financial positions are expected to be an estimated increase in cash (as compared to our balance sheets at June 30, 2025 and at December 31, 2024) of approximately $9.0 million in proceeds from the PIPE Investment. This $9.0 million is offset by various deferred offering costs and $2.0 million closing fees related to the underwriters marketing fee for the NorthView IPO, which became payable upon a successful consummation of the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”

In June 2023, the Company entered into a short-term loan agreement with a related party under which it may borrow up to $1.6 million, of which $1.0 million was borrowed on June 26, 2023, $0.3 million was borrowed on July 20, 2023, $0.3 million was borrowed on August 15, 2023 (the “Tasly Convertible debt”). An additional amount of less than $0.02 million was drawn on February 6, 2024. The loans bear interest at a rate of 12% per annum and originally matured on December 31, 2023. The original maturity date was extended to March 31, 2024, subject to the parties’ decision to extend thereafter. The Company is currently in default, as this loan will be repaid subsequent to the SPAC transaction. The Company is currently incurring a default interest rate of 24% per annum, and has classified the entire amount outstanding under the Tasly Convertible Debt as current under the convertible debt payable line item on the Condensed Consolidated Balance Sheet.

As a result of the Merger, the Company has become the successor to an SEC-registered and NASDAQ- listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

Recent Developments

Inflation, Monetary Response, and Economic Impacts

The world economy is experiencing stubbornly high inflation, a challenge not faced for decades. Following the global financial crisis, with inflationary pressures muted, interest rates were extremely low for years and investors became accustomed to low volatility. The resulting easing of financial conditions supported economic growth, but it also contributed to a buildup of financial vulnerabilities. With inflation at multi-decade highs, monetary authorities in advanced economies are accelerating the pace of policy normalization. Policymakers have continued to tighten policy against a backdrop of rising inflation and currency pressures, albeit with notable differences across regions. Global financial conditions have tightened notably this year, leading to capital outflows. Amid heightened economic and geopolitical uncertainties, investors have aggressively pulled back from risk-taking and adjusted their investment preferences generally. Key gauges of systemic risk, such as higher dollar funding costs and counterparty credit spreads, have risen. There is a risk of a disorderly tightening of financial conditions that may be amplified by vulnerabilities built over the years.

In addition, our business, growth, financial condition or results of operations could be materially adversely affected by instability or changes in a country’s or region’s economic conditions; inflation; changes in laws or regulations or in the interpretation of existing laws or regulations, whether caused by a change in government or otherwise; increased difficulty of conducting business in a country or region due to actual or potential political or military conflict; or action by the U.S. or foreign governments that may restrict our ability to transact business in a foreign country or with certain foreign individuals or entities. A possible slowdown in global trade caused by increasing tariffs or other restrictions could decrease consumer or corporate confidence and reduce consumer, government and corporate spending in countries inside or outside the U.S., which could adversely affect our operations. Climate-related events, including extreme weather events and natural disasters and their effect on critical infrastructure in the U.S. or internationally, could have similar adverse effects on our operations, users, or third-party suppliers.

PIPE Transaction

Initial Note

On February 11, 2025, NorthView executed a Securities Purchase Agreement (the “PIPE Subscription Agreement”) with Ascent Partners Fund LLC (“Ascent”, and together with any additional investors who become parties to the PIPE Subscription Agreement, the “PIPE Investors”). Pursuant to the PIPE Subscription Agreement, the PIPE Investors are expected, subject to the conditions relating to such purchase set forth in the PIPE Subscription Agreement, to purchase from NorthView senior secured convertible notes in an aggregate principal amount of up to $22,222,222 (the “PIPE Convertible Notes”) for a an aggregate purchase price of up to $20,000,000, reflecting a 10% original issue discount to the face amount (“OID”).

At the closing of our Business Combination and pursuant to the PIPE Subscription Agreement, we issued a PIPE Convertible Note in the principal amount of $10,000,000 (the “Initial Note”) for a purchase price of $9,000,000, reflecting a 10% OID. The Initial Note matures on the date that is 18-months from Closing (the “Maturity Date”) and is convertible at any time at the PIPE Investor’s option at a conversion price equal to the lower of $10 or 95% of the lowest daily volume-weighted average price per share (“VWAP”) of our Common Stock in the 10 trading days prior to the original issue date of the Initial Note and shall be adjusted, without limitation, based on down-round and most-favored nation (MFN) price and terms protections (the “Conversion Price”).

The Initial Note includes a “Minimum Interest Amount” equal to 10% of the principal amount, which represents a full year of interest payments under the Initial Note; provided, that such Minimum Interest Amount shall be reduced by the amount of interest accrued on the principal amount of the Initial Note. Interest shall accrue on the aggregate unconverted and then outstanding principal amount of the Initial Note at a rate of 10% per annum, provided that the Minimum Interest Amount shall be fully earned and accrued on the original issue date of the Initial Note. Upon an event of default, the interest rate shall be adjusted and increase to 24% per annum. Payments made in cash under the Initial Note shall be subject to a 5% fee, which shall be in addition to any amounts owed thereunder. The Initial Note provides for certain events of default that are typical for a transaction of this type, including, among other things, any breach of the representations or warranties made by us and our subsidiaries. The Initial Note also provides for a 10% late fee in case of late payments and mandatory prepayments upon Subsequent Offerings (as defined in the Initial Note) and, in the absence of an event of default, may be prepaid upon 10 business days prior notice, subject to certain conversion rights of the PIPE Investors.

The Initial Note may not be converted by the PIPE Investors into shares of our Common Stock if such conversion would result in the investors or their affiliates owning in excess of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the issuance of all shares issuable upon conversion of the Initial Note (the “Beneficial Ownership Limitation”); provided, that the PIPE Investors may increase or decrease the Beneficial Ownership Limitation upon at least 61 days’ prior notice to us so long as such increase does not exceed 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the issuance of all shares issuable upon conversion of the Initial Note. On August 1, 2025, pursuant to a Notice and Waiver, the Beneficial Ownership Limitation was increased from 4.99% to 9.99% and we waived the requirement for the 60 days’ advance notice for such increase.

The Company issued the Initial Note pursuant to the exemption from the registration requirements of the Securities Act available under Section 4(a)(2).

The foregoing description of the Initial Note is not complete and is qualified in its entirety by reference to the text of such document, which is filed as Exhibit 10.6 hereto and incorporated herein by reference.

PIPE Lock-Up Agreement

On July 11, 2025, the PIPE Investors entered into a lock-up agreement (the “PIPE Lock-Up Agreement”), pursuant to which they agreed to, subject to certain customary exceptions, not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of any shares of our Common Stock or securities convertible, exchangeable or exercisable into shares of our Common Stock beneficially owned, held or acquired by them. The period for such restrictions shall apply from the Closing Date until the termination of the PIPE Lock-Up Agreement in accordance with its terms.

PIPE Registration Rights Agreement

On July 11, 2025, we and the PIPE Investors entered into a registration rights agreement (the “PIPE Registration Rights Agreement”), which provides customary demand and piggyback registration rights.

The PIPE Registration Rights Agreement provided that we will, as soon as practicable, but in any event within 20 calendar days after the Closing Date (the “Filing Date”), use our reasonable best efforts to file with the SEC a registration statement registering the resale of certain Common Stock issuable to the PIPE Investors upon conversion of the PIPE Convertible Notes. We will use our reasonable efforts to have the registration statement declared effective within 45 days (but in any event no later than the 60th calendar day) after the filing thereof.

On August 1, 2025, we entered into Amendment No. 1 to the PIPE Registration Rights Agreement, whereby we amended the Filing Date to September 14, 2025.

Security Agreement

On July 11, 2025, we and old Profusa (collectively, the “Profusa Parties”) entered into a Security Agreement with Ascent, as collateral agent (the “Security Agreement”), pursuant to which the Profusa Parties granted a security interest in substantially all of their respective assets to Ascent, to secure their respective obligations under the PIPE Convertible Notes.

Guaranty

On July 11, 2025, the Profusa Parties and their respective subsidiaries, successors and permitted assigns entered into a guaranty (the “Guaranty”), pursuant to which each such party guaranteed the other parties’ obligations under the PIPE Convertible Notes.

The Committed Equity Facility

On July 28, 2025, we entered into the Purchase Agreement and the ELOC Registration Rights Agreement with Ascent. Upon the terms and subject to the satisfaction of the conditions contained in the Purchase Agreement, from and after the Effective Date, we will have the right, in our sole discretion, to sell to Ascent up to $100,000,000 of shares of our Common Stock, subject to certain limitations set forth in the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement. Sales of Common Stock by us to Ascent under the Purchase Agreement, and the timing of any such sales, are solely at our option, and we are under no obligation to sell any securities to Ascent under the Purchase Agreement. See the section titled “The Committed Equity Facility” in this prospectus for more information.

Principles of Accounting and Consolidation

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and include all adjustments necessary for the fair presentation of the Company’s financial position as of June 30, 2025, and June 30, 2024 and the results of operations and cash flows for the three and six month periods then ended. The accompanying condensed consolidated financial statements include the accounts of Profusa Inc. and its wholly owned subsidiary, APAC. All intercompany balances and transactions have been eliminated in consolidation.

Components of Results of Operations

Government Grant Revenue

Government grant revenue consists of amounts we earn under grants from two government agencies: NIH and DARPA. These grants are provided either in the form of expense reimbursement (expense reimbursement grants) or on a fixed fee basis (fixed fee grants). Under the expense reimbursement grants the government agencies reimburse us for a portion of our expenses (allowable expenses) that have been incurred in a given period on the basis of reports that we provide to these agencies. Fixed fee grants are awarded for specific research and development programs undertaken by us. Under these grants we receive milestone payments from the government agencies upon our submission and approval by the government of agreed upon deliverables, consisting primarily of the documented results of the specific research and development programs.

Research and Development Expenses

Research and development expenses consist primarily of personnel expenses, including salaries, benefits, and stock-based compensation, costs of consulting, supplies, depreciation and amortization and allocations of facility- related expenses. We expect our research and development expenses to increase as we increase staffing to support product development, continue our clinical trials, build prototypes, and continue to explore and develop next generation technologies.

General and Administrative Expenses

General and administrative expenses consist of personnel expenses, including salaries, benefits, and stock-based compensation, related to executive management, finance, legal, human resource functions, and business development, contractor and professional services fees, audit and compliance expenses, insurance costs and general corporate expenses, including allocated facility-related expenses and information technology costs.

Loss on Change in the Fair Value of Tasly Convertible Debt

We elected to apply fair value option to account for the convertible loans issued between June 2023 and March 2024 (the “Tasly Convertible Debt”), under which none of the embedded conversion or redemption features were bifurcated and separately accounted for. Rather, the Tasly Convertible Debt in its entirety was recorded at fair value at inception and is subject to remeasurement to fair value at each balance sheet date, with the change in fair value reflected in the statements of operations and comprehensive loss.

Gain on PPP Loan Forgiveness

On April 16, 2020 and May 25, 2021, we borrowed $1.2 million (the “PPP Loan 1”) and $1.3 million (the “PPP Loan 2”), respectively, as a Paycheck Protection Program loan (together the “PPP Loans”). The Paycheck Protection Program, established as part of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, provides for loans to qualifying businesses and is administered by the U.S. Small Business Administration (the “SBA”). The annual interest rate of the PPP Loans is 1%. The PPP Loans are eligible for forgiveness, provided the borrower has met the respective forgiveness requirements, has timely submitted an application for forgiveness and the forgiveness has been granted by the SBA. PPP Loan 1 has been approved for loan forgiveness, and management intends to apply for PPP Loan 2 forgiveness in 2025. PPP Loan 2 is currently in default due to non-payment, and is classified as a current liability on the balance sheet.

Interest Expense

Interest expense consists primarily of the interest on our convertible notes, senior notes, Tasly convertible debt, and PPP Loans.

Other Income

Other income consists primarily of income earned from sale of equipment and a short-term sublease of a portion of our facilities.

Results of Operations

Comparison of the Three months ended June 30, 2025 to the Three months ended June 30, 2024

The following table sets forth our unaudited condensed consolidated statements of operations and comprehensive loss for the interim periods indicated (in thousands):

	Three Months Ended June 30,		Change
	2025	2024	$	%
Revenue	$—	$25	$(25)	(100)%
Operating expenses:
Research and development	$393	$432	$(39)	(9)%
General and administrative	610	569	41	7%
Total operating expenses	1,003	1,001	2	0%
Loss from operations	(1,003)	(976)	(27)	3%

Other income (expense)
Loss on change in the fair value of related party Tasly convertible debt	(57)	(15)	(42)	280%
Interest expense	(1,289)	(1,081)	(208)	19%
Other income (expense)	1	1	—	0
Total other expense, net	(1,345)	(1,095)	(250)	23%
Net loss	$(2,348)	$(2,071)	$(277)	13%

Revenue — Grant revenue was recognized in 2024, while no grant revenue was recognized in 2025 while the Company focused on the closing on the Merger transaction.

Research and Development — Research and development expenses remained constant and decreased by $39 thousand or 9% during the three months ended June 30, 2025 due to a reduction in research studies.

General and Administrative — General and administrative expenses increased by $41 thousand million, or 7%, to $610 thousand during the three months ended June 30, 2025 from $569 thousand during the three months ended June 30, 2024. The increase was driven primarily by the increase in accounting costs as a result of increased audit and accounting fees.

Loss on Change in the Fair Value of the Tasly Convertible Loans — Loss on change in the fair value of the Tasly Convertible Loan was less than $0.1 million during the three months ended June 30, 2025. The loss during the three months ended June 30, 2025 was driven by the remeasurement of the Tasly Convertible Loans.

Interest Expense — Interest expense increased by $.2 million to $1.3 million during the three months ended June 30, 2025 from $1.1 million during the three months ended June 30, 2024. The increase was primarily due to interest accrued on $3.5 million in additional senior notes that have been issued.

Comparison of the Six months ended June 30, 2025 to the Six months ended June 30, 2024

The following table sets forth our unaudited condensed consolidated statements of operations and comprehensive loss for the interim periods indicated (in thousands):

	Six Months Ended June 30,		Change
	2025	2024	$	%
Revenue	$—	$25	$(25)	(100)%
Operating expenses:
Research and development	$827	$938	$(111)	(12)%
General and administrative	1,600	1,402	198	14%
Total operating expenses	2,427	2,340	87	4%
Loss from operations	(2,427)	(2,315)	(112)	5%

Other income (expense)
Loss on change in the fair value of related party Tasly convertible debt	(118)	(11)	(107)	10
Interest expense	(2,519)	(2,161)	(358)	17%
Other income	—	6	(6)	(100)%
Total other expense, net	(2,637)	(2,166)	(471)	22%
Net loss	$(5,064)	$(4,481)	$(583)	13%

Research and Development — Research and development expenses decreased by $0.1 million, or 12%, to $0.8 million during the six months ended June 30, 2025 from $0.9 million during the six months ended June 30, 2024. The decrease was driven primarily by the decrease in CRO and personnel costs of $0.1 million as a result of the completion of several clinical studies and a reduction of personnel while the Company focused on closing the business combination.

General and Administrative — General and administrative expenses increased by $0.2 million, or 14%, to $1.6 million during the six months ended June 30, 2025 from $1.4 million during the six months ended June 30, 2024. The increase was driven primarily by the increase in accounting costs of $0.2 million as a result of increased audit and accounting fees.

Loss on Change in the Fair Value of the Tasly Convertible Loans — Loss on change in the fair value of the Tasly Convertible Loan was $0.1 million during the six months ended June 30, 2025. The loss during the six months ended June 30, 2025 was driven by the remeasurement of the Tasly Convertible Loans.

Interest Expense — Interest expense increased by $0.4 million, or 17%, to $2.5 million during the six months ended June 30, 2025 from $2.1 million during the six months ended June 30, 2024. The increase was primarily due to the $3.5 million in additional senior notes that have been issued.

Other Income — Other income decreased by less than $0.1 million during the six months ended June 30, 2025.

Liquidity and Capital Resources

Sources of Liquidity

We incurred net losses and negative operating cash flows from operations since inception, and we expect to continue to incur losses and negative operating cash flows for the foreseeable future until we successfully commence sustainable commercial operations. To date, we have funded our operations primarily with proceeds from the issuance of convertible preferred stock, junior and senior convertible notes, PPP Loans available to us under the Paycheck Protection Program and promissory notes. From inception through June 30, 2025, we raised gross proceeds of $98.0 million from the issuances of convertible preferred stock and convertible notes and loans, received $2.5 million from PPP Loans and received $0.9 million from issuance of promissory notes. As of June 30, 2025, we had cash and cash equivalents of $0.1 million.

Our junior convertible notes bear interest at 12% per annum and, as of June 30, 2025, their then outstanding principal and accrued but unpaid interest automatically converted into common shares of New Profusa at $7.00 per share upon consummation of the Merger transaction. In addition, upon consummation of the Merger, all junior noteholders have a right to receive additional shares upon achievement by New Profusa of certain share price and sales milestones (the earnout shares). We refer you to Footnote 14, Subsequent Events, 14 for the conversion of these notes as of the closing of the Merger on July 11, 2025.

We commenced issuance of our senior convertible notes in April 2021 and continued issuing them to date. Our senior convertible notes bear interest at 12% per annum and their then outstanding principal and accrued but unpaid interest automatically converted into common shares of New Profusa between $0.50 and $4.00 per share upon consummation of the Merger transaction, which occurred on July 11, 2025, based on the fixed conversion price defined in the agreement. In addition, upon consummation of the Merger, all senior noteholders obtained the right to receive additional shares upon achievement by New Profusa of certain share price and sales milestones (the earnout shares).

On August 8, 2023, a new wholly owned subsidiary, Profusa Asia Pacific Pte. Ltd (“APAC”), was created and incorporated by the Company under the laws of Singapore. Upon creation, the new entity was capitalized by the Company by payment of $1,000 for 1,000 Ordinary Shares. As a result, at the time of incorporation, the entity became a wholly owned subsidiary of the Company. The entity was created with the expectation of jointly conducting the business of developing, manufacturing and commercializing the Lumee Glucose and the Lumee Oxygen products, currently under development by the Company, together with a third party. No business or activities will have been conducted by the entity from the date of formation through and until the closing date of the proposed License Agreement and Shareholders Agreement between the Company and Best Life Technology Ltd, an entity wholly owned and controlled by the Tasly Holding Group (“Tasly”). Subsequent to the closing of the Merger between the Company and NorthView, the Company expects to sign and execute a License Agreement and Shareholders Agreement (the “APAC Joint Venture”) setting forth the relative and other terms under which the development and business activities of the entity will be conducted.

The Company is in the process of negotiating the formation of the joint venture (“APAC Joint Venture”), which includes the related party from which the amounts under the Tasly Convertible Debt was borrowed. The proceeds of the loan are intended to continue the development and commercialization of the Company’s technology in certain countries of the Asia Pacific region.

In the event we either fail to complete the formation of the APAC Joint Venture or fail to repay the amounts under the Tasly Convertible Debt when they become due, the lender will have an option to convert the outstanding balance and accrued but unpaid interest (in part or in full) into senior unsecured promissory notes on substantially the same terms as the outstanding Senior Notes as of June 30, 2025 (which terms include conversion into common stock of New Profusa).

Notwithstanding the conversion provisions above, any repayment obligations (in part or in full) of the outstanding principal balance and accrued but unpaid interest under the Tasly Convertible Debt may, at the lender’s option, be made through conversion of part or all amounts payable into (i) senior unsecured promissory notes on substantially the same terms as the outstanding Senior Notes as of June 30, 2025 (which terms include conversion into common stock of New Profusa), or (ii) our common stock at a conversion price of $1.92 per share.

Our outstanding PPP Loan of $1.4 million bears interest at 1% per annum. The repayment of the PPP Loan is expected to be made in equal monthly payments of principal and interest from October 25, 2022 until May 25, 2026; however, we are currently in the process of applying for forgiveness for this loan.

Our outstanding promissory notes accrue interest at 5% and 12% per annum, most of which do not have a set maturity date. Any promissory notes that did have an initial maturity date, which has passed, the Company has verbally agreed to pay off these loans subsequent to the consummation of the business combination. The Company is currently in default; accordingly, the Company classified the entire outstanding amount as a current liability on the condensed consolidated balance sheet.

Additional funds may be necessary to maintain current operations and will be required for successful product commercialization efforts. Subsequent to the period ended June 30, 2025, management obtained additional funds as a result of the Business Combination and PIPE investment, which mitigates the relevant conditions or events that raise substantial doubt about our ability to continue as a going concern within one year from the date the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2025 are issued.

Long-Term Liquidity Requirements

We expect our cash and cash equivalents on hand, and cash that we received from the Business Combination and PIPE Investment, together with the cash we expect to generate from future operations will provide sufficient funding to support initial commercial operations. The cash generated from the business combination includes an initial net $9 million in PIPE proceeds from the first tranche of a convertible note, along with an expected $2 million additional tranche from the PIPE convertible note to be received within the nine months ended September 30, 2025. Until we generate sufficient operating cash flow to cover our operating expenses, working capital needs and planned capital expenditures, or if circumstances evolve differently than anticipated, we expect to utilize a combination of equity and debt financing to fund any future capital needs. If we raise funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences, or privileges senior to those of holders of common stock. If we raise funds by issuing debt securities, these debt securities may have rights, preferences, and privileges senior to those of common stockholders. The terms of debt securities or borrowings could impose significant restrictions on our operations. The capital markets are currently experiencing, and may continue to experience in the future, periods of upheaval that could impact the availability and cost of equity and debt financing.

Our principal uses of cash in recent periods have been funding our research and development activities and other personnel cost. Near-term capital requirements through June 30, 2025 leading to and supporting initial commercialization are estimated to total approximately $7.3 million and include further research and development to enable us to obtain the required regulatory approvals, manufacturing, commercialization and wide-scale marketing for our Lumee Oxygen and Lumee Glucose devices. Our future capital requirements will depend on many factors, including our revenue growth rate, the timing and the amount of cash received from our customers, the expansion of sales and marketing activities, the timing and extent of spending to support development efforts. In the future, we may enter into arrangements to acquire or invest in complementary businesses, products, and technologies. For any periods after the twelve months subsequent to the filing of these financial statements as of June 30, 2025, we may be required to seek additional equity or debt financing. In the event that we require additional financing we may not be able to raise such financing on acceptable terms or at all. If we are unable to raise additional capital or generate cash flows necessary to continue our research and development and invest in continued innovation, we may not be able to compete successfully, which would harm our business, results of operations, and financial condition. If adequate funds are not available, we may need to reconsider our production investments, the pace of our production ramp-up, expansion plans or limit our research and development activities, which could have a material adverse impact on our business prospects and results of operations.

Cash Flow Summary

The following table summarizes our cash flows for the periods presented (in thousands):

	Six Months Ended June 30,
	2025	2024
Net cash provided by (used in):
Operating activities	$(1,121)	$(1,008)
Investing activities	$—	$—
Financing activities	$974	$904

Operating Activities

Cash used in operating activities for the six months ended June 30, 2025 of $1.1 million was primarily driven by our net loss of $5.1 million, adjusted for non-cash charges of $2.7 million and net cash inflows of $1.2 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of non-cash interest expense of $2.5 million, and the change in the fair value of related party convertible loan of $0.1 million. The main driver of the cash inflows from the changes in operating assets and liabilities was primarily related to an increase in accounts payable of $1.0 million and in accrued liabilities of $0.3 million and a decrease in prepaid expenses and other current assets of less than $0.1 million.

Cash used in operating activities for the six months ended June 30, 2024 of $1.0 million was primarily driven by our net loss of $4.5 million, adjusted for non-cash charges of $2.2 million and net cash inflows of $1.3 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of non-cash interest expense of $2.2 million, partially offset by change in the fair value of related party convertible loan of less than $0.1 million. The main driver of the cash inflows from the changes in operating assets and liabilities was primarily related to an increase in accounts payable of $0.5 million and in accrued liabilities of $0.8 million and a decrease in prepaid expenses and other current assets of $0.1 million.

Financing Activities

Cash provided by financing activities was $1.0 million the six months ended June 30, 2025, which consisted primarily of net proceeds from the issuance of senior notes of $1.4 million, offset by payment of deferred offering costs of $0.4 million.

Cash provided by financing activities was $0.9 million for the six months ended June 30, 2024, which consisted primarily of net proceeds from the issuance of senior notes of $1.1 million, offset by payment of deferred offering costs of $0.1 million and repayment of related party promissory notes of $0.1 million.

Contractual Obligations

The following table summarizes our contractual obligations as of June 30, 2025, and the years in which these obligations are due (in thousands):

	Total	2025	Thereafter
Convertible notes	$19,533	$19,533	$—
Tasly convertible loan	2,543	2,543	—
Senior notes	27,895	27,895	—
Promissory notes	940	940	—
PPP loan	1,383	1,383	—
Total contractual obligations	$52,294	$52,294	$—

Critical Accounting Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our unaudited condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these unaudited condensed consolidated financial statements requires us to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses and related disclosures. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

We consider an accounting estimate to be critical if: (1) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (2) changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations.

Management has discussed the development and selection of these critical accounting estimates with the Audit Committee of our Board of Directors. In addition, there are other items within our financial statements that require estimation, but are not deemed critical as defined above. Changes in estimates used in these and other items could have a material impact on our financial statements.

Fair Value of Financial Instruments

The Company’s financial instruments consist of other receivables, accounts payable, promissory notes, convertible promissory notes and senior notes. The Company states accounts payable at their carrying value, which approximates fair value due to the short time to the expected payment. The promissory notes are stated at amortized cost, which approximates their fair value, because the Company believes their terms approximate those that would be available to it on a similar loan from an unrelated party.

The Tasly convertible debt issued between June 2023-February 2024 (Notes 3 and 5) is carried at fair value based on unobservable market inputs. The fair value of financial instruments is determined using various valuation techniques, including the market approach. Where observable market prices are not available, we use models that incorporate assumptions about credit risk, interest rates, and market volatility. These estimates require significant judgment, particularly for instruments classified as Level 3 in the fair value hierarchy. Changes in these assumptions could materially affect the reported fair values and related income or expense. We regularly review and update our valuation to reflect current market conditions and ensure consistency with accounting standards. Level 3 fair value financial liabilities consisted of solely the Tasly convertible debt which was $2.2 million as of December 31, 2024 and $2.5 million as of June 30, 2025.

Share-Based Compensation

•        We account for share-based compensation arrangements with employees and non-employees using a fair value method which requires the recognition of compensation expense for costs related to all share-based payments including stock options. The fair value method requires us to estimate the fair value of share-based payment awards on the date of grant using an option pricing model. We use the Black-Scholes pricing model to estimate the fair value of options granted that are then expensed on a straight-line basis over the vesting period. We account for forfeitures as they occur. Option valuation models, including the Black-Scholes option-pricing model, require the input of highly subjective assumptions, and changes in the assumptions used can materially affect the grant-date fair value of an award and affect the amount of compensation expense recognized. These assumptions include the risk-free rate of interest, expected dividend yield, expected volatility, and the expected life of the award. These assumptions involve significant judgment and are based on historical data and future expectations. We periodically reassess our estimates and assumptions to reflect actual experience and any changes in future expectations.

•        Expected Term.    The expected term is calculated using the simplified method, which is available where there is insufficient historical data about exercise patterns and post-vesting employment termination behavior. The simplified method is based on the vesting period and the contractual term for each grant, or for each vesting-tranche for awards with graded vesting. The mid-point between the vesting date and the maximum contractual expiration date is used as the expected term under this method. For awards with multiple vesting-tranches, the times from grant until the mid-points for each of the tranches may be averaged to provide an overall expected term.

•        Expected Volatility.    The expected stock price volatility assumption was determined by examining the historical volatilities for industry peers, as we did not have any trading history for our common stock. We will continue to analyze the historical stock price volatility and expected term assumptions as historical data for our common stock becomes available.

•        Risk-Free Interest Rate.    The risk-free interest rate is based on the implied yield currently available on the U.S. Treasury zero-coupon issues with a remaining term equivalent to the expected term of a stock award.

•        Dividend Yield.    We have not paid and does not anticipate paying any dividends in the near future. Accordingly, we have estimated the dividend yield to be zero.

Recent Accounting Pronouncements

See the section titled “Recent Accounting Pronouncements” in Note 2 of the notes to our unaudited condensed consolidated financial statements included in this Report for more information.

BUSINESS

Overview

Profusa is a digital health technology company based in Berkeley, CA, that has invested over the last twelve years more than $100 million from sophisticated venture investors as well as the most sophisticated research institutions in the U.S. (including approximately $30 million from Defense Advance Research Projects Agency, or DARPA, and the National Institutes of Health, of NIH) to develop a unique biosensor platform that is easily injected subcutaneously to provide, for the first time, real-time, individual biochemistry, that is cost effective while functioning for more than six times longer than known best in class solutions on the market today. Profusa’s Lumee™ technology does not consist of a single product, but is rather a platform that can potentially launch products for multiple applications.

Profusa’s overall strategy has been to robustly invest and therefore develop and protect its technology as a private company, first in Europe where the barriers to regulatory approval traditionally are not as great as they are in the U.S. Accordingly, Profusa has validated its technology and gained approval of its first product, Lumee Oxygen, with CE approval in the EU and in the process of migrating to meet new MDR requirements in Europe. In 2026 Profusa plans to launch this product, if approved by FDA, for sophisticated wound care management through a partner with distribution, sales and in-servicing experience. The accessible markets for Profusa’s technology are not limited to U.S. and EU. Sophisticated investors from Asia, such as 3E Bioventures, Tasly Pharma, and VMS Capital, who already see the far-reaching benefit of Profusa’s platform have not only been interested for several years, but have invested in Profusa’s development to date with the continuing interest of being partners in the near future. To date, these investors have collectively invested over $50 million in preferred stock and convertible notes of Profusa. Profusa is in continuing discussions with investors to establish a joint venture to provide Profusa with access to Asia Pacific markets. See “Certain Relationships and Related Person Transactions — Profusa — APAC Joint Venture Term Sheet”.

Following validation of Profusa’s technology and application via Lumee Oxygen in the EU, Profusa’s next step in the development process is to seek approval of both Lumee Oxygen as well as Lumee Glucose from the U.S. Food and Drug Administration. Profusa believes that the generation of additional clinical data, which it plans to collect in connection with obtaining regulatory approval, combined with Profusa’s sophisticated patent protection, will expand partnership interest from prospective medical partners in the U.S. and worldwide. Profusa’s plan is to gain approval of Lumee Oxygen in the US by-early 2026 followed by approval of Lumee Glucose in late 2026 or early 2027. While Lumee Oxygen is authorized for commercialization in the EU pending migration of CE approval to new MDR regulations, Lumee Glucose is not yet authorized for commercial sale in any jurisdiction and Profusa does not yet have regulatory approval for the sale of any of its products in the U.S. Profusa’s plans for commercialization of its products are dependent upon obtaining regulatory approval in relevant jurisdictions on a timely basis, which cannot be assured. See “— Government Regulation — FDA Premarket Clearance and Approval Requirements.”

Profusa’s sensor platform has the potential to generate an individualized real time biochemistry data stream, with a substantially better user-friendly form factor, accessibility for a broad user base, lower burden of healthcare costs, and significantly increased total addressable user base compared to current market solutions. Profusa believes that the combination of the potential advantages of this platform will enable it to generate both short-term revenue in the high-value clinical applications of wound care and diabetes management as noted above, but to also leverage core technology and develop and add to Profusa’s product portfolio to potentially tackle the management of other chronic conditions, while in the future creating the foundation for the technology enabled health care where the large volume of biomarker data aligned with up-to-the-minute actions and choices of the individual. Therefore, Profusa’s data stream could become a key enabler for high-growth healthcare sectors such as telemedicine and health and wellness coaching, and sophisticated evaluation of biomarkers for both molecular diagnostics and potentially therapeutic purposes.

Importantly today, Profusa believes that Lumee’s biosensor and artificial intelligence platform compares very attractively with some of the largest products in this market sector. Profusa believes its validated core technology can easily bridge the gap that exists in the current technology landscape for monitoring real time biochemistry. The current approaches either have tailored clinical application at high costs and burdensome user experiences, such as CGMs today; or broad potential user base in consumer-friendly costs and user experience, but limited clinical utility, such as health and wellness wearables. Other products are strictly software and analytics-driven solutions such as telemedicine and coaching apps which have limited clinical utility due to the lack of real time data. Profusa’s technology today has the potential to provide the solution of bringing sophisticated, real-time to a broad population of needy patients globally at a more reasonable cost.

Profusa’s core platform technology is the foundation for its growth strategy, which includes:

•        Near term product revenue in Europe from the CE approved Lumee Oxygen which measures dissolved tissue oxygen for up to six months following sensor injection. Initial product uses include application for the management of wound care for critical limb ischemia patients in surgical settings, followed by use in ambulatory settings, subject to future regulatory approval. Profusa estimates that the current total addressable market size for critical limb ischemia across the United States and European Union is approximately five million patients. Profusa anticipates beginning commercialization of Lumee Oxygen in Europe in early 2026 and continuing its U.S. study for submission for U.S. FDA marketing authorization late 2026. Lumee Oxygen may not be commercialized in the U.S. until FDA marketing authorization has been obtained.

•        Future product revenues from Profusa’s second product, Lumee Glucose, a continuous glucose monitoring platform, that will provide real time glucose levels for patients suffering from diabetes, subject to regulatory approval. Profusa has generated proof-of-concept clinical data from 54 diabetes subjects over four clinical sites (two in Europe and two in Asia) in human trials. Using Profusa’s current data analytics algorithm, the glucose platform has demonstrated potential for mean absolute relative difference (MARD) of approximately 11% with up to nine months of functionality post injection. To date, there have been zero incidences of device-related severe adverse events (SAE). Profusa anticipates the start of its next validation study in the first half of 2026 and regulatory submission in early 2026. Profusa believes that its technological approach may create advantages to current glucose monitoring solutions on the market to substantially increase the number of users who can benefit from this data stream from the current type 1 diabetes population to the much larger type 2 and pre-diabetes populations, as well as any individuals outside of these aforementioned populations interested in having access to long-lasting continuous glucose data. Across all of these four segments, Profusa anticipates a total addressable market of just over 500 million patients across the United States and European Union by end of 2025.

•        Potential future product revenues from other analytes such as lactate, CO2, ethanol, pH and other important metrics in the management of other chronic conditions, which may be targeted by Profusa’s research and development.

•        Potential future revenues from the data streams of the above applications, which could become a key enabler to achieve the technology-enabled future for healthcare being brought to bear by nascent healthcare growth sectors such as telemedicine and health and wellness coaching platforms. The total value of this space is expected to reach almost $400 billion by end of 2028. While these platforms are beginning to gain users and engagement demonstrating some degree of clinical utility, Profusa believes that the growth of these platforms suffer from the lack of real time clinical data. In the field of telemedicine, physician and patient interactions still require visits to labs for blood test to inform physician diagnosis and feedback. In the case of coaching platforms, the lack of inexpensive real time data relegates the business model to rely on expensive technologies and nurses/coaches to provide the clinical feedback to users. Profusa believes that, at scale, the data Profusa’s platform generates from its initial products will be a key enabler for the productivity and business models for both of these sectors to expand and reach more of their full potential. Profusa’s plan is to partner and provide such data streams as a further growth driver for Profusa.

Profusa’s Addressable Market

There have been many attempts to develop technologies that provide real time biochemistry and biomarker data for individuals. The most compelling use case has been for measurement of glucose in the management of diabetes. The first traditional approach to glucose measurement is to take measurements at discrete points in time via a self-monitoring of blood glucose (SMBG) method, which requires the collection of a drop of blood via a lancet and applying that drop of blood in a test strip which is then read by a reader. A second approach is to have a patient monitor their glucose levels by using a continuous glucose monitoring (CGM) device which provides a continuous stream or real time glucose measurement. The CGM approach has the benefit of being able to provide a data stream which elucidate not just the glucose level at any given time, but the trending of the glucose levels throughout the day. This ability to visualize trending of a patient’s glycemic levels is important to predict significant excursions of an individual’s blood sugar levels and prevent serious adverse events caused by hypoglycemic or hyperglycemic to the patient and enable the patient to inject insulin or take medication to manage the disease. The following graphic illustrates the comparative advantage of CGM over SMBC.

Comparison of finger-pricking self-monitoring of blood glucose (SMBC) and continuous glucose monitoring (CGM).

While there have been attempts to use energy waves to non-invasively measure glucose in a patient’s body, those efforts have proven to be unsuccessful due to their lack of ability to deliver accurate and reliable measurements Other experimental approaches utilize molecular spectroscopy, but have to date not received U.S. regulatory approval and, despite some attaining European Regulatory Approval, have not gained significant commercial traction there. Profusa believes this demonstrates that the non-invasive nature of a technology, even in the unlikely case it was of comparable accuracy to existing devices, has little bearing on marketability if other criteria are not met, such as competitive pricing, low production costs, user-friendliness and as well as pre-existing relationships with larger CGM players who can contribute to a plan to bring the product to market, all of which are areas where Profusa believes it has a winning advantage.

There are also other non-invasive approaches to measure biomarkers and analytes available, such as those measuring steps, blood oxygen levels, heart rate, and body temperature. These solutions provide some data for general wellness management; however, their clinical utility has been limited since there is not a large defined set of clinical evaluation that links these parameters to specific clinical diagnosis or outcomes. Accordingly, Profusa believes that for a technology platform to measure clinically reliable data that can inform high-value clinical decisions, a sensing element inside the body to take direct measurements of the analyte of interest is of critical importance.

Current CGM sensors typically have a small needle coated with a sensing chemistry which is placed through the skin so the needle can take measurements in the interstitial space of a patient. These needles, however small, elicits a “foreign body response” within the patient as the body’s natural defense mechanism against objects that are recognized as foreign. The foreign body response begins to encapsulate the sensing needle of these CGMs in scar tissue and renders the data from these sensors unreliable within a matter of days. This is the major reason the longevity of these CGMs is limited to approximately 7-14 days. A longer-term 12-month solution where a sensor is surgically implanted into a patient’s body is available as well, however the sensor requires a surgical implantation with sutures to close the surgical wound. This approach has a limitation of a much more invasive deployment procedure and associated higher cost.

All data is from the manufacturer website. The products provided in this chart are:

•        Dexcom G6

•        Abbott Freestyle Libre 2

•        Medtronic Guardian Connect

•        Senseonics Eversense E3

Profusa’s CGM Product (Lumee Glucose) is not approved in the United States. The > 270 days usage time is based on the data acquired through Profusa’s glucose program clinical study.

Profusa’s Technology

It is Profusa’s belief, based on an understanding of the biological response to current available sensors, that a viable solution that could provide data for clinical utility and wide-scale adoptions, needs to have the following three key characteristics: direct measurement of the body’s chemistry to enable accuracy, ease of deployment of the platform and long-term functionality to encourage adoption by a large population, and low cost to breakdown the economic barrier for adoption by those who can benefit from this data stream.

Profusa’s sensor platform has the potential to deliver on these requirements and are composed of the following components:

•        Hydrogel Sensor

Profusa’s passive sensor is composed of a class of materials called hydrogels, which are similar to the material from which modern contact lenses are made. The sensor is designed to overcome the effect of the foreign body response and thus has been demonstrated to be able to collect biochemical data for up to 6-months in the case of Lumee Oxygen, and up to 9-months based on the data acquired through Profusa’s glucose program clinical study. This hydrogel scaffolding is soft and pliable and serves as the base material on which specific fluorescent molecules are bound. These fluorescent molecules bind specifically to the analyte of interest and their fluorescent characteristics change depending on whether the analyte is bound or unbound. The hydrogel sensors are devoid of any electronics or power source, and are simply composed of the hydrogel scaffolding and the fluorescence sensing chemistry. Depending on the sensor type, Profusa may also imbed a reference chemistry for reference purposes during data processing. The hydrogel sensor measures approximately 400 microns in diameter by 3 millimeters in length and is injected subcutaneously via a hypodermic needle injection at a depth of 2 – 6 millimeters from the surface. Upon injection, the sensor is designed to be integrated as a part of the tissue and is not noticeable. As this sensor is passive in nature, while the binding and unbinding of the analyte of interest is constantly occurring, data from the sensor is not actively broadcasted outside of the body until a reader (described below) is placed on the skin over the sensor.

By “decoupling the sensor and the reading elements,” we believe that our approach has a few major advantages:

1.      The cost of the system is quite low as the sensors are low cost to manufacture and the more expensive reader component can be reused through multiple sensor injections;

2.      The act of data acquisition is controlled by the user and action is secure;

3.      The sensor deployment is a common hypodermic needle procedure that can be performed by healthcare professionals across a variety of common settings; and

4.      The sensor functionality lifetime is limited by the stability of the fluorescence molecule and not by the foreign body response, which translates into months of functionality.

•        Reusable Reader

An optical reader has been developed to be worn on the skin above the sensor and is designed to interrogate and gather sensor signal for data processing. This optical reader has a small wearable form factor dimensions of the oxygen reader and is worn on the skin via a double-sided medical grade adhesive. The readers are rechargeable via conductive charging and currently have a functional lifetime of 24 hours on a single charge in the case of Lumee Oxygen. When a datapoint is desired, the firmware of the reader instructs the device to pulse a light source shining an excitation light of a specific wavelength to illuminate the sensor under the skin. The return fluorescent light from the sensor is then detected by the reader via a series of photo detectors and the data is captured for algorithm processing. By continuously pulsing the light and capturing the return signal from the hydrogel sensor, the reader is designed to be able to collect a stream of data allowing for the continuous monitoring of the biochemistry inside the body. This device is also designed to have the capability to measure multiple wavelengths of light allowing for the capture of changes in tissue optical properties and reference chemistry signals, providing input to the data algorithm to potentially correct for variability of subject tissue types and individuals change in tissue properties over time. Additionally, the reader is designed to be able to include thermistors, or temperature-sensitive resistors, and motion detectors, enabling the collection of additional parameters the algorithm may use to increase the accuracy of the analyte measurement. The externally worn device is designed to be a durable component of the system and can be reused for multiple sensor injections.

•        Data Algorithm

Software algorithms operating in firmware and mobile applications compute clinically relevant values based on optical signals and temperature measurements provided by the reader hardware. Lumee Oxygen uses an oxygen sensor whose optical intensity, after excitation from an LED, decreases at a rate that is a function of tissue oxygen. The hardware is designed to provide rapid optical intensity measurements. The firmware fits the decrease in intensity to a model whose coefficients represent the oxygen intensity. The firmware produces a Lumee Oxygen Index (LOI) value every few seconds and the tablet application visualizes the data and determines the percent change over time. The glucose hydrogel is an intensity-based system with two dyes: a reference dye whose intensity is independent of glucose and other chemical properties of its environment, and a glucose dye whose intensity after excitation changes predictably with glucose concentration. The ratio of the glucose and reference intensity provides an approximation of the glucose signal. The glucose system is designed to use several wavelengths of light from defined LED sources and optical detectors. Every measurement sample includes 84 unique optical measurements that form a data set that is used to determine the glucose dye intensity, tissue optical properties, and position of the sensor. The hardware and firmware in the glucose system capture and store these raw measurements. The data processing on the glucose system is performed primarily on a mobile device. The mobile application computes glucose intensity changes and calibrates the values to establish a measurement of blood glucose.

The glucose algorithm in the mobile application is designed to perform a series of corrections to account for changes in the optical signals that do not originate in the glucose dye. These include correcting for variability in the LED brightness at different temperatures; correcting for changes in the reader’s position relative to the sensor, by triangulating the position of the sensor using 4 opposing LEDs that excite the reference dye; and correcting for changes in the tissue’s light absorption using 72 source-detector pairs. The reader position and tissue absorptions are computed by fitting the measurements to a principle-based optical model. Finally, the glucose signal intensity is corrected for temperature changes to account for the glucose dye’s sensitivity to temperature. The corrected optical glucose signal is calibrated into a measurement of blood glucose. Profusa’s calibration model includes support for different user calibration schemes. Profusa has also developed a collection of machine-learning models which use these same optical signals as inputs to improve corrections. These machine learning models include using the tissue optical property measurements as inputs to generate background fluorescence, a deep learning model which uses all the optical signals to generate a blood glucose estimate, and machine learning models to detect signal errors. Additionally, in conjunction of work with DARPA, Profusa developed machine learning models that operate over time-series data to detect specific events.

Both the glucose and oxygen systems have firmware and Bluetooth low energy (BLE) hardware designed to communicate between the reader and the mobile device. The mobile device is initially paired with the reader using a passkey and later utilizes 128-bit encryption for data transmission. The reader identifies if the connection between the reader and the mobile device is disconnected. It retains the data and transmits the data once the connection is re-established. The mobile device also notifies the user if a disconnection occurs.

•        App and Data Visualization

Lumee Oxygen includes a tablet device that is designed to provide real-time traces of tissue oxygen levels from multiple readers simultaneously, and allow the operator to annotate events and normalize values at a point in time to identify the relative improvement of a patient’s tissue oxygen. The system also supports PDF and CSV data export. Profusa has also developed Lumee O2 Go, currently for research use only, that operates on a mobile phone and uploads data to the cloud. This mobile application is being developed to provide real-time visualization of changes in oxygen, data annotation, and incorporation of 3rd party data via Apple’s HealthKit.

The initial glucose professional product, once approved, is intended to allow physicians and care providers to visualize a patient’s glucose over a series of days. This first product mobile interface is designed to encourage compliance, log activities, and facilitate correct operation without providing the patients access to the system’s measured blood glucose values. The second real time use product, once approved, is planned to allow for users to have real time access to the system’s measured blood glucose values to enable care decisions. An essential feature of the glucose system is a visualization that allows the patient to correctly locate the reader over the sensor. This mobile user interface will show a real-time depiction of the reader as it is moved over the sensor in the body to maximize signal quality and optimal position.

Profusa uses Amazon Web Services (AWS) infrastructure to host and secure data. For authentication and authorization, Profusa’s web application utilizes Amazon Cognito. To provide network security, data is transmitted over the public network using TLS. All data communication from Profusa’s application is transmitted through Amazon’s Application Load Balancer which provides both data encryption and allows Profusa’s system to reside entirely on a private network. Amazon’s systems provide the capabilities to ensure that data is encrypted during transmission and at rest. Profusa’s mobile applications upload data regularly but do not rely on a network connection to operate. Nonetheless, to deliver a robust service, Profusa’s cloud infrastructure is hosted on redundant, fault-tolerant application servers, to improve availability.

The core technology platform described above is the foundation for Profusa’s future products for the measurement of real time biochemistry, including Lumee Oxygen, Lumee Glucose. By tailoring the fluorescence chemistry with the optical properties of the multi-channel reader, Profusa believes that its ability to develop products to measure other analytes and expand our product portfolio is enhanced while maintaining the key value propositions of the platform. It is conceivable in the future that Profusa may be able to develop a sensor and reader pair to measure multiple analytes within one product, creating streams of data for a biochemical panel for broader applications.

Short-Term Opportunity with Lumee Oxygen and Lumee Glucose

Realtime monitoring of validated and clinically relevant data from individuals have profound upside. By monitoring real-time metabolic parameters such as tissue oxygen and glucose, Profusa’s technology, if approved, could benefit chronic conditions affecting more than 500 million people across the world. Over the past two decades, the health care community has begun the trend of developing technology solutions to create infrastructure and real time data in an effort to bring the potential of clinical decisions away from the costly hospital and clinics to the individuals in the comfort of their homes and daily lives. From chronic conditions that can benefit from real time monitoring, such as diabetes management, dialysis treatment, infection monitoring, surgical recovery, to the infrastructure of telemedicine and remote access to healthcare professional for diagnosis and health data interpretation, the technology enabled future of health care has gained greater footing to becoming more mainstream. The total market size of telemedicine platforms have doubled from $41 billion to over $80 billion from 2019 to 2021, and the market for remote coaching platforms has also grown from hundreds of millions to just under $14 billion over the past decade. Additionally, CMS has implemented reimbursement codes for remote patient monitoring (RPM) for chronic conditions and data interpretation. This can lead to reimbursement of more than $200 monthly per patient as of 2022. Furthermore, these codes can be used in addition to existing Chronic Care Management (CCM) codes. These trends provide significant momentum for Profusa’s technology platform to potentially be the indispensable data stream to support this vision of the technology-enabled health care future, potentially replicating the impact that technology platforms such as Google have had in advertising to the high-value arena of healthcare. With respect to oxygen and glucose monitoring specifically, the size of the continuous glucose monitoring market is estimated to be approximately $2.8 billion in the U.S. and over $800 million in Europe by the end of 2024. The oxygen monitoring market is over $2 billion in the U.S. and over $700 million in Europe.

Profusa’s plan to capture this opportunity is anchored by its product launch plan, beginning with the near-term launch of Lumee Oxygen, once approved, as it serves the critical limb ischemia wound care population. Creating a solution that aligns to a critical clinical need and demonstrating the benefit of a real time biochemical data stream from operating room to the home in ambulatory care would create credibility and capability build for Profusa on this journey. The second phase would be to launch Profusa’s glucose product, once approved, for the well-defined diabetes market and leveraging its value proposition to expand the number of patients who can benefit from CGM to beyond the current type 1 diabetes population. Profusa believes that its solution could benefit those in the type 2 and pre-diabetes populations to both potentially broaden the product reach beyond the currently available solutions, but also generate a broad set of clinical data across a large heterogeneous population to inform the clinical science behind diabetes care throughout the disease spectrum. Lastly, by adding additional analytes and partnering with the telemedicine and health and wellness coaching sectors, Profusa hopes to truly bring the power of the broad real time biochemistry data stream and create enduring value.

Lumee Oxygen for Critical Limb Ischemia management and management of peripheral arterial disease (PAD)

Peripheral arterial disease (PAD) is a vascular condition caused by the blockage of arteries below the knee of a patient. These blockages decrease the blood supply to the extremities, in this case the foot, and is characterized by pain in walking, neuropathy, resting pain, and ultimately tissue death requiring amputation. The progression of PAD is described clinically by the Rutherford Scale, a medical classification describing seven categories of peripheral artery disease, including both the patient’s clinical symptoms as well as objective findings, with class 1 being the mildest form of the disease characterized by the patient experience foot pain from walking, to the most severe of class 6 characterized by major tissue death/loss in the foot. The classes of patients with Rutherford classes 4-6 are described as having Critical Limb Ischemia (CLI). According to articles in Endovascular Today and various market research firms, the number of cases across the United States and European Union of CLI has grown from approximately two to six million over the past 10 years and growing at a compound annual growth rate (CAGR) of 8.3% from 2022 to 2027 due to increased diagnosis rates. This patient population usually present with multiple comorbidities, including diabetes in approximately 45% of cases CLI costs healthcare systems more than $200 billion in the United States alone annually.

The current therapeutic regimen for treating CLI is to debride the usually heavily infected wounds of the foot, to remove dead tissue to prevent further infections, and to perform vascular therapy surgically or endovascularly through ballooning and stenting the blockages of the arteries to restore blood flow to the foot. While surgical or endovascular procedures in restoring blood flow to the extremities are usually achieved in the operating room, the causality of technical success in the OR leading to healing of the wounds caused by the tissue loss of the disease is less certain. In approximately 50% of endovascularly treated cases, the wounds of these patients are not healed within six months post-surgery. This is caused by the fact that the surgical procedure performed on the large arteries in the leg does not necessarily restore oxygenation to the tissues to the wound. The need for healthy microvasculature that enables oxygen exchange between blood and tissue are compromised in this patient population. Lumee Oxygen is designed to provide the physician the data to understand whether their surgical procedure not only could restore blood flow to the lower extremities, but more importantly, whether the tissue in the effective area is receiving sufficient oxygen as a result.

Lumee Glucose for Diabetes Management

Diabetes is a chronic metabolic disorder suffered by more than 400 million individuals globally, according to the World Health Organization, and approximately 1 billion individuals when including pre-diabetic patients. The cause of this condition is due to the patient’s inability to product or use insulin, which cause the body to ineffectively manage the level of blood glucose. The resulting inability to maintain adequate control of blood glucose level cause a variety of serious downstream health conditions and complications including vascular disorders, chronic wounds and tissue loss, amputations, heart disease, kidney malfunction, blindness, coma, and even death. Unfortunately, diabetes is a condition that continues to see global rise in patient populations due to lifestyle choices, improvements in global living standards which lead to dietary changes, and the increase in the aging population.

Diabetes can be characterized into three populations: type 1 diabetes, type 2 diabetes, and pre-diabetes. Type 1 diabetes is a genetic disorder that typically develops while the patient is in childhood and is primarily caused by the patient’s inability to produce insulin, or inability to respond to the presence of insulin (insulin resistance). Patients suffering from type 1 diabetes must maintain their glucose level in healthy range through the frequent and dose-specific administration of insulin. Type 1 diabetes is a genetic disorder that is characterized by the patient’s inability to either produce the hormone insulin, or becomes resistant to the effect of insulin in the management of their blood glucose levels. Individuals suffering from type 2 diabetes similarly have impairments that lead to the body’s inability to manage glucose well. This is primarily caused by either the body’s insufficient production of insulin, or cells’ poor response to insulin. Type 2 diabetes is primarily a chronic condition that is lifestyle driven, and usually present symptoms later in a patient’s life. Those who suffer from type 2 diabetes usually require the management of their disease through careful monitoring of their diet and nutritional intake, level of exercise, and maintaining a regimen of oral medications or the injection of insulin to regulate their blood glucose levels within the healthy range. Pre-diabetes refers to those individuals whose blood glucose levels are higher than normal, but not high enough yet to trigger the clinical definition of type 2 diabetes. Those identified as having pre-diabetes have a much higher likelihood of developing type 2 diabetes without intervention. For individuals who have been diagnosed as pre-diabetic, the management of their condition is typically through nutritional counseling, management of their dietary habits, and exercise in an attempt to slow down the progression of their diabetes to the clinical threshold.

As the monitoring of the blood glucose level in a patient is a critical component to effectively manage the disease or progress of the disease, many individuals with diabetes utilize technologies to actively measure their blood glucose levels throughout the day. One traditional method of monitoring blood glucose levels is through self-monitoring of blood glucose (SMBG). SMBG technology approach requires the collection of a small drop of blood through lancing the fingertips and applying that drop of blood sample to a test strip which is read by a glucose meter. This traditional approach, more commonly referred to as “fingersticks”, are usually done multiple times throughout the day and night and generate a point-in-time measurement of the blood glucose level of the patient. This method is painful, at times difficult to self-administer to get an accurate reading and does not provide the important information of blood glucose trends that is important for effective disease management. Alternatively, continuous glucose monitoring (CGM) technologies are generally less painful to deploy, create a stream of continuous glucose level data to the patient and care providers throughout the day and night, and have the ability to present blood glucose trending data that is important to disease management. Current CGM solutions available to patients are often inconvenient and require frequent changes. Deployment of the technology in certain cases requires surgical implantation that is often a barrier to adoption from the points of view of both the user and physicians. Additionally, the cost of the current CGM solutions are typically at a level where insurance reimbursement will only be available to the most brittle of type 1 and 2 patients (the latter of which, to be covered by insurance, often require daily insulin intake). The high costs and cumbersome usability exclude the adoption of such solutions to the larger type-2 population, particularly those not regularly using insulin, and pre-diabetes patients who can benefit clinically from the real time glucose data.

Profusa’s Product Path and Clinical Programs

Lumee Oxygen

Lumee Oxygen is designed to be an adjunct instrument intended for continuous and long-term monitoring of the oxygen in the subcutaneous tissue in the upper extremity, shoulder, or lower extremity. In jurisdictions where it has received regulatory approval, the Platform is indicated for use in patients with potential acute and/or chronic changes in tissue oxygen levels who may benefit from monitoring. Its use in those jurisdictions in conjunction with the physician’s diagnosis and judgement has the potential to create a potential new paradigm for wound care.

Lumee Oxygen is designed, developed and manufactured by Profusa. The first generation Lumee Oxygen Platform received its CE Mark on September 27, 2016. The device had undergone significant design updates since to include wireless components. This updated platform is referred to as the Wireless Lumee Oxygen Platform to reflect this change. The Wireless Lumee Oxygen Platform received CE Mark on Jan 14, 2020. Profusa’s commercialization efforts of this product were critically hampered by the closure of hospitals and operating suites to non-essential personnel due to the COVID pandemic. Profusa plans to take advantage of the relaxation of COVID protocols to execute on its commercial plans in Europe beginning in early 2026.

There have been ongoing communications with FDA along the device development path in consideration of submission for FDA marketing authorization. Early during the development in 2014 it had been established with FDA, that the Profusa Oxygen sensing device would be a good candidate for an Investigational Device Exemptions (IDE) application with “significant risk designation” acknowledging permanent injection of the hydrogel sensor in subcutaneous tissue. Frequent FDA communication followed during the time period 2015 — 2017 which resulted in approval of an IDE application for performing studies in the U.S. as described below. Communications with FDA in 2019 did focus on design questions for a pivotal study with the Wireless Lumee Oxygen Platform which would serve the needs of a subsequent De Novo submission. An IDE application was approved in April 2019 and a supplement to accommodate Covid pandemic conditions was subsequently approved. Nevertheless, the practical execution of the study had been significantly and negatively impacted by the pandemic due to the lack of access of non-essential personnel in health care settings. Today the pilot phase of the study has been completed confirming the pivotal study phase design, and the study will continue into the pivotal phase.

Lumee Oxygen Clinical Study Overview

The Profusa Wireless Lumee Oxygen Platform and its predecessor, the Lumee Oxygen Platform, are designed to measure changes of oxygen level in the tissue, continuously and long-term. It is designed to report oxygen levels intra-operatively during an operation at a medical facility, and/or used as a monitoring method pre- or post-operatively at a clinic. Up to four anatomical sites can be measured and reported concurrently. It is intended for use in patients with potential acute and/or chronic changes in tissue oxygen levels who may benefit from monitoring.

The features of both the Profusa Wireless Lumee Oxygen Platform and the Lumee Oxygen Platform are expected to provide added value to clinicians when compared with current alternative technologies. Both Lumee systems provide a new method for measuring tissue oxygen concentration in the interstitial fluid without perturbing the tissue after the initial injection. In addition, the Wireless Lumee Platform uses a small portable reader and tablet to display tissue oxygen. This increased usability lends itself to use within many settings, such as ambulatory care settings.

The Lumee Oxygen Platform and the Wireless Lumee Oxygen Platform do not estimate oxygen saturation in the vasculature, nor is it an averaged measurement across a large volume of tissue, rather it provides a direct measure of oxygen availability in the interstitial fluid (referred to as tissue oxygen concentration). The Lumee Oxygen sensor can be placed at a target depth of 3-6mm beneath the skin, enabling clinicians to monitor tissues of interest, and it is not limited to measurement of superficial tissue layers. Furthermore, it can provide insight into the changes occurring in tissue oxygen levels in both acute and chronic use cases. The Lumee Oxygen system has been tested in measuring changes in oxygen in specific tissues due to systemic oxygen challenges (hypoxia model), peripheral flow disturbances (occlusion/reperfusion protocols and monitoring of vascular interventions), and wound healing state (ulcerated feet in peripheral artery disease). Because of its small footprint and a portable design, the Wireless Lumee Oxygen Platform especially provides a method for continuous and long-term monitoring of tissue oxygen levels.

Lumee Oxygen Clinical Study History

The Wireless Lumee Oxygen Platform had been registered in various European countries upon CE Mark following a determination that it was equivalent to its predecessor platform, Lumee Oxygen Platform. The sensors involved are the same. The following is a description of Profusa’s clinical study history for this product from proof-of-concept through approval in Europe. To date, these clinical studies have involved 140 sensor insertions, in 35 of subjects, with no device related serious adverse events (SAE). Study results served investigational device development purposes in support of the CE approval of the first generation device in 2016.

•        Proof-of-Concept study — A Feasibility Study to Characterize the Performance of the PROFUSA Oxygen Sensor System.    The first-in-human “Si Se Puede” Study used micro-oxygen sensors that were injected into the feet of patients with limb-threatening ischemia to measure oxygen changes during endovascular therapy. A total of 48 sensors were studied in 10 CLI patients and 4 healthy volunteers. The injected sensors could be readily located during measurement attempts. There were no adverse events of safety concern related to the investigational product.

•        Feasibility of Continuous Tissue Oxygen Monitoring in Healthy Adults.    This study was an interventional feasibility study that was designed to characterize the performance of the Lumee Oxygen Platform in healthy adult volunteers. The analysis summarized here includes data on multiple study end points, including usability, safety, and effectiveness. Tissue oxygen levels were measured in 7 subjects (total of 14 sensors) during provocation tests that were used to induce changes in peripheral tissue oxygen. During provocations, local tissue oxygen was measured continuously using both Lumee Oxygen sensors and a commercially available transcutaneous oximetry (non-invasive measuring of oxygen levels through the skin) device. Results showed that Lumee Oxygen measurements were reliably obtained and provided signals sufficiently above a signal to noise threshold. There were no adverse events of safety concern related to the investigational product.

•        OMNIA (Oxygen Monitoring Near Ischemic Areas) European Registry Study.    This study was a Post-Market Follow-up study which explored use cases and characterizing the diagnostic value of the Lumee Oxygen Platform in Critical Limb Ischemia patients. As a registry, the study intended to provide real-world experience and to prepare implementation of the Lumee Oxygen Platform in the European market. Enrollment of the study has concluded with a total of 35 subjects. There was no indication of adverse reactions specific to the hydrogels. Data analysis confirmed Lumee Oxygen is responsive to interventions during revascularization therapies.

•        Physiology Baseline Data of Tissue Oxygen Levels in Healthy Volunteers.    This study was a development study was conducted in the U.S. toward the development of a next generation device and was aimed at collecting physiological integration and baseline data of tissue oxygen levels in various anatomical locations and usability data in healthy adult volunteers in daily life using a prototype version of Profusa’s Wireless Lumee Oxygen Platform. The study has been completed, it generated observations to inform wireless technology development, attachment and formfactor design, as well as software considerations for a next generation device. No design changes to Lumee Oxygen will occur prior to regulatory approval of the current existing device. Once FDA marketing authorization has been obtained, any design changes for a next generation of Lumee Oxygen will be planned, implemented, and verified and additional performance data or proof of equivalency will be submitted to FDA in an amendment to the original submission.

•        Ongoing Pivotal Study in the U.S. for submission purposes to FDA — Effectiveness of Measuring Local Tissue Oxygen in Response to Induced Hemodynamic Changes with The Profusa Wireless Lumee Oxygen Platform in Patients with PAD.    This is an ongoing IDE study in the United States with the objective to assess the effectiveness of monitoring changes in local tissue oxygen with Profusa’s Wireless Lumee Oxygen Platform in comparison to transcutaneous oxygen measurements in patients with peripheral artery disease (PAD). This study characterizes the response to hemodynamic changes, or changes in cardiovascular function such as arterial pressure or cardiac output, induced by vascular occlusion tests and positional maneuvers. The study has been approved for conduct at four study sites with enrollment of up to 65 subjects.

Device Safety

As of November 2024, no serious adverse events (SAEs) or other related to Lumee Oxygen have been reported.

Continuous Glucose Monitoring product

Lumee Glucose is an investigative product development system as Profusa has yet to receive the regulatory approval necessary for commercialization in any jurisdiction. It is under development to monitor optical signals that represent glucose levels in the interstitial fluid of subcutaneous tissue continuously and long-term. This glucose sensing system is composed of 1) a Glucose Sensing Hydrogel, 2) a Hydrogel delivery/injection pen, and 3) a Hydrogel Reader and software. The software is designed to be used with a User Interface on a Tablet or Smartphone.

Lumee Glucose is designed and developed by Profusa. The Profusa Glucose First-In-Human (FIH) Platform had been approved for investigational use by the Competent Authority in Germany (BfArM) on May 4, 2018. Follow-up development studies with significantly improved Glucose Platform components, including the sensing hydrogel and reader, received approval for investigational use in several jurisdictions: by the Competent Authority in Austria (AGES) on May 8, 2020 and January 11, 2021; by the Competent Authority in Germany (BfArM) on

November 26, 2020; by the Competent Authority in Vietnam (Ministry of Health) on September 10, 2020. Study conduct took place in all jurisdictions with a total enrollment of 54 subjects. The active glucose monitoring phase for up to 12 months had been completed by the end of 2021. The European studies are still open for extended safety monitoring per protocol for up to 3 years observation. The study in Vietnam does allow amendments for additional device iterations, which will be implemented as soon as practical for the next phase of Profusa’s clinical study program.

Profusa continues to have ongoing communication with the Competent Authorities in Europe for the current studies periodically reporting on extended safety observations for long-term sensor placement. Submission of new study protocols is expected early 2024, employing the first commercial generation platform demonstrating safety and effectiveness (accuracy and intended use performance) aiming at regulatory clearance purposes, i.e. CE Mark.

In parallel the technology is going be presented to FDA to obtain Investigational Device Exemptions for study conduct in the U.S. Potential clinical study sites have been targeted and respective IDE submission documentation is in preparation. A PMA (Pre-Market Approval) pathway is expected for marketing authorization in the U.S. It will likely require a pivotal study performed in the United States with an estimated enrollment of 120 – 160 subjects and an active glucose measurement period of at least 3 months.

The first commercial implementation of Lumee Glucose will be, subject to regulatory approval, a professional-use device for retrospective data download and data evaluation by health care professionals. This approach is typical in the CGM market and will be a controlled and limited use case in preparation for the release of a fully featured real-time use CGM device generation in the near future, subject to obtaining required regulatory approval.

Lumee Glucose Clinical Study History

Lumee Glucose is a CGM product candidate that was first entered into clinical study through our first-in-human (FIH) in 2021. To date, we have tested 108 sensors in 54 subjects in our clinical program for the glucose product. These studies have been conducted in global sites in Germany, Austria, and Vietnam. No serious adverse events have been reported with safety data for 12 months post injection.

•        Proof of Concept Feasibility Assessment:    The study was conducted in Germany in 2018/19. The objective of the study was to evaluate the Lumee Glucose FIH Platform in human subjects, establishing long-term Lumee Glucose measurements in the subcutaneous interstitial space as representation of glycemia. The Lumee hydrogel signal was to be compared to established glucose reference measurements of capillary blood under controlled conditions for potential signal artefacts like movement, temperature, and ambient light. Initial signal processing algorithms would be established including retrospective accuracy evaluation considering a defined relationship between the Lumee signal and blood glucose reference measurements. 10 subjects had been enrolled with insulin-dependent diabetes, male and female, of 18 years and older. The study served as Proof-of Concept for the technology and for safe use in human. Both the hydrogel sensor and the reader design have been significantly modified since in order to improve sensing sensitivity/responsiveness of the system for the subsequent study.

•        Tissue Integration and Monitoring with the Lumee Glucose Hydrogel in the Subcutaneous Interstitium:    The study was conducted in Austria in 2020/21 employing two versions of the reader system and an upgraded sensor version. Twelve subjects with insulin-dependent diabetes, 18 years and older have been enrolled. The objective of the study was to evaluate tissue integration, location reliability and glucose response characteristics over a period of three and six months after sensor placement. Correlation of Lumee signals with IV sampled blood reference values was to be established during glucose excursions at meals at repeated in clinic visits. Reader localization effectiveness was checked additionally by using an infrared sensitive camera and by high frequency ultrasound. The active monitoring phase has been completed. Long-term safety observations are ongoing.

•        Glucose Monitoring with the Lumee Glucose Hydrogel in the Subcutaneous Tissue:    The multi-site study was initiated in Austria, Germany, and Vietnam in August/October 2021. Total of 54 subjects across all sites with insulin-dependent diabetes, 18 years and older have been enrolled. The objective of the study was to evaluate glucose response characteristic of the Lumee Glucose hydrogel in tissue over a period >3 months with active monitoring sessions and 3 years of placement safety observations. Analysis endpoints did include: Correlation of Lumee signals with IV sampled blood reference values, Signal processing/algorithm effectiveness, correction approaches for motion, temperature, ambient light, signal stability over time. Selected in-clinic 24-hour monitoring sessions were performed.

Demographics For Lumee Glucose Studies

A total of 54 subjects have been enrolled with 108 Lumee Glucose sensors injected and 398 study visits completed. These visits have yielded 745 glucose traces and more than 18,000 paired reference points.

Site		1	2		3	4
Location		Germany	Austria		Vietnam	Vietnam
Subjects		12	12	16	7	7
Data Sets		121	60	124	63	68
Diabetes	Type 1	12	9	15	0	1
	Type 2	0	3	1	7	6
Gender	Male	10	8	9	2	6
	Female	2	4	7	5	1
Age (years)	Mean	60	55	43	57	55
	Min	44	29	20	45	40
	Max	69	82	72	66	62
BMI (kg/m2)	Mean	27.2	26.5	26	25.3	26.3
	Min	22.7	21.6	19.7	18.2	19.3
	Max	40.2	40.1	40.3	31.1	34.9
Therapy (%)	Insulin	100	100	94	0	29
	Oral	0	0	0	71	29
	Both	0	0	6	29	42
HbA1C (%)	Mean	6.9	7.5	—	9.6	8.6
	Min	6	6.3	—	6.7	7.7
	Max	7.9	9.3	—	14.8	9.4

Results

The feasibility study at the four clinical sites provided data on sensor locatability, system performance (the ability to accurately estimate glucose), in addition to monitoring for adverse events. All the sensors were locatable. The feasibility study was not designed and powered to provide a robust estimate of the commercial performance of the system, however, data collected in the study enabled the refinement of the algorithm. Using the data, Profusa was able to show evidence of the system’s ability to track glucose. Data indicate that the sensors were responsive to glucose during the study period and provided a significant body of data for algorithm development and evaluation. Performance analysis of the data yielded an aggregate mean absolute relative difference (MARD) of 11.7% for sessions from 7 – 90 days post-injection. The consensus error grid and cumulative MARD distribution are presented below, representing 163 sessions from 37 patients that passed the data quality filters, resulting in 2406 paired blood glucose reference points. Data quality filters that were developed and automated during the algorithm development exclude problematic traces including poorly placed readers over the sensor, unexpected fluorescence contamination of the skin surface over the sensor, and poor adhesion of the reader over the sensor yielding low signal to noise.

MARD = 11.69, R^2 = 0.88
E
D
C
1.1%
B
14.4%
A
84.5%
B
C
D
Estimated BG (mg/dL)
Measured BG (mg/dL)
0
100
200
300
400
500

The figure above shows a standard Consensus Error grid, which is a tool used to evaluate the accuracy of blood glucose meters. It visualizes the paired data points that passed the quality filters. This includes 163 sessions of data collection approximately 6 hours in duration from 37 patients over the course of 90-days. Measured signals are calibrated using 3-point blood glucose calibration in each session. Each dot on the figure shows the relationship between the Profusa reported blood glucose value (Y-axis) compared with the corresponding reference measured blood glucose value (X-axis). The colors of the dots distinguish patients. The grid is divided into zones signifying the degree of risk posed by the incorrect measurement: zone A represents no effect on clinical action; zone B represents altered clinical action — little or no effect on clinical outcome; zone C represents altered clinical action — likely to affect clinical outcome; zone D represents altered clinical action — could have significant medical risk; and zone E represents altered clinical action — could have dangerous consequences.

The pair of figures above shows an alternative visualization of the data presented above. For each data collection session, the system accuracy (MARD) is computed. The per-session MARD distribution shows performance across the 163 sessions. “Held-out test set” refers to the machine learning technique. Following the FDA’s recommendations for utilizing machine learning, the algorithm used to process the data was not used in its training.

Glucose predictions modeled from held-out clinical sessions

Performance beyond 90 days was also evaluated in two separate groups — days 91 – 150 and days 151 – 275.

Days 91-150
MARD = 13.19, R² = 0.78
E
D
C 0.9%
B 18.0%
A 81.2%
B
C
D
Estimated BG (mg/dL)
Measured BG (mg/dL)
Median MARD = 12.35, Mean MARD = 14.55
13 subjects, 30 total traces
median
mean
Probability
MARD
Days 151-275
MARD = 10.81, R² = 0.68
E
D
C 0.6%
B 18.4%
A 81.0%
B
C
D
Estimated BG (mg/dL)
Measured BG (mg/dL)
Median MARD = 7.59, Mean MARD = 11.38
8 subjects, 11 total traces
median
mean
Probability
MARD

The figures above were processed using the same filters and methods as in prior figures. Subjects had the opportunity to stay in the study after 90 days from the initial injection. The population of 13 subjects in the 91 – 150 days period and 8 subjects in the 151 – 275 day period is a subset of those in the initial 90-day data.

Device Safety

As of May 1, 2023, no serious adverse events (SAEs) related to Lumee Glucose have been reported. As of May 1, 2023, seven adverse events (AEs) related and four AEs possibly related to Lumee Glucose have been reported. All of the related and possibly related AEs were mild, such as slight pain or small induration, or thickening and hardening of the skin. All but one of the AEs resolved within three days, and the last AE resolved within 12 days.

Commercial Strategy

Profusa’s commercial strategy centers around leveraging its core expertise in product development and scientific excellence, while augmenting its capabilities through local partnerships in commercial execution. For Lumee Oxygen and Lumee Glucose, Profusa aims to continue investing in its key opinion leader relationships and create clinical relevancy through building upon its current body of publications and conference presentations. To date, Profusa has been featured in more than 25 publications in peer-reviewed journals and public presentations of its science and product applications. None of these publications were commissioned by Profusa or written at the direction of Profusa’s management, but certain service providers of Profusa have served as co-authors for some of these publications. Additionally, Profusa’s goal is to build upon our distribution strategy to create a network of commercial partners covering key geographic regions, while building focused technical sales leadership team to manage key local relationships and maintain performance excellence of its local distribution partners. Lastly, Profusa plans to strategically engage in commercial B2B relationships to capture a portion of the large coaching, telemedicine, and health and wellness segments.

Lumee Oxygen

Profusa received CE approval for Lumee Oxygen on January 28, 2020. Due to pandemic-related restrictions at hospitals and clinics for non-essential personnel visits, Profusa was unable to carry out its commercialization plans in Europe. Profusa anticipates initiating its commercialization effort beginning in early 2026. By taking advantage of the identified distributor partners in key countries in Europe, Profusa’s marketing infrastructure and collateral, the KOL network and associated publications and conference presentations, Profusa expects to be able to accelerate its product launch in Europe. Profusa is also in the midst of its clinical program for U.S. approval. Profusa anticipates being able to launch Lumee Oxygen in the U.S. late 2026, subject to regulatory approval.

Glucose Product

Profusa’s strategy to commercialize its glucose CGM product will mirror that of Lumee Oxygen. While there are a few large companies with significant CGM offering, the large patient population and the high cost to health care system have attracted many other attempts to provide alternative solutions by other potential healthcare companies. Unfortunately, those attempts have historically been unsuccessful technically, and unproductively economically for these companies. Profusa believes that upon achieving the clinical and regulatory milestones over the next 18 months, it could become an attractive candidate to partner with one of these large players and leverage their commercial footprint to enter this patient population.

Data Partnerships

Profusa believes that the data stream its platform can generate could become a critical component of solutions being offered today in sectors such as telemedicine, pre-diabetes management, lifestyle coaching platforms/apps, and health and wellness apps. Profusa bases this hypothesis on the belief that clinically relevant data, in real time, is central to these AI-driven platforms’ ability to deliver automated meaningful insights to the users. In telemedicine, a physician/patient interaction would be more efficient if real time biochemistry parameters are available during the tech-enabled visit. As these platforms and apps are also much more consumer-oriented, the user-experience and cost of the real-time sensor technology need to be aligned to the user expectation and consumer cost levels. Profusa believes its technology could ultimately be that enabling data stream to these other high-growth healthcare sectors.

Profusa’s strategy to enter and create value in these more consumer sectors centers around a B2B approach. The relationships and expertise of reaching a large scale consumer-based population belong with the telemedicine and apps providers. Additionally, the cost of customer acquisition and marketing infrastructure to acquire users are high and complex. Profusa’s aim is to partner with these providers on a B2B level, and make available our technology and data stream to enable our partner’s success. This approach would align the core competencies of the respective organizations, while creating value for both partners. The partner would have a data stream that drives their adoption and business model, while Profusa would benefit from accessing a large user population without the associated marketing and user acquisition costs.

Key Opinion Leaders (KOLs)

Profusa has worked with a small number of key opinion leaders (KOLs) in both oxygen and glucose applications, receiving their advice and expertise on product development, physician use cases, clinical needs, and clinical study support. In certain instances, KOLs are the principal investigators in Profusa’s clinical studies and have summarized its product and clinical data in podium talks at major conferences and through publications. With the exception of two KOLs who provided services to Profusa and received stock options for 10,000 shares and 30,000 shares, respectively, of Profusa’s common stock, KOLs are not compensated or provided equity awards; however, KOLs do receive customary expense reimbursement.

Intellectual Property

Profusa protects its intellectual property through patents, trade secrets, and copyright/trademarks. Additionally, Profusa requires all officers, employees, and third parties to enter into standard agreements containing provisions requiring confidentiality of proprietary information and assignment to Profusa of all inventions made during the course of their employment or consulting relationship. Profusa also enter into nondisclosure agreements with its commercial counterparties and limits access to, and distribution of, its proprietary information. Except in the case of certain software, Profusa currently require no 3rd party licenses.

Patents and applications cover several different technology classes, including in vivo sensors, sensor signaling chemistry compositions and scaffolding compositions, methods of and apparatus for sensor interrogation by fluorescent readers, data reduction algorithms for signal processing, and combined biochemical data and sensor data methods. As of July 23, 2023, Profusa owns 20 issued U.S. patents; 80 rest-of-world patents, including patents in Australia, Belgium, Canada, China, Europe, France, Germany, Hong Kong, India, Italy, Ireland, Japan, the Netherlands, South Korea, and the United Kingdom; 14 pending U.S. patents; and 63 pending rest-of-world patents, including pending patents in Australia, Canada, China, Europe, Germany, Hong Kong, India, Israel, Japan and South Korea. Profusa’s issued patents expire between March 2030 and January 2040.

The table below summarizes Profusa’s portfolio of issued patents, all of which are utility patents and all of which are owned by Profusa:

Technology Addressed	Jurisdiction	Expiration Date
Readers	Australia	6/27/2036
Readers	China	6/6/2034
Readers	European Patent Office	3/6/2034
Readers	European Patent Office	6/6/2034
Readers	France	3/6/2034
Readers	France	6/6/2034
Readers	Germany	3/6/2034
Readers	Germany	6/6/2034
Readers	Ireland	3/6/2034
Readers	Ireland	6/6/2034
Readers	Japan	3/6/2034
Readers	Japan	3/6/2034
Readers	Japan	6/27/2036
Readers	United Kingdom	3/6/2034
Readers	United Kingdom	6/6/2034

Technology Addressed	Jurisdiction	Expiration Date
Readers	US	3/6/2034
Readers	US	10/15/2035
Readers	US	9/20/2035
Readers	US	10/20/2034
Sensors and Chemistry	Australia	10/6/2031
Sensors and Chemistry	Australia	3/13/2034
Sensors and Chemistry	Australia	10/6/2031
Sensors and Chemistry	Australia	10/6/2031
Sensors and Chemistry	Australia	3/13/2034
Sensors and Chemistry	Australia	10/6/2031
Sensors and Chemistry	Belgium	5/28/2030
Sensors and Chemistry	Belgium	3/13/2034
Sensors and Chemistry	Belgium	3/13/2034
Sensors and Chemistry	Belgium	3/13/2034
Sensors and Chemistry	Canada	5/28/2030
Sensors and Chemistry	Canada	10/6/2031
Sensors and Chemistry	Canada	10/6/2031
Sensors and Chemistry	Canada	10/6/2031
Sensors and Chemistry	Canada	3/13/2034
Sensors and Chemistry	China	5/28/2030
Sensors and Chemistry	China	10/6/2031
Sensors and Chemistry	China	3/13/2034
Sensors and Chemistry	China	10/6/2031
Sensors and Chemistry	China	12/21/2037
Sensors and Chemistry	European Patent Office	5/28/2030
Sensors and Chemistry	European Patent Office	3/13/2034
Sensors and Chemistry	European Patent Office	3/13/2034
Sensors and Chemistry	European Patent Office	3/13/2034
Sensors and Chemistry	France	5/28/2030
Sensors and Chemistry	France	3/13/2034
Sensors and Chemistry	France	3/13/2034
Sensors and Chemistry	France	3/13/2034
Sensors and Chemistry	Germany	5/28/2030
Sensors and Chemistry	Germany	3/13/2034
Sensors and Chemistry	Germany	3/13/2034
Sensors and Chemistry	Germany	3/13/2034
Sensors and Chemistry	Hong Kong	5/28/2030
Sensors and Chemistry	India	5/28/2030
Sensors and Chemistry	India	10/6/2031
Sensors and Chemistry	Ireland	5/28/2030
Sensors and Chemistry	Ireland	3/13/2034
Sensors and Chemistry	Ireland	3/13/2034
Sensors and Chemistry	Ireland	3/13/2034
Sensors and Chemistry	Italy	5/28/2030
Sensors and Chemistry	Italy	3/13/2034
Sensors and Chemistry	Italy	3/13/2034
Sensors and Chemistry	Italy	3/13/2034
Sensors and Chemistry	Japan	10/6/2031
Sensors and Chemistry	Japan	5/28/2030
Sensors and Chemistry	Japan	3/13/2034

Technology Addressed	Jurisdiction	Expiration Date
Sensors and Chemistry	Japan	3/13/2034
Sensors and Chemistry	Japan	3/13/2034
Sensors and Chemistry	Japan	12/27/2037
Sensors and Chemistry	Netherlands	5/28/2030
Sensors and Chemistry	Netherlands	3/13/2034
Sensors and Chemistry	Netherlands	3/13/2034
Sensors and Chemistry	Netherlands	3/13/2034
Sensors and Chemistry	Republic of Korea	10/6/2031
Sensors and Chemistry	United Kingdom	5/28/2030
Sensors and Chemistry	United Kingdom	3/13/2034
Sensors and Chemistry	United Kingdom	3/13/2034
Sensors and Chemistry	United Kingdom	3/13/2034
Sensors and Chemistry	US	12/21/2037
Misc	United States of America	10/20/2042
Sensors and Chemistry	US	3/13/2034
Sensors and Chemistry	US	2/7/2032
Sensors and Chemistry	US	3/13/2034
Sensors and Chemistry	US	3/13/2034
Sensors and Chemistry	US	5/11/2031
Sensors and Chemistry	US	10/6/2031
Sensors and Chemistry	US	3/13/2034
Sensors and Chemistry	US	10/6/2031
Sensors and Chemistry	US	12/27/2037
Sensors and Chemistry	US	6/16/2037
Sensors and Chemistry	US	12/27/2037
Sensors and Chemistry	US	3/14/2039
Sensors and Chemistry	US	12/22/2037
Sensors and Chemistry	US	1/3/2040

The table below summarizes Profusa’s portfolio of pending patents, all of which are utility patents and all of which are owned by Profusa:

Technology Addressed	Jurisdiction	Date of Application
Readers	Australia	8/20/2020
Readers	Canada	3/6/2014
Readers	Canada	6/27/2016
Readers	Canada	8/20/2020
Readers	China	3/6/2014
Readers	China	6/27/2016
Readers	China	8/20/2020
Readers	European Patent Office	6/6/2014
Readers	European Patent Office	3/6/2014
Readers	European Patent Office	6/27/2016
Readers	European Patent Office	8/20/2020
Readers	Hong Kong	3/6/2014
Readers	India	6/27/2016
Readers	India	8/20/2020
Readers	Japan	6/6/2014
Readers	Japan	3/6/2014
Readers	Japan	8/20/2020
Readers	Republic of Korea	6/27/2016

Technology Addressed	Jurisdiction	Date of Application
Readers	Republic of Korea	8/20/2020
Readers	United States of America	10/4/2021
Readers	United States of America	6/27/2016
Readers	United States of America	2/11/2022
Readers	United States of America	2/19/2021
Sensors and Chemistry	Australia	12/27/2017
Sensors and Chemistry	Australia	6/27/2019
Sensors and Chemistry	Australia	6/28/2019
Sensors and Chemistry	Canada	12/27/2017
Sensors and Chemistry	Canada	6/29/2018
Sensors and Chemistry	Canada	6/27/2019
Sensors and Chemistry	Canada	6/28/2019
Sensors and Chemistry	China	3/13/2014
Sensors and Chemistry	China	12/21/2017
Sensors and Chemistry	China	12/27/2017
Sensors and Chemistry	China	6/27/2019
Sensors and Chemistry	China	6/28/2019
Sensors and Chemistry	European Patent Office	12/21/2017
Sensors and Chemistry	European Patent Office	12/27/2017
Sensors and Chemistry	European Patent Office	6/27/2019
Sensors and Chemistry	European Patent Office	6/28/2019
Sensors and Chemistry	Hong Kong	10/6/2011
Sensors and Chemistry	India	12/27/2017
Sensors and Chemistry	India	6/29/2018
Sensors and Chemistry	India	6/27/2019
Sensors and Chemistry	Japan	6/27/2019
Sensors and Chemistry	Republic of Korea	12/27/2017
Sensors and Chemistry	Republic of Korea	6/29/2018
Sensors and Chemistry	Republic of Korea	6/27/2019
Sensors and Chemistry	US	11/4/2019
Sensors and Chemistry	US	6/26/2023
Sensors and Chemistry	US	12/8/2020
Sensors and Chemistry	US	5/26/2020
Sensors and Chemistry	US	9/14/2020
Sensors and Chemistry	US	6/27/2019
Misc	Canada	4/21/2021
Misc	Japan	4/21/2021
Misc	Patent Cooperation Treaty	4/21/2021

Manufacturing and Quality Systems

Profusa manufactures class III medical device implantable sensors within an ISO compliant manufacturing facility and quality system. All internal manufacturing activities are conducted and managed per current Good Manufacturing Practices (cGMP), which are the recognized standards for the FDA and other global regulatory agencies. Profusa manufacturing processes comply with all aspects of cGMP and has procedures in place for the following activities: Supplier selection, evaluation and monitoring, Incoming receiving inspection requirements, Documented manufacturing procedures and work instructions, Operator training program, and compliant manufacturing spaces including a certified, class 7, controlled environment room (CER). Over 90% of the implantable sensor manufacturing process, including production, cleaning, sizing, testing and packaging is conducted within a clean room, which is inspected and certified on a quarterly basis.

Additionally, all devices are produced utilizing a validated production process with multiple inspection and testing points to ensure quality throughout the process. The overall process, including embedded test methods, is re-validated as necessary to ensure continued compliance with cGMP over time. All manufacturing steps, materials, equipment, personnel and tools utilized in the production process are documented in highly detailed Device History Records (DHR) to provide a written production history. The DHR also documents demonstrated compliance to Manufacturing Process Instructions (MPI) used and followed throughout the process.

Externally, Profusa only selects, utilizes, and monitors qualified vendors for services or products related to manufacturing processes, which include Contract Manufacturers, and Testing and Sterilization services. Prior to selection, Profusa Quality Assurance conducts on-site Quality System audits to ensure they are compliant with cGMP requirements and any other required regulatory requirements. Additionally, all external produced products or services conducted for Profusa manufactured products undergo testing at nationally accredited and certified testing facilities and must meet Incoming Inspection criteria which Profusa had previously established prior to acceptance and utilization.

Competition

The competitive landscape regarding both the Lumee Oxygen and Lumee Glucose sensing systems, if approved, is multi-faceted, with many companies with device offerings that provide biochemical data in real time, as further described below.

Lumee Oxygen is designed to be used complementarily with angiographic (radiographic visualization of blood vessels after injection of a radiopaque substance) and computer tomographic (imaging of parts of the body with any kind of penetrating waves) technologies, or alone. We anticipate the creation of a guidance algorithm to be used by a physician or other vascular specialist to incorporate both Lumee Oxygen values and angiographic or computer tomographic readings.

Examples of such technologies include digital subtraction angiography devices developed by Philips or Computed Tomography (CT) for peripheral use developed by Siemens Healthineers.

Lumee Oxygen will also compete with devices that use transcutaneous oximetry (TCPO2) to measure peripheral perfusion, such as those developed by Perimed AB, Radiometer Medical or SenTec AG, to name examples.

Furthermore, doppler or cuff devices measuring Ankle-Brachial Index (ABI), Toe-Brachial Index (TBI) or Segmental Pressure Values (SPP), as well as those enabling Pulse Volume Recording (PVR) are anticipated to be competitive with Lumee Oxygen. Other experimental approaches include Near-Infrared Spectroscopy (NIRS) for peripheral purposes.

In the personal use case, Lumee Glucose will compete with existing Continuous Glucose Monitoring technologies, including those manufactured by Dexcom, Abbott, Medtronic, Senseonics, Diamontech, Movano and Nemaura Medical. Each of these companies currently market Continuous Glucose Monitoring products that target both Type 1 and Type 2 diabetes patients, as well as pre-diabetics.

In the professional use case Lumee Glucose will compete with Dexcom, Abbott and Medtronic technologies. Profusa anticipates the launch of multiple noninvasive technologies in the next years which may affect the competitive landscape, which may take the form of wristbands or smartwatches.

Government Regulation

United States Food and Drug Administration

In the United States, our products are subject to regulation by the FDA as medical devices pursuant to the Federal Food Drug and Cosmetic Act (FDCA). The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, premarket clearance or approval, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.

FDA Premarket Clearance and Approval Requirements

Unless an exemption applies, each medical device commercially distributed in the United States requires either FDA clearance of a 510(k) premarket notification, approval of a De Novo application, or approval of a premarket approval (PMA). Under the FDCA, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the Quality System Regulation (QSR) facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents.

While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Devices deemed by the FDA to pose the greatest risks, such as life sustaining, life supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. Some pre-amendment devices are unclassified, but are subject to FDA’s premarket notification and clearance process in order to be commercially distributed. Based on discussion with FDA to date, we believe that Lumee Oxygen is a Class III device and that Lumee Glucose is a Class III device.

510(k) Clearance Marketing Pathway

To obtain 510(k) clearance, we must submit to the FDA a premarket notification submission demonstrating that the proposed device is “substantially equivalent” to a predicate device already on the market. A predicate device is a legally marketed device that is not subject to PMA, i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device) and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was found substantially equivalent through the 510(k) process. The FDA’s 510(k) clearance process usually takes from three to twelve months, but often takes longer. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence. In addition, the FDA collects user fees for certain medical device submissions and annual fees for medical device establishments.

If the FDA agrees that the device is substantially equivalent to a predicate device currently on the market, it will grant 510(k) clearance to commercially market the device. If the FDA determines that the device is “not substantially equivalent” to a previously cleared device, the device is automatically designated as a Class III device. The device sponsor must then fulfill more rigorous PMA requirements, or can request a risk-based classification determination for the device in accordance with the “De Novo” process, which is a route to market for novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device. If a De Novo request is granted, the device may be legally marketed and a new classification is established. If the device is classified as Class II, the device may serve as a predicate for future 510(k) submissions. If the device is not approved through De Novo review, then it must go through the standard PMA process for Class III devices.

After a device receives 510(k) marketing clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) clearance or, depending on the modification, PMA approval. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k) or a PMA in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until 510(k) marketing clearance or PMA approval is obtained. Also, in these circumstances, the manufacturer may be subject to significant regulatory fines or penalties.

PMA Approval Pathway

Class III devices require approval of a PMA before they can be marketed, although some pre-amendment Class III devices for which the FDA has not yet required a PMA are cleared through the 510(k) process. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA application, the manufacturer must demonstrate that the device is safe and effective, and the PMA application must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA application must also contain a full description of the device and its components, a full description of the methods, facilities, and controls used for manufacturing, and proposed labeling. Following receipt of a PMA application, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA application, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a pre-approval inspection of the applicant or its third-party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR. PMA devices are also subject to the payment of user fees.

The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA application constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). A PMA may include post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported the PMA or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness. None of our products are currently marketed pursuant to a PMA.

De Novo Classification

Medical device types that the FDA has not previously classified as Class I, II or III are automatically classified into Class III regardless of the level of risk they pose. To market low to moderate risk medical devices that are automatically placed into Class III due to the absence of a predicate device, a manufacturer may request a De Novo down-classification. This procedure allows a manufacturer whose novel device is automatically classified into Class III to request classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. A medical device may be eligible for De Novo classification if the manufacturer first submitted a 510(k) premarket notification and received a determination from the FDA that the device was not substantially equivalent or a manufacturer may request De Novo classification directly without first submitting a 510(k) premarket notification to the FDA and receiving a not substantially equivalent determination. The FDA is required to classify the device within 120 calendar days following receipt of the De Novo application, although in practice, the FDA’s review may take significantly longer. During the pendency of the FDA’s review, the FDA may issue an additional information letter, which places the De Novo request on hold and stops the review clock pending receipt of the additional information requested. In the event the De Novo requestor does not provide the requested information within 180 calendar days, the FDA will consider the De Novo request to be withdrawn. If the manufacturer seeks reclassification into Class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. In addition, the FDA may reject the De Novo request for classification if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed. In the event the FDA determines the data and information submitted demonstrate that general controls or general and special controls are adequate to provide reasonable assurance of safety and effectiveness, the FDA will grant the De Novo request for classification. When the FDA grants a De Novo request for classification, the device is granted marketing authorization and further can serve as a predicate for future devices of that type, through a 510(k) premarket notification.

Clinical Trials

Clinical trials are almost always required to support a PMA and are sometimes required to support a 510(k) submission. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s IDE regulations which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk,” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval.

In addition, the study must be approved by, and conducted under the oversight of, an Institutional Review Board (IRB) for each clinical site. The IRB is responsible for the initial and continuing review of the IDE study, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements. Acceptance of an IDE application for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects.

During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Post-market Regulation

After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:

•        establishment registration and device listing with the FDA;

•        QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

•        labeling regulations and FDA prohibitions against the promotion of investigational products, or the promotion of “off-label” uses of cleared or approved products;

•        requirements related to promotional activities;

•        clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices, or approval of certain modifications to PMA-approved devices;

•        medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

•        correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

•        the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and

•        post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Quality Systems Regulation Requirements

Our manufacturing processes are required to comply with the applicable portions of the QSR, which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation and servicing of finished devices intended for human use. The QSR requires that each manufacturer establish a quality systems program by which the manufacturer monitors the manufacturing process and maintains records that show compliance with FDA regulations and the manufacturer’s written specifications and procedures relating to the devices. The QSR also requires, among other things, maintenance of records and certain documentation, a device master file, device history file, and complaint files. QSR compliance is necessary to receive and maintain FDA clearance or approval to market new and existing products. As a manufacturer, we are subject to periodic scheduled or unscheduled audits or inspections by the FDA. Our failure to maintain compliance with the QSR requirements could result in the shut-down of, or restrictions on, our manufacturing operations and the recall or seizure of our products, which would have a material adverse effect on our business. The discovery of previously unknown problems with any of our products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

•        FDA untitled letters, FDA Form 483s, FDA warning letters, it has come to our attention letters, fines, injunctions, consent decrees and civil penalties;

•        unanticipated expenditures to address or defend such actions;

•        customer notifications or repair, replacement, refunds, recall, detention or seizure of our products;

•        recall, detention or seizure of our products;

•        operating restrictions, partial suspension or total shutdown of production;

•        refusing or delaying our requests for regulatory approvals or clearances of new products or modified products;

•        withdrawing of 510(k) clearances or PMA approvals that have already been granted;

•        refusal to grant export approval for our products; or

•        criminal prosecution.

The FDA can also publish Safety Communications or Letters to Health Care Providers when the agency becomes aware of new issues involving a specific product or, or more broadly, a product family. These communications are posted on the FDA’s website and describe the FDA’s analysis of a current issue and provide specific regulatory approaches and clinical recommendations for patient management.

Healthcare Laws

Coverage and Reimbursement

Our ability to commercialize any products successfully will depend in part on the extent to which coverage and adequate reimbursement for our product candidates, either directly or through procedures utilizing our products performed by health care providers, once approved, will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, determine which items and services they will cover and establish reimbursement levels. Assuming coverage is obtained for the relevant items and/or services covering a given product by a third-party payor, the resulting reimbursement payment rates may not be adequate to cover our costs or may require co-payments that patients find unacceptably high. Patients and their providers generally rely on third-party payors to reimburse all or part of the costs associated with our products. Physicians are unlikely to order, and patients are unlikely to use, our products unless coverage is provided and the reimbursement is adequate to cover all or a significant portion of the direct or indirect cost of our products. Therefore, coverage and adequate reimbursement for new products is critical to the acceptance of such new products. Coverage decisions may depend upon clinical and economic standards that disfavor new products when more established or lower cost alternatives are already available or subsequently become available.

Government authorities and third-party payors are developing increasingly sophisticated methods of cost containment, such as including price controls, restrictions on coverage and reimbursement, and requirements for substitution of less expensive products and procedures. Government and other third-party payors are increasingly challenging the prices charged for health care items and procedures, examining the cost effectiveness of products, in addition to their safety and efficacy, and limiting or attempting to limit both coverage and the level of reimbursement. Further, no uniform policy requirement for coverage and reimbursement exists among third-party payors in the United States, which causes significant uncertainty related to the insurance coverage and reimbursement of newly approved products. Therefore, coverage and reimbursement can differ significantly from payor to payor and health care provider to health care provider. As a result, the coverage determination process is often a time-consuming and costly process that requires the provision of scientific and clinical support for the use of new products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

There may also be significant delays in obtaining coverage and reimbursement for newly approved products, and coverage may be more limited than the purposes for which the product is approved or cleared by the FDA. Moreover, eligibility for coverage and reimbursement does not imply that a product will be paid for, directly or indirectly, in all cases or at a rate which the health care providers who purchase those products will find cost effective. Additionally, we expect pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, and additional legislative changes.

We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval or clearance. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not successfully commercialize any product candidate for which we obtain marketing approval or clearance.

Healthcare Reform

The United States and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access.

In the United States there have been, and continue to be, proposals by the federal government, state governments, regulators and third-party payors to control or manage the costs of health care and, more generally, to reform the U.S. healthcare system. For example, in March 2010, the ACA was enacted, which included changes to the coverage and payment for products under government health care programs. This law was designed to expand access to health insurance coverage for uninsured and underinsured individuals while containing overall healthcare costs. The ACA and certain of its provisions have been subject to judicial challenges as well as legislative and regulatory efforts to repeal or replace them or to alter their interpretation or implementation. For example, on June 17, 2021, the U.S. Supreme Court dismissed a lawsuit challenging the constitutionality of certain aspects of the ACA without ruling on the merits of the constitutionality arguments. The American Rescue Plan Act also temporarily increased premium tax credit assistance for individuals eligible for subsidies under the ACA for 2021 and 2022 and removed the 400% federal poverty level limit that otherwise applies for purposes of eligibility to receive premium tax credits.

Most recently, the Inflation Reduction Act of 2022 (IRA) extended this increased tax credit assistance and removal of the 400% federal poverty limit through 2025. In the future, there may be additional challenges and/or amendments to the ACA. It remains to be seen precisely what any new legislation will provide, when or if it will be enacted, and what impact it will have on the availability and cost of healthcare items and services, including medical devices.

Other legislative changes designed to reduce healthcare expenditures have been proposed and adopted in the United States since the ACA was enacted. For example, through the process created by the Budget Control Act of 2011, there are automatic reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect in April 2013 and, following passage of the BBA and the Infrastructure Investment and Jobs Act, will remain in effect until 2031 unless additional Congressional action is taken (with the exception of a temporary suspension from May 1, 2020 through March 31, 2022 and a subsequent reduction to 1% from April 1, 2022 until June 30, 2022). To offset the temporary suspension during the COVID-19 pandemic, in 2030, the sequestration will be 2.25% for the first half of the year, and 3% in the second half of the year. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

We expect that these initiatives, as well as other healthcare reform measures that may be adopted in the future, as well as the trend toward managed healthcare and increasing influence of managed care organizations, may result in more rigorous coverage criteria and lower reimbursement, and in additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors. The implementation of current and future cost containment measures or other healthcare reforms may adversely affect our operations and prevent us from being able to generate revenue, attain profitability or commercialize our product candidates.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers as of April 28, 2025. Our officers are appointed by, and serve at the pleasure of, the Board of Directors.

Name	Age	Position
Directors and Executive Officers:
Ben C. Hwang, Ph.D.	57	Chairman of the Board; Chief Executive Officer
Fred Knechtel	64	Chief Financial Officer
Rajesh Asorpota	56	Director
Lauren Chung	48	Director
Peter O’Rourke	52	Lead Independent Director
Jack Stover	71	Director

The following is information about the experience and attributes of the members of our board of directors and senior executive officers as of the date of this prospectus. The experience and attributes of our directors discussed below provide the reasons that these individuals were selected for board membership, as well as why they continue to serve in such positions.

Ben C. Hwang, Ph.D. — Dr. Hwang has served as Profusa’s Chairman of the Board and Chief Executive Officer since January 2012. Prior to Profusa, Dr. Hwang served in a variety of leadership roles at Life Technologies Corp. (acquired by Thermo Fisher Scientific, Inc.), including President of the Asia Pacific Region and Head of the qPCR Division. Prior to joining Life Technology, Dr. Hwang was a consultant with McKinsey & Company. Dr. Hwang received his M.A. in Biology and Ph.D. in Biology from The Johns Hopkins University. We believe that Dr. Hwang is well-qualified to serve as a director of our company based on his familiarity with Profusa’s business, his experience in the life science industry, and his educational background.

Fred Knechtel — Fred Knechtel has served as our Chief Financial Officer and director since July 2025. From August 2022 to August 2023, Mr. Knechtel served as chief financial officer of DiamiR Biosciences. From January 2020 to January 2021, Mr. Knechtel served as chief financial officer of Interpace Biosciences, Inc. From June 2018 to December 2018, Mr. Knechtel served as chief financial officer of GENEWIZ, Inc. From November 2014 to November 2017, Mr. Knechtel served as group chief financial officer of Sims Metal Management. From November 2009 to October 2014, Mr. Knechtel served as chief financial officer of Remy International, Inc. Mr. Knechtel received a Bachelor of Engineering from Stony Brook University and a M.B.A in Finance from Hofstra University. We believe that Mr. Knechtel is well-qualified to serve as a director of our company based on Mr. Knechtel’s experience holding high level executive positions in the life sciences industry, and his financial and accounting experience.

Rajesh Asarpota — Mr. Asarpota is currently the chief financial officer at Augmedics, a company that has pioneered cutting-edge augmented reality technologies to improve surgical outcomes for spine surgery. Prior to Augmedics, from September 2020 to October 2021, he served at ApiJect as executive vice president, chief financial officer and head of technology. ApiJect is a medical technology company that seeks to revolutionize how medicines and vaccines are filled, finished and delivered. Prior to ApiJect, from August 2017 to September 2020, Asarpota served as executive vice president and chief financial officer with NuVasive, a global public company and leader in minimally invasive, procedurally integrated spine solutions. Prior to NuVasive, he spent two years in the private equity space at Imaging Advantage and Cole Parmer as executive vice president and chief financial officer. Imaging Advantage was acquired by Envision in 2015. In 2014, he served as the executive vice president and chief financial officer for Questcor Pharmaceuticals which was acquired by Mallinckrodt in a $5.6B transaction. Mr. Asarpota also spent a decade at Life Technologies, a global life sciences company where he was responsible for helping scale the organization, driving growth through organic and M&A channels. During his tenure, the company revenue grew from approximately $1B to more than $4B in 2014, leading to the company’s sale to Thermo Fisher for $13.6 billion that year. Prior to Life Technologies, Mr. Asarpota spent 11 years at GE in several finance leadership roles. Mr. Asarpota holds a M.B.A. from Marquette University and a Bachelor of Commerce from the University of Bombay. We believe that Mr. Asarpota is well-qualified to serve as a director of our company based on his healthcare focused experience.

Lauren Chung — Lauren Chung has served as a director since July 2025. Since November 2019, Dr. Chung has served as chief executive officer of MINLEIGH LLC, identifying, evaluating and partnering with companies for investments and strategic, operational, and commercial opportunities, and venture partner at Yozma Group. From May 2017 to November 2019, Dr. Chung was an Equity Research Managing Director at WestPark Capital. From August 2016 to April 2017, Dr. Chung as in equity research at Maxim Group. Previously, Dr. Chung founded and served as chief operating officer and chief compliance officer of Tokum Capital Management, a global healthcare investment fund. Prior to that, she managed healthcare investment portfolios at institutional investment firms. Dr. Chung serves as director of Todos Medical Ltd. Dr. Chung previously served as director of Cure Pharmaceutical Holding Corp from August 2019 until November 2021, UltraSight, Inc from December 2020 to December 2021, and AdiTxt, Inc. from June 2021 until December 2021. Dr. Chung holds a Ph.D. in Neuropathology from Columbia University-College of Physicians & Surgeons, an M.B.A from Columbia Business School, and a BA with honors in Biochemistry and Economics from Wellesley College. We believe that Dr. Chung is well-qualified to serve as a director of our company based on Dr. Chung’s extensive corporate board and investment analysis experience.

Peter O’Rourke — Peter O’Rourke has served as Lead Independent Director since July 2025. Since December 2018, Mr. O’Rourke has served as Managing Partner at TCI Partners, a consulting firm focused on healthcare, aerospace and the public sector. From November 2020-August 2022, Mr. O’Rourke was President and Director for Western Magnesium, where he created the U.S. operations strategy and team during the successful technology pilot phase of the company, and led enterprise and defense business development, government affairs, and communications. From January 2017 to December 2018, Mr. O’Rourke served as the Acting Secretary and Chief of Staff of the Department of Veteran Affairs. From May 2015 to July 2016, Mr. O’Rourke served as a principal of Calibre Systems, Inc., a consulting firm. Mr. O’Rourke also served in both the U.S. Navy and Air Force. Mr. O’Rourke served as Director for AXIM Biotechnologies from July 2020 to present. AXIM is a vertically integrated research and development company focused on improving the landscape for the diagnosis of ophthalmological conditions such as Dry Eye Disease (DED) through rapid diagnostic tests. Mr. O’Rourke received a Bachelor of Arts in Political Science from the University of Tennessee in Knoxville as well as a Master of Science in Logistics and Supply Chain Management from the United States Air Force’s Institute of Technology. We believe that Mr. O’Rourke is well-qualified to serve as a director of our company based on Mr. O’Rourke’s leadership and consulting experience in the healthcare industry.

Jack Stover — Jack Stover has served as a director since July 2025. Since November 2018, Mr. Stover has been director, member of the compensation committee, chairman of the audit committee, chairman of the special deal committee and recently Lead Independent Director of Traws Pharma Inc. (TRAW) (formerly Onconova Therapeutics, Inc. (ONTX)) a Nasdaq-based novel small molecule anti-viral and oncology therapeutics company with products in various clinical trials. Mr. Stover has also been a member of the board of directors of Stero Therapeutics, Inc., a private medical company, since February 2024. Mr. Stover was appointed to the board of directors and chairman of the audit committee of PharmaCyte Biotech, Inc. (PMBC) effective August 15, 2022 and resigned from the Board effective November 1, 2022. From June 2016 to November 2020, Mr. Stover served as president, chief executive officer and director of Interpace Biosciences, Inc., (IDXG) a publicly-traded small cap life sciences company providing complex molecular analysis for the early diagnosis and treatment of cancer and supporting the development of targeted therapeutics and previously from December 2015 until June 2016, served as interim president and chief executive officer of IDXG. Mr. Stover was also on the board of directors of IDXG from August 2005 until November 2020, and was chairman of the audit committee from August 2005 until December 2015. From June 2016 to December 2016, Mr. Stover was chairman of the audit committee and a member of the board of directors of Viatar CTC Solutions, Inc. From 2004 to 2008, he served as chief executive officer, president and director of Antares Pharma, Inc., a publicly held specialty pharmaceutical company then listed on the American Stock Exchange. In addition to other relevant experience, Mr. Stover was also formerly a partner with PricewaterhouseCoopers (then Coopers and Lybrand), working in the bioscience industry division in Pennsylvania and New Jersey. Mr. Stover received his B.A. in Accounting from Lehigh University and is a Certified Public Accountant. We believe that Mr. Stover is well-qualified to serve as a director of our company based on Mr. Stover’s experience holding senior leadership positions in the life sciences industry, and his specific experience and skills in the areas of general operations, financial operations and administration.

No director is related to any other director or executive officer of our company or our subsidiaries, and, there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director.

GOVERNANCE OF THE COMPANY

Classification of Board of Directors

Our board of directors (the “Board”) consists of five members, divided into three classes of directors that will serve staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•        the Class I director is Lauren Chung, and her terms will expire at the first annual meeting of stockholders;

•        the Class II directors are Jack Stover and Peter O’Rourke, and their terms will expire at the second annual meeting of stockholders; and

•        the Class III directors are Ben Hwang and Rajesh Asarpota, and their terms will expire at the third annual meeting of stockholders.

Our Board intends for Dr. Hwang to serve as both Chairman of the Board and Chief Executive Officer, and for Mr. O’Rourke to serve as the Lead Independent Director. Our board believes that this strikes an appropriate balance between strong Company leadership with deep knowledge of our business through a combined Chairman of the Board and Chief Executive Officer role, and independent oversight through a Lead Independent Director position. More specifically, our Board believes that the Lead Independent Director position helps maintain an appropriate level of independent checks and balances, enables independent oversight of management and encourages objective oversight of management’s performance, reinforcing the independence of the Board as a whole and enhancing its overall effectiveness. In the role of Lead Independent Director, Mr. O’Rourke will (i) preside over Board meetings at which the Chairman of the Board is not present, (ii) preside over executive sessions of the independent directors, (iii) serve as a liaison between the independent directors and the Chairman of the Board, (iv) be authorized to call meetings of the independent directors, (v) lead the Board in discussions concerning our Chief Executive Officer’s performance and succession, (vi) consult with the Chairman of the Board regarding meeting agendas and meeting schedules for the Board, (vii) be available for consultation and direct communication if requested by major stockholders and (viii) perform such other duties as requested by the Board.

While the Board has concluded that this leadership structure is appropriate for us at this time, the Nominating and Corporate Governance Committee will be charged with periodically reviewing the Board’s leadership structure. With the committee’s support, the Board will continue to regularly evaluate its leadership structure and may exercise its discretion to make changes designed to ensure an appropriate and effective framework of governance and accountability, taking into consideration the needs of our business and the long-term interests of our stockholders.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our certificate of incorporation and bylaws authorize only our board of directors to fill vacancies on the board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control.

Independence of our Board of Directors

Three (3) of our five (5) directors are independent directors and our Board consists of an independent audit committee, nominating committee and compensation committee. Peter O’Rourke, Rajesh Asorpota, and Lauren Chung are “independent directors,” as defined in Nasdaq listing standards and applicable SEC rules.

Board Committees

Audit Committee

Our audit committee is responsible for, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•        discussing with our independent registered public accounting firm their independence from management;

•        reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•        approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the annual financial statements that we file with the SEC;

•        overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•        reviewing our policies on risk assessment and risk management;

•        reviewing related person transactions; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our audit committee consists of Lauren Chung (Chair), Rajesh Asarpota and Peter O’Rourke each of whom qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. In addition, all of the audit committee members meet the requirements for financial literacy under applicable SEC and Nasdaq rules and qualify as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. Our Board has adopted a written charter for the audit committee, which is be available on our website. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Compensation Committee

Our compensation committee is responsible for, among other things:

•        reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•        overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•        reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

•        reviewing and approving all employment agreement and severance arrangements for our executive officers;

•        making recommendations to our board of directors regarding the compensation of our directors; and

•        retaining and overseeing any compensation consultants.

Our compensation committee consists of Rajesh Asarpota (Chair), Lauren Chung, and Peter O’Rourke, each of whom qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to compensation committee membership, including the heightened independence standards for members of a compensation committee. Our Board adopted a written charter for the compensation committee, which is available on our website. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Nominating Committee

Our nominating committee is responsible for, among other things:

•        identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•        overseeing succession planning for our Chief Executive Officer and other executive officers;

•        periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•        overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•        developing and recommending to our board of directors a set of corporate governance guidelines.

Our nominating committee consists of Peter O’Rourke (Chair), Jack Stover and Lauren Chung, each of whom qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to nominating committee membership. Our Board adopted a written charter for the nominating committee, which is available on our website after adoption. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Code of Ethics

Our Board adopted a Code of Ethics applicable to our directors, executive officers and team members that complies with the rules and regulations of Nasdaq and the SEC. The Code of Ethics is available on our website. In addition, we intends to post on the Corporate Governance section of our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for Profusa’s named executive officers identified in the Summary Compensation Table below. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

Overview

We have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as we are an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. Such rules, in the context of an S-4 Registration Statement, require compensation disclosure for Profusa’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for 2024 exceeded $100,000, who were serving as executive officers as of December 31, 2024. We refer to these individuals as “named executive officers.” For 2024, Ben Hwang, Chief Executive Officer and Chairman, was Profusa’s only “named executive officer.”

Compensation of Named Executive Officer

Cash Compensation

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, Profusa provides a base salary level designed to reflect the executive officer’s scope of responsibility and accountability. While cash bonuses have been provided on a discretionary basis in prior years, Dr. Hwang did not receive a cash bonus with respect to 2024.

Equity Awards

While Profusa maintains an equity compensation plan, during 2024, Dr. Hwang did not receive any equity awards with respect to Profusa and, as of December 31, 2024, Dr. Hwang did not hold any outstanding equity awards with respect to Profusa.

Summary Compensation Table

The following table shows information regarding the compensation of Dr. Hwang, our sole named executive officer, for services performed in the years ended December 31, 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Ben Hwang	2024	470,000	—	—	—	—	—	470,000
Chief Executive Officer and Chairman	2023	470,000	—	—	—	—	—	470,000

Outstanding Equity Awards at 2023 Fiscal Year-End

As of December 31, 2024, Dr. Hwang did not hold any outstanding equity awards with respect to Profusa.

Additional Narrative Disclosure

Severance Arrangements

Profusa generally executes an offer of employment before an executive joins Profusa. This offer describes the basic terms of the executive’s employment, including his or her start date, starting salary, annual incentive target (if any) and equity awards. Profusa does not maintain a general severance policy. However, Dr. Hwang’s offer letter, dated January 1, 2013, provides that, upon a termination of employment by Profusa without cause, Profusa will pay him six months’ base salary plus a pro-rata portion of any earned bonus payment (in a lump sum payment), as well as pay his monthly COBRA premiums for up to six months, subject to Dr. Hwang’s execution of a release of claims in favor of Profusa.

401(k) Plan

Profusa maintains a qualified 401(k) savings plan which allows participants to defer a portion of their compensation to the 401(k) savings plan on a before-tax and after-tax basis. Profusa provides discretionary profit sharing contributions on behalf of its eligible participants. Profusa did not make any profit sharing contributions in 2024.

Director Compensation

Profusa’s historical director compensation program has consisted of equity awards. However, in 2024, Profusa did not grant any equity awards to its non-employee directors and did not pay any cash director fees or other compensation to its non-employee directors. As of December 31, 2024, the non-employee directors held outstanding options to purchase Profusa shares as follows: Joan Braddi — 80,000 shares. As Profusa’s Chief Executive Officer, Dr. Hwang does not receive any additional compensation for his service on the Profusa board of directors. Please see the Summary Compensation Table for the compensation paid or awarded to Dr. Hwang in 2024.

Granting of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

We do not grant equity awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, and do not time the public release of such information based on award grant dates. During the last completed fiscal year, we have not made awards to any named executive officer or director during the period beginning four business days before and ending one business day after the filing of a period report on Form 10-Q or Form 10-K or the filing or furnishing of a current report on Form 8-K, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of July 30, 2025, regarding beneficial ownership of our common stock by:

•        each of our directors;

•        each of our named executive officers;

•        all directors and executive officers as a group; and

•        each person, or group of affiliated persons, known by us to beneficially own more than five percent of our shares of common stock.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days.

The percentage of beneficial ownership is based on 32,788,877 shares of Common Stock issued and outstanding immediately following the Closing.

In accordance with SEC rules, shares of our Common Stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the Closing are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 626 Bancroft Way, Suite A, Berkeley, CA 94710. Unless otherwise indicated and subject to community property laws and similar laws, the Company believes that all parties named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Beneficial Ownership Table

	Post-Business Combination
Name of Beneficial Owner	Number	Percentage
Executive Officers and Directors:
Ben Hwang, Ph.D.(1)	844,228	2.6%
Fred Knechtel(2)	8,985,042	24.0%
Rajesh Asarpota	—	—
Lauren Chung	—	—
Peter O’Rourke	—	—
Jack Stover(3)	8,658,652	23.1%
All directors and executive officers as a group (six individuals)(1)(2)(3)	9,829,270	26.2%

Five Percent or More Holders:
NorthView Sponsor I, LLC(4)	8,658,652	23.1%
BC hSensor Limited(5)	1,797,938	5.5%
Ascent Partners Fund LLC(6)	3,433,593	9.9%
Jesse Santana	2,140,055	6.5%

____________

(1)      Includes 366,886 shares held by Samantha Chiu, the spouse of Ben Hwang, Ph.D.

(2)      Consists of (i) 288,407 shares and 37,983 shares issuable upon exercise of warrants held directly by Mr. Knechtel and (ii) shares and shares issuable upon exercise of warrants held by NorthView Sponsor I, LLC, of which Mr. Knechtel is a manager. Mr. Knechtel disclaims beneficial ownership of the reported shares other than to the extent of his ultimate pecuniary interest therein.

(3)      Consists of shares and shares issuable upon exercise of warrants held by NorthView Sponsor I, LLC, of which Mr. Stover is a manager. Mr. Stover disclaims beneficial ownership of the reported shares other than to the extent of his ultimate pecuniary interest therein.

(4)      Consists of 4,033,530 shares and 4,625,122 shares issuable upon exercise of warrants. The business address of NorthView Sponsor, LLC is 207 West 25th St, 9th Floor, New York, NY 10001.

(5)      The business address of BC hSensor Limited is P.O. Box 4301, Road Town, Tortola, British Virgin Islands.

(6)      Comprised of 1,863,593 shares currently outstanding as of August 1, 2025, 1,000,000 shares issuable upon conversion of the Initial Note, and 570,000 of the Commitment Warrant Shares. The 8,070,830 Purchase Shares and the balance of 330,000 Commitment Warrant Shares are not included in the table above because these share issuances are subject to a beneficial ownership limitation of 9.99%. The business address of Ascent Partners Fund LLC is 19505 Biscayne Blvd., Suite 2350, Aventura, FL 33180.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Investor Rights Agreement

In May 2018, Profusa entered into an amended and restated investor rights agreement (the “IRA”) with certain holders of its preferred stock and common stock, including certain holders of 5% of its capital stock, and including certain affiliates of its directors, and certain of its executive officers. The IRA provides the holders of Profusa’s convertible preferred stock with certain registration rights, including the right to demand that Profusa files a registration statement or request that their shares be covered by a registration statement that Profusa is otherwise filing. The IRA also provides certain major stockholders with information rights and a right of first refusal with regard to certain issuances of Profusa’s capital stock. The IRA will terminate upon the closing of the merger.

Voting Agreement

In May 2018, Profusa entered into an amended and restated voting agreement (the “Voting Agreement”) with certain holders of its preferred stock and common stock, including certain holders of 5% of its capital stock, and including certain affiliates of its directors, and certain of its executive officers. Pursuant to the Voting Agreement, certain holders of its preferred stock and common stock have agreed to vote their shares in favor of the election of certain directors and specified transactions approved by the requisite number of the shares of its voting capital stock held by investors party thereto. The Voting Agreement will terminate upon the closing of the merger.

Right of First Refusal and Co-Sale Agreement

In May 2018, Profusa entered into an amended and restated right of first refusal and co-sale agreement (the “Co-Sale Agreement”) with certain holders of its preferred stock and common stock, including certain holders of 5% of its capital stock, and including certain affiliates of its directors, and certain of its executive officers. Pursuant to the Co-Sale Agreement, Profusa has a right of first refusal in respect of certain sales of securities by certain holders of its capital stock. To the extent Profusa does not exercise such right in full, certain holders of its preferred stock are granted certain rights of first refusal and co-sale in respect of such sales. The Co-Sale Agreement will terminate upon the closing of the merger.

APAC Joint Venture Term Sheet

In July 2020, Profusa entered into a Binding Term Sheet for APAC Joint Venture (the “Original Term Sheet”) with Carbis Bay Limited, BC hSensor Limited, and Tasly (International) Healthcare Capital Company Limited (collectively, the “Investors”), pursuant to which Profusa and the Investors are negotiating definitive transaction agreements for a joint venture (the “JV”) intended to commercialize Lumee Glucose and Lumee Oxygen (collectively, the “Licensed Products”) in the Asia Pacific region, which includes Greater China (which includes the People’s Republic of China (“China”), Hong Kong SAR, Macau SAR, Taiwan), South Korea, New Zealand, Australia and the 10 ASEAN countries (Brunei, Cambodia, Indonesia, Laos, Malaysia, Myanmar, the Philippines, Singapore, Thailand and Vietnam) (together the “Asia Pacific Region”). Subsequently, on May 10, 2023, Profusa and the Investors entered into Amendment Number One to Binding Term Sheet for APAC Joint Venture, which amended the Original Term Sheet (the Original Term Sheet, as so amended, the “Term Sheet”). Pursuant to the Term Sheet, Profusa and the Investors intend for Profusa to form the JV, initially to be wholly owned by Profusa. Profusa would grant the JV an irrevocable, exclusive, perpetual, sub-licensable and assignable license to its intellectual property to use, implement, develop, improve, manufacture, register, distribute, sell and promote the Licensed Products in the Asia Pacific Region. The term of the license would be perpetual. As up-front, lump-sum consideration for the license, the JV would issue to Profusa ordinary shares of the JV with value equal to $10 million, contingent upon an independent third-party valuation firm determining that the value of the license is no less than $10 million and a sub-licensing agreement to be entered into between certain of the Investors and the JV. Subject to certain closing conditions, Tasly Holding Group Co. Ltd. or its affiliates (collectively, “Tasly”) would then purchase 60% of the share capital of the JV from Profusa for $6 million, resulting in the JV being 60% owned by Tasly and 40% owned by Profusa. The JV would also pay Profusa 5% royalties on sales, and 30% royalties on income from royalties, sub-licensing fees or collaboration payments received by the JV, with the definitive payment terms of such royalties and fees to be agreed in a written definitive agreement for the license. Between 18 and 36 months following the transfer of equity to Tasly, the Investors would also have an option to invest in preference shares of the JV at a pre-money valuation of $10 million, with allocations of investment amounts and ownership percentages in the JV among the Investors being 24.95% for each of Carbis Bay Limited,

BC hSensor Limited and 50.1% for Tasly. The Term Sheet also contemplates that the definitive transaction documents would include provisions for the governance of the JV and the rights of Profusa and the Investors in respect thereof. If the definitive agreements required to consummate the APAC Joint Venture have not been executed or the JV has not been formed as of May 10, 2024, the Term Sheet will terminate automatically, unless otherwise extended by mutual agreement among the Company and the Investors. Further, if the definitive agreements required to consummate the APAC Joint Venture are under negotiation as of May 10, 2024, the Term Sheet shall not expire and shall remain in effect. As of the date of this filing, Profusa has entered into the binding Term Sheet with Tasly, and the associated definitive agreements are in final agreed form.

Tasly Convertible Debt

In June 2023, Profusa entered into a short-term loan agreement with Tasly (International) Healthcare Investment & Development Company Limited, a shareholder of Profusa, which it may borrow up to $1.6 million, of which $1.0 million was borrowed on June 26, 2023, and the remainder was available to be borrowed by August 31, 2023 (the “Tasly Convertible Debt”). The loan bears interest at a rate of 12% per annum and matured on December 31, 2023, subject to the parties’ decision to extend. Upon occurrence of certain events of default by Profusa, including failure to repay in full the amounts owed at maturity, the lender will have an option to convert the entire outstanding balance and accrued but unpaid interest under the Tasly Convertible Debt into senior unsecured promissory notes on substantially the same terms as the outstanding Senior Notes as of June 30, 2025. In the event Profusa fails to repay the Tasly Convertible Debt, the lender will have an option to convert the entire outstanding balance and accrued but unpaid interest under the Tasly Convertible Debt into either (i) senior unsecured promissory notes on substantially the same terms as the outstanding Senior Notes as of June 30, 2025, or (ii) the Company’s common stock at a conversion price of $1.92 per share.

Profusa elected to apply the fair value option to account for the Tasly Convertible Debt. Accordingly, no features of the Tasly Convertible Debt are bifurcated and separately accounted for. The fair value of the Tasly Convertible Debt was $1.003 million at issuance and $2.5 million as of June 30, 2025, respectively. Accrued stated interest on the Tasly Convertible Debt was $0.2 million for the six months ended June 30, 2025.

Equity Grants to Executive Officers and Directors

Profusa has granted stock options to its executive officers and certain directors, as more fully described in the section titled “Management of Profusa — Executive and Director Compensation.”

Director and Executive Officer Compensation

Please see the section titled “Management of Profusa — Executive and Director Compensation” for information regarding the compensation of Profusa’s executive officers and directors.

Severance Arrangements

Profusa has entered into severance arrangements with certain of its executive officers. For more information regarding these agreements, see the section titled “Management of Profusa — Executive and Director Compensation of Profusa — Additional Narrative Disclosure — Severance Arrangements.”

Indemnification Agreements

We entered into new indemnification agreements with each of our directors and executive officers that are not already party to indemnification agreements. The indemnification agreements, our amended and restated certificate of incorporation and our amended and restated bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our amended and restated bylaws also require it to advance expenses incurred by the combined company’s directors and officers.

NorthView Related Party Transactions Pre-Business Combination

Founder Shares

In April 2021, our sponsor purchased 5,175,000 founder shares for an aggregate purchase price of $25,000. In October 2021, our sponsor forfeited 862,500 founder shares. On December 20, 2021, we effected a 1.1-for-1 stock dividend of our common stock, resulting in an aggregate of 4,743,750 founder shares (up to 618,750 of which are subject to forfeiture).

Our sponsor purchased an aggregate of 5,162,500 private placement warrants, each exercisable to purchase one share of common stock at $11.50 per share, at a price of $1.00 per warrant ($5,162,500 in the aggregate), in a private placement that closed simultaneously with the closing of our initial public offering. The private placement warrants (including the shares of common stock issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of our initial business combination.

If any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us. Our executive officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

Administrative Services Agreement

We entered into an Administrative Services Agreement pursuant to which we pay NorthView Sponsor I, LLC, an affiliate of one of our officers, a total of $5,000 per month for office space, utilities, secretarial support and other administrative and consulting services which the Company and the sponsor terminated on June 30, 2023.

Our sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Promissory Notes

Prior to the closing of our initial public offering, our sponsor loaned us $204,841 to be used for a portion of the expenses of our initial public offering. These loans were non-interest bearing, unsecured and were repaid on the closing of our initial public offering.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our initial stockholders or an affiliate of our initial stockholders or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Upon completing the initial business combination, we will repay such loaned amounts. Up to $1,500,000 of such loans may be, at the option of the lender, convertible into warrants at a price of $1.00 per warrant of the post business combination entity. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our initial stockholders or an affiliate of our initial stockholders or certain officers and directors as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

We may pay consulting, finder or success fees to our initial stockholders, officers, directors or their affiliates for assisting us in consummating our initial business combination. Other than these consulting, finder or success fees, no compensation of any kind will be paid by us to our initial stockholders, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our initial stockholders, officers, directors or our or their affiliates.

We entered into a registration rights agreement with respect to the founder shares and private placement warrants (and underlying securities).

On April 27, 2023, the Company signed a Convertible Working Capital Promissory Note (“the Note”) with the Sponsor for $1,200,000. The Note is non-interest bearing and is due the earlier of the consummation of a business combination or the date of liquidation. The Sponsor may elect to convert all or any portion of the unpaid principal balance of this Note into warrants, at a price of $1.00 per warrant. On January 10, 2024, the Company’s Board of Directors approved, and the Company amended the Note to increase the principal amount of the Note that could be drawn on to $1.5 million. The amended and restated Note also allows for the conversion of the outstanding principal balance of the Note to be repaid in shares of Company common stock at a price of $2.22 per share at the election of the sponsor. On May 31, 2024, the Company’s Board of Directors approved and the Company entered into a second amendment of its Convertible Working Capital Promissory Note with the sponsor to increase the principal amount of the Note that could be drawn on to $2.5 million. The second amended and restated Note also allows for the conversion of the outstanding principal balance of the Note to be repaid in shares of Company common stock at a price of $2.22 per share at the election of the sponsor. As of December 31, 2024, the Company had principal outstanding of $1,919,796 and is presenting the Note at fair value on its balance sheet at December 31, 2024 in the amount of $8,908,052.

Procedures for Approval of Related Party Transactions

A “related party transaction” is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any related party had or will have a direct or indirect material interest. A “related party” includes:

•        any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

•        any person who beneficially owns more than 5% of our common stock;

•        any immediate family member of any of the foregoing; or

•        any entity in which any of the foregoing is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Our Audit Committee is responsible for reviewing and approving in advance any related party transaction.

SELLING STOCKHOLDER

This prospectus covers an aggregate of up to 8,970,830 shares of Common Stock by the Selling Stockholder.

The following table sets forth certain information with respect to the Selling Stockholder, including (i) the shares of our common stock beneficially owned by the Selling Stockholder prior to this offering, (ii) the number of shares being offered by the Selling Stockholder pursuant to this prospectus and (iii) the selling shareholder’s beneficial ownership after completion of this offering, assuming that all of the shares covered hereby (but none of the other shares, if any, held by the selling shareholders) are sold. The registration of the shares of common stock issuable to the selling shareholders upon the exercise of the Warrants does not necessarily mean that the selling shareholders will sell all or any of such shares.

The table is based on information supplied to us by the selling shareholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a selling shareholder and the percentage ownership of that selling shareholder, shares of common stock subject to Warrants held by that selling shareholder that are exercisable within 60 days after the date hereof, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership after this offering is based on 32,788,877 shares outstanding on July 30, 2025.

The registration of these shares of common stock does not mean that the Selling Stockholder will sell or otherwise dispose of all or any of those securities. The Selling Stockholder may sell or otherwise dispose of all, a portion or none of such shares from time to time. We do not know the number of shares, if any, that will be offered for sale or other disposition by any of the Selling Stockholder under this prospectus. Furthermore, the Selling Stockholder may have sold, transferred or disposed of the shares of common stock covered hereby in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus.

To our knowledge and except as noted below, none of the Selling Stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

Selling Stockholder(1)	Shares of common stock beneficially owned prior to this offering(2)			Number of shares of common stock offered(3)	Shares of common stock beneficially owned after sale of all shares of common stock offered pursuant to this prospectus(4)
	Number of Shares		Percent of Class		Number of Shares	Percent of Class
Ascent Partners Fund LLC(5)	3,433,593	(6)	9.9%	8,970,830	2,863,593	6.7%

____________

*        Less than 1%

(1)      The information in this table and the related notes is based upon information supplied by the Selling Stockholder.

(2)      Represents the total number of shares of our common stock issued or issuable to the Selling Stockholder as of the date of this prospectus, without regard to ownership limitations described in footnotes (3) and (5) below, including (i) all of the shares offered hereby, and (ii) to our knowledge, all other securities held by each of the selling shareholders as of the date hereof.

(3)      Assumes that none of the Commitment Warrants that are exercisable for the shares of our common stock offered hereby have been sold or otherwise transferred prior to the date of this prospectus in transactions exempt from the registration requirements of the Securities Act. The Commitment Warrants contain beneficial ownership limitations, which provide that a holder of the warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of the warrants, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to such conversion or exercise, provided that upon at least 61 days prior notice to us, a holder of Warrants may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of common stock outstanding. On August 1, pursuant to a Notice and Waiver, the Beneficial Ownership Limitation was increased from 4.99% to 9.99% and we waived the requirement for the 60 days’ advance notice for such increase.

(4)      Assumes that, after the date of this prospectus and prior to completion of this offering, none of the selling shareholders (i) acquires additional shares of our common stock or other securities or (ii) sells or otherwise disposes of shares of our common stock or other securities held by such selling shareholders as of the date hereof and not offered hereby.

(5)      Ascent Partners Fund LLC, a Delaware limited liability company (“Ascent”) beneficially owns the shares listed in this table. Ascent is a subsidiary of Ascent Partners LLC, a Delaware limited liability company (“AP”) with AP as its sole member. Both AP and Ascent are subsidiaries of Dominion Capital LLC, a Connecticut limited liability company (“Dominion”). Ascent has the power to dispose of and the power to vote the shares beneficially owned by it, which power may be exercised by its managing member, AP, AP’s managing members, Dominion and Masada Group Holdings LLC, a Florida limited liability company (“Masada”), Dominion’s manager, Dominion Capital GP LLC, a Delaware limited liability company (“Dominion GP”) and Dominion GP’s manager, Dominion Capital Holdings LLC, a Delaware limited liability company (“Dominion Holdings”). AP is a subsidiary of Dominion managed by its managing members, Dominion and Masada. AP has the power to dispose of and the power to vote the shares beneficially owned by it and Ascent, which power may be exercised by its managing members, Dominion and Masada, Dominion’s manager, Dominion GP, and Dominion GP’s manager, Dominion Holdings. Dominion has the power to dispose of and the power to vote the shares beneficially owned by it, AP and Ascent, which power may be exercised by Dominion’s manager, Dominion GP. Dominion Holdings is the manager of Dominion GP and has the power to dispose of and the power to vote the Shares beneficially owned by Dominion. Each of the managing members of Dominion Holdings, Mikhail Gurevich and Gennadiy Gurevich, has shared power to vote and/or dispose of the shares beneficially owned by Ascent, AP, Dominion, Dominion GP, and Dominion Holdings. As managing member of Masada, Alon Brenner has the power to vote and/or dispose of the shares beneficially owned by Ascent. None of AP, Dominion, Dominion GP, Dominion Holdings, Mikhail Gurevich, Gennadiy Gurevich nor Alon Brenner directly owns the shares. The business address of each of the entities and persons named in this footnote is 19505 Biscayne Blvd., Suite 2350, Aventura, FL 33180.

          On February 11, 2025, NorthView executed a Securities Purchase Agreement (the “PIPE Subscription Agreement”) with Ascent. At the closing of the Business Combination and pursuant to the PIPE Subscription Agreement, the Company issued the Initial Note for a purchase price of $9,000,000, reflecting a 10% OID. The Initial Note matures on the Maturity Date and is convertible at any time at the PIPE Investor’s option at a conversion price equal to the lower of $10 or 95% of the lowest daily VWAP of the Common Stock in the 10 trading days prior to the original issue date of the Initial Note and shall be adjusted, without limitation, based on down-round and most-favored nation price and terms protections.

(6)      Comprised of 1,863,593 shares currently outstanding as of August 1, 2025, 1,000,000 shares issuable upon conversion of the Initial Note, and 570,000 of the Commitment Warrant Shares. The 8,070,830 Purchase Shares and the balance of 330,000 Commitment Warrant Shares are not included in this column because these share issuances are subject to a beneficial ownership limitation of 9.99%.

PLAN OF DISTRIBUTION

Offer and Resale of Common Stock by the Selling Stockholder

ELOC Shares offered by this prospectus are being offered by the Selling Stockholder. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of ELOC Shares offered by this prospectus could be effected in one or more of the following methods:

•        ordinary brokers’ transactions;

•        transactions involving cross or block trades;

•        through brokers, dealers, or underwriters who may act solely as agents;

•        “at the market” into an existing market for our Common Stock;

•        in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•        in privately negotiated transactions; or

•        any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Ascent is deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Ascent may engage one or more other registered broker-dealers to effectuate resales, if any, of ELOC Shares that it may acquire from us. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Ascent has informed us that each such broker-dealer it engages to effectuate resales of ELOC Shares on its behalf may receive commissions from Ascent for executing such resales for Ascent and, if so, such commissions will not exceed customary brokerage commissions.

Except as set forth above, we know of no existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of ELOC Shares offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of ELOC Shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of ELOC Shares sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of ELOC Shares sold by the Selling Stockholder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including with respect to any compensation paid or payable by the Selling Stockholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Stockholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of ELOC Shares covered by this prospectus by the Selling Stockholder.

As consideration for its irrevocable commitment to purchase our Common Stock at our direction under the Purchase Agreement, we issued to Ascent Commitment Warrants exercisable for up to 900,000 shares of our Common Stock as Commitment Warrant Shares. In accordance with FINRA Rule 5110, the Commitment Warrants we issued to Ascent upon our execution of the term sheet relating to the Purchase Agreement may be deemed to be underwriting compensation in connection with sales of ELOC Shares by Ascent to the public.

In addition, we have agreed to reimburse Ascent the fees, costs and expenses of $30,000 for the negotiation, preparation, execution and closing of the Purchase Agreement and related documents up to the Effective Date and additional fees, costs and expenses relating to the Purchase Agreement thereafter. In accordance with FINRA Rule 5110, these reimbursed fees and expenses may be deemed to be underwriting compensation in connection with sales of ELOC Shares by Ascent to the public. Moreover, in accordance with FINRA Rule 5110, the 3.0% fixed discount to current market prices of our Common Stock reflected in the purchase prices payable by Ascent for our Common Stock that we may require it to purchase from us from time to time in one or more Purchases under the Purchase Agreement may be deemed to be underwriting compensation in connection with sales of ELOC Shares by Ascent to the public.

We also have agreed to indemnify Ascent and certain other persons against certain liabilities in connection with the offering of ELOC Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Ascent has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Ascent specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $146,045.

Ascent has represented to us that at no time prior to the date of the Purchase Agreement has Ascent, any of its officers, or any entity managed or controlled by Ascent, engaged in or effected, in any manner whatsoever, directly or indirectly, for Ascent’s own principal account or for the principal account of any such entity managed or controlled by Ascent, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock that remained in effect as of the date of the Purchase Agreement. Ascent has agreed that during the term of the Purchase Agreement, none of Ascent, any of its officers, or any entity managed or controlled by Ascent, will enter into or effect, directly or indirectly, any of the foregoing transactions either for Ascent’s own principal account or for the principal account of any such entity managed or controlled by Ascent.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all ELOC Shares offered by this prospectus have been sold by the Selling Stockholder.

Our Common Stock is currently listed on Nasdaq under the symbol “PFSA”.

Ascent and/or one or more of its affiliates has provided, currently provides and/or from time to time in the future may provide various investment banking and other financial services for us and/or one or more of our affiliates that are unrelated to the transactions contemplated by the Purchase Agreement and the offering of ELOC Shares for resale by Ascent to which this prospectus relates, for which investment banking and other financial services they have received and may continue to receive customary fees, commissions and other compensation from us, aside from any discounts, fees and other compensation that Ascent has received and may receive in connection with the transactions contemplated by the Purchase Agreement, including (i) the Commitment Warrants exercisable for up to 900,000 Commitment Warrant Shares we issued to Ascent as consideration for its irrevocable commitment to purchase shares of our Common Stock from us at our direction under the Purchase Agreement, (ii) the 3.0% fixed discount to current market prices of our Common Stock reflected in the purchase prices payable by Ascent for our Common Stock that we may require it to purchase from us from time to time in one or more Purchases under the Purchase Agreement, and (iii) our reimbursement of Ascent’s legal fees up to $30,000 for the negotiation, preparation, execution and closing of the Purchase Agreement and related documents up to the Effective Date and additional fees, costs and expenses relating to the Purchase Agreement thereafter.

The total underwriting compensation to be received by all participating FINRA members, in the aggregate, in connection with this offering, as determined under FINRA Rule 5110, will not exceed 8.0% of the maximum aggregate offering price of all ELOC Shares that may be resold by Ascent to the public through this prospectus. Accordingly, the total amount of any specific item of underwriting compensation described herein that may be received by any participating FINRA member in connection with this offering shall, in each case, be subject to the limitation on the total underwriting compensation to be received by all participating FINRA members, in the aggregate, in connection with this offering, as determined under FINRA Rule 5110, described in the immediately preceding sentence.

Sales of the Common Stock offered hereby may be effected by Ascent from time to time in one or more types of transactions (which may include block transactions), including but not limited to, in negotiated transactions, through put or call options transactions relating to the securities offered hereby, through short sales of the securities offered hereby, or a combination of such methods of sale. Such transactions may or may not involve brokers or dealers. In effecting sales, brokers or dealers engaged by Ascent may arrange for other brokers or dealers to participate. Broker-dealer transactions may include purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions or transactions in which the broker-dealer solicits purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from Ascent and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers participating in the distribution of the securities covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those broker-dealers may be deemed to be underwriting commissions under the Securities Act. Ascent has not advised us that they have entered into any agreements, understandings or arrangements with any broker-dealers regarding the sale of the Common Stock to which this prospectus relates in part.

In addition, Ascent may elect to make a pro rata in-kind distribution of Common Stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable shares of Common Stock pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the shares of Common Stock acquired in the distribution.

There can be no assurance that Ascent will sell all or any of the Common Stock offered by this prospectus. In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 of the Securities Act, if available, or in other transactions exempt from registration, rather than pursuant to this prospectus.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Ascent may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock offered hereby in the course of hedging positions they assume with Ascent. Ascent may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

Ascent may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by Ascent or borrowed from Ascent or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from Ascent in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, Ascent may otherwise loan or pledge the securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

DESCRIPTION OF SECURITIES

The following summary is a description of the material terms of our capital stock. This summary is not complete and is qualified by reference to our amended and restated certificate of incorporation, and our amended and restated bylaws, which are filed as exhibits to the registration statement that includes this prospectus and are incorporated by reference herein. We encourage you to read our amended and restated certificate of incorporation, our amended and restated bylaws and the applicable provisions of the Delaware General Corporations Law for additional information.

General

Our amended and restated certificate of incorporation authorizes 300,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value per share, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of Common Stock will be entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine.

Voting Rights

The holders of Common Stock will be entitled to one vote per share. Stockholders will not have the ability to cumulate votes for the election of directors. Our amended and restated certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Common Stock will not be entitled to preemptive rights and will not be subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of Common Stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our common stock.

Anti-Takeover Provisions

The provisions of the DGCL, our amended and restated certificate of incorporation and our bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of our Company. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our Company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire our Company because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the date that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•        before the stockholder became interested, our board of directors approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder;

•        upon consummation of the transaction, which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•        at or after the time the stockholder became interested, the business combination was approved by our board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock, which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•        any merger or consolidation involving the corporation and the interested stockholder;

•        any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•        subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;

•        subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•        the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and our bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including the following:

Board Vacancies

Our amended and restated certificate of incorporation and bylaws authorize generally only our board of directors to fill vacant directorships resulting from any cause or created by the expansion of our board of directors. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

Classified Board

Our amended and restated certificate of incorporation and bylaws will provide that its board of directors is classified into three classes of directors. The existence of a classified board of directors could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.

Directors Removed Only for Cause

Our amended and restated certificate of incorporation will provide that stockholders may remove directors only for cause.

Supermajority Requirements for Amendments of Our Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation further provides that the affirmative vote of holders of at least 75% of the voting power of our outstanding common stock is required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to the classified board, the size of the board of directors, removal of directors, special meetings, actions by written consent and designation of our preferred stock. The affirmative vote of holders of at least 75% of the voting power of our outstanding common stock are required to amend or repeal our bylaws, although our bylaws may be amended by a simple majority vote of our board of directors.

Stockholder Action; Special Meetings of Stockholders

Our amended and restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, holders of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of stockholders called in accordance with our bylaws. Our amended and restated certificate of incorporation and bylaws provides that special meetings of stockholders may be called only by a majority of our board of directors, the chairperson of the board of directors, or our chief executive officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. To be timely, a stockholder’s notice generally must be delivered to us not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. With respect to nominations of persons for election to our board of directors, the notice shall provide information about the nominee, including, among other things, name, age, address, principal occupation, ownership of our capital stock and whether they meet applicable independence requirements. With respect to the proposal of other business to be considered by our stockholders at an annual meeting, the notice shall provide a brief description of the business desired to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting and any material interest in such business by such stockholder and any beneficial owners and associated persons on whose behalf the notice is made, or the proposing persons. In addition, a stockholder’s notice must set forth certain information related to the proposing persons, including, among other things:

•        the name and address of the proposing persons;

•        information as to the ownership by the proposing persons of our capital stock and any derivative interest or short interest in any of our securities held by the proposing persons;

•        information as to any material relationships and interest between the proposing persons and us, any of our affiliates and any of our principal competitors;

•        a representation that the stockholder is a holder of record of our stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to propose such nomination or business; and

•        a representation whether the proposing persons intend or are part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of outstanding Common Stock required to elect the nominee or carry the proposal.

These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting.

Issuance of Undesignated Preferred Stock

Our board has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise.

Exclusive Forum

Our amended and restated certificate of incorporation provides that, unless we consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf under Delaware law, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or its stockholders, (3) any action asserting a claim against the Company or any of its directors, officers or other employees arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or bylaws, (4) any other action against the Company or any of its directors, officers or other employees asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) or (5) any other action asserting an “internal corporate claim,” as defined in Section 115 of the Delaware General Corporation Law, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. These exclusive-forum provisions do not apply to claims under the Securities Act or the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th floor, New York, NY 10004.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by ArentFox Schiff LLP, Washington, DC.

EXPERTS

The financial statements of NorthView Acquisition Corp. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, have been audited by Marcum LLP, an independent registered accounting firm, as stated in their report, which includes an explanatory paragraph as to NorthView Acquisition Corp.’s ability to continue as a going concern, and which is included in this prospectus. Such financial statements have been included herein in reliance on the report of said firm given upon their authority as experts in accounting and auditing.

The financial statements of Profusa, Inc. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, which is included in this prospectus. Such financial statements have been included herein in reliance on the report of said firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting and information requirements of the Exchange Act and, as a result, will file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and SEC’s website at www.sec.gov. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC’s website referred to above.

PROFUSA, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
CONTENTS

Profusa, Inc.

Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets	F-30
Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)	F-31
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit for the Three and Six Months Ended June 30, 2025 and 2024 (Unaudited)	F-32
Condensed Consolidated Statements of Cash Flows (Unaudited)	F-33
Notes to the Condensed Consolidated Financial Statements (Unaudited)	F-34 – F-54

Northview Acquisition Corporation

Condensed Consolidated Balance Sheets as of June 30, 2025 (Unaudited) and December 31, 2024	F-81
Unaudited Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2025 and 2024	F-82
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Deficit for the three and six months ended June 30, 2025 and 2024	F-83
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended June 30, 2025 and 2024	F-84
Notes to Unaudited Condensed Consolidated Financial Statements	F-85 – F-110

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of
Profusa, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Profusa, Inc. and Subsidiary (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2021.

San Francisco, CA
April 3, 2025

PROFUSA, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash	$191	$142
Other receivables	—	45
Prepaid expenses and other current assets	69	146
Total current assets	260	333
Property and equipment, net	—	2
Deferred offering costs	2,757	1,527
Other non-current assets	56	31
Total assets	$3,073	$1,893

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$4,954	$3,993
Accrued liabilities	3,968	2,351
Convertible debt payable (including loans and notes payable to a related party of $25,056 and $21,755 as of December 31, 2024 and December 31, 2023, respectively.)	45,921	38,185
Promissory notes (including notes payable to related parties of $850 and $801 as of December 31, 2024 and December 31, 2023, respectively)	910	849
PPP loan	1,376	1,362
Total current liabilities	57,129	46,740
Total liabilities	57,129	46,740
Commitments and contingencies (Note 6)
Convertible Preferred Stock:
Series A convertible preferred stock: $0.0001 par value – 4,350,314 shares authorized at December 31, 2024 and December 31, 2023, and 4,350,314 shares issued and outstanding at December 31, 2024 and December 31, 2023, (Liquidation preference $5,307 at December 31, 2024 and December 31, 2023)	5,231	5,231
Series B convertible preferred stock: $0.0001 par value – 5,293,175 shares authorized at December 31, 2024 and December 31, 2023, and 5,293,175 shares issued and outstanding at December 31, 2024 and December 31, 2023, (Liquidation preference $13,815 at December 31, 2024 and December 31, 2023)	13,701	13,701
Series C/C-1 convertible preferred stock: $0.001 par value – 8,907,893 shares authorized at December 31, 2024 and December 31, 2023, and 8,220,445 shares issued and outstanding at December 31, 2024 and December 31, 2023, (Liquidation preference $45,062 at December 31, 2024 and December 31, 2023)	46,217	46,217
Total convertible preferred stock	65,149	65,149
Stockholders’ deficit:
Common stock: $0.0001 par value – 40,000,000 authorized shares at December 31, 2024 and December 31, 2023, and 5,604,651 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	—	—
Additional paid-in-capital	5,753	5,732
Accumulated deficit	(124,958)	(115,728)
Total stockholders’ deficit	(119,205)	(109,996)
Total liabilities, convertible preferred stock and stockholders’ deficit	$3,073	$1,893

The accompanying notes are an integral part of these consolidated financial statements.

PROFUSA, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Year Ended December 31,
	2024	2023
Government grant revenue	$100	$45
Operating expenses:
Research and development	1,608	2,036
General and administrative	2,992	4,079
Total operating expenses	4,600	6,115
Loss from operations	(4,500)	(6,070)
Other income (expenses)
Loss on change in the fair value of related party Tasly convertible debt	(311)	(22)
Interest expense (including related parties amounts of $2,400 and $2,530 for the year ended December 31, 2024 and 2023, respectively)	(4,424)	(4,283)
Other income	5	94
Total other expense, net	(4,730)	(4,211)
Net loss and comprehensive loss	$(9,230)	$(10,281)
Net loss per share, basic and diluted	$(1.65)	$(1.84)
Weighted-average common shares outstanding, basic and diluted	5,604,651	5,600,741

The accompanying notes are an integral part of these consolidated financial statements.

PROFUSA, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’
DEFICIT FOR THE YEARS DECEMBER 31, 2024 and 2023
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C/C-1 Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2023	4,350,314	$5,231	5,293,175	$13,701	8,220,445	$46,217	5,570,901	$—	$5,676	$(105,447)	$(99,771)
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	33,750	—	23	—	23
Stock-based compensation expense	—	—	—	—	—	—	—	—	33	—	33
Net loss	—	—	—	—	—	—	—	—	—	(10,281)	(10,281)
Balance at December 31, 2023	4,350,314	$5,231	5,293,175	$13,701	8,220,445	$46,217	5,604,651	$—	$5,732	$(115,728)	$(109,996)

Balance at January 1, 2024	4,350,314	$5,231	5,293,175	$13,701	8,220,445	$46,217	5,604,651	$—	$5,732	$(115,728)	$(109,996)
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	21	—	21
Net loss	—	—	—	—	—	—	—	—	—	(9,230)	(9,230)
Balance at December 31, 2024	4,350,314	$5,231	5,293,175	$13,701	8,220,445	$46,217	5,604,651	$—	$5,753	$(124,958)	$(119,205)

The accompanying notes are an integral part of these consolidated financial statements.

PROFUSA, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities
Net loss	$(9,230)	$(10,281)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	4,424	4,283
Gain on change in fair value of related party convertible debt	311	22
Loss on disposition of property and equipment, net	2	—
Stock-based compensation expenses	21	33
Changes in assets and liabilities:
Other receivables	45	(45)
Prepaid expenses and other current assets	77	(64)
Other non-current assets	(25)	(1)
Accounts payable	645	533
Accrued liabilities	1,664	1,118
Net cash used in operating activities	(2,066)	(4,402)

Cash flows from investing activities
Property and equipment, net	—	(2)
Net cash used in investing activities	—	(2)

Cash flows from financing activities
Proceeds from issuance of senior notes	3,210	3,235
Proceeds from issuance of convertible loan	16	1,600
Proceeds from issuance of promissory notes	—	375
Repayment of senior notes	(150)	—
Repayment of related party promissory notes	—	(151)
Payment of deferred offering costs	(961)	(614)
Proceeds from issuance of common stock upon exercise of stock options	—	23
Net cash provided by financing activities	2,115	4,468

Net increase in cash	49	64
Cash at the beginning of the period	142	78
Cash at the end of the period	$191	$142

Supplemental disclosures of non-cash investing and financing information:
Increase in unpaid deferred offering costs	$269	$72

The accompanying notes are an integral part of these consolidated financial statements.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Description of Business, Going Concern and Significant Risks and Uncertainties

Description of Business

Profusa, Inc. (the “Company”) was incorporated in the state of California on May 11, 2009. The Company engaged in the development of a new generation of biointegrated sensors that potentially empowers the individual with the ability to monitor their unique body chemistry.

The Company’s technology enables the development of bioengineered sensors that are designed to become one with the body to detect and continuously transmit actionable, clinical-grade data for personal and medical use. The Company’s first offering in the European Union, the Lumee™ Oxygen Platform, is designed to report reliable tissue oxygen levels at various regions of interest, both acutely and long-term. The Lumee™ Oxygen Platform has been designed for use in applications where monitoring of compromised tissue is beneficial, such as peripheral artery disease that results in narrowing of blood vessels and reduced blood flow to the lower limbs; chronic wounds (diabetic ulcers, pressure sores) that do not heal properly; and reconstructive surgery.

The Company’s research and development efforts are primarily focused on its Lumee™ Glucose Platform which is a system designed to monitor glucose levels in interstitial fluid, continuously and long-term. A tiny, biocompatible gel injected under the skin acts as a continuous glucose monitor (CGM) for several months. The ability of Lumee™ Glucose to provide continuous glucose monitoring with only an initial single injection, is an attractive alternative for people with diabetes to manage their disease without the need for frequent finger sticks required by standard glucometers, or the need for weekly sensor replacement as required by current short-term needle-type CGMs.

On November 6, 2022, the Company’s board of directors unanimously approved the pursuit of a business combination transaction involving the Company. On November 7, 2022, the Company entered into an Agreement and Plan of Merger (“Merger”) with NorthView Acquisition Corp (“NorthView”), where a subsidiary of NorthView will merge with the Company, with the Company surviving the Merger as a wholly owned subsidiary of NorthView.

On February 11, 2025, the parties to the Merger Agreement entered into Amendment No. 4 to the Merger Agreement (the “Amendment”) pursuant to which the parties agreed to revise the Company Reference Value (as defined in the Merger Agreement) to adjust for financing proceeds received by Profusa prior to the Business Combination, along with debt conversions and incentive shares to be issued. Additionally, the Amendment (i) revised the definition of “Milestone Event III” such that the parties extended the period for Profusa to consummate the APAC Joint Venture (as defined in the Merger Agreement) and receive the related funding from December 31, 2024 until December 31, 2025, and (ii) revised the definition of “Milestone Event IV” to change the earnout revenue target from $99,702,000 for the fiscal year ended December 31, 2025 to an earnout revenue target of $11,864,000 for the fiscal year ended December 31, 2026.

In relation to Milestone Event III:    On August 8, 2023, a new wholly owned subsidiary, Profusa Asia Pacific Pte. Ltd (“APAC”), was created and incorporated by the Company under the laws of Singapore. Upon creation, the new entity was capitalized by the Company by payment of $1,000 for 1,000 Ordinary Shares. As a result, at the time of incorporation, the entity became a wholly owned subsidiary of the Company. The entity was created with the expectation of jointly conducting the business of developing, manufacturing and commercializing the Lumee Glucose and the Lumee Oxygen products, currently under development by the Company, together with a third party. No business or activities will have been conducted by the entity from the date of formation through and until the closing date of the proposed License Agreement and Shareholders Agreement between the Company and Best Life Technology Ltd, an entity wholly owned and controlled by the Tasly Holding Group (“Tasly”) which is a related party of the Company. In connection with and on or around the same date as the closing of the proposed Merger between the Company and NorthView, the Company expects to sign and execute a License Agreement and Shareholders Agreement (the “APAC Joint Venture”) setting forth the relative and other terms under which the development and business activities of the entity will be conducted.

Going Concern

The Company has incurred significant net operating losses from operations. As of December 31, 2024, the Company has a working capital deficit of approximately $56.9 million. For the year ended December 31, 2024, the Company incurred a net loss of approximately $9.2 million and used approximately $2.1 million of cash in operating activities.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Description of Business, Going Concern and Significant Risks and Uncertainties (cont.)

The Company has been able to finance its operations primarily with the proceeds from the issuance of equity and debt instruments and to a lesser extent, revenues from government grants. Additional funds may be necessary to maintain current operations and will be required for successful product commercialization efforts. The Company’s management plans to obtain additional funds through the merger with a special purpose acquisition company (“SPAC”), issuance of additional equity or refinancing of current debt, which is intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date the consolidated financial statements are issued. As the ability to refinance its current debt or raise additional equity financing is outside of management’s control, the Company cannot conclude that management’s plans will be effectively implemented within one year from the date the consolidated financial statements are issued. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date the consolidated financial statements are issued. The consolidated financial statements do not contain any adjustments that might result from the outcome of this uncertainty.

Significant Risks and Uncertainties

The Company operates in a dynamic and highly competitive industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations, or cash flows: ability to obtain future financing; advances and trends in new technologies and industry standards; results of clinical trials; regulatory approval and market acceptance of the Company’s products; development of sales channels; certain strategic relationships; litigation or claims against the Company based on intellectual property, patent, product, regulatory, or other factors; and the Company’s ability to attract and retain employees necessary to support its growth.

Products developed by the Company require approvals from the U.S. Food and Drug Administration (“FDA”) or other international regulatory agencies prior to commercial sales. There can be no assurance that the products will receive the necessary approvals. If the Company is denied approval, approval is delayed or the Company is unable to maintain approval, it could have a materially adverse impact on the Company.

The Company has expended and will continue to expend substantial funds to complete the research, development and clinical testing of product candidates. The Company also will be required to expend additional funds to establish commercial-scale manufacturing arrangements and to provide for the marketing and distribution of products that receive regulatory approval. The Company will require additional funds to commercialize its products. The Company is unable to entirely fund these efforts with its current financial resources. If adequate funds are unavailable on a timely basis from operations or additional sources of financing, the Company may have to delay, reduce the scope of or eliminate one or more of its research or development programs which would materially and adversely affect its business, financial condition and results of operations.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and include all adjustments necessary for the fair presentation of the Company’s financial position as of December 31, 2024 and 2023, and the results of operations and cash flows for the years then ended. The accompanying consolidated financial statements include the accounts of Profusa Inc. and its wholly owned subsidiary, APAC. All intercompany balances and transactions have been eliminated in consolidation.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses in the consolidated financial statements and accompanying notes. The Company’s management regularly assesses these estimates, including those related to accrued liabilities, valuation of the convertible debt, and senior notes, valuation allowance for deferred tax assets, and valuation of stock-based awards. Actual results could differ from these estimates, and such differences could be material to the Company’s financial position and results of operations.

Accounts Receivable and Allowance for Credit Losses

The Company does not have any accounts receivable with customers in the years ended December 31, 2024 and 2023. The Company has developed policies that when accounts receivables are held with customers, they are recorded at the point in time in which management determines it is probable that the Company will collect substantially all of the consideration to which it will be entitled in exchange for the goods or services transferred to the customer.

The Company will then perform ongoing credit evaluations of its customers and, if necessary, recognize allowances for potential credit losses. The Company does not require any allowance for credit losses as of December 31, 2024 and 2023.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and other receivables. Substantially all of the Company’s cash is held by one financial institution. Such deposits may, at times, exceed federally insured limits. The Company has not experienced any losses on its cash.

The Company’s other receivables are represented by amounts owned by two government agencies under the government grants.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2024 and 2023, cash consisted of cash on deposit with a bank denominated in U.S. dollars.

Deferred Offering Costs

Specific incremental costs, consisting of legal, accounting and other fees and costs, directly attributable to a proposed or actual offering of securities are deferred and charged against the gross proceeds of the offering. In the event of a significant delay or cancellation of a planned offering of securities, all of the costs are expensed. Offering costs capitalized as of December 31, 2024 and December 31, 2023 were $2.8 million and $1.5 million, respectively. The deferred offering costs as of December 31, 2024 and 2023 includes $0.8 million and $0, respectively, of advances to NorthView to fund costs associated with the business combination.

Share-Based Compensation

The Company accounts for share-based compensation arrangements with employees and non-employees using a fair value method which requires the recognition of compensation expense for costs related to all share-based payments including stock options. The fair value method requires the Company to estimate the fair value of share-based payment awards on the date of grant using an option pricing model. The Company uses the Black-Scholes pricing model to estimate the fair value of options granted that are then expensed on a straight-line basis over the vesting period. The Company accounts for forfeitures as they occur. Option valuation models, including the Black-Scholes option-pricing

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

model, require the input of highly subjective assumptions, and changes in the assumptions used can materially affect the grant-date fair value of an award. These assumptions include the risk-free rate of interest, expected dividend yield, expected volatility, and the expected life of the award.

Convertible Preferred Stock

The Company records all shares of convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The convertible preferred stock is recorded outside of permanent equity because while it is not mandatorily redeemable, in certain events considered not solely within the Company’s control, such as a merger, acquisition, or sale of all or substantially all of the Company’s assets (each, a “deemed liquidation event”), the convertible preferred stock will become redeemable at the option of the holders of at least a majority of the then outstanding preferred shares. The Company has not adjusted the carrying values of the convertible preferred stock to its liquidation preference because a deemed liquidation event obligating the Company to pay the liquidation preferences to holders of shares of convertible preferred stock is not probable of occurring. Subsequent adjustments to the carrying values to the liquidation preferences will be made only when it becomes probable that such a deemed liquidation event will occur.

Government Grants

The Company receives payments from government entities under non-refundable grants in support of our product development programs. The grants received fall within two categories:

a.      Expense Reimbursement Grants — grants in which the Company is entitled to claim from a government entity reimbursement of certain qualified expenses incurred to date. The nature and amount of such expenses are determined by each respective grant;

b.      Fixed Fee Grants — grants in which the total amount of the grant is fixed and the disbursements are made based on submission to the grantor of specified deliverables.

The Company has concluded that all government grants received are outside the scope of ASC 606 Revenue from Contracts with Customers, because such grants do not involve a reciprocal transfer in which each party receives and sacrifices approximately commensurate value. Therefore, the grants meet the definition of a contribution and are non-exchange transactions. The Company has further concluded that Subtopic 958-605, Not-for-Profit-Entities-Revenue Recognition does not apply to the government grants received, as we are a business entity, and the grants are with governmental agencies or units.

In absence of explicit U.S. GAAP guidance on contributions received by business entities, the Company made a policy decision to apply by analogy recognition and measurement guidance in International Accounting Standard 20 Accounting for Government Grants and Disclosure of Government Assistance (“IAS 20”). Under this approach recognize grants at fair value only when there is reasonable assurance that the Company will comply with the conditions attaching to them, and that the grants will be received. The Company recognizes as income the amounts received or receivable from expense reimbursement grants to the extent, and in the period in which, the qualifying costs have been incurred. The Company recognizes as income the amounts received or receivable from fixed fee grants by applying the proportional performance method. Under this method the Company recognizes grant income using the same proportion as the costs incurred to date to the total expected cost of the project, but limiting the income to be recognized to the amount to which it is entitled based on the submitted deliverables.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of other receivables, accounts payable, promissory notes, convertible promissory notes and senior notes. The Company states accounts payable at their carrying value, which approximates fair value due to the short time to the expected receipt or payment. The promissory notes are stated at amortized cost, which approximates their fair value, because the Company believes their terms

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

approximate those that would be available to it on a similar loan from an unrelated party. The Tasly convertible debt issued between June 2023-February 2024 (Notes 3 and 5) carried at fair value based on unobservable market inputs.

Research and Development

Research and development expenses consist of costs related to employee compensation and benefits, costs for contract manufacturing organizations (“CMOs”), costs for contract research organizations (“CROs”), costs for sponsored research, costs for clinical trials, consultant services, laboratory supplies, product licenses, facility-related expenses and depreciation. All research and development costs are charged to research and development expenses within the statements of operations as incurred. Payments associated with licensing agreements to acquire exclusive licenses to develop, use, manufacture and commercialize products that have not reached technological feasibility and do not have alternate commercial use are also expensed as incurred. Payments made to third parties under these arrangements in advance of the performance of the related services by the third parties are recorded as prepaid expenses until the services are rendered.

Income Taxes

The Company accounts for income taxes using the asset and liability method whereby deferred tax asset and liability accounts are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are for the year in which the differences are expected to affect taxable income. Valuation allowances are established where necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company accounts for uncertain tax positions by assessing all material positions taken in any assessment or challenge by relevant taxing authorities. Assessing an uncertain tax position begins with the initial determination of the position’s sustainability and is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. The Company’s policy is to recognize interest and penalties related to the underpayment of income taxes as a component of income tax expense or benefit. The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line. Accrued interest and penalties are included within the Accrued liabilities in the balance sheets. To date, there have been no interest or penalties charged in relation to the unrecognized tax benefits.

Net Loss per Share Attributable to Common Stockholders

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, the convertible preferred stock, common stock subject to repurchase and stock options are considered to be potentially dilutive securities. Basic and diluted net loss attributable to common stockholders per share is presented in conformity with the two-class method required for participating securities as the convertible preferred stock is considered a participating security. The Company’s participating securities do not have a contractual obligation to share in the Company’s losses. As such, the net loss is attributed entirely to common stockholders. Because the Company has reported a net loss for the reporting periods presented, the diluted net loss per common share is the same as basic net loss per common share for those periods.

Recent Accounting Standards

From time to time, new accounting standards are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that are adopted by the Company as of the specified effective date. During the year ended December 31, 2024 and through the date of issuance of these consolidated financial statements, there have been no new, or existing, recently issued accounting pronouncements that are of significance, or potential significance, that impact the Company’s consolidated financial statements.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Recently issued accounting standards as adopted

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) — Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 reduces the number of accounting models for convertible debt instruments and redeemable convertible preferred stock. For convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, the embedded conversion features no longer are separated from the host contract. ASU 2020-06 also removes certain conditions that should be considered in the derivatives scope exception evaluation under Subtopic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, and clarifies the scope and certain requirements under Subtopic 815-40. In addition, ASU 2020-06 improves the guidance related to the disclosures and earnings per-share (EPS) for convertible instruments and contracts in an entity’s own equity. For private companies, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company early adopted the standard in prior years, which did not have a material impact on its consolidated financial statements and related disclosures.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, requiring public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280 on an interim and annual basis. The Company adopted ASU 2023-07 effective December 31, 2024, on a retrospective basis. The adoption of 2023-07 did not change the way that the Company identifies its reportable segment. However, it has resulted in incremental disclosures within the notes of the Company’s consolidated financial statements (Note 14).

Recently issued accounting standards not yet adopted

In December 2023, the FASB issued ASU 2023-09 “Income Taxes (Topics 740): Improvements to Income Tax Disclosures”, to expand the disclosure requirements for income taxes, primarily requiring more detailed disclosure for income taxes paid and the effective tax rate reconciliation. ASU 2023-09 is effective for annual reporting periods beginning after December 15, 2024, with early adoption permitted and can be applied on either a prospective or retroactive basis. The Company is currently evaluating the ASU to determine its impact on our income tax disclosures.

In November 2024, the FASB issued ASU No. 2024-03 (“ASU 2024-03”), Disaggregation of Income Statement Expenses (“DISE”). ASU 2024-03 requires disaggregated disclosure of income statement expenses for public business entities. ASU 2024-03 does not change the expense captions an entity presents on the face of the income statement; rather, it requires disaggregation of certain expense captions into specified categories in disclosures within the footnotes to the financial statements. As revised by ASU No. 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures, the provisions of ASU 2024-03 are effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. With the exception of expanding disclosures to include more granular income statement expense categories, the Company does not expect the adoption of ASU 2024-03 to have a material effect on our consolidated financial statements taken as a whole.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Fair Value Measurement

Assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1 —	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;
Level 2 —

Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3 —	Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

As of December 31, 2024 and 2023, the Company had no financial assets measured at fair value on a recurring basis.

As of December 31, 2024 and 2023, the Company’s financial liabilities measured at fair value on a recurring basis, were as follows (in thousands):

	Fair value as of December 31, 2024
	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible Notes at fair value	$—	$—	$2,235	$2,235
Total liabilities measured at fair value	$—	$—	$2,235	$2,235
	Fair value as of December 31, 2023
	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible Notes at fair value	$—	$—	$1,714	$1,714
Total assets measured at fair value	$—	$—	$1,714	$1,714

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Fair Value Measurement (cont.)

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial instruments for the years ended December 31, 2024 and 2023 (in thousands):

Tasly convertible debt at fair value
Fair value as of January 1, 2023	$—
Issuance of Convertible Notes	1,600
Accrued stated interest	92
Change in fair value included in other income and loss on change in the fair value of Tasly convertible debt	22
Fair value as of December 31, 2023	$1,714

Fair value as of January 1, 2024	$1,714
Issuance of Convertible Notes	16
Accrued stated interest	194
Change in fair value included in other income and loss on change in the fair value of Tasly convertible debt	311
Fair value as of December 31, 2024	$2,235

The Company elected to measure its Tasly convertible debt at fair value (Note 5) with changes in fair value reported in earnings as they occur. The Convertible Debt fair values were determined using the discounted cash flow methodology based on probability weighted scenarios of the convertible notes conversion. At issuance of the first $1 million on June 26, 2023 the time to event was 0.28 years and the discount rate applied was 14.54%. At issuance of the next $0.3 million on July 20, 2023, the time to event was 0.22 years and the discount rate applied was 13.82%. At issuance of the additional $0.3 million on August 15, 2023, the time to event was 0.15 years and the discount rate applied was 13.70%. The final amount which was less than $0.02 million was issued on February 6, 2024; the time to event was 0.66 years and the discount rate applied was 13.69%.

On December 31, 2024 the time event was 0.41 years and the discount rate applied was 11.78%. The fair value of the convertible debt as of December 31, 2023 was $1.71 million and the fair value as of December 31, 2024 was $2.2 million.

Note 4 — Balance Sheet Components

Prepaid expenses and other current assets (in thousands)

	As of December 31, 2024	As of December 31, 2023
Employee advances	—	96
Prepaid legal	25	—
Prepaid insurance	37	—
Prepaid other	7	50
	$69	$146

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Balance Sheet Components (cont.)

Accrued Liabilities (in thousands)

	As of December 31, 2024	As of December 31, 2023
Accrued compensation	$(3,472)	$(1,960)
Accrued other liabilities	(496)	(391)
	$(3,968)	$(2,351)

Note 5 — Debt

The following table sets forth a summary of the debt instruments (which are all classified as current liabilities in the accompanying consolidated balance sheets and their changes during the years ended December 31, 2024 and 2023 (in thousands):

	Convertible Notes	Tasly Convertible Debt	Senior Notes	Promissory Notes	PPP Loan
Balance at January 1, 2023	$13,981	$—	$15,149	$576	$1,326
Issuance of debt	—	1,600	3,235	375	—
Debt repayments	—	—	—	(151)	—
Change in fair value	—	22	—	—	—
Stated interest	1,820	92	1,771	49	36
Amortization of debt discount and issuance costs	515	—	(0)	—	—
Balance at December 31, 2023	16,316	1,714	20,155	849	1,362

Balance at January 1, 2024	$16,316	$1,714	$20,155	$849	$1,362
Issuance of debt	—	16	3,210	—	—
Debt repayments	—	—	(150)	—	—
Change in fair value	—	311	—	—	—
Stated interest	2,057	193	2,053	61	14
Amortization of debt discount and issuance costs	46	—	—	—	—
Balance at December 31, 2024	$18,419	$2,234	$25,268	$910	$1,376

Less: Current portion	18,419	2,234	25,268	910	1,376
Long term debt	$—	$—	$—	$—	$—

Convertible Debt

Convertible Notes

August 2020 Convertible Notes — In August, September, October and December 2020 the Company received $9.1 million in total gross proceeds from the issuance of convertible promissory notes (the “2020 Convertible Notes”). Interest on the unpaid principal balance of the August 2020 Convertible Notes accrues from the issuance date at a rate of 12% per year, compounded semi-annually, and is payable at maturity. Unless converted or redeemed upon the occurrence of certain events, the August 2020 Convertible Notes were to mature within 12 months of issuance.

Upon the consummation of an equity financing with aggregate proceeds to the Company of no less than $20.0 million (the “Qualified Financing”), the notes’ outstanding principal balance and accrued but unpaid interest are to convert into the shares of convertible preferred stock issued in such a Qualified Financing at a conversion price equal to the lesser of (i) the per share price obtained by dividing $150.0 million by the Company’s fully diluted

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Debt (cont.)

capitalization, or (ii) the per share price paid by investors in the Qualified Financing, subject to 30% discount. Upon the occurrence of a change of control, the August 2020 Convertible Notes are required to be repaid in the amount equal to 200% of the notes’ outstanding principal balance plus accrued but unpaid interest.

The August 2020 Convertible Notes contain embedded features, including automatic conversion into equity securities upon completion of a Qualified Financing and mandatory redemption upon change of control that is required to be bifurcated and accounted for separately as a combined single derivative instrument initially and subsequently measured at fair value with the change in fair value recorded in the gain (loss) on change in the fair value of derivative liabilities in the statements of operations. The aggregate issuance date estimated fair values of the derivative liability issued with the August 2020 Convertible Notes was $1.8 million and was recorded as a debt discount. The discount on the August 2020 Convertible Notes was to be amortized over the contractual term of 12 months from issuance, using the effective interest method.

On August 25, 2021, the August 2020 Convertible Notes were amended to extend the maturity dates to December 31, 2021 (the “Amendment 1”).

On December 6, 2021, the August 2020 Convertible Notes were amended to extend the maturity dates to December 31, 2022 (the “Amendment 2”).

January 2021 Convertible Notes — In January 2021 the Company received $1.0 million in gross proceeds from the issuance of convertible promissory notes (the “January 2021 Convertible Notes”). Interest on the unpaid principal balance of the January 2021 Convertible Notes accrues from the issuance date at a rate of 12% per year, compounded semi-annually, and is payable at maturity. Unless converted or redeemed upon the occurrence of certain events, the January 2021 Convertible Notes were to mature within 12 months of issuance.

Upon the consummation of a Qualified Financing, the notes’ outstanding principal balance and accrued but unpaid interest are to convert into the shares of convertible preferred stock issued in such a Qualified Financing at a conversion price equal to the lesser of (i) the per share price obtained by dividing $150.0 million by the Company’s fully diluted capitalization, or (ii) the per share price paid by investors in the Qualified Financing, subject to 30% discount. Upon the occurrence of a change of control, the January 2021 Convertible Notes are required to be repaid in the amount equal to 200% of the notes’ outstanding principal balance plus accrued but unpaid interest.

The January 2021 Convertible Notes contain embedded features, including automatic conversion into equity securities upon completion of a Qualified Financing and mandatory redemption upon change of control that were required to be bifurcated and accounted for separately as a combined single derivative instrument initially and subsequently measured at fair value with the change in fair value recorded in the gain (loss) on change in the fair value of derivative liabilities in the statements of operations. The issuance date estimated fair values of the derivative liability issued with the January 2021 Convertible Notes was $0.2 million and was recorded as a debt discount. The discount on the January 2021 Convertible Notes was to be amortized over the contractual term of 12 months from issuance, using the effective interest method.

On December 6, 2021, the January 2021 Convertible Notes were amended to extend the maturity dates to December 31, 2022.

April 2021 Convertible Notes — In April, May and June 2021 the Company received $1.2 million in total gross proceeds from the issuance of convertible promissory notes (together with January 2021 Convertible Notes, the “2021 Convertible Notes”). Interest on the unpaid principal balance of the April 2021 Convertible Notes accrues from the issuance date at a rate of 12% per year, compounded semi-annually, and is payable at maturity. Unless converted or redeemed upon the occurrence of certain events, the April 2021 Convertible Notes were to mature within 12 months of issuance.

Upon the consummation of a Qualified Financing, the notes’ outstanding principal balance and accrued but unpaid interest are to convert into the shares of convertible preferred stock issued in such a Qualified Financing at a conversion price equal to the lesser of (i) the per share price obtained by dividing $150.0 million by the Company’s

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Debt (cont.)

fully diluted capitalization, or (ii) the per share price paid by investors in the Qualified Financing, subject to 30% discount. Upon the occurrence of a change of control, the April 2021 Convertible Notes are required to be repaid in the amount equal to 200% of the notes’ outstanding principal balance plus accrued but unpaid interest.

The April 2021 Convertible Notes contain embedded features, including automatic conversion into equity securities upon completion of a Qualified Financing and mandatory redemption upon change of control that were required to be bifurcated and accounted for separately as a combined single derivative instrument initially and subsequently measured at fair value with the change in fair value recorded in the gain (loss) on change in the fair value of derivative liabilities in the statements of operations. The issuance date estimated fair values of the derivative liabilities issued with the April 2021 Convertible Notes was $0.3 million and was recorded as debt discounts. The discount on the April 2021 Convertible Notes was to be amortized over the contractual term of 12 months from issuance, using the effective interest method.

On December 6, 2021, the April 2021 Convertible Notes were amended to extend the maturity dates to December 31, 2022.

Convertible Notes November 2022 Amendment

On November 3, 2022, all of the convertible notes outstanding, referred to as the 2020 Convertible Notes and 2021 Convertible Notes based on the original board approvals (together the “Convertible Notes”) were amended as follows: 1) all unpaid interest and principal shall be due and payable on the date which is five business days after the termination of the Merger prior to the occurrence of the Merger closing, 2) the maximum aggregate initial principal amount was increased from $11.0 million to $11.3 million, 3) automatic conversion to SPAC shares of at then outstanding all notes and accrued interest upon the Merger at $7.00 per share was introduced, 4) upon consummation of the Merger, all noteholders will have a right to receive additional shares upon achievement by the combined company of certain share price and sales milestones (the earnout shares) (the “November 2022 Convertible Notes Amendment”).

The November 2022 Convertible Notes Amendment represented a troubled debt restructuring (the “TDR”). The TDR did not result in a gain recognition. As a result, a new effective interest rate was established based on the $14.4 million carrying value of the debt immediately prior to the November 2022 Convertible Notes Amendment and the future cash flows after such amendment, net of the issuance costs paid to or received from the Convertible Notes holders, which were capitalized and amortized based on the new effective interest rate. Fees paid to third parties in connection with the November 2022 Convertible Notes Amendment were expensed.

The annual effective interest rate of Convertible Notes was estimated from 12.54% to 53.28% and 12.95% to 53.28% per year for the years ended December 31, 2024 and 2023, respectively. The interest expense for the years ended December 31, 2024 and 2023 was $2.1 million and $2.3 million, which includes the amortization of debt discount and issuance costs of $0.1 million and $0.5 million, respectively.

As of December 31, 2024 and 2023, the outstanding balance of convertible notes includes related party convertible notes of $13.3 million and $11.8 million, respectively.

Tasly Convertible Debt

In June 2023, the Company entered into a short-term loan agreement with a related party under which it may borrow up to $1.6 million, of which $1.0 million was borrowed on June 26, 2023, $0.3 million was borrowed on July 20, 2023, $0.3 million was borrowed on August 15, 2023 and the final $0.02 million was borrowed in February 2024 (the “Convertible debt”).

The loans bear interest at a rate of 12% per annum and originally matured on December 31, 2023. The original maturity date was extended to March 31, 2024, subject to the parties’ decision to extend thereafter. The Company is currently in default, as this loan will be repaid in parallel with the closing of the SPAC transaction. Accordingly, the Company classified the entire amount outstanding under the Tasly Convertible Debt as current on the Consolidated

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Debt (cont.)

Balance Sheet. Upon occurrence of certain events of default by the Company, including failure to repay in full the amounts owed at maturity, the lender will have an option to convert the entire outstanding balance and accrued but unpaid interest under the Convertible debt into senior unsecured promissory notes on substantially the same terms as the outstanding Senior Notes as of December 31, 2024. In the event the Company fails to complete the Merger, the lender will have an option to convert the entire outstanding balance and accrued but unpaid interest under the Convertible debt into either (i) senior unsecured promissory notes on substantially the same terms as the outstanding Senior Notes as of December 31, 2024 or (ii) the Company’s common stock at a conversion price of $2.33 per share.

The Company elected to apply the fair value option to account for the Tasly Convertible debt. Accordingly, no features of the Convertible debt are bifurcated and separately accounted for. The fair value of the Convertible debt was $2.2 million as of December 31, 2024, compared to $1.71 million as of December 31, 2023. Accrued stated interest on the Convertible debt was $0.2 million for the year ended December 31, 2024 compared to less than $0.1 million for the year ended December 31, 2023. The total loss on fair value remeasurement is $0.33 million, of which, $0.31 million in loss on fair value remeasurement is from the year ended December 31, 2024, compared to less than $0.1 million in loss on fair value remeasurement from the year ended December 31, 2023.

Senior Notes 2021

August 2021 Senior Notes — In August 2021 the Company received $4.0 million in total gross proceeds from the issuance of senior unsecured promissory notes (the “August 2021 Senior Notes”). Simple interest on the unpaid principal balance of the August 2021 Senior Notes accrued from the issuance date at a rate of 12% per year and is payable at maturity. The August 2021 Senior Notes were to mature on the earlier of (a) issuance of the next round of preferred stock of (b) August 25, 2022.

On December 6, 2021, the August 2021 Senior Notes were amended to provide the note holders with an option to convert the notes’ outstanding principal balance and accrued but unpaid interest into (a) the shares of convertible preferred stock issued upon consummation of a Qualified Financing at a conversion price equal to the per share price paid by investors in such Qualified Financing, subject to 20% discount, or (b) shares of the Company’s Series C convertible preferred stock at the conversion price equal to the original issue price prior to Qualified Financing in the event the Qualified Financing had not occurred prior to February 25, 2022, or (c) shares of the Company’s Series C convertible preferred stock at the conversion price equal to the original issue price upon change of control.

The optional conversion upon Qualified Financing represents an embedded feature that is required to be bifurcated and accounted for separately as a derivative instrument initially and subsequently measured at fair value with the change in the gain (loss) on change in the fair value of derivative liabilities in the statements of operations.

December 2021 Senior Notes — In December 2021 the Company received $1.3 million in total gross proceeds from the issuance of senior unsecured promissory notes (the “December 2021 Senior Notes”, together with August 2021 Senior Notes, the “2021 Senior Notes”). Simple interest on the unpaid principal balance of the December 2021 Senior Notes accrued from the issuance date at a rate of 12% per year and is payable at maturity. The December 2021 Senior Notes mature on August 25, 2022.

During the year ended December 31, 2022 the Company issued additional Senior Notes to the existing investors for the aggregate principal amount of $5.5 million (the “2022 Senior Notes”) on substantially the same terms as the other Senior Notes issued in 2021 (as amended in December 2021).

Senior Notes September 2022 Amendment

In September 2022, the 2021 Senior Notes and 2022 Senior Notes (together “Senior Notes”) were amended as follows: a) the maturity dates for all Senior Notes were extended to December 31, 2022, b) the conversion price discount in the event of a Qualified Financing was increased to 60%, c) the February 25, 2022 deadline for the occurrence of a Qualified Financing for conversion of the Senior Notes into Series C convertible preferred stock prior to a Qualified Financing was extended to December 31, 2022 and the respective conversion price discount of 60%

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Debt (cont.)

was introduced for conversion prior to a Qualified Financing; d) the conversion price discount of 60% in the event of change of control was introduced; e) conversion option prior to entering into a definitive agreement with a SPAC (the “Definitive Qualified Agreement”) was introduced. Under this option, in the event that the Company executes a Definitive Qualified Agreement, then the Senior Note holders will have the option (but not the obligation) to convert the entire outstanding principal balance and all accrued but unpaid interest into shares of the Company’s common stock at a conversion price equal to 40% of the per share price of the common stock as determined pursuant to the Definitive Qualified Agreement; provided, that, if such conversion price per share of the common stock is greater than $4.00, then such conversion price shall be deemed to be $4.00 per share.

This 2022 amendment was accounted for as debt extinguishment resulting in $8.8 million debt extinguishment loss recognized in loss on debt extinguishment, net in the statements of operations.

The optional conversion upon a Qualified Financing and Qualified conversion option represents embedded features that are required to be bifurcated and accounted for separately as a combined single derivative instrument initially and subsequently measured at fair value with the change in the gain (loss) on change in the fair value of derivative liabilities in the statements of operations.

October 2022 Senior Notes — In September and October 2022, the Company issued an additional Senior Notes to existing investors with the principal amount of $1.3 million on substantially the same terms as the Senior Notes issued in 2022 (as amended in September 2022).

Senior Notes November 2022 Amendment

On November 3, 2022, all Senior Notes were amended as follows: 1) all unpaid interest and principal shall be due and payable on the date which is five business days after the termination of the Merger prior to the occurrence of the Merger closing, 2) automatic conversion to SPAC shares of at then outstanding all notes and accrued interest upon the Merger at $4.00 per share was introduced, 3) upon consummation of the Merger, all noteholders will have a right to receive additional shares upon achievement by the combined company of certain share price and sales milestones (the earnout shares) (the “November 2022 Senior Notes Amendment”).

The November 2022 Senior Notes Amendment represented a TDR. Since the total future undiscounted cash flows under Senior Notes were less than their outstanding principal amount and unpaid accrued interest plus fair value of the bifurcated derivative immediately before November 2022 Senior Notes Amendment, the Company recognized TDR gain of $3.98 million for the Senior Notes issued to unrelated parties in its Statement of Operations for the year ended December 31, 2022 and it recognized $3.97 million in Additional Paid-in Capital for the year ended December 31, 2022 for the Senior Notes issued to related parties.

December 2022 Senior Notes — In November and December 2022, the Company issued additional Senior Notes to investors with the principal amount of $1.0 million on substantially the same terms as the Senior Notes issued in 2022 (as amended in November 2022).

Senior Notes 2023

March 2023 Senior Notes — In January, February and March 2023, the Company issued additional Senior Notes to investors with the principal amount of $1.6 million on substantially the same terms as the Senior Notes issued in 2022 (as amended in November 2022).

April 2023 Senior Notes — In April 2023, the Company issued additional Senior Notes to investors with the principal amount of $0.6 million on substantially the same terms as the Senior Notes issued in 2022 (as amended in November 2022).

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Debt (cont.)

October-December 2023 Senior Notes — During the months October through December 2023, the Company issued additional Senior Notes to investors with the principal amount of $1.1 million on substantially the same terms as the Senior Notes issued in 2022 (as amended in November 2022). These notes were issued at the same 12% interest terms as all of their other Senior Convertible Notes, and will convert into New Profusa shares at $2.22 per share upon the successful closing of the business combination.

Senior Notes 2024

January-March 2024 Senior Notes — During the months January through March 2024, the Company issued additional Senior Notes to investors with the principal amount of $0.7 million on substantially the same terms as the Senior Notes issued in 2022 (as amended in November 2022).

April-June 2024 Senior Notes — During the months April through June 2024, the Company issued additional Senior Notes to investors with the principal amount of $0.4 million on substantially the same terms as the Senior Notes issued in 2022 (as amended in November 2022). Additionally, the Company repaid $0.11 million of principal on Senior Notes with investors during the respective period.

July-September 2024 Senior Notes — During the months July through September 2024, the Company issued additional Senior Notes to investors with the principal amount of $0.7 million on substantially the same terms as the Senior Notes issued in 2022 (as amended in November 2022). Additionally, during the months of July through September 2024, the Company issued a Senior Secured Convertible Note with the principal amount of $0.25 million. This note was issued at the same 12% interest terms as all of their other Senior Convertible Notes, and has an 18-month maturity, which will be accelerated and converts into New Profusa shares upon the successful closing of the business combination. The Company repaid $0.04 million of principal on Senior Notes with investors during the respective period.

October-December 2024 Senior Notes — During the months October through December 2024, the Company issued two Senior Secured Convertible Notes with a total principal amount of $1.1 million. These notes were issued at the same 12% interest terms as all of their other Senior Convertible Notes, and have an 18-month maturity, which will be accelerated and converted into New Profusa shares upon the successful closing of the business combination.

As of December 31, 2024, the outstanding balance of senior notes totaled $25.3 million, of which $9.5 million is outstanding with related parties and $15.8 million is outstanding with unrelated parties.

The annual effective interest rate of Senior Notes was estimated from 0% to 12.15% and 0% to 12.55% per year for the years ended December 31, 2024 and 2023, respectively. The interest expense was $2.1 million and $1.8 million for the years ended December 31, 2024 and 2023.

As of December 31, 2024, future minimum payments for the convertible notes payable were as follows (in thousands):

	Convertible Notes	Tasly Convertible Debt	Senior Notes
Total future principal payments	$19,533	$1,998	$24,396
Add: fair value remeasurement	—	333	—
Add (less): unamortized debt (premium) discount	(2)	—	2,055
Less: interest	(1,112)	(97)	(1,183)
Total convertible notes payable	$18,419	$2,234	$25,268

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Debt (cont.)

Promissory Notes

In a series of transactions during 2010 and 2011 two of the Company’s founders provided $0.2 million to the Company to fund general corporate purposes in exchange for promissory notes. The notes accrue interest annually at a simple interest rate of 5% with no set maturity date.

During the year ended December 31, 2022, the Company borrowed $0.3 million from two of its founders at zero interest rate to finance its short-term operations, from which $0.2 million was repaid in the same period.

During the year ended December 31, 2023, the Company borrowed short-term promissory notes of $0.3 million from an existing investor and an additional $0.1 million from an unrelated party repayable on demand at any time after December 31, 2024, with annual interest rate of 12%.

Interest expense on the promissory notes was less than $0.1 million for each of the years ended December 31, 2024 and 2023. The carrying value of the promissory notes as of December 31, 2024 and 2023 was $0.9 million and $0.8 million, respectively. As of December 31, 2024 and 2023, outstanding balance of promissory notes includes all related party promissory notes of $0.9 million and $0.8 million, respectively. The Company recognized that the promissory notes from December 31, 2023 are in default as of the date of this filing. The note holders will be repaid upon closing the business transaction, and the full balance of these notes are held in current liabilities on the Consolidated Balance Sheets.

Paycheck Protection Program

On May 25, 2021, the Company borrowed $1.3 million (the “PPP Loan 2”) as a Paycheck Protection Program loan. The Paycheck Protection Program, established as part of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, provides for loans to qualifying businesses and is administered by the U.S. Small Business Administration (the “SBA”). The annual interest rate of the PPP Loan 2 is 1%.

Under the terms of PPP Loan 2, if the Company does not submit forgiveness application within 24 weeks the initial disbursement of the loan (the “Covered Period”), the Company must begin to make equal monthly payments of principal and interest starting 10 months from the end of the Covered Period until May 25, 2026. Interest on the loan continues to accumulate during any deferment period. As of December 31, 2024, and as of the date of this filing, the Company has not applied for forgiveness under PPP Loan 2.

As of December 31, 2024 and December 31, 2023, the Company was in default on PPP Loan 2 due to non-payment of minimal repayment amounts required by the terms of PPP Loan 2. Accordingly, the Company classified the entire amount outstanding under PPP Loan 2 as current and accrued respective late penalties for the total amount of less than $0.1 million as of December 31, 2024 and December 31, 2023, respectively. The total past due amount of PPP Loan 2 repayments as of December 31, 2024 and December 31, 2023 was $0.8 million and $0.4 million, respectively.

As of December 31, 2024, the contractual future minimum payments for the PPP Loan 2 were as follows (in thousands):

Year Ending December 31,	Amount
2025	1,231
2026	145
Total	$1,376

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies

Operating Lease Obligations

On August 1, 2022 the Company entered into a new lease agreement (the “Amended Lease”) whereby the Company agreed to rent its office and lab facilities under month-to-month tenancy. The monthly rent payable under the Amended Lease was $25 thousand. This month-to-month lease ended in July 2024.

Beginning in October 2024, the Company entered into a new lease agreement whereby the Company agreed to rent its office and lab facilities under month-to-month tenancy. The monthly rent payable under the new lease is also $25 thousand. This month-to-month lease automatically renews every four months, unless written termination is provided.

Operating costs for short-term leases and variable lease costs were less than $0.1 million during the years ended December 31, 2024 and 2023. The Company recognized a total of $0.3 million and $0.3 million in lease expense for the years ended December 31, 2024 and 2023, respectively.

Contingencies and Indemnifications

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and that such expenditures can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount.

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but that have not yet been made.

To date, the Company has not paid any claims; however, the Company may record charges in the future as a result of these indemnification obligations. The Company is currently defending one litigation with a vendor. Management has accrued estimated incremental legal costs which totals less than $0.1 million related to the matter.

Note 7 — Convertible Preferred Stock

Under the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company is authorized to issue two classes of shares: preferred and common stock. The preferred stock is issuable in series, and the Company’s Board of Directors is authorized to determine the rights, preferences, and terms of each series. Under the Company’s Articles of Incorporation, as amended, the Company is authorized to issue 18,551,382 shares of convertible preferred stock at a par value of $0.0001.

Convertible preferred stock as of December 31, 2024 and December 31, 2023 consisted of the following:

	Shares Authorized	Share Issued and Outstanding	Liquidation Preference	Carrying Amount	Original Issue Price
New Series A	4,350,314	4,350,314	$5,307	$5,231	$1.22
New Series B	5,293,175	5,293,175	$13,815	$13,701	$2.61
New Series C	7,358,151	6,670,703	$37,623	$37,476	$5.64
New Series C-1	1,549,742	1,549,742	$7,439	$8,741	$4.80
	18,551,382	17,863,934	$64,184	$65,149

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Convertible Preferred Stock (cont.)

Voting Rights

The holders of convertible preferred stock shares are entitled to vote on all matters on which the common stockholders are entitled to vote. Each holder of convertible preferred stock is entitled to the number of votes equal to the number of common stock shares into which the shares held by such holder could be converted as of the Record Date. Holders of convertible preferred stock and common stock generally vote as a single class.

Dividends

Holders of convertible preferred stock are entitled to receive dividends, when, as and if declared by the board of directors, at the annual rate of 8% of the original issue price, payable in preference and priority to any declaration or payment of any distribution on common stock of the Company in such calendar year. No distributions may be made with respect to the common stock unless dividends on the convertible preferred stock have been declared and all declared dividends on the convertible preferred stock have been paid or set aside for payment to the holders of the convertible preferred stock. Dividends are noncumulative, and none were declared as of December 31, 2024 and December 31, 2023.

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series C/C-1 convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Series B convertible preferred stock, the Series A convertible preferred stock or common stock, an amount per share for each share of Series C/C-1 convertible preferred stock held by them equal to the sum of the liquidation preference amount of respective original issue price per share, as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event (“anti-dilution adjustments”) plus all declared but unpaid dividends on such shares. Should the Company’s legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed with equal priority and pro rata among the holders of Series C/C-1 convertible preferred stock in proportion to the preferential amount each holder is otherwise entitled to receive.

After full payment to holders of the Series C/C-1 convertible preferred stock, payment should be made to the holders of Series B convertible preferred stock, in preference to the holders of the Series A convertible preferred stock or common stock, in the amount per share for each share of Series B convertible preferred stock held by them equal to the original issue price of such share, adjusted for any anti-dilution adjustments, plus all declared and unpaid dividends on such shares. Should the Company’s legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed with equal priority and pro rata among the holders of Series B convertible preferred stock in proportion to the preferential amount each holder is otherwise entitled to receive.

After full payment to holders of the Series B convertible preferred stock, payment should be made to the holders of Series A convertible preferred stock, in preference to the holders of the common stock, in the amount per share for each share of Series A convertible preferred stock held by them equal to the original issue price of such share, adjusted for any anti-dilution adjustments, plus all declared and unpaid dividends on such shares. Should the Company’s legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed with equal priority and pro rata among the holders of Series A convertible preferred stock in proportion to the preferential amount each holder is otherwise entitled to receive.

After the payment to the holders of convertible preferred stock of the full preferential amounts specified above, the entire remaining assets of the Company legally available for distribution by the Company shall be distributed with equal priority and pro rata among the holders of the common stock and holders of convertible preferred stock as-if-converted to common stock basis in proportion to the number of shares of common stock held by them.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Convertible Preferred Stock (cont.)

Conversion

Each share of convertible preferred stock is convertible, at the option of the holder, into the number of fully-paid and non-assessable shares of common stock that result from dividing the applicable original issue price per share by the applicable conversion price per share at the time of conversion, as adjusted for any anti-dilution adjustments If, after the issuance date of convertible preferred stock, the Company issues or sells, or is deemed to have sold, additional shares of common stock at a price lower than the original issuance price, except for certain exceptions allowed, the conversion price of convertible preferred stock would be adjusted. As of December 31, 2024 and December 31, 2023, the Company’s convertible preferred stock was convertible into the Company’s shares of common stock on a one-for-one basis.

Each share of convertible preferred stock is convertible into common stock automatically upon the earlier of (i) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of any class or security of the Company in which (a) the gross offering price per share reflects a pre-offering valuation of the Company of not less than $200 million, calculated on a fully-diluted and as-converted basis before giving effect to the issuance of the securities to be sold in such public offering, and (b) the cash proceeds to the Company (net of underwriting discounts and commissions) are at least $50 million (a “Qualified IPO”); or (ii) the Company’s receipt of a written request for such conversion from at least a majority of holders of the then outstanding shares of convertible preferred stock, voting as a single class on an as-if-converted basis.

Redemption and Balance Sheet Classification

Convertible preferred stock is recorded in mezzanine equity because while it is not mandatorily redeemable, it will become redeemable at the option of the stockholders upon the occurrence of certain deemed liquidation events that are considered not solely within the Company’s control.

Note 8 — Common Stock

As of December 31, 2024 and December 31, 2023, the Company’s certificate of incorporation authorized issuance of 40,000,000 shares of common stock. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to prior rights of the preferred stockholders. As of December 31, 2024, no dividends have been declared to date.

The Company had reserved shares of common stock, on an as-converted basis, for future issuance as follows:

	December 31, 2024	December 31, 2023
Conversion of Series A preferred stock	4,350,314	4,350,314
Conversion of Series B preferred stock	5,293,175	5,293,175
Conversion of Series C/C-1 preferred stock	8,220,445	8,220,445
Outstanding options under 2010 Plan	2,972,055	2,982,055
Issuance of options under the 2010 Plan	1,560,091	1,550,091
	22,396,080	22,396,080

Note 9 — Stock Option Plan

In 2010, the Company adopted the 2010 Equity Incentive Plan (the “Plan”) under which 2,000,000 shares of the Company’s common stock have been initially reserved for issuance to employees, directors and consultants. Options granted under the Plan may be either incentive stock options (“ISO”) or nonqualified stock options (“NSO”). ISOs may be granted only to Company employees, including officers and directors who are also employees. NSOs may be granted to Company employees, consultants and advisors.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stock Option Plan (cont.)

A person who owns (or is deemed to own) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company will not be granted an ISO unless the exercise price of such option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the option is not exercisable after the expiration of five years from the date of grant. Options granted generally vest over four years.

Activity under the Plan is set forth below:

	Options Outstanding
Stock Option Activity	Shares Available for Grant	Number of Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (in years)
Balances at January 1, 2024	1,550,091	2,982,055	$0.40	3.70
Options granted	—	—	$—
Options exercised	—	—	$—
Options expired	10,000	(10,000)	$0.001
Options cancelled/forfeited	—	—	$—
Balances at December 31, 2024	1,560,091	2,972,055	$0.40	3.00
Exercisable at December 31, 2024		1,548,910	$0.49	4.32
Vested and expected to vest at December 31, 2024		2,972,055	0.40	3.00

There were no new options granted or exercised during the year ended December 31, 2024. Intrinsic values are calculated as the difference between the exercise price of the underlying options and the fair value of the common stock for the options that had exercise prices that were lower than the fair value per share of the common stock on the date of exercise.

The total fair value of options vested for the year-ended December 31, 2024 was less than $0.1 million.

As of December 31, 2024, the total unrecognized stock-based compensation expense for stock options was less than $0.1 million which is expected to be recognized over a weighted-average period of 0.4 years. On the grant date, the Company estimates the fair value of stock options using the Black Scholes option-pricing model. The fair value of stock options is being recognized on a straight-line basis over the requisite service period of the awards.

Nonrecourse Promissory Notes to Early Exercise Stock Options

In 2018, one of the Company’s executives early exercised 1,380,015 of his stock options by issuing a promissory note to the Company. As the promissory note is nonrecourse this exercise of stock options with a promissory note is not considered a substantive exercise for accounting purposes. Therefore, no receivable for the promissory note was recorded on the Company’s balance sheet. This arrangement was accounted for as modifications to the original stock options which were exercised by issuing a promissory note. Such modification did not result in additional stock-based compensation expense. As of December 31, 2024 these options were fully vested.

Stock-Based Compensation Expense by Function

The following table is a summary of stock compensation expense by function recognized for the years ended December 31, 2024 and 2023 (in thousands):

	Years ended December 31,
	2024	2023
General Administrative	$7	$10
Research and development	14	23
	$21	$33

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Related Party Transactions

The Company issued convertible notes (also referred to as junior notes), Tasly convertible debt, and promissory notes to certain shareholders. Refer to Note 5 for detail.

Note 11 — Net Loss per Share Attributable to Common Stockholders

Basic net loss per share is computed by dividing the net loss by the weighted-average number of common shares outstanding for the period. Because the Company reported a net loss for the years ended December 31, 2024 and 2023, the number of shares used to calculate diluted net loss per common share is the same as the number of shares used to calculate basic net loss per common share for those periods presented because the potentially dilutive shares would have been antidilutive if included in the calculation.

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share data):

	Year Ended December 31, 2024	Year Ended December 31, 2023
Numerator:
Net loss	$(9,230)	$(10,281)
Denominator:
Weighted average shares used to computing basic and diluted net loss per share	5,604,651	5,600,741
Net loss per share attributable to common stockholders – basic and diluted:	$(1.65)	$(1.84)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	Years ended December 31,
	2024		2023
Convertible preferred stock	17,863,934		17,863,934
Convertible notes payable	3,363,624		2,251,941	(1)
Convertible loans	—	(2)	—
Options to purchase common stock	2,972,055		2,982,055
Total	24,199,613		23,097,930

____________

(1)      The conversion of the Convertible Notes and Senior Notes to common stock is dependent on the price of SPAC transaction or other equity offering and the completion date of such offerings. These factors are not estimable, therefore, the number of common stock is not determinable.

(2)      The Tasly Convertible Notes issued between June and August 2023 and completed in February 2024 are convertible upon occurrence of various conversion scenarios. Therefore, the number of common stock shares issuable upon their conversion is not currently estimable.

Note 12 — Government Grant Revenue

Government grant revenue consists of amounts the Company earns under grants from two government agencies: NIH and DARPA. These grants are provided either in the form of expense reimbursement (expense reimbursement grants) or on a fixed fee basis (fixed fee grants). Under the expense reimbursement grants the government agencies reimburse us for a portion of our expenses (allowable expenses) that have been incurred in a given period on the basis of reports that the Company provides to these agencies. Fixed fee grants are awarded for specific research and development programs undertaken by us. Under these grants the Company receives milestone payments from the government agencies upon our submission and approval by the government of agreed upon deliverables, consisting primarily of the documented results of the specific research and development programs.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Income Taxes

Income taxes in the Company’s combined financial statements have been calculated on a separate tax return basis. The following table presents the principal reasons for the difference between the effective tax rate and the federal statutory income tax rate (in thousands):

	Year Ended December 31
	2024		2023
Tax benefit at U.S. federal statutory rate	21.00%	(1,941)	21.00%	(2,159)
State Tax, net of federal benefit	14.58%	(1,347)	0.14%	(14)
Permanent difference	(0.06)%	6	(0.06)%	6
Prior-Year deferred taxes adjustment	0.32%	(30)	(0.57)%	58
Change of valuation allowance	(35.84)%	3,312	(20.51)%	2,109
Effective income tax rate	0.00%	—	0.00%	—

The components of the provision for income taxes are as follows (in thousands):

	Year Ended December 31,
	2024	2023
Current:
Federal	$—	$—
State	—	—
Foreign	—	—
	—	—

Deferred:
Federal	(1,607)	2,127
State and local	(1,705)	(18)
	(3,312)	2,109
Less: change in valuation allowance	3,312	(2,109)
Total provision for income taxes	$—	$—

Significant components of the Company’s deferred tax assets as of December 31, 2024 and 2023 were as follows (in thousands):

	Year Ended December 31,
	2024	2023
Deferred tax assets:
Accrued expenses & other	$70	$38
Depreciation and amortization	7	2
Stock based compensation	52	38
Convertible debt	93	5
Capitalized R&D	1,549	1,542
Net operating loss carryforward	32,173	29,033
R&D credit carryforward	3,511	3,485
Other	—	—
	37,455	34,143
Less: valuation allowance	(37,455)	(34,143)

No income tax expense was recorded during the year ended December 31, 2024 and 2023.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Income Taxes (cont.)

As of December 31, 2024, Profusa, Inc. had Federal and state net operating loss carryforwards of $114.8M and $116.3M, respectively. The Federal and state net operating loss carryforwards begin to expire in 2029. Federal net operating losses generated in tax years 2018 or thereafter have an indefinite carryforward period. The amount of Federal net operating loss that does not expire is $91.6 million.

As of December 31, 2024, Profusa, Inc. had Federal and California research credit carryforwards of $2.1M and $1.8M, respectively. The Federal tax credit carryforwards begin to expire in 2032. The state tax credit carryforwards carryforward indefinitely.

Management believes that, based upon a number of factors, which include the Company’s historical operating performance and accumulated deficit, it is more likely than not that the deferred tax assets will not be utilized. Therefore, the Company has recorded a full valuation allowance against its deferred tax assets.

Internal Revenue Code (IRC) section 382 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in stock ownership of a company. The annual limitation may result in the expiration of the Company’s net operating loss and tax credit carryforwards prior to utilization. The Company has not completed an IRC section 382 study as of December 31, 2024.

No liability related to uncertain tax positions is recorded in the financial statements.

The Company accrues for interest and penalties as part of income tax expense. As of December 31, 2024 and 2023, the Company has not accrued interest and/or penalties.

The Company files tax returns in the U.S. Federal, California and various other states. Due to the Company’s net operating losses, its Federal and state income tax returns remain subject to examination since inception. As of December 31, 2024, there are no ongoing tax examinations.

On March 27, 2020, Congress passed the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The act contains many tax incentives intended to assist companies and individuals during the COVID-19 outbreak. The Company received Paycheck Protection Program Loans during the years ended December 31, 2021 and December 31, 2020 of $1.3 million and $1.2 million, respectively. The Company had $1.4 million of Paycheck Protection Program loans outstanding as of December 31, 2024 and 2023.

On August 16, 2022, the Inflation Reduction Act of 2022 (“IRA”) was signed into federal law. IRA, among other things, imposes a nondeductible 1% excise tax after December 31, 2022 on the fair market value of certain stock that is “repurchased” by a publicly traded U.S. corporation or acquired by certain of its subsidiaries. The taxable amount is reduced by the fair market value of certain issuances of stock throughout the year. The Company does not expect this tax law change to have a material impact on its consolidated financial position; however, it will continue to evaluate its impact as further information becomes available. If average annual adjusted financial statement income exceeds $1 billion over a 3-taxable-year period, IRA also imposes a 15% corporate alternative minimum tax on adjusted financial statement income for taxable years beginning after December 31, 2022. The Company does not expect to incur this tax in the foreseeable future.

Under the Tax Cuts and Jobs Act of 2017, research and development costs are no longer fully deductible and are required to be capitalized and amortized for U.S. tax purposes effective January 1, 2022. The mandatory capitalization requirement increases our deferred tax assets and is fully offset with the valuation allowance.

Note 14 — Segments

The Company operates as one operating segment. The Company’s chief operating decision maker (“CODM”) is its Chief Executive Officer, Ben Hwang, who reviews financial information presented on a consolidated net loss basis as reported on the consolidated statement of operations in order to make decisions about allocating resources and assessing performance for the entire Company. The CODM also utilizes the Company’s long-range plan, which includes product development roadmaps and long-range financial models, as a key input to resource allocation. The CODM function approves of key operating and strategic decisions. The CODM function views the Company’s operations and manages

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Segments (cont.)

its business on a consolidated basis and as a single reportable operating segment. The CODM function is regularly provided with the following significant segment expenses. Significant expenses include research and development and general and administrative expenses, which are each separately presented in the Company’s Consolidated Statements of Operations. The CODM reviews significant expenses within both the research and development and the general and administrative categories. Other segment items within net loss include interest income, interest expense and loss on change in fair value of related party loan. See the consolidated financial statements for other financial information regarding the Company’s operating segment.

	Year Ended December 31,
	2024	2023
Government grant revenue	$100	$45
Operating expenses:
Research personnel compensation costs, including stock-based compensation	1,350	1,641
CRO and regulatory costs	36	186
Administrative personnel compensation costs, including stock-based compensation	1,592	1,434
Rent and office costs	279	365
Legal and accounting costs	1,223	2,287
Other expenses(1)	120	202
Total segment expenses	4,600	6,115
Loss from operations	(4,500)	(6,070)
Other income (expenses)
Loss on change in the fair value of related party Tasly convertible debt	(311)	(22)
Interest expense (including related parties amounts of $2,400 and $2,530 for the year ended December 31, 2024 and 2023, respectively)	(4,424)	(4,283)
Other income	5	94
Total other expense, net	(4,730)	(4,211)
Net loss and comprehensive loss	$(9,230)	$(10,281)

____________

(1)      Other expenses includes small balances of research materials and supplies along with insurance costs.

The Company has no significant long-lived assets recognized on the Consolidated Balance Sheets.

Note 15 — Subsequent Events

The Company has evaluated its subsequent events from December 31, 2024, through the date these consolidated financial statements were issued and has determined that there are no subsequent events requiring disclosure in these consolidated financial statements other than the items noted below.

On various dates in February and March 2025, the Company received an aggregate amount of $0.8 million from the issuance of Senior Secured Convertible Notes which are expected to be converted in 2025 upon the closing of the Company’s Qualified Financing transaction. These subsequent notes issued in 2025 are on similar terms as all other Senior Secured Convertible Notes in issued in 2024.

PROFUSA, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	June 30, 2025 (UNAUDITED)	December 31 2024
Assets
Current assets:
Cash	$44	$191
Other receivables	—	—
Prepaid expenses and other current assets	209	69
Total current assets	253	260
Deferred offering costs	4,136	2,757
Other non-current assets	55	56
Total assets	$4,444	$3,073

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$6,884	$4,954
Accrued liabilities	4,299	3,968
Convertible debt payable (including loans and notes payable to a related party of $26,670 and $25,056 as of June 30, 2025 and December 31, 2024, respectively.)	49,971	45,921
Promissory notes (including notes payable to related parties of $878 and $850 as of June 30, 2025 and December 31, 2024, respectively)	940	910
PPP loan	1,383	1,376
Total current liabilities	63,477	57,129
Total liabilities	63,477	57,129
Commitments and contingencies (Note 6)
Convertible Preferred Stock:
Series A convertible preferred stock: $0.0001 par value – 4,350,314 shares authorized at June 30, 2025 and December 31, 2024, and 4,350,314 shares issued and outstanding at June 30, 2025 and December 31, 2024, (Liquidation preference $5,307 at June 30, 2025 and December 31, 2024)	5,231	5,231
Series B convertible preferred stock: $0.0001 par value – 5,293,175 shares authorized at June 30, 2025 and December 31, 2024, and 5,293,175 shares issued and outstanding at June 30, 2025 and December 31, 2024, (Liquidation preference $13,815 at June 30, 2025 and December 31, 2024)	13,701	13,701
Series C/C-1 convertible preferred stock: $0.0001 par value – 8,907,893 shares authorized at June 30, 2025 and December 31, 2024, and 8,220,445 shares issued and outstanding at June 30, 2025 and December 31, 2024, (Liquidation preference $45,062 at June 30, 2025 and December 31, 2024)	46,217	46,217
Total convertible preferred stock	65,149	65,149
Stockholders’ deficit:
Common stock: $0.0001 par value – 40,000,000 authorized shares at June 30, 2025 and December 31, 2024, and 5,604,651 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in-capital	5,840	5,753
Accumulated deficit	(130,022)	(124,958)
Total stockholders’ deficit	(124,182)	(119,205)
Total liabilities, convertible preferred stock and stockholders’ deficit	$4,444	$3,073

The accompanying notes are an integral part of these condensed consolidated financial statements.

PROFUSA, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Government grant revenue	$—	$25	$—	$25
Operating expenses:
Research and development	393	432	827	938
General and administrative	610	569	1,600	1,402
Total operating expenses	1,003	1,001	2,427	2,340
Loss from operations	(1,003)	(976)	(2,427)	(2,315)
Other income (expenses)
Loss on change in the fair value of related party Tasly convertible debt	(57)	(15)	(118)	(11)
Interest expense (including related parties amounts of $629 and $575 for the three months ended June 30, 2025 and June 30, 2024, and $1,333 and $1,199 for the six months ended June 30, 2025 and June 30, 2024, respectively)	(1,289)	(1,081)	(2,519)	(2,161)
Other income	1	1	—	6
Total other expense, net	(1,345)	(1,095)	(2,637)	(2,166)
Net loss and comprehensive loss	$(2,348)	$(2,071)	$(5,064)	$(4,481)
Net loss per share, basic and diluted	$(0.42)	$(0.37)	$(0.90)	$(0.80)
Weighted-average common shares outstanding, basic and diluted	5,604,651	5,601,651	5,604,651	5,601,651

The accompanying notes are an integral part of these condensed consolidated financial statements.

PROFUSA, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 and 2024
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C/C-1 Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2024	4,350,314	$5,231	5,293,175	$13,701	8,220,445	$46,217	5,604,651	$—	$5,732	$(115,728)	$(109,996)
Stock-based compensation expense	—	—	—	—	—	—	—	—	5	—	5
Net loss	—	—	—	—	—	—	—	—	—	(2,071)	(2,071)
Balance at March 31, 2024	4,350,314	5,231	5,293,175	13,701	8,220,445	46,217	5,604,651	—	5,737	(117,799)	(112,062)

Stock-based compensation expense	—	—	—	—	—	—	—	—	6	—	6
Net loss	—	—	—	—	—	—	—	—	—	(2,410)	(2,410)
Balance at June 30, 2024	4,350,314	5,231	5,293,175	13,701	8,220,445	46,217	5,604,651	—	5,743	(120,209)	(114,466)

Balance at January 1, 2025	4,350,314	5,231	5,293,175	13,701	8,220,445	46,217	5,604,651	—	5,753	(124,958)	(119,205)
Stock-based compensation expense	—	—	—	—	—	—	—	—	5	—	5
Net loss	—	—	—	—	—	—	—	—	—	(2,716)	(2,716)
Balance at March 31, 2025	4,350,314	5,231	5,293,175	13,701	8,220,445	46,217	5,604,651	—	5,758	(127,674)	(121,916)

Stock-based compensation expense	—	—	—	—	—	—	—	—	82	—	82
Net loss	—	—	—	—	—	—	—	—	—	(2,348)	(2,348)
Balance at June 30, 2025	4,350,314	$5,231	5,293,175	$13,701	8,220,445	$46,217	5,604,651	$—	$5,840	$(130,022)	$(124,182)

The accompanying notes are an integral part of these condensed consolidated financial statements.

PROFUSA, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN THOUSANDS)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities
Net loss	$(5,064)	$(4,481)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	2,519	2,161
Gain on change in fair value of related party convertible debt	118	11
Loss on disposition of property and equipment, net	—	2
Stock-based compensation expenses	82	11
Changes in assets and liabilities:
Other receivables	—	44
Prepaid expenses and other current assets	(140)	(110)
Other non-current assets	1	(1)
Accounts payable	1,027	513
Accrued liabilities	331	842
Net cash used in operating activities	(1,126)	(1,008)

Cash flows from financing activities
Proceeds from issuance of senior notes	1,450	1,120
Proceeds from issuance of convertible loan	—	16
Repayment of senior notes	—	(115)
Payment of deferred offering costs	(476)	(117)
Net cash provided by financing activities	974	904

Net (decrease) in cash	(152)	(104)
Cash at the beginning of the period	191	142
Cash at the end of the period	$39	$38

Supplemental disclosures of non-cash investing and financing information:
Increase (decrease) in unpaid deferred offering costs	$904	$102

The accompanying notes are an integral part of these condensed consolidated financial statements.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 — Organization, Description of Business, Going Concern and Significant Risks and Uncertainties

Description of Business

Profusa, Inc. (the “Company”) was incorporated in the state of California on May 11, 2009. The Company engaged in the development of a new generation of biointegrated sensors that potentially empowers the individual with the ability to monitor their unique body chemistry.

The Company’s technology enables the development of bioengineered sensors that are designed to become one with the body to detect and continuously transmit actionable, clinical-grade data for personal and medical use. The Company’s first offering in the European Union, the Lumee™ Oxygen Platform, is designed to report reliable tissue oxygen levels at various regions of interest, both acutely and long-term. The Lumee™ Oxygen Platform has been designed for use in applications where monitoring of compromised tissue is beneficial, such as peripheral artery disease that results in narrowing of blood vessels and reduced blood flow to the lower limbs; chronic wounds (diabetic ulcers, pressure sores) that do not heal properly; and reconstructive surgery.

The Company’s research and development efforts are primarily focused on its Lumee™ Glucose Platform which is a system designed to monitor glucose levels in interstitial fluid, continuously and long-term. A tiny, biocompatible gel injected under the skin acts as a continuous glucose monitor (CGM) for several months. The ability of Lumee™ Glucose to provide continuous glucose monitoring with only an initial single injection, is an attractive alternative for people with diabetes to manage their disease without the need for frequent finger sticks required by standard glucometers, or the need for weekly sensor replacement as required by current short-term needle-type CGMs.

On November 6, 2022, the Company’s board of directors unanimously approved the pursuit of a business combination transaction involving the Company. On November 7, 2022, the Company entered into an Agreement and Plan of Merger (“Merger”) with NorthView Acquisition Corp (“NorthView”). The Company obtained Shareholder approval and successfully completed the merger on July 11, 2025 where a subsidiary of NorthView merged with the Company, with the Company surviving the Merger as a wholly owned subsidiary of NorthView.

On February 11, 2025, the parties to the Merger Agreement entered into Amendment No. 4 to the Merger Agreement (the “Amendment”) pursuant to which the parties agreed to revise the Company Reference Value (as defined in the Merger Agreement) to adjust for financing proceeds received by Profusa prior to the Business Combination, along with debt conversions and incentive shares to be issued. Additionally, the Amendment (i) revised the definition of “Milestone Event III” such that the parties extended the period for Profusa to consummate the APAC Joint Venture (as defined in the Merger Agreement) and receive the related funding from December 31, 2024 until December 31, 2025, and (ii) revised the definition of “Milestone Event IV” to change the earnout revenue target from $99,702,000 for the fiscal year ended December 31, 2025 to an earnout revenue target of $11,864,000 for the fiscal year ended December 31, 2026.

In relation to Milestone Event III: On August 8, 2023, a new wholly owned subsidiary, Profusa Asia Pacific Pte. Ltd (“APAC”), was created and incorporated by the Company under the laws of Singapore. Upon creation, the new entity was capitalized by the Company by payment of $1,000 for 1,000 Ordinary Shares. As a result, at the time of incorporation, the entity became a wholly owned subsidiary of the Company. The entity was created with the expectation of jointly conducting the business of developing, manufacturing and commercializing the Lumee Glucose and the Lumee Oxygen products, currently under development by the Company, together with a third party. No business or activities will have been conducted by the entity from the date of formation through and until the closing date of the proposed License Agreement and Shareholders Agreement between the Company and Best Life Technology Ltd, an entity wholly owned and controlled by the Tasly Holding Group (“Tasly”) which is a related party of the Company. In connection with and on or around the same date as the closing of the proposed Merger between the Company and NorthView, the Company expects to sign and execute a License Agreement and Shareholders Agreement (the “APAC Joint Venture”) setting forth the relative and other terms under which the development and business activities of the entity will be conducted.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 — Organization, Description of Business, Going Concern and Significant Risks and Uncertainties (cont.)

Going Concern

The Company has incurred significant net operating losses from operations. As of June 30, 2025, the Company has a working capital deficit of approximately $63.2 million. For the six months-ended June 30, 2025, the Company incurred a net loss of approximately $5.1 million and used approximately $1.1 million of cash in operating activities. Management expects to continue to incur additional substantial losses in the foreseeable future as a result of research and development activities. The Company has been able to finance its operations primarily with the proceeds from the issuance of equity and debt instruments and to a lesser extent, revenues from government grants. Additional funds may be necessary to maintain current operations and will be required for successful product commercialization efforts.

The Company’s condensed consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has reviewed the relevant conditions and events surrounding its ability to continue as a going concern including among others: historical losses, projected future results, increased tariffs, cash requirements for the upcoming year, funding capacity, net working capital, and future access to capital.

On July 11, 2025 Profusa, Inc., a Delaware corporation formerly known as NorthView Acquisition Corporation, consummated its previously announced business combination with Profusa, Inc., a California corporation, pursuant to that certain Merger Agreement and Plan of Reorganization. At the Closing and pursuant to the PIPE Subscription Agreement, New Profusa issued a PIPE Convertible Note in the principal amount of $10,000,000 (the “Initial Note”) for a purchase price of $9,000,000, reflecting a 10% Original Issuance Discount (“OID”). Management believes this liquidity is not sufficient to alleviate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date the condensed consolidated financial statements are issued in August 2026.

As part of the closing, the Company had cash inflows of $1.3 million from the NorthView trust account, net of redemptions, and the $9 million net PIPE convertible note. Cash outflows included marketing fees and vendor payments which totaled $3.4 million due at closing. Subsequent to the closing of the Merger, there continue to be factors which raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date the condensed consolidated financial statements are issued. The condensed consolidated financial statements do not contain any adjustments that might result from the outcome of this uncertainty.

Significant Risks and Uncertainties

The Company operates in a dynamic and highly competitive industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations, or cash flows: ability to obtain future financing; advances and trends in new technologies and industry standards; results of clinical trials; regulatory approval and market acceptance of the Company’s products; development of sales channels; certain strategic relationships; litigation or claims against the Company based on intellectual property, patent, product, regulatory, or other factors; and the Company’s ability to attract and retain employees necessary to support its growth.

Products developed by the Company require approvals from the U.S. Food and Drug Administration (“FDA”) or other international regulatory agencies prior to commercial sales. There can be no assurance that the products will receive the necessary approvals. If the Company is denied approval, approval is delayed or the Company is unable to maintain approval, it could have a materially adverse impact on the Company.

The Company has expended and will continue to expend substantial funds to complete the research, development and clinical testing of product candidates. The Company also will be required to expend additional funds to establish commercial-scale manufacturing arrangements and to provide for the marketing and distribution of products that receive regulatory approval. For any periods after the twelve months subsequent to the filing of these financial statements as of June 30, 2025, the Company may be required to seek additional equity or debt financing to commercialize its products.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 — Organization, Description of Business, Going Concern and Significant Risks and Uncertainties (cont.)

If adequate funds are unavailable on a timely basis from operations or additional sources of financing, the Company may have to delay, reduce the scope of or eliminate one or more of its research or development programs which would materially and adversely affect its business, financial condition and results of operations.

Inflation, Monetary Response, and Economic Impacts

The world economy is experiencing stubbornly high inflation, a challenge not faced for decades. Following the global financial crisis, with inflationary pressures muted, interest rates were extremely low for years and investors became accustomed to low volatility. The resulting easing of financial conditions supported economic growth, but it also contributed to a buildup of financial vulnerabilities. With inflation at multi-decade highs, monetary authorities in advanced economies are accelerating the pace of policy normalization. Policymakers have continued to tighten policy against a backdrop of rising inflation and currency pressures, albeit with notable differences across regions. Global financial conditions have tightened notably this year, leading to capital outflows. Amid heightened economic and geopolitical uncertainties, investors have aggressively pulled back from risk-taking and adjusted their investment preferences generally. Key gauges of systemic risk, such as higher dollar funding costs and counterparty credit spreads, have risen. There is a risk of a disorderly tightening of financial conditions that may be amplified by vulnerabilities built over the years.

In addition, our business, growth, financial condition or results of operations could be materially adversely affected by instability or changes in a country’s or region’s economic conditions; inflation; changes in laws or regulations or in the interpretation of existing laws or regulations, whether caused by a change in government or otherwise; increased difficulty of conducting business in a country or region due to actual or potential political or military conflict; or action by the U.S. or foreign governments that may restrict our ability to transact business in a foreign country or with certain foreign individuals or entities. A possible slowdown in global trade caused by increasing tariffs or other restrictions could decrease consumer or corporate confidence and reduce consumer, government and corporate spending in countries inside or outside the U.S., which could adversely affect our operations. Climate-related events, including extreme weather events and natural disasters and their effect on critical infrastructure in the U.S. or internationally, could have similar adverse effects on our operations, users, or third-party suppliers.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to applicable rules and regulations of the Securities and Exchange Commission (“SEC”).

Unaudited Interim Financial Information

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). The interim unaudited condensed consolidated financial statements have been prepared on the same basis as the annual audited consolidated financial statements and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). In the opinion of management, the interim unaudited financial statements reflect all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of June 30, 2025, the results of its operations and changes to stockholders’ equity for the three and six months ended June 30, 2025 and 2024, and its cash flows for the six months ended June 30, 2025 and 2024. The results for the three and six months ended June 30, 2025, are not necessarily indicative of results to be expected for the year ending December 31, 2025, or any other interim periods, or any future year or period. All amounts included herein have been rounded except where otherwise stated. As figures are rounded, numbers presented throughout this document may not add up precisely to the totals we provide and percentages may not precisely reflect the absolute figures. Certain disclosures have been consolidated or omitted from the unaudited interim condensed consolidated financial statements.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

The accompanying interim unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related disclosures as of December 31, 2024 and for the year then ended as found in the Form S-4/A filed by the Company with the SEC on April 3, 2025.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses in the condensed consolidated financial statements and accompanying notes. The Company’s management regularly assesses these estimates, including those related to accrued liabilities, valuation of the convertible debt, and senior notes, valuation allowance for deferred tax assets, and valuation of stock-based awards. Actual results could differ from these estimates, and such differences could be material to the Company’s financial position and results of operations.

Accounts Receivable and Allowance for Credit Losses

The Company does not have any accounts receivable with customers in the six months ended June 30, 2025 and 2024. The Company has developed policies that when accounts receivables are held with customers, they are recorded at the point in time in which management determines it is probable that the Company will collect substantially all of the consideration to which it will be entitled in exchange for the goods or services transferred to the customer.

The Company will then perform ongoing credit evaluations of its customers and, if necessary, recognize allowances for potential credit losses. The Company does not require any allowance for credit losses as of June 30, 2025 and 2024.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and other receivables. Substantially all of the Company’s cash is held by one financial institution. Such deposits may, at times, exceed federally insured limits. The Company has not experienced any losses on its cash. The Company’s other receivables are represented by amounts owned by two government agencies under the government grants.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of June 30, 2025 and 2024, cash consisted of cash on deposit with a bank denominated in U.S. dollars.

Deferred Offering Costs

Specific incremental costs, consisting of legal, accounting and other fees and costs, directly attributable to a proposed or actual offering of securities are deferred and charged against the gross proceeds of the offering. In the event of a significant delay or cancellation of a planned offering of securities, all of the costs are expensed. Offering costs capitalized as of June 30, 2025 and December 31, 2024 were $4.1 million and $2.8 million, respectively. The deferred offering costs as of June 30, 2025 and December 31, 2024 includes $1.3 million and $0.8 million respectively, of advances to NorthView to fund costs associated with the business combination.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

Government Grants

The Company receives payments from government entities under non-refundable grants in support of product development programs. The grants received fall within two categories:

a.      Expense Reimbursement Grants — grants in which the Company is entitled to claim from a government entity reimbursement of certain qualified expenses incurred to date. The nature and amount of such expenses are determined by each respective grant;

b.      Fixed Fee Grants — grants in which the total amount of the grant is fixed and the disbursements are made based on submission to the grantor of specified deliverables.

The Company has concluded that all government grants received are outside the scope of ASC 606 Revenue from Contracts with Customers, because such grants do not involve a reciprocal transfer in which each party receives and sacrifices approximately commensurate value. Therefore, the grants meet the definition of a contribution and are non- exchange transactions. The Company has further concluded that Subtopic 958-605, Not-for-Profit-Entities-Revenue Recognition does not apply to the government grants received, as the Company is a business entity, and the grants are with governmental agencies or units.

In absence of explicit U.S. GAAP guidance on contributions received by business entities, the Company made a policy decision to apply by analogy recognition and measurement guidance in International Accounting Standard 20 Accounting for Government Grants and Disclosure of Government Assistance (“IAS 20”). Under this approach recognize grants at fair value only when there is reasonable assurance that the Company will comply with the conditions attaching to them, and that the grants will be received. The Company recognizes as income the amounts received or receivable from expense reimbursement grants to the extent, and in the period in which, the qualifying costs have been incurred. The Company recognizes as income the amounts received or receivable from fixed fee grants by applying the proportional performance method. Under this method, grant income is recognized using the same proportion as the costs incurred to date to the total expected cost of the project, but limiting the income to be recognized to the amount to which the Company is entitled based on the submitted deliverables.

Fair Value of Financial Instruments

The Company’s financial instruments consist of other receivables, accounts payable, promissory notes, convertible promissory notes and senior notes. The Company states accounts payable at their carrying value, which approximates fair value due to the short time to the expected receipt or payment. The promissory notes are stated at amortized cost, which approximates their fair value, because the Company believes their terms approximate those that would be available to it on a similar loan from an unrelated party. The Tasly convertible debt issued between June 2023-February 2024 (Note 5) is carried at fair value based on unobservable market inputs.

Recent Accounting Standards

From time to time, new accounting standards are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that are adopted by the Company as of the specified effective date. During the six months ended June 30, 2025 and through the date of issuance of these condensed consolidated financial statements, there have been no new, or existing, recently issued accounting pronouncements that are of significance, or potential significance, that impact the Company’s condensed consolidated financial statements.

Recently issued accounting standards not yet adopted

In December 2023, the FASB issued ASU 2023-09 “Income Taxes (Topics 740): Improvements to Income Tax Disclosures”, to expand the disclosure requirements for income taxes, primarily requiring more detailed disclosure for income taxes paid and the effective tax rate reconciliation. ASU 2023-09 is effective for annual reporting periods

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

beginning after December 15, 2024, with early adoption permitted and can be applied on either a prospective or retroactive basis. The Company is currently evaluating the ASU to determine its impact on the income tax disclosures. No material financial impact will result in this expanded disclosure requirement.

In November 2024, the FASB issued ASU No. 2024-03 (“ASU 2024-03”), Disaggregation of Income Statement Expenses (“DISE”). ASU 2024-03 requires disaggregated disclosure of income statement expenses for public business entities. ASU 2024-03 does not change the expense captions an entity presents on the face of the income statement; rather, it requires disaggregation of certain expense captions into specified categories in disclosures within the footnotes to the financial statements. As revised by ASU No. 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures, the provisions of ASU 2024-03 are effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. With the exception of expanding disclosures to include more granular income statement expense categories, the Company does not expect the adoption of ASU 2024-03 to have a material effect on our consolidated financial statements taken as a whole.

Note 3 — Fair Value Measurement

Assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1 —	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;
Level 2 —

Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3 —	Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability. As of June 30, 2025 and December 31, 2024, the Company had no financial assets measured at fair value on a recurring basis.

As of June 30, 2025, the Company’s financial liabilities measured at fair value on a recurring basis, were as follows (in thousands):

	Fair value as of June 30, 2025
	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible Notes at fair value	$—	$—	$2,543	$2,543
Total liabilities measured at fair value	$—	$—	$2,543	$2,543

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 3 — Fair Value Measurement (cont.)

	Fair value as of December 31, 2024
	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible Notes at fair value	$—	$—	$2,234	$2,234
Total liabilities measured at fair value	$—	$—	$2,234	$2,234

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial instruments for the three and six months ended June 30, 2025 and 2024 (in thousands):

Tasly convertible debt at fair value
Fair value as of January 1, 2024	$1,714
Issuance of Convertible Notes	16
Accrued stated interest	48
Change in fair value included in other income and gain on change in the fair value of Tasly convertible debt	(4)
Fair value as of March 31, 2024	$1,774
Accrued stated interest	49
Change in fair value included in other income and loss on change in the fair value of Tasly convertible debt	15
Fair value as of June 30, 2024	$1,838

Fair value as of January 1, 2025	$2,234
Accrued stated interest	95
Change in fair value included in other income and loss on change in the fair value of Tasly convertible debt	61
Fair value as of March 31, 2025	$2,390
Accrued stated interest	96
Change in fair value included in other income and loss on change in the fair value of Tasly convertible debt	57
Fair value as of June 30, 2025	$2,543

The Company elected to measure its Tasly convertible debt at fair value (Note 5) with changes in fair value reported in earnings as they occur. The Convertible Debt fair values were determined using the discounted cash flow methodology based on probability weighted scenarios of the convertible notes conversion. At issuance of the first $1 million on June 26, 2023 the time to event was 0.28 years and the discount rate applied was 14.54%. At issuance of the next $0.3 million on July 20, 2023, the time to event was 0.22 years and the discount rate applied was 13.82%. At issuance of the additional $0.3 million on August 15, 2023, the time to event was 0.15 years and the discount rate applied was 13.70%. The final amount which was less than $0.02 million was issued on February 6, 2024; the time to event was 0.66 years and the discount rate applied was 13.69%.

On June 30, 2025, the time event was .03 years and the discount rate applied was 12.66%. Based on this method, the Fair value of the convertible debt at the date of inception was $1.6 million, the fair value at June 30, 2025 was $2.1 million.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 4 — Balance Sheet Components

Prepaid expenses and other current assets (in thousands)

	As of June 30, 2025	As of December 31, 2024
Prepaid legal	$48	$25
Prepaid insurance	31	37
Prepaid other	130	7
	$209	$69

Accrued Liabilities (in thousands)

	As of June 30, 2025	As of December 31, 2024
Accrued compensation	$(4,090)	$(3,472)
Accrued other liabilities	(209)	(496)
	$(4,299)	$(3,968)

Note 5 — Debt

The following table sets forth a summary of the debt instruments and their changes during the six months ended June 31, 2025 and 2024 (in thousands):

	Convertible Notes	Tasly Convertible Debt	Senior Notes	Promissory Notes	PPP Loan
Balance at January 1, 2025	$18,419	$2,234	$25,268	$910	$1,376
Issuance of debt	—	—	1,450	—	—
Debt repayments	—	—	—	—	—
Change in fair value	—	118	—	—	—
Stated interest	1,098	191	1,176	30	7
Amortization of debt discount and issuance costs	16	—	1	—	—
Balance at June 30, 2025	$19,533	$2,543	$27,895	$940	$1,383

Less: Current portion	19,533	2,543	27,895	940	1,383
Long term debt	$—	$—	$—	$—	$—

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 5 — Debt (cont.)

	Convertible Notes	Tasly Convertible Debt	Senior Notes	Promissory Notes	PPP Loan
Balance at December 31, 2023	$16,316	$1,714	$20,155	$849	$1,362
Issuance of debt	—	16	1,120	—	—
Debt repayments	—	—	(115)	—	—
Change in fair value	—	11	—	—	—
Stated interest	993	97	994	31	7
Amortization of debt discount and issuance costs	39	—		—	—
Balance at June 30, 2024	$17,348	$1,838	$22,154	$880	$1,369

Long term debt	$—	$—	$—	$—	$—

All debt was classified as current debt as of June 30, 2024 and 2025.

Convertible Debt

Convertible Notes

The annual effective interest rate of Convertible Notes was estimated from 12.54% to 53.28% per year for the six months ended June 30, 2025 and 12.66% to 53.28% per year for the six months ended June 30, 2024. The interest expense for the three months ended June 30, 2025 and 2024 was $0.6 million and $0.5 million, respectively. The interest expense for the six months ended June 30, 2025, and 2024 was $1.1 million and $1.0 million, respectively.

As of June 30, 2025 the outstanding balance of convertible notes includes related party convertible notes of $14.1 million. As of December 31, 2024 the outstanding balance of convertible notes includes related party convertible notes of $13.3 million. These notes were converted into New Profusa common stock upon the successful closing of the merger on July 11, 2025; see subsequent events (Note 14).

Tasly Convertible Debt

In June 2023, the Company entered into a short-term loan agreement with a related party under which it may borrow up to $1.6 million, of which $1.0 million was borrowed on June 26, 2023, $0.3 million was borrowed on July 20, 2023, $0.3 million was borrowed on August 15, 2023 and the final $0.02 million was borrowed in February 2024 (the “Convertible debt”).

The loans bear interest at a rate of 12% per annum, 24% per annum default interest rate, and originally matured on December 31, 2023. The original maturity date was extended to March 31, 2024, subject to the parties’ decision to extend thereafter. Upon occurrence of certain events of default by the Company, including failure to repay in full the amounts owed at maturity, the lender will have an option to convert the entire outstanding balance and accrued but unpaid interest under the Convertible debt into senior unsecured promissory notes on substantially the same terms as the outstanding Senior Notes as of June 30, 2025. In the event the Company fails to complete the formation of the APAC Joint Venture or fail to repay the amounts under the Tasly Convertible Debt when they become due, the lender will have an option to convert the entire outstanding balance and accrued but unpaid interest under the Convertible debt into either (i) senior unsecured promissory notes on substantially the same terms as the outstanding Senior Notes as of June 30, 2025, or (ii) the Company’s common stock at a conversion price of $1.92 per share.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 5 — Debt (cont.)

The Company elected to apply the fair value option to account for the Tasly Convertible debt. Accordingly, no features of the Convertible debt are bifurcated and separately accounted for. The fair value of the Convertible debt was $2.1 million as of June 30, 2025. Accrued stated interest on the Tasly Convertible debt was $0.1 million and $0.2 million for the three and six months ended June 30, 2025, respectively. Accrued stated interest on the Tasly Convertible debt was $0.05 million and $0.1 million for the three and six months ended June 30, 2024, respectively. Accrued interest since note origination is $0.47 million in total. The total loss on fair value remeasurement from origination through June 30, 2025 was $0.45 million, and the loss on fair value remeasurement was recognized of $0.1 million through June 30, 2025.

Senior Notes

January-March 2024 Senior Notes — During the months January through March 2024, the Company issued additional Senior Notes to investors with the principal amount of $0.7 million on substantially the same terms as the Senior Notes issued in 2022 (as amended in November 2022).

April — June 2024 Senior Notes — During the months April through June 2024, the Company issued additional Senior Notes to investors with the principal amount of $0.4 million on substantially the same terms as the Senior Notes issued in 2022 (as amended in November 2022). Additionally, the Company repaid $0.1 million of principal on Senior Notes with investors during the respective period.

January-March 2025 Senior Notes — During the months January through March 2025, the Company issued additional Senior Secured Convertible Notes to investors with the principal amount of $0.8 million on substantially the same terms as the Senior Notes issued in 2022 (as amended in November 2022). These notes were issued at the same 12% interest terms as all of their other Senior Secured Convertible Notes, and will convert into New Profusa shares at $0.50 per share. These notes have an 18-month maturity, which will be accelerated and convert into New Profusa shares upon the successful closing of the business combination.

April — June 2025 Senior Notes — During the months April through June 2025, the Company issued additional Senior Secured Convertible Notes to investors with the principal amount of $0.4 million issued on substantially the same terms as the Senior Notes issued in 2022 (as amended in November 2022). These notes were issued at the same 12% interest terms as all of their other Senior Secured Convertible Notes, and will convert into New Profusa shares at $0.50 per share. These notes have an 18-month maturity, which will be accelerated and convert into New Profusa shares upon the successful closing of the business combination.

Additionally, the Company issued $0.3 million in Senior Notes repayable upon the closing of the Business Combination which accrue interest at 0%.

Of the $27.9 million of Senior Notes, $10.0 million is outstanding with related parties and $17.9 million is outstanding with unrelated parties as of June 30, 2025.

Of the $25.3 million of Senior Notes outstanding on December 31, 2024, $9.5 million was outstanding with related parties and $15.8 million was outstanding with unrelated parties.

The annual effective interest rate of Senior Notes was estimated from 0% to 12.15% and 0% to 12.55% per year for the six months ended June 30, 2025 and 2024, respectively. The interest expense for the three months ended June 30, 2025 and 2024 was $0.6 million and $0.5 million, respectively. The interest expense for the six months ended June 30, 2025 and 2024 was $1.2 million and $1.0 million, respectively.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 5 — Debt (cont.)

As of June 30, 2025, future minimum payments for the convertible notes payable were as follows (in thousands):

	Convertible Notes	Tasly Convertible Debt	Senior Notes
As of June 30, 2025	$19,603	$2,287	$26,003
Total future payments	19,603	2,287	26,003
Less: fair value remeasurement	—	451	—
Less: unamortized debt discount	—	—	1,967
Less: interest	(70)	(195)	(75)
Total convertible notes payable	$19,533	$2,543	$27,895

These notes were converted into New Profusa common stock upon the successful closing of the merger on July 11, 2025; see subsequent events (Note 14).

Promissory Notes

In a series of transactions during 2010 and 2011 two of the Company’s founders provided $0.2 million to the Company to fund general corporate purposes in exchange for promissory notes. The notes accrue interest annually at a simple interest rate of 5% with no set maturity date.

During the year ended December 31, 2022, the Company borrowed $0.3 million from two of its founders at zero interest rate to finance its short-term operations, from which $0.2 million was repaid in the same period.

During the year ended December 31, 2023, the Company borrowed short-term promissory notes of $0.3 million from an existing investor and additional $0.1 million from an unrelated party repayable on demand at any time after December 31, 2023, with annual interest rate of 12%.

During the three and six months ended June 30, 2025 and 2024, the Company did not make any repayments from the outstanding balance of the promissory notes.

As of June 30, 2025 and December 31, 2024, accrued and unpaid interest on the promissory notes was $0.3 million and $0.3 million, respectively. Interest expense on the promissory notes was less than $0.1 million for each of the three and six months ended June 30, 2025 and 2024. The carrying value of the promissory notes as of June 30, 2025 and December 31, 2024 was $0.9 million and $0.9 million, respectively.

Paycheck Protection Program

On May 25, 2021, the Company borrowed $1.3 million (the “PPP Loan 2”) as a Paycheck Protection Program loan. The Paycheck Protection Program, established as part of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, provides for loans to qualifying businesses and is administered by the U.S. Small Business Administration (the “SBA”). The annual interest rate of the PPP Loan 2 is 1%.

Under the terms of PPP Loan 2, if the Company does not submit forgiveness application within 24 weeks the initial disbursement of the loan (the “Covered Period”), the Company must begin to make equal monthly payments of principal and interest starting 10 months from the end of the Covered Period until May 25, 2026. Interest on the loan continues to accumulate during any deferment period. As of June 30, 2025, the Company has not applied for forgiveness under PPP Loan 2.

As of December 31, 2024 and June 30, 2025, the Company was in default on PPP Loan 2 due to non-payment of minimal repayment amounts required by the terms of PPP Loan 2. Accordingly, the Company classified the entire amount outstanding under PPP Loan 2 as current and accrued respective late penalties for the total amount of less than $0.1 million as of June 30, 2025 and December 31, 2024, respectively. The total past due amount of PPP Loan 2 repayments as of June 30, 2025 and December 31, 2024 was $1.0 million and $0.8 million, respectively.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 5 — Debt (cont.)

As of June 30, 2025, the contractual future minimum payments for the PPP Loan 2 were as follows (in thousands):

Year Ending December 31,	Amount
2025 (remainder)	1,245
2026	145
Total	$1,390

Note 6 — Commitments and Contingencies

Operating Lease Obligations

Beginning in October 2024, the Company entered into a lease agreement whereby the Company agreed to rent its office and lab facilities under month-to-month tenancy. The monthly rent payable under the lease is $25 thousand. This month-to-month lease automatically renews every four months, unless written termination is provided.

Operating costs for short-term leases include variable lease costs of $0.1 million and less than $0.1 million during the three months ended June 30, 2025 and 2024, compared to $0.2 million and $0.1 million during the six months ended June 30, 2025 and 2024. Starting from August 2022 the Company recognized lease expense in the amount of monthly rent as incurred. The Company recognized operating lease costs for monthly rent of $75 thousand and $150 thousand for each of the three and six month periods ending June 30, 2025 and 2024. Total operating lease costs with common area maintenance variable costs were $0.3 million and $0.2 million for the six months ended June 30, 2025 and 2024.

Contingencies and Indemnifications

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and that such expenditures can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount.

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but that have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

Note 7 — Convertible Preferred Stock

Under the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company is authorized to issue two classes of shares: preferred and common stock. The preferred stock is issuable in series, and the Company’s Board of Directors is authorized to determine the rights, preferences, and terms of each series. Under the Company’s Articles of Incorporation, as amended, the Company is authorized to issue 18,551,382 shares of convertible preferred stock at a par value of $0.0001.

Convertible preferred stock as of June 30, 2025 and December 31, 2024 consisted of the following:

	Shares Authorized	Share Issued and Outstanding	Liquidation Preference	Carrying Amount	Original Issue Price
New Series A	4,350,314	4,350,314	$5,307	$5,231	$1.22
New Series B	5,293,175	5,293,175	$13,815	$13,701	$2.61
New Series C	7,358,151	6,670,703	$37,623	$37,476	$5.64
New Series C-1	1,549,742	1,549,742	$7,439	$8,741	$4.80
	18,551,382	17,863,934	$64,184	$65,149

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 7 — Convertible Preferred Stock (cont.)

Voting Rights

The holders of convertible preferred stock shares are entitled to vote on all matters on which the common stockholders are entitled to vote. Each holder of convertible preferred stock is entitled to the number of votes equal to the number of common stock shares into which the shares held by such holder could be converted as of the Record Date. Holders of convertible preferred stock and common stock generally vote as a single class.

Dividends

Holders of convertible preferred stock are entitled to receive dividends, when, as and if declared by the board of directors, at the annual rate of 8% of the original issue price, payable in preference and priority to any declaration or payment of any distribution on common stock of the Company in such calendar year. No distributions may be made with respect to the common stock unless dividends on the convertible preferred stock have been declared and all declared dividends on the convertible preferred stock have been paid or set aside for payment to the holders of the convertible preferred stock. Dividends are noncumulative, and none were declared as of December 31, 2024 and June 30, 2025.

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series C/C-1 convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Series B convertible preferred stock, the Series A convertible preferred stock or common stock, an amount per share for each share of Series C/C-1 convertible preferred stock held by them equal to the sum of the liquidation preference amount of respective original issue price per share, as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event (“anti-dilution adjustments”) plus all declared but unpaid dividends on such shares. Should the Company’s legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed with equal priority and pro rata among the holders of Series C/C-1 convertible preferred stock in proportion to the preferential amount each holder is otherwise entitled to receive.

After full payment to holders of the Series C/C-1 convertible preferred stock, payment should be made to the holders of Series B convertible preferred stock, in preference to the holders of the Series A convertible preferred stock or common stock, in the amount per share for each share of Series B convertible preferred stock held by them equal to the original issue price of such share, adjusted for any anti-dilution adjustments, plus all declared and unpaid dividends on such shares. Should the Company’s legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed with equal priority and pro rata among the holders of Series B convertible preferred stock in proportion to the preferential amount each holder is otherwise entitled to receive.

After full payment to holders of the Series B convertible preferred stock, payment should be made to the holders of Series A convertible preferred stock, in preference to the holders of the common stock, in the amount per share for each share of Series A convertible preferred stock held by them equal to the original issue price of such share, adjusted for any anti-dilution adjustments, plus all declared and unpaid dividends on such shares. Should the Company’s legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed with equal priority and pro rata among the holders of Series A convertible preferred stock in proportion to the preferential amount each holder is otherwise entitled to receive.

After the payment to the holders of convertible preferred stock of the full preferential amounts specified above, the entire remaining assets of the Company legally available for distribution by the Company shall be distributed with equal priority and pro rata among the holders of the common stock and holders of convertible preferred stock as-if-converted to common stock basis in proportion to the number of shares of common stock held by them.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 7 — Convertible Preferred Stock (cont.)

Conversion

Each share of convertible preferred stock is convertible, at the option of the holder, into the number of fully-paid and non-assessable shares of common stock that result from dividing the applicable original issue price per share by the applicable conversion price per share at the time of conversion, as adjusted for any anti-dilution adjustments If, after the issuance date of convertible preferred stock, the Company issues or sells, or is deemed to have sold, additional shares of common stock at a price lower than the original issuance price, except for certain exceptions allowed, the conversion price of convertible preferred stock would be adjusted. As of June 30, 2025 and December 31, 2024, the Company’s convertible preferred stock was convertible into the Company’s shares of common stock on a one-for-one basis.

Each share of convertible preferred stock is convertible into common stock automatically upon the earlier of (i) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of any class or security of the Company in which (a) the gross offering price per share reflects a pre-offering valuation of the Company of not less than $200 million, calculated on a fully-diluted and as-converted basis before giving effect to the issuance of the securities to be sold in such public offering, and (b) the cash proceeds to the Company (net of underwriting discounts and commissions) are at least $50 million (a “Qualified IPO”); or (ii) the Company’s receipt of a written request for such conversion from at least a majority of holders of the then outstanding shares of convertible preferred stock, voting as a single class on an as-if-converted basis.

Redemption and Balance Sheet Classification

Convertible preferred stock is recorded in mezzanine equity because while it is not mandatorily redeemable, it will become redeemable at the option of the stockholders upon the occurrence of certain deemed liquidation events that are considered not solely within the Company’s control.

Upon the closing of the merger, all Profusa Convertible Preferred stock was converted into New Profusa common shares, as further described in the Subsequent Events disclosure below (See Note 14).

Note 8 — Common Stock

As of June 30, 2025 and December 31, 2024, the Company’s certificate of incorporation authorized issuance of 40,000,000 shares of common stock. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to prior rights of the preferred stockholders. As of June 30, 2025, no dividends have been declared to date.

The Company had reserved shares of common stock, on an as-converted basis, for future issuance as follows:

	June 30, 2025	December 31, 2024
Conversion of Series A preferred stock	4,350,314	4,350,314
Conversion of Series B preferred stock	5,293,175	5,293,175
Conversion of Series C/C-1 preferred stock	8,220,445	8,220,445
Outstanding options under 2010 Plan	4,520,250	2,972,055
Issuance of options under the 2010 Plan	11,896	1,550,091
	22,396,080	22,396,080

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 9 — Stock Option Plan

In 2010, the Company adopted the 2010 Equity Incentive Plan (the “Plan”) under which 2,000,000 shares of the Company’s common stock have been initially reserved for issuance to employees, directors and consultants. The number of reserved shares has been increased over the years and currently equals 4,636,454 shares. Options granted under the Plan may be either incentive stock options (“ISO”) or nonqualified stock options (“NSO”). ISOs may be granted only to Company employees, including officers and directors who are also employees. NSOs may be granted to Company employees, consultants and advisors.

A person who owns (or is deemed to own) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company will not be granted an ISO unless the exercise price of such option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the option is not exercisable after the expiration of five years from the date of grant. Options granted generally vest over four years.

Activity under the Plan is set forth below:

	Options Outstanding
Stock Option Activity	Shares Available for Grant	Number of Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (in years)
Balances at January 1, 2025	1,560,091	2,972,055	$0.40	3.00
Options granted	(1,560,091)	1,560,091	$1.26
Options exercised	—	—	$—
Options expired	—	—	$—
Options cancelled/forfeited	11,896	(11,896)	$0.63
Balances at June 30, 2025	11,896	4,520,250	$0.70	6.48
Exercisable at June 30, 2025		2,364,814	$1.04	5.48
Vested and expected to vest at June 30, 2025		4,520,250	0.70	6.48
	Options Outstanding
Stock Option Activity	Shares Available for Grant	Number of Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (in years)
Balances at December 31, 2023	1,550,091	2,982,055	$0.40	3.70
Options granted	—	—	$—
Options exercised	—	—	$—
Options expired	10,000	(10,000)	$0.001
Options cancelled/forfeited	—	—	$—
Balances at June 30, 2024	1,560,091	2,972,055	$0.40	3.53
Exercisable at June 30, 2024		1,464,429	$0.49	4.88
Vested and expected to vest at June 30, 2024		2,972,055	0.40	3.53

During the three and six months ended June 30, 2025, stock option activity comprised of grants totaling 1,560,091 options, with no options exercised during the period. Intrinsic values are calculated as the difference between the exercise price of the underlying options and the fair value of the common stock for the options that had exercise prices that were lower than the fair value per share of the common stock on the date of exercise.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 9 — Stock Option Plan (cont.)

The total fair value of options vested for the three and six months ended June 30, 2025 and 2024 was less than $0.1 million.

As of June 30, 2025, the total unrecognized stock-based compensation expense for stock options was $3.0 million which is expected to be recognized over a weighted-average period of 1.3 years. The Company estimates the fair value of stock options using the Black Scholes option-pricing model. The fair value of stock options is being recognized on a straight-line basis over the requisite service period of the awards.

As of June 30, 2024, the total unrecognized stock-based compensation expense for stock options was less than $0.1 million which is expected to be recognized over a weighted-average period of 1.1 years. The Company estimates the fair value of stock options using the Black Scholes option-pricing model. The fair value of stock options is being recognized on a straight-line basis over the requisite service period of the awards.

Nonrecourse Promissory Notes to Early Exercise Stock Options

In 2018, one of the Company’s executives early exercised 1,380,015 of his stock options by issuing a promissory note to the Company. As the promissory note is nonrecourse this exercise of stock options with a promissory note is not considered a substantive exercise for accounting purposes. Therefore, no receivable for the promissory note was recorded on the Company’s balance sheet. This arrangement was accounted for as modifications to the original stock options which were exercised by issuing a promissory note. Such modification did not result in additional stock-based compensation expense. As of June 30, 2025 these options were fully vested.

Stock-Based Compensation Expense by Function

The following table is a summary of stock compensation expense by function recognized for the three and six months ended June 30, 2025 and 2024 (in thousands):

	Six months ended June 30,
	2025	2024
General Administrative	$33	$4
Research and development	54	7
	$87	$11
	Three months ended June 30,
	2025	2024
General Administrative	$31	$2
Research and development	51	4
	$82	$6

Note 10 — Related Party Transactions

The Company issued convertible notes (also referred to as junior notes), Tasly convertible debt and promissory notes to certain shareholders. Refer to Note 5 for detail.

Note 11 — Net Loss per Share Attributable to Common Stockholders

Net loss per common share is calculated in accordance with ASC Topic 260, Earnings Per Share. Basic net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. The computation of diluted net loss per share does not include dilutive common stock equivalents in the weighted-average shares outstanding, as the inclusion of common share equivalents would be antidilutive. The common share equivalents consist of stock options, convertible notes, convertible preferred stock and common stock.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 11 — Net Loss per Share Attributable to Common Stockholders (cont.)

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share data):

	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024
Numerator:
Net loss	$(2,348)	$(2,071)
Denominator:
Weighted average shares used to computing basic and diluted net loss per share	5,604,651	5,601,651
Net loss per share attributable to common stockholders — basic and diluted:	$(0.42)	$(0.37)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	Three months ended June 30,
	2025		2024
Convertible preferred stock	17,863,934		17,863,934
Convertible notes payable(1)	42,430,263		25,721,548
Convertible loans	—	(2)	—	(2)
Options to purchase common stock	4,520,250		2,972,055
Total	64,814,447		46,557,537

____________

(1)       The conversion of the Convertible Notes and Senior Notes to common stock is dependent on the price of SPAC transaction or other equity offering and the completion date of such offerings. These factors are not estimable, therefore, the number of common stock is not determinable.

(2)       The Tasly Convertible Notes issued between June and August 2023 and completed in February 2024 are convertible upon occurrence of various conversion scenarios. Therefore, the number of common stock shares issuable upon their conversion is not currently estimable.
	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
Numerator:
Net loss	$(5,064)	$(4,481)
Denominator:
Weighted average shares used to computing basic and diluted net loss per share	5,604,651	5,601,651
Net loss per share attributable to common stockholders – basic and diluted:	$(0.90)	$(0.80)

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 11 — Net Loss per Share Attributable to Common Stockholders (cont.)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	Six months ended June 30,
	2025		2024
Convertible preferred stock	17,863,934		17,863,934
Convertible notes payable(1)	42,430,263		25,721,548
Convertible loans	—	(2)	—	(2)
Options to purchase common stock	4,520,250		2,972,055
Total	64,814,447		46,557,537

____________

(1)       The conversion of the Convertible Notes and Senior Notes to common stock is dependent on the price of SPAC transaction or other equity offering and the completion date of such offerings. These factors are not estimable, therefore, the number of common stock is not determinable.

(2)       The Tasly Convertible Notes issued between June and August 2023 and completed in February 2024 are convertible upon occurrence of various conversion scenarios. Therefore, the number of common stock shares issuable upon their conversion is not currently estimable.

Note 12 — Government Grant Revenue

Government grant revenue consists of amounts we earn under grants from two government agencies: NIH and DARPA. These grants are provided either in the form of expense reimbursement (expense reimbursement grants) or as on a fixed fee basis (fixed fee grants). Under the expense reimbursement grants the government agencies reimburse us for a portion of our expenses (allowable expenses) that have been incurred in a given period on the basis of reports that we provide to these agencies. Fixed fee grants are awarded for specific research and development programs undertaken by us. Under these grants we receive milestone payments from the government agencies upon our submission and approval by the government of agreed upon deliverables, consisting primarily of the documented results of the specific research and development programs.

Note 13 — Segments

The Company operates as one operating segment. The Company’s chief operating decision maker (“CODM”) is its Chief Executive Officer, Ben Hwang, who reviews financial information presented on a consolidated net loss basis as reported on the consolidated condensed statement of operations and comprehensive loss in order to make decisions about allocating resources and assessing performance for the entire Company. The CODM also utilizes the Company’s long-range plan, which includes product development roadmaps and long-range financial models, as a key input to resource allocation. The CODM function approves of key operating and strategic decisions. The CODM function views the Company’s operations and manages its business on a consolidated basis and as a single reportable operating segment. The CODM function is regularly provided with the following significant segment expenses. Significant expenses include research and development and general and administrative expenses, which are each separately presented in the Company’s consolidated condensed statements of operations and comprehensive loss. The CODM reviews significant expenses within both the research and development and the general and administrative categories. Other segment items within net loss include interest income, interest expense and loss on change in fair value of related party loan. See the consolidated condensed financial statements for other financial information regarding the Company’s operating segment.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 13 — Segments (cont.)

	Three Months Ended June 30,
	2025	2024
Government grant revenue	$—	$25
Operating expenses:
Research personnel compensation costs, including stock-based compensation	320	385
CRO and regulatory costs	—	—
Administrative personnel compensation costs, including stock-based compensation	401	350
Rent and office costs	118	80
Legal and accounting costs	110	179
Other expenses(1)	54	7
Total segment expenses	1,003	1,001
Loss from operations	(1,003)	(976)
Other income (expense)
Loss on change in the fair value of related party Tasly convertible debt	(57)	(15)
Interest expense	(1,289)	(1,081)
Other income	1	1
Total other expense, net	(1,345)	(1,095)
Net loss and comprehensive loss	$(2,348)	$(2,071)

____________

(1)      Other expenses includes small balances of research materials and supplies along with insurance costs.

	Six Months Ended June 30,
	2025	2024
Government grant revenue	$—	$25
Operating expenses:
Research personnel compensation costs, including stock-based compensation	658	818
CRO and regulatory costs	—	15
Administrative personnel compensation costs, including stock-based compensation	736	712
Rent and office costs	318	162
Legal and accounting costs	649	592
Other expenses(1)	66	41
Total segment expenses	2,427	2,340
Loss from operations	(2,427)	(2,315)
Other income (expense)
Loss on change in the fair value of related party Tasly convertible debt	(118)	(11)
Interest expense	(2,519)	(2,161)
Other income	—	6
Total other expense, net	(2,637)	(2,166)
Net loss and comprehensive loss	$(5,064)	$(4,481)

____________

(1)      Other expenses includes small balances of research materials and supplies along with insurance costs.

The Company has no significant long-lived assets recognized on the Consolidated Balance Sheets.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 14 — Subsequent Events

The Company has evaluated its subsequent events from June 30, 2025, through the date these condensed consolidated financial statements were issued and has determined that there are no subsequent events requiring disclosure in these condensed consolidated financial statements other than the items noted below.

On November 7, 2022, the Company entered into the Merger Agreement with NorthView, and on July 11, 2025, the Business Combination closed. In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, each share of issued and outstanding Profusa Common Stock was converted into a number of shares of New Profusa Common Stock, based on the Exchange Ratio that reflects an equity valuation of Profusa of $155,000,000 (as adjusted for the Incentive Equity Value, the Private Placement Value and the Aggregate Company Incentive Amount), divided by an assumed value of New Profusa Common Stock of $10.00 per share.

The total consideration received by Profusa Security Holders at the Closing of the transactions contemplated by the Merger Agreement is the newly issued shares of Common Stock and securities convertible or exchangeable for newly issued shares of Common Stock with an aggregate value equal $255,958,617, with each Profusa Stockholder receiving for each share of Profusa Common Stock held (after giving effect to the exchange or conversion of all outstanding Profusa Preferred Stock for shares of Profusa Common Stock and treating all vested in-the-money Profusa Convertible Securities (including, on a net exercise basis, all vested qualified Profusa Options) as if such securities had been exercised as of immediately prior to the Merger, but excluding all unvested Profusa Options) a number of shares of Common Stock equal to a conversion ratio of approximately 0.34. As a result, the Profusa Security Holders received an aggregate of 25,595,862 shares of newly issued Common Stock as Merger Consideration.

The Business Combination was accounted for as a reverse capitalization in accordance with GAAP. Profusa was deemed the accounting predecessor of the combined business, and New Profusa is the successor SEC registrant, meaning that Profusa’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

As of June 30, 2025, the Company had outstanding Profusa Preferred Stock of 17,863,934 shares, common stock of 6,984,666 shares which are made up of 5,604,651 common shares outstanding and 1,380,015 shares of common stock from in-substance nonrecourse promissory notes, and fully vested options outstanding and exercisable of 2,364,814 shares. These shares were fully converted at the completion of the Business Combination. Additionally, as of June 30, 2025, the Convertible Notes of $19.5 million and Senior Convertibles Notes of $27.9 million were converted in full at the closing of the Business Combination.

From June 30, 2025 through the closing of the Business Combination, options continued to vest on normal vesting schedules, and interest continued to accrue on the notes. Upon completing the Business Combination on July 11, 2025, all outstanding Profusa Preferred Stock of 17,863,934 shares, common stock of 6,984,666 shares, were converted into New Profusa at an exchange ratio of .3459 for 6,178,315 shares from Profusa Preferred Stock, and 2,415,67 shares of Common Stock of which 1,938,392 were from common shares outstanding and 477,284 were from common shares issued from the in-substance nonrecourse promissory notes. Additionally, 2.3 million outstanding options which were vested or expected to vest were rolled over from Profusa into New Profusa outstanding options at an exchange rate of .3459.

In addition, the following convertible notes were converted into New Profusa Common Stock based on the principal and accrued interest as of July 11, 2025. Convertible Notes with an outstanding balance of $19.6 million in principal and accrued interest converted into 2,801,697 shares of New Profusa at $7.00/share, Senior Convertible Notes with an outstanding balance of $20.8 million in principal and accrued interest converted into 5,189,138 shares of New Profusa at $4.00/share, Senior Convertible Bridge Notes of $3.1 million in principal and accrued interest were repaid in cash in the amount of $0.25 million with the remaining $2.85 million converted into 1,277,162 shares of New Profusa at $2.22/share, Senior Secured Convertible Notes of $2.8 million in principal and accrued interest converted into 5,542,261 shares of New Profusa at $0.50/share. Of the 5,542,261 New Profusa shares issued to Senior Secured Note holders, 710,220 shares were contributed by the Sponsor. As part of the initial shares at closing, the Incentive Equity Value of $29,018,330 was converted to shares at $10 per share for 2,901,833 shares allocated to the merger consideration, as defined in the Business Combination Amendment No. 4.

PROFUSA, INC. AND SUBSIDIARY
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 14 — Subsequent Events (cont.)

On July 28, 2025, the Company entered into the Purchase Agreement and a related registration rights agreement (the “ELOC Registration Rights Agreement”), with Ascent (“Purchaser”). Pursuant to the terms and conditions set forth in the Purchase Agreement, the Company may issue and sell to Ascent, shares of its common stock for an aggregate purchase price of up to $100 million, subject to certain limitations and conditions.

Under the Purchase Agreement, the Company may deliver advance notices to the Purchaser to request the purchase of shares of common stock, with each closing to occur on a trading day following the end of a 10 or fewer trading day valuation period commencing on the trading date immediately following the delivery of the Advance Notice, or as determined by the Purchaser. The purchase price per share at each Closing will be equal to 97% of the lowest volume-weighted average price (“VWAP”) of the Company’s common stock during the applicable valuation period, subject to a floor price and other adjustments as set forth in the Purchase Agreement. The maximum purchase price at any single Closing is limited to the lower of (a) $5.0 million or (b) 100% of the average daily traded value of the common stock for the five trading days immediately preceding such Closing.

The net proceeds from sales that the Company makes to Ascent under the Purchase Agreement, will depend on the frequency and prices at which the Company sells shares of Common Stock. We expect that any proceeds received from sales of Common Stock to Ascent will be used solely for the purchase of Bitcoin (which can be used for debt repayment) provided that the Company’s cash balance on the date of the applicable sale exceeds $5.0 million. If the cash balance is less than $5.0 million, proceeds to the Company shall be allocated first to bring the balance to $5.0 million and the remaining proceeds to purchase Bitcoin. As of the filing date of these June 30, 2025 financial statements, the Company has purchased $1.0 million of Bitcoin as part of the Company’s ongoing treasury strategy.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Northview Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Northview Acquisition Corporation (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses on or before June 22, 2025. The Company entered into a definitive business combination agreement with a business combination target on November 7, 2022; however, the completion of this transaction is subject to the approval of the Company’s stockholders among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to June 22, 2025, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after June 22, 2025, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2021.

Boston, MA
March 28, 2025

NORTHVIEW ACQUISITION CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023
Assets
Current Assets:
Cash	$16,204	$4,519
Prepaid expenses and other current assets	14,166	6,750
Prepaid income taxes	30,492	—
Cash and marketable securities held in Trust Account	—	1,565,078
Total Current Assets	60,862	1,576,347

Cash and marketable securities held in Trust Account	8,330,835	9,308,328
Total Assets	$8,391,697	$10,884,675

Liabilities, Redeemable Common Stock and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	$684,483	$449,114
Advance from Profusa	791,407	—
Excise tax payable	1,880,944	1,864,106
Common stock to be redeemed(1)	—	1,565,078
Income tax payable	—	49,061
Convertible promissory note – related party	8,908,052	944,118
Due to related party	50,000	50,000
Total Current Liabilities	12,314,886	4,921,477

Deferred tax liability	—	13,661
Warrant liabilities	696,170	156,639
Total Liabilities	13,011,056	5,091,777

Commitments and Contingencies (Note 6)
Common stock subject to possible redemption, 687,519 and 833,469 shares at redemption value of approximately $12.13 and $11.10 at December 31, 2024 and 2023, respectively	8,337,388	9,252,208

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 5,193,750 shares issued and outstanding at December 31, 2024 and 2023 (excluding 687,519 and 833,469 shares subject to possible redemption at December 31, 2024 and 2023, respectively)	519	519
Accumulated deficit	(12,957,266)	(3,459,829)
Total Stockholders’ Deficit	(12,956,747)	(3,459,310)
Total Liabilities, Redeemable Common Stock and Stockholders’ Deficit	$8,391,697	$10,884,675

____________

(1)      In connection with the special meeting of stockholders to vote on extending the Combination Period, on December 21, 2023, 140,663 shares of the Company’s common stock were redeemed at a per share price of $11.13. In January 2024, $1,565,078 was paid from the Trust Account to redeeming stockholders in connection with the extension. As a result, the Company has recorded a liability of $1,565,078 as common stock to be redeemed and reduced common stock subject to possible redemption as of December 31, 2023 on the consolidated balance sheet.

The accompanying notes are an integral part of the consolidated financial statements.

NORTHVIEW ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2024	2023
Formation and operating costs	$1,351,038	$1,508,683
Loss from operations	(1,351,038)	(1,508,683)

Other income (expense):
Interest income earned on investments held in trust account	425,416	2,248,538
Change in fair value of convertible note	(7,165,953)	177,697
Change in fair value of warrant liabilities	(539,531)	701,148
Total other (expense) income, net	(7,280,068)	3,127,383

(Loss) income before provision for income tax	(8,631,106)	1,618,700
Income tax provision	(80,513)	(456,790)
Net (loss) income	$(8,711,619)	$1,161,910

Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	747,644	4,866,356
Basic and diluted net (loss) income per share, common stock subject to possible redemption	$(1.47)	$0.12
Basic and diluted weighted average shares outstanding, common stock	5,193,750	5,193,750
Basic and diluted net (loss) income per share, common stock	$(1.47)	$0.12

The accompanying notes are an integral part of the consolidated financial statements.

NORTHVIEW ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Common stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of December 31, 2022	5,193,750	$519	$—	$(619,995)	$(619,476)
Accretion of common stock to redemption value	—	—	—	(2,137,638)	(2,137,638)
Excise tax payable attributable to redemption of common stock	—	—	—	(1,864,106)	(1,864,106)
Net income	—	—	—	1,161,910	1,161,910
Balance as of December 31, 2023	5,193,750	$519	$—	$(3,459,829)	$(3,459,310)
	Common stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of December 31, 2023	5,193,750	$519	$—	$(3,459,829)	$(3,459,310)
Accretion of common stock to redemption value	—	—	—	(768,980)	(768,980)
Excise tax payable attributable to redemption of common stock	—	—	—	(16,838)	(16,838)
Net loss	—	—	—	(8,711,619)	(8,711,619)
Balance as of December 31, 2024	5,193,750	$519	$—	$(12,957,266)	$(12,956,747)

The accompanying notes are an integral part of the consolidated financial statements.

NORTHVIEW ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net (loss) income	$(8,711,619)	$1,161,910
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest income on cash and marketable securities held in Trust Account	(425,416)	(2,248,538)
Change in fair value of warrant liabilities	539,531	(701,148)
Changes in fair value of convertible promissory note	7,165,953	(177,697)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(7,416)	311,468
Accounts payable and accrued expenses	235,369	634
Prepaid income taxes	(30,492)	—
Income tax payable	(49,061)	(413,210)
Deferred tax liability	(13,661)	(23,279)
Due to related party	—	25,000
Net cash used in operating activities	(1,296,812)	(2,064,860)

Cash flows from investing activities:
Payment of extension fee into Trust Account	(485,350)	(438,360)
Cash withdrawn from Trust Account in connection with redemption	3,248,878	184,845,836
Reimbursement of franchise and income taxes from Trust Account	204,459	1,192,438
Net cash provided by investing activities	2,967,987	185,599,914

Cash flows from financing activities:
Proceeds from convertible promissory note	797,981	1,121,815
Advance from Profusa	791,407	—
Redemption of common stock	(3,248,878)	(184,845,836)
Net cash used in financing activities	(1,659,490)	(183,724,021)

Net change in cash	11,685	(188,967)
Cash, beginning of the year	4,519	193,486
Cash, end of the year	$16,204	$4,519
Supplemental disclosure of cash flow information:
Income taxes paid, inclusive of interest and penalties	$173,727	$912,437
Excise tax payable attributable to redemption of common stock	$16,838	$1,864,106
Accretion of common stock to redemption value	$768,980	$2,137,638
Reclassification of common stock subject to redemption to common stock to be redeemed	$—	$1,565,078

The accompanying notes are an integral part of the consolidated financial statements.

NORTHVIEW ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

NorthView Acquisition Corporation (the “Company” or “Northview”) is a blank check company incorporated in Delaware on April 19, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). The Company has identified a target company for a business combination and is consummating the acquisition of Profusa.

The Company has a wholly-owned subsidiary, NV Profusa Merger Sub Inc. (“Merger Sub”), a Delaware corporation incorporated on October 13, 2022, formed solely in contemplation of the Merger with Profusa (See Note 6). Merger Sub has not commenced any operations and has only nominal assets and no liabilities or contingent liabilities, nor any outstanding commitments other than in connection with the Merger.

On December 22, 2021, the Company consummated its Initial Public Offering (“IPO”) of 18,975,000 units (the “Units”), which included 2,475,000 Units issued pursuant to the full exercise of the over-allotment option granted to the underwriters. Each Unit consists of one share of common stock of the Company, par value $0.0001 per share, one right (the “Rights”), and one-half of one redeemable warrant of the Company (the “Warrants”). Each Right entitles the holder thereof to receive one-tenth (1/10) of one share of common stock. Each Warrant entitles the holder thereof to purchase one share of common stock for $11.50 per share, subject to adjustment. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $189,750,000.

Simultaneously with the closing of the IPO, the Company completed the private sale of an aggregate of 7,347,500 warrants (the “Private Placement Warrants”), which included 697,500 Private Placement Warrants issued pursuant to the full exercise of the over-allotment option granted to the underwriters, to NorthView Sponsor I, LLC (“the Sponsor”), I-Bankers Securities, Inc., and Dawson James Securities, Inc. at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $7,347,500, which is discussed in Note 4.

Transaction costs amounted to $7,959,726 consisting of $3,450,000 of underwriting discount, $3,570,576 of Representative’s Shares cost, $259,527 of Representative’s Warrants cost and $679,623 of other offering costs.

The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding taxes payable on the interest earned on the Trust Account) at the time of the signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the Public Offering on December 22, 2021, an amount of $191,647,500 ($10.10 per Unit), excluding $741,228 that was wired to the Company’s operating bank account on December 31, 2021 for working capital purposes, from the net proceeds of the sale of the public units in the IPO and the sale of the Private Placement Warrants was placed in a Trust Account (“Trust Account”) and invested in United States government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act as determined by the Company. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the IPO will not be released from the Trust Account until the earliest of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the initial Business Combination within the extended period (or any additional extension from the closing of our IPO if we extend the period of time to consummate a business combination) (the “Combination Period”), or (B) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity, and (iii) the redemption of all of the Company’s public shares if the Company

NORTHVIEW ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

is unable to complete the Business Combination within the Combination Period, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding public shares, subject to the limitations described herein. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the fee payable to I-Bankers and Dawson James pursuant to the Business Combination Marketing Agreement (see Note 6).

If the Company is unable to complete an initial Business Combination within the Combination Period, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s rights and warrants, which will expire worthless if the Company fails to complete the Business Combination within the Combination Period.

On March 10, 2023, the Company held a vote to amend its amended and restated certificate of incorporation to extend the date by which the Company must consummate a Business Combination from March 22, 2023 to December 22, 2023 (the “First Extension Meeting”).

On December 21, 2023, the Company held a special meeting of stockholders to vote on extending the Combination Period. As a result, the Company extended the Combination Period from December 22, 2023 to March 22, 2024. In connection with the extension, 140,663 shares of the Company’s common stock were redeemed, with 6,027,219 shares of Common Stock remaining outstanding after the Redemption; 833,469 shares of Common Stock remaining outstanding after the Redemption are shares issued in connection with our initial public offering. In January 2024, $1,565,078 was paid from the Trust Account to redeeming stockholders in connection with the extension.

On January 2, 2024, the Company and Continental Stock Transfer & Trust Company (“CST”) entered into Amendment No. 1 to Investment Management Trust Agreement, dated December 20, 2021, by and between the Company and CST, to allow CST, upon written instruction of the Company, to (i) hold the funds in the Company’s trust account uninvested or (ii) hold the funds in an interest-bearing bank demand deposit account.

On January 10, 2024, the Company’s Board of Directors approved, and the Company amended, its Convertible Working Capital Promissory Note (the “Note”) with the sponsor to increase the principal amount of the Note that could be drawn on to $1.5 million. The amended and restated Note also allows for the conversion of the outstanding principal balance of the Note to be repaid in shares of Company common stock at a price of $2.22 per share at the election of the sponsor. On May 31, 2024, the Company’s Board of Directors approved and the Company entered into a second amendment of its Convertible Working Capital Promissory Note with the sponsor to increase the principal

NORTHVIEW ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

amount of the Note that could be drawn on to $2.5 million. The second amended and restated Note also allows for the conversion of the outstanding principal balance of the Note to be repaid in shares of Company common stock at a price of $2.22 per share at the election of the sponsor.

On March 21, 2024, the Company held its 2024 Annual Meeting of Stockholders (the “Meeting”). At the meeting, the Company’s stockholders approved the amendment of the Company’s amended and restated certificate of incorporation to extend the date by which the Company must consummate a business combination or, if it fails to do so, cease its operations and redeem or repurchase 100% of the shares of the Company’s common stock issued in the Company’s initial public offering, from March 22, 2024, monthly for up to six additional months at the election of the Company and only upon contribution of $0.05 per month per outstanding public share, ultimately until September 22, 2024.

In connection with the meeting, the holders of 95,394 Public Shares properly exercised their right to redeem, with 5,931,825 shares of Common Stock remaining outstanding after the Redemption; 738,075 shares of Common Stock remaining outstanding after the Redemption are shares issued in connection with the initial public offering. Consequently, the contribution is $36,904 per month needed for the Company to continue to extend the Combination Period monthly. On May 8, 2024 and May 31, 2024, the Company made two deposits of $36,904 each for April and May extension contributions. On September 10, 2024, the Company made a deposit of $112,114, of which $110,714 was for June, July and August extension contributions and $1,400 for lost interest due to late trust payments.

On September 19, 2024, the Company held an extraordinary general meeting of stockholders (the “Meeting”). At the Meeting, the Company’s stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company must consummate its initial Business Combination to March 22, 2025. In connection with the approval of the extension amendment, holders of 50,556 shares of the Company’s common stock exercised their right to redeem, with 5,881,269 shares of common stock remaining outstanding after the redemption; 687,519 shares of common stock remaining outstanding after the redemption are shares issued in connection with our initial public offering. Consequently, the contribution is $34,376 per month needed for the Company to continue to extend the Combination Period monthly.

On December 13, 2024, the Company made a deposit of $68,752 for the October and November extension contributions and on December 23, 2024, the company made a deposit of 34,376 for the December extension contribution. In October 2024, $595,439 was paid from the trust account to redeeming stockholders in connection with the extension. On February 27, 2025, the Company made a deposit of $49,376 for the January extension contribution and a portion ($15,000) of the February extension contribution. On March 7, 2025, the Company deposited the remainder of the February extension contribution of $19,376, plus interest.

On March 18, 2025, the company commenced a special meeting of stockholders, which was adjourned until March 21, 2025 without conducting any business. On March 21, 2025, the Company reconvened the meeting and the stockholders approved the extension of the business combination period until June 22, 2025. In connection with the approval of the extension amendment, holders of 532,958 shares of the Company’s common stock exercised their right to redeem, for an aggregate redemption amount of approximately $6.5 million, with 5,348,311 shares of common stock remaining outstanding after the redemption; 154,561 shares of common stock remaining outstanding after the redemption are shares issued in connection with our initial public offering. As a condition of the extension, the Company contributed $30,000 to the Trust Account, for the entire extension period, on March 21, 2025. Additionally, the stockholders at the meeting approved the amendment of the Company’s charter to remove the requirement that prevented the Company from redeeming public shares to the extent that it would cause the Company’s net tangible assets to be less than $5,000,001 (the “NTA Requirement”), and our charter was amended on March 21, 2025 to reflect the extension of the business combination and the removal of the NTA Requirement.

All of the Public Shares, or shares of our common stock sold as part of the IPO, contain a redemption feature which allows for the redemption of such Public Shares in connection with our liquidation, if there is a stockholder vote or tender offer in connection with our initial business combination and in connection with certain amendments to our amended and restated certificate of incorporation. In accordance with SEC and its guidance on redeemable

NORTHVIEW ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of common stock classified as temporary equity was the allocated proceeds determined in accordance with ASC 470-20. The common stock is subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their Founder Shares and public shares in connection with the completion of the initial Business Combination, (ii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the Business Combination within such time period); and (iii) vote their Founder Shares and any public shares purchased during or after the IPO in favor of the initial Business Combination.

The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets, in each case net of the amount of interest which may be released to the Company to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

Nasdaq Delisting Notification

On December 20, 2024, the Company received a written notice from the Nasdaq Listing Qualifications Department of The Nasdaq Stock Market that the Company’s securities would be delisted from The Nasdaq Stock Market by reason of the failure of the Company to complete its initial business combination by December 20, 2024 (36 months from the effectiveness of its IPO registration statement) as required by Listing Rule IM-5101-2. Accordingly, trading in the Company’s Common Stock, Rights and Warrants was suspended at the opening of business on December 27, 2024 and a Form 25-NSE was filed by Nasdaq with the Securities and Exchange Commission, which removed the Company’s securities from on the Nasdaq Stock Market. The Company’s Common Stock, Rights and Warrants began to be quoted on the Pink Markets operated on The OTC Market systems (“OTC Market”) under the symbols “NVAC,” “NVACR” and “NVACW.”

Liquidity and Going Concern

As of December 31, 2024, the Company had $16,204 in cash and a working capital deficit of $12,254,024. Prior to the completion of the Company’s IPO, the Company’s liquidity needs had been satisfied through a capital contribution from the Sponsor of $25,000 for the founder shares to cover certain of the offering costs and the loan under an unsecured promissory note from the Sponsor of $204,841, which was fully paid upon the IPO. Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied through the proceeds from the consummation of the Private Placement not held in the Trust Account, and the drawdowns on the convertible promissory note.

NORTHVIEW ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

In order to finance transaction costs in connection with an intended Business Combination, the initial stockholders or an affiliate of the initial stockholders or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5).

On April 27, 2023, the Company signed a Convertible Working Capital Promissory Note (“the Note”) with the Sponsor for $1,200,000. The Note is non-interest bearing and is due the earlier of the consummation of a business combination or the date of liquidation. The Sponsor may elect to convert all or any portion of the unpaid principal balance of this Note into warrants, at a price of $1.00 per warrant.

On January 10, 2024, the Company’s Board of Directors approved, and the Company amended the Note to increase the principal amount of the Note that could be drawn on to $1.5 million. The amended and restated Note also allows for the conversion of the outstanding principal balance of the Note to be repaid in shares of Company common stock at a price of $2.22 per share at the election of the sponsor.

On May 31, 2024, the Company’s Board of Directors approved, and the Company second amended its Note to increase the principal amount of the Note that could be drawn on to $2.5 million. The second amended and restated Note also allows for the conversion of the outstanding principal balance of the Note to be repaid in shares of Company common stock at a price of $2.22 per share at the election of the sponsor.

The Company had principal outstanding of $1,919,796 and is presenting the Note at fair value on its balance sheet at December 31, 2024 in the amount of $8,908,052. As of December 31, 2024, no amounts were repaid against the loan.

The Company has until June 22, 2025 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by June 22, 2025. If a Business Combination is not consummated by the required date, there will be an option to either extend the time available for us to consummate our initial business combination or execute a mandatory liquidation and subsequent dissolution. In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern,” management has determined that mandatory liquidation, and subsequent dissolution, should the Company be unable to complete a business combination, raises substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these consolidated financial statements. No adjustments have been made to the carrying amounts of assets and liabilities should the Company be required to liquidate after June 22, 2025.

Risks and Uncertainties

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock occurring on or after January 1, 2023, by publicly traded U.S. domestic corporations, by certain U.S. domestic subsidiaries of publicly traded foreign corporations, by “covered surrogate foreign corporations” (as defined in the IR Act) and by certain affiliates of the foregoing. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination)

NORTHVIEW ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

and (iv) the content of regulations and other guidance from the Treasury. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

On March 22, 2023 and December 21, 2023, the Company’s stockholders redeemed 18,000,868 and 140,663 shares, respectively, for a total of $184,845,836 and $1,565,078, respectively. On March 26, 2024, the Company’s stockholders redeemed 95,394 shares for a total of $1,088,361. On September 30, 2024, the Company’s stockholders redeemed 50,556 shares for a total of $595,439. The Company determined that an excise tax liability should be recorded due to the redeemed shares. As of December 31, 2024, the Company has a charge to stockholders’ deficit of $1,880,944 of excise tax liability, including $16,838 charged during the year ended December 31, 2024, calculated as 1% of the value of shares redeemed.

On July 3, 2024, the Treasury issued final regulations with respect to the procedure and administration of the Excise Tax. These regulations provided that the filing and payment deadline for any liability incurred during the period from January 1, 2023 to December 31, 2023 would be October 31, 2024. As of December 31, 2024 and the date of this report, the excise tax was not paid and recorded as excise tax payable. Any amount of such Excise Tax not paid in full, could be subject to additional interest and penalties which are currently estimated at 7% interest per annum and a 5% underpayment penalty per month or portion of a month up to 25% of the total liability for any amount that is unpaid.

As of December 31, 2024 and 2023, $1,880,944 and $1,864,106 were accrued on the accompanying consolidated balance sheets, respectively. On January 29, 2025, the Company claimed disaster relief under IRC Section 7508A relating to Hurricane Beryl as announced in IRS Announcement TX-2024-08. Under the disaster relief claim, the time for filing of the September 30, 2024 Quarterly Federal Excise Tax Return and payment of the 2023 excise taxes on repurchases of corporate stock normally due on October 31, 2024 should be postponed to February 3, 2025. The Company was not subject to excise tax interest and penalties until February 3, 2025. On January 29, 2025, the Company filed their 2024 excise tax return. No excise tax payment had been made by the Company.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

NORTHVIEW ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Some of the more significant estimates are in connection with determining the fair value of the warrant liabilities and convertible promissory note. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2024 and 2023.

Cash and Marketable Securities Held in Trust Account

At December 31, 2024, substantially all of the assets held in the Trust Account were held in an interest-bearing demand deposit account at a bank and at December 31, 2023, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are shown in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

During the year ended December 31, 2024, pursuant to the trust agreement dated as of December 20, 2021 between the Company and Continental Stock Transfer & Trust Company (“CST”), the trustee of the Trust Account, $204,459 of interest income from the Trust Account was withdrawn by the Company for the payment of franchise and income taxes.

NORTHVIEW ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

During the year ended December 31, 2023, pursuant to the trust agreement dated as of December 20, 2021 between the Company and Continental Stock Transfer & Trust Company (“CST”), the trustee of the Trust Account, $1,192,438 of interest income from the Trust Account was withdrawn by the Company for the payment of franchise and income taxes.
	Fair Value as of December 31, 2024	Fair Value as of December 31, 2023
Cash	$8,330,835	$1,406
U.S. Treasury Bills	—	10,872,000
	$8,330,835	$10,873,406

On December 21, 2023, the Company held a special meeting of stockholders to vote on extending the Combination Period. As a result, the Company extended the Combination Period from December 22, 2023 to March 22, 2024, which was later extended to March 22, 2025. In connection with the extension voted on December 21, 2023, 140,663 shares of the Company’s common stock were redeemed. In January 2024, $1,565,078 was paid from the Trust Account to redeeming stockholders in connection with the extension. As a result, the Company recorded a liability of $1,565,078 as common stock to be redeemed and reduced common stock subject to possible redemption as of December 31, 2023 on the balance sheet. Additionally, as part of the adjustment of common stock subject to possible redemption, the Company classified $1,565,078 of the trust account as a current asset on the consolidated balance sheets, which was paid from the Trust Account in January 2024 to redeeming stockholders.

On March 18, 2025, the company commenced a special meeting of stockholders, which was adjourned until March 21, 2025 without conducting any business. On March 21, 2025, the Company reconvened the special meeting to approve an extension of time for the Company to consummate an initial business combination from March 22, 2025 to June 22, 2025. The meeting was adjourned until March 21, 2025, at which the stockholders approve the extension of the business combination period until June 22, 2025. As a condition of the extension, the Company contributed $30,000 to the Trust Account, for the entire extension period, on March 21, 2025.

As of December 31, 2024, all of the Trust assets were classified as noncurrent assets.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature, except for the warrant liabilities and convertible promissory note.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the consolidated financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of December 31, 2024 and 2023, the Company’s deferred tax asset had a full valuation allowance recorded against it.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

NORTHVIEW ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company recognizes interest and penalties related to unrecognized tax benefits as a formation cost expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. Interest and penalties expense amounted to $0 and $19,158 during the years ended December 31, 2024 and 2023, respectively.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Derivative Financial Instruments

The Company evaluates its financial instruments, such as warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. Derivative assets and liabilities are classified in the consolidated balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Convertible Promissory Note

The fair value of the Company’s convertible promissory note is valued using a compound option formula on the convertible feature and a present value of the host contract. The valuation technique requires inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumption about the assumptions a market participant would use in pricing the working capital loan.

Warrant Liabilities

The Company accounts for the 17,404,250 warrants issued in connection with the IPO (the 9,487,500 Public Warrants, the 7,347,500 Private Placement Warrants, and the 569,250 Representative Warrants inclusive of the underwriters’ over-allotment option) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company has classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities will be adjusted to fair value, with the change in fair value recognized in the Company’s consolidated statements of operations (See Note 8).

In determining the fair value of the Private Placement Warrants and the Representative’s Warrants, assumptions related to expected share-price volatility, expected life and risk-free interest rate are utilized. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants.

Net (Loss) Income Per Common Stock

The Company has two categories of shares, which are referred to as common stock subject to possible redemption and common stock. Earnings and losses are shared pro rata between the two categories of shares. The 17,404,250 potential shares of common stock for outstanding warrants to purchase the Company’s shares were excluded from diluted earnings per share for the years ended December 31, 2024 and 2023 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net (loss) income per share of common

NORTHVIEW ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

stock is the same as basic net (loss) income per share of common stock for the periods presented. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net (loss) income per share for each category of common stock:
	For the Year Ended December 31, 2024		For the Year Ended December 31, 2023
	Common stock subject to possible redemption	Common stock	Common stock subject to possible redemption	Common stock
Basic and diluted net (loss) income per share:
Numerator:
Allocation of net (loss) income	$(1,096,239)	$(7,615,380)	$562,049	$599,861

Denominator:
Weighted-average shares outstanding	747,644	5,193,750	4,866,356	5,193,750
Basic and diluted net (loss) income per share	$(1.47)	$(1.47)	$0.12	$0.12

Common Stock Subject to Possible Redemption

The Company’s common stock sold as part of the Units in the IPO (“public common stock”) contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a stockholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public common stock outside of permanent equity as the redemption provisions are not solely within the control of the Company. The public common stock was issued with other freestanding instruments (i.e., Public Warrants) and as such, the initial carrying value of public common stock classified as temporary equity was the allocated proceeds determined in accordance with ASC 470-20.

As of December 31, 2024 and 2023, the amount of public common stock reflected on the consolidated balance sheets is reconciled in the following table:
Contingently redeemable common stock, December 31, 2022	193,525,484
Less:
Partial redemption	(186,410,914)
Plus:
Accretion of redeemable common stock	2,137,638
Contingently redeemable common stock, December 31, 2023	$9,252,208
Less:
Partial redemption	(1,683,800)
Plus:
Accretion of redeemable common stock	768,980
Contingently redeemable common stock, December 31, 2024	$8,337,388

Recently Issued Accounting Standards

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and

NORTHVIEW ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07, which was applied retrospectively to all prior periods presented. See Note 10 for further details regarding this adoption.

Standards not yet Adopted

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. ASU 2023-09 will become effective for annual periods beginning after December 15, 2024. The Company is still reviewing the impact of ASU 2023-09.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Note 3 — Initial Public Offering

Public Units

On December 22, 2021, the Company sold 18,975,000 Units, (which included 2,475,000 Units issued pursuant to the full exercise of the over-allotment option) at a purchase price of $10.00 per Unit. Each unit that the Company is offering has a price of $10.00 and consists of one share of common stock, one right, and one-half of one redeemable warrant. Each right entitles the holder thereof to receive one-tenth (1/10) of one share of common stock upon the consummation of an initial business combination. Each whole warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as described herein.

Public Warrants

Each whole warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any founder shares held by such stockholders or their affiliates, as applicable, prior to such issuance (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price shall be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described in the section “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable on the later of 12 months from the closing of the IPO or 30 days after the completion of its initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its reasonable best efforts to file, and within 60 business days after the closing of the initial Business Combination, to have declared effective, a registration statement relating

NORTHVIEW ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Initial Public Offering (cont.)

to those shares of common stock, and to maintain a current prospectus relating to such shares of common stock until the warrants expire or are redeemed. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective within the above specified period following the consummation of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of Warrants

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”);

•        if, and only if, the last sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption as described above, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on the stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of the warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Note 4 — Private Placement

The Company’s Sponsor, I-Bankers and Dawson James have purchased an aggregate of 7,347,500 Private Placement Warrants (which included 697,500 Private Placement Warrants issued pursuant to the full exercise of the over-allotment option) at a price of $1.00 per warrant ($7,347,500 in the aggregate) in a private placement that closed simultaneously with the closing of the IPO. Of such amount, 5,162,500 Private Placement Warrants were purchased by the Sponsor and 2,185,000 Private Placement Warrants were purchased by I-Bankers and Dawson James.

The Private Placement Warrants are identical to the warrants included in the units sold in the IPO, except that the Private Placement Warrants: (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, in each case so long as they are held by the initial purchasers or any of their permitted transferees. If the Private Placement Warrants are held by holders other than the initial purchasers or any of their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the Units being sold in the IPO.

Note 5 — Related Party Transactions

Founder Shares

In April 2021, the Sponsor paid $25,000, or approximately $0.005 per share, to cover certain of the offering costs in exchange for an aggregate of 5,175,000 shares of common stock, par value $0.0001 per share (the “Founder Shares”). In October 2021, the Sponsor irrevocably surrendered to the Company for cancellation and for no consideration

NORTHVIEW ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

862,500 shares of common stock. On December 20, 2021, the Company effected a 1.1- for-1 stock dividend of its common stock, resulting in the Sponsor holding an aggregate of 4,743,750 shares of common stock. The Founder Shares include an aggregate of up to 618,750 shares subject to forfeiture if the over-allotment option is not exercised by the underwriters in full. On December 22, 2021, the over-allotment option was fully exercised and such shares are no longer subject to forfeiture.

The Sponsor has agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s public stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock-up”). Notwithstanding the foregoing, if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the Lock-up.

Convertible Promissory Note — Related Party

On April 27, 2023, the Company signed a Convertible Working Capital Promissory Note (“the Note”) with the Sponsor for $1,200,000. The Note is non-interest bearing and is due the earlier of the consummation of a business combination or the date of liquidation. The Sponsor may elect to convert all or any portion of the unpaid principal balance of this Note into warrants, at a price of $1.00 per warrant. On January 10, 2024, the Company’s Board of Directors approved, and the Company amended the Note to increase the principal amount of the Note that could be drawn on to $1.5 million. The amended and restated Note also allows for the conversion of the outstanding principal balance of the Note to be repaid in shares of Company common stock at a price of $2.22 per share at the election of the sponsor. On May 31, 2024, the Company’s Board of Directors approved and the Company entered into a second amendment of its Convertible Working Capital Promissory Note with the sponsor to increase the principal amount of the Note that could be drawn on to $2.5 million. The second amended and restated Note also allows for the conversion of the outstanding principal balance of the Note to be repaid in shares of Company common stock at a price of $2.22 per share at the election of the sponsor. As of December 31, 2024, the Company had principal outstanding of $1,919,796 and is presenting the Note at fair value on its balance sheet at December 31, 2024 in the amount of $8,908,052.

Related Party Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the initial stockholders or an affiliate of the initial stockholders or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes the initial Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible, at the option of the lender, into warrants at a price of $1.00 per warrant of the post Business Combination entity. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. At December 31, 2024 and 2023, the Company had no borrowings under the Working Capital Loans, other than the Note described in “Note 5 — Related Party Transactions — Convertible Promissory Note — Related Party”.

Administrative Service Fee

Commencing on the effective date of the IPO, the Company began paying its Sponsor a total of $5,000 per month for office space, utilities, secretarial support and other administrative and consulting services. As of June 30, 2023, the Company and the Sponsor terminated this agreement. For the year ended December 31, 2024, $0 had been incurred

NORTHVIEW ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

and billed relating to the administrative service fee, respectively. For the year ended December 31, 2023, $30,000 had been incurred and billed relating to the administrative service fee. As of December 31, 2024 and 2023, $50,000 relating to the administrative service fee was not paid and recorded as due to related party.

Advances from Profusa

During the year ending December 31, 2024, Profusa agreed to advance funds to the Company to pay for operating expenses. As of December 31, 2024, there was $791,407 owed to Profusa, which is due upon demand or at the completion of the Business Combination.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any underlying securities) are entitled to registration rights pursuant to a registration rights agreement signed on the closing date of the IPO requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-up period described in Note 5. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The underwriters had a 30-day option from the date of IPO to purchase up to an additional 2,475,000 units to cover over-allotments, if any. On December 22, 2021, the over-allotment was fully exercised.

The underwriters received a cash underwriting discount of approximately 1.82% of the gross proceeds of the IPO, or $3,450,000.

Business Combination Marketing Agreement

Under a Business Combination marketing agreement, the Company engaged I-Bankers and Dawson James as advisors in connection with the Business Combination to assist the Company in holding meetings with the stockholders to discuss the potential Business Combination and the target business’s attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the potential Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company was obligated to pay I-Bankers and Dawson James a cash fee for such marketing services upon the consummation of the initial Business Combination in an amount of 3.68% of the gross proceeds of the IPO, or $6,986,250. The agreement was amended on November 7, 2022 to allow for the 3.68% business combination fee to be paid as (a) 27.5% cash and (b) 72.5% to be rolled into equity at closing. Subsequently, on January 19, 2025, the agreement was modified by the parties such that the Company will be required to pay $2,000,000, payable in cash, if a business combination is consummated.

Representative’s Shares

On December 22, 2021, the Company issued 450,000 shares (Representative Shares) of common stock (which included 37,500 Representative Shares issued pursuant to the full exercise of the over-allotment option) at the consummation of the IPO to I-Bankers and Dawson James (and/or their designees). I-Bankers and Dawson James (and/or their designees) have agreed not to transfer, assign or sell any such shares until the completion of the initial Business Combination. In addition, I-Bankers and Dawson James (and/or their designees) have agreed (i) to waive their

NORTHVIEW ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

redemption rights with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its initial Business Combination within the Combination Period. The fair value of the Representative’s Shares issued are recognized as offering costs directly attributable to the issuance of an equity contract to be classified in equity and are recorded as a reduction of equity (see Note 1).

Representative’s Warrants

The Company granted to I-Bankers and Dawson James (and/or their designees) 569,250 warrants (which included 74,250 warrants issued pursuant to the full exercise of the over-allotment option) exercisable at $11.50 per share (or an aggregate exercise price of $6,546,375) at the closing of the IPO. The Representative Warrants issued are recognized as derivative liabilities in accordance with ASC 815-40 and recorded as liabilities at fair value each reporting period (see Notes 1 and 8). The warrants may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the first anniversary of the effective date of the registration statement of which the IPO forms a part and the closing of the initial Business Combination and terminating on the fifth anniversary of such effectiveness date. Notwithstanding anything to the contrary, I-Bankers and Dawson James have agreed that neither they nor their designees will be permitted to exercise the warrants after the five year anniversary of the effective date of the registration statement of which the IPO forms a part. The warrants and such shares purchased pursuant to the warrants have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement of which the IPO forms a part pursuant to FINRA Rule 5110I(1). Pursuant to FINRA Rule 5110I(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which the IPO forms a part, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statement of which the IPO forms a part except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The warrants grant to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the effective date of the registration statement of which the IPO forms a part with respect to the registration under the Securities Act of the shares issuable upon exercise of the warrants. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions, which will be paid for by the holders themselves. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares at a price below its exercise price. The Company will have no obligation to net cash settle the exercise of the warrants. The holder of the warrants will not be entitled to exercise the warrants for cash unless a registration statement covering the securities underlying the warrants is effective or an exemption from registration is available.

Merger Agreement

On November 7, 2022, NorthView entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), by and among Merger Sub., and Profusa, Inc., a California corporation (“Profusa”). The Merger Agreement provides that, among other things, at the closing of the transactions contemplated by the Merger Agreement, Merger Sub will merge with and into Profusa (the “Merger”), with Profusa surviving as a wholly-owned subsidiary of NorthView. In connection with the Merger, NorthView will change its name to “Profusa, Inc.”

The Business Combination is subject to customary closing conditions, including the satisfaction of the minimum available cash condition of $15,000,000, the receipt of certain governmental approvals and the required approval by the stockholders of NorthView and Profusa. There is no assurance that the Business Combination will be completed.

NORTHVIEW ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

Advisory Agreement

On December 19, 2024, the Company engaged A.G.P to serve as the placement agent in connection with a proposed business combination transaction. The Company shall pay to A.G.P. a cash fee (the “Cash Fee”) equal to 9.0% in a convertible note offering, note, or other similar equity-linked offerings, and shall be calculated from the face value of notes issued, which is payable at the close of a Business Combination. If the Business Combination does not successfully close, A.G.P. will not be entitled to any cash fee.

Note 7 — Stockholders’ Deficit

Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and with such designations, rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2024 and 2023, there was no preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue a total of 100,000,000 shares of common stock at par value of $0.0001 each. In April 2021, the Company issued 5,175,000 shares of common stock to its Sponsor for $25,000, or approximately $0.005 per share. In October 2021, the Sponsor irrevocably surrendered to the Company for cancellation and for no consideration 862,500 shares of common stock. On December 20, 2021, the Company effected a 1.1- for-1 stock dividend of its common stock, resulting in an aggregate of 4,743,750 Founder Shares issued and outstanding. On December 22, 2021, the Company has also issued 450,000 shares (Representative’s Shares) of common stock (which included 37,500 Representative Shares issued pursuant to the full exercise of the over-allotment option) at the consummation of the IPO to I-Bankers and Dawson James (and/or their designees). As of December 31, 2024 and 2023, there were 5,193,750 shares of common stock issued and outstanding, excluding 687,519 and 833,469 shares of common stock subject to redemption, respectively.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the Company’s amended and restated certificate of incorporation or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the Company’s common stock that are voted is required to approve any such matter voted on by the stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors (prior to consummation of the initial Business Combination). The Company’s stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Note 8 — Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

NORTHVIEW ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

The following tables present information about the Company’s assets and liabilities that are measured at fair value on December 31, 2024 and 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	December 31, 2024	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash and marketable securities held in trust	$8,330,835	$8,330,835	$—	$—
Liabilities:
Warrant liabilities – Public Warrants	$379,500	$—	$379,500	$—
Warrant liabilities – Private Placement Warrants	293,900	—	—	293,900
Warrant liabilities – Representative’s Warrants	22,770	—	—	22,770
Convertible promissory note	8,908,052	—	—	8,908,052
Total	$9,604,222	$—	$379,500	$9,224,722
	December 31, 2023	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash and marketable securities held in trust	$10,873,406	$10,873,406	$—	$—
Liabilities:
Warrant liabilities – Public Warrants	$85,388	$85,388	$—	$—
Warrant liabilities – Private Placement Warrants	66,128	—	—	66,128
Warrant liabilities – Representative’s Warrants	5,123	—	—	5,123
Convertible promissory note	944,118	—	—	944,118
Total	$1,100,757	$85,388	$—	$1,015,369

The Public Warrants, the Private Placement Warrants and the Representative’s Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within liabilities on the consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statements of operations.

The Company utilized a Monte Carlo simulation model for the initial valuation of the Public Warrants. The subsequent measurement of the Public Warrants at December 31, 2024 was classified as Level 2 due to the lack of an active market. At December 31, 2023, the Public Warrants was classified as Level 1 due to the use of an observable market quote in an active market. As of December 31, 2024 and 2023, the aggregate value of Public Warrants was $379,500 and $85,388, respectively.

The Company uses a Monte Carlo simulation model to value the Private Placement Warrants and the Representative’s Warrants. The Private Placement Warrants and the Representative’s Warrants were classified within Level 3 of the fair value hierarchy due to the use of unobservable inputs. Inherent in pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants.

NORTHVIEW ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term.

The key inputs into the Monte Carlo simulation model for the warrant liabilities were as follows at December 31, 2024 and 2023:

	December 31, 2024		December 31, 2023
Input
Risk-free interest rate	4.18%		5.06%
Expected term (years)	0.89		0.71
Expected volatility	De minimis	%	De minimis	%
Exercise price	$11.50		$11.50
Fair value of Common stock	$12.12		$11.16

The key inputs into the Monte Carlo simulation model for the convertible promissory note were as follows at December 31, 2024 and 2023:

	December 31, 2024		December 31, 2023
Input
Risk-free interest rate	4.18%		5.48%
Expected term (years)	0.27		0.19
Expected volatility	De minimis	%	De minimis	%
Exercise price	$11.50		$11.50
Fair value of Common stock	$12.12		$11.16

The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis for the years ended December 31, 2024 and 2023:

	Private Placement Warrants	Representative’s Warrants	Warrant Liability
Fair value at December 31, 2023	$66,128	$5,123	$71,251
Change in fair value of warrant liabilities	227,772	17,647	245,419
Fair value at December 31, 2024	$293,900	$22,770	$316,670
	Private Placement Warrants	Representative’s Warrants	Warrant Liability
Fair value at December 31, 2022	$377,857	$29,274	$407,131
Change in fair value of warrant liabilities	(311,729)	(24,151)	(335,880)
Fair value at December 31, 2023	$66,128	$5,123	$71,251
Convertible Promissory Note
Fair value at December 31, 2023	$944,118
Principal borrowing	797,981
Change in fair value of convertible promissory note	7,165,953
Fair value at December 31, 2024	$8,908,052

NORTHVIEW ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

Convertible Promissory Note
Fair value at December 31, 2022	$—
Principal borrowing	1,121,815
Change in fair value of convertible promissory note	(177,697)
Fair value at December 31, 2023	$944,118

The fair value of the Company’s convertible promissory note is valued using a compound option formula on the convertible feature and a present value of the host contract. The valuation technique requires inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumption about the assumptions a market participant would use in pricing the working capital loan.

The convertible promissory note was classified within Level 3 of the fair value hierarchy due to the use of unobservable inputs. Inherent in pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the note. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the note. The expected life of the note is assumed to be equivalent to their remaining contractual term.

Note 9 — Income Taxes

The Company’s net deferred tax assets are as follows:

	December 31, 2024	December 31, 2023
Deferred tax asset/(liability)
Organizational costs/Startup expenses	$694,480	$436,196
Unrealized gain/loss – Trust	—	(13,661)
Net deferred tax asset	694,480	422,535
Valuation allowance	(694,480)	(436,196)
Deferred tax (liability), net of allowance	$—	$(13,661)

The income tax provision consists of the following:

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Federal
Current	$94,174	$480,069
Deferred	(271,945)	(226,991)

State
Change in valuation allowance	258,284	203,712
Income tax provision	$80,513	$456,790

As of December 31, 2024 and 2023, the Company had $0 in U.S. federal net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of

NORTHVIEW ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Income Taxes (cont.)

deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2024 and 2023, the change in the valuation allowance was $258,284 and $203,712.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	December 31, 2024	December 31, 2023
Statutory federal income tax rate	21.0%	21.0%
Prior Year Trueup	0.00	0.00
Change in fair value of warrant liabilities	(18.7)	(11.4)
Business combination expenses	0.00	5.8
Penalties and interest	0.00	0.2
Change in valuation allowance	(3.0)	12.6
Income tax provision	(0.90)%	28.2%

The Company files income tax returns in the U.S. federal, New York and New York City jurisdictions and is subject to examination by the various taxing authorities since inception.

Note 10 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as its Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net loss that also is reported on the statement of operations as net loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net (loss) income and total assets, which include the following:

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Trust Account	$8,330,835	$10,873,406
Cash	$16,204	$4,519
	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
General and administrative expenses	$(1,351,038)	$(1,508,683)
Interest earned on the Trust Account	$425,416	$2,248,538

NORTHVIEW ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Segment Information (cont.)

The key measures of segment profit or loss reviewed by our CODM are interest earned on the Trust Account and general and administrative expenses. The CODM reviews interest earned on the Trust Account to measure and monitor stockholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based on the Company’s review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements other than as previously disclosed, and as described below.

On February 11, 2025, the Company entered into a securities purchase agreement (the “SPA”) with an institutional investor (the “Investor”). Pursuant to the SPA, the Investor is expected, subject to the conditions relating to such purchase set forth in the SPA, to purchase from the Company senior secured convertible promissory notes in an aggregate principal amount of up to $22,222,222 (the “Convertible Notes”) for a purchase price of up to $20,000,000, after a 10% original issue discount (“OID”).

On March 21, 2025, the Sponsor and its designees have now agreed to contribute an amount (the “Revised Contribution Amount”) equal to $30,000 for the entire Extension Period. All funds in the Company’s trust account, including those funds deposited in connection with the Revised Contribution Amount, will be held in an interest-bearing demand deposit account at a bank until the earlier of the consummation of the Company’s initial business combination or liquidation. The Revised Contribution Amount will be deposited in the Company’s trust account promptly at the beginning of the Extension Period.

The Company announced that is has agreed to waive its right to withdraw up to $100,000 of interest from the Company’s trust account to pay dissolution expenses, should the Company ultimately liquidate prior to a business combination (the “Dissolution Expense Waiver”). As a result, the Company will not be able to withdraw up to $100,000 of interest for such dissolution expenses upon liquidation, and such interest will be held in the trust account and no be released until the earliest to occur of (i) the completion of the initial business combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Company is unable to complete its initial Business Combination within the Extension, and (iii) the redemption of Public Shares in connection with a vote seeking to amend the provisions of our Charter.

The Company also announced that is has agreed to waive its right to withdraw interest from the Company’s trust account to pay the Company’s tax expenses (the “Tax Expense Waiver”). As a result, the Company will not be able to withdraw interest in order to pay future tax expenses, and such interest will be held in the trust account and not be released until the earliest to occur of (i) the completion of the initial business combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Company is unable to complete its initial Business Combination within the Extension, and (iii) the redemption of Public Shares in connection with a vote seeking to amend the provisions of our Charter.

Prior to such announcement, and subsequent to the record date of February 21, 2025, for the Special Meeting, the Company withdrew approximately $23,400 of interest from the trust account for tax expenses.

NORTHVIEW ACQUISITION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2025 (Unaudited)	December 31, 2024
Assets
Current Assets:
Cash	$—	$16,204
Restricted cash	1,751	—
Cash held in Trust Account	661,012	—
Prepaid expenses and other current assets	—	14,166
Prepaid income taxes	9,504	30,492
Prepaid franchise tax	15,600	—
Total Current Assets	687,867	60,862

Cash held in Trust Account	1,274,549	8,330,835
Total Assets	$1,962,416	$8,391,697

Liabilities, Redeemable Common Stock and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	$1,744,538	$684,483
Advance from Profusa	1,299,040	791,407
Excise tax payable	1,952,662	1,880,944
Convertible promissory note – related party	10,288,111	8,908,052
Securities purchase agreement	193,878	—
Due to redeeming stockholders	661,012	—
Due to related party	41,180	50,000
Total Current Liabilities	16,180,421	12,314,886

Warrant liabilities	6,961,700	696,170
Total Liabilities	23,142,121	13,011,056

Commitments and Contingencies (Note 6)
Common stock subject to possible redemption, 101,777 and 687,519 shares at redemption value of approximately $13.07 and $12.13 at June 30, 2025 and December 31, 2024, respectively	1,330,515	8,337,388

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 5,193,750 shares issued and outstanding at June 30, 2025 and December 31, 2024 (excluding 101,777 and 687,519 shares subject to possible redemption at June 30, 2025 and December 31, 2024, respectively)	519	519
Accumulated deficit	(22,510,739)	(12,957,266)
Total Stockholders’ Deficit	(22,510,220)	(12,956,747)
Total Liabilities, Redeemable Common Stock and Stockholders’ Deficit	$1,962,416	$8,391,697

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NORTHVIEW ACQUISITION CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Formation and operating costs	$967,084	$253,130	$1,550,665	$723,971
Loss from operations	(967,084)	(253,130)	(1,550,665)	(723,971)

Other (expense) income:
Interest income earned on cash held in Trust Account	15,159	108,520	95,084	225,184
Change in fair value of convertible promissory note	(1,154,729)	66,021	(1,380,059)	126,098
Change in fair value of securities purchase agreement	(170,391)	—	(193,878)	—
Change in fair value of warrant liabilities	(5,917,445)	(295,872)	(6,265,530)	(800,595)
Total other expense, net	(7,227,406)	(121,331)	(7,744,383)	(449,313)

Loss before provision for income tax	(8,194,490)	(374,461)	(9,295,048)	(1,173,284)
Income tax provision	(2,386)	(23,026)	(21,738)	(44,480)
Net loss	$(8,196,876)	$(397,487)	$(9,316,786)	$(1,217,764)

Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	146,440	738,075	412,717	783,151
Basic and diluted net loss per share, common stock subject to possible redemption	$(1.53)	$(0.07)	$(1.66)	$(0.20)
Basic and diluted weighted average shares outstanding, common stock	5,193,750	5,193,750	5,193,750	5,193,750
Basic and diluted net loss per share, common stock	$(1.53)	$(0.07)	$(1.66)	$(0.20)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NORTHVIEW ACQUISITION CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025

	Common stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of December 31, 2024	5,193,750	$519	$—	$(12,957,266)	$(12,956,747)
Accretion of common stock to redemption value	—	—	—	(155,999)	(155,999)
Excise tax payable attributable to redemption of common stock	—	—	—	(65,108)	(65,108)
Net loss	—	—	—	(1,119,910)	(1,119,910)
Balance as of March 31, 2025 (unaudited)	5,193,750	519	—	(14,298,283)	(14,297,764)

Accretion of common stock to redemption value	—	—	—	(8,970)	(8,970)
Excise tax payable attributable to redemption of common stock	—	—	—	(6,610)	(6,610)
Net loss	—	—	—	(8,196,876)	(8,196,876)
Balance as of June 30, 2025 (unaudited)	5,193,750	$519	$—	$(22,510,739)	$(22,510,220)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024

	Common stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance as of December 31, 2023	5,193,750	$519	$—	$(3,459,829)	$(3,459,310)
Accretion of common stock to redemption value	—	—	—	(205,732)	(205,732)
Excise tax payable attributable to redemption of common stock	—	—	—	(10,884)	(10,884)
Net loss	—	—	—	(820,277)	(820,277)
Balance as of March 31, 2024 (unaudited)	5,193,750	519	—	(4,496,722)	(4,496,203)

Accretion of common stock to redemption value	—	—	—	(181,330)	(181,330)
Net loss	—	—	—	(397,487)	(397,487)
Balance as of June 30, 2024 (unaudited)	5,193,750	$519	$—	$(5,075,539)	$(5,075,020)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NORTHVIEW ACQUISITION CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(9,316,786)	$(1,217,764)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income on cash held in Trust Account	(95,084)	(225,184)
Change in fair value of warrant liabilities	6,265,530	800,595
Changes in fair value of convertible promissory note	1,380,059	(126,098)
Changes in fair value of securities purchase agreement	193,878	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	14,166	(33,750)
Accounts payable and accrued expenses	1,060,055	255,717
Income tax payable	—	(49,061)
Prepaid income taxes	20,988	(66,525)
Prepaid franchise taxes	(15,600)	—
Due to related party	(8,820)	—
Deferred tax liability	—	(13,661)
Net cash used in operating activities	(501,614)	(675,731)

Cash flows from investing activities:
Payment of extension fee into Trust Account	(99,285)	(235,733)
Cash withdrawn from Trust Account in connection with redemption	6,510,830	2,653,439
Reimbursement of franchise and income taxes from Trust Account	78,813	204,460
Net cash provided by investing activities	6,490,358	2,622,166

Cash flows from financing activities:
Proceeds from convertible promissory note	—	708,981
Advance from Profusa	507,633	—
Redemption of common stock	(6,510,830)	(2,653,439)
Net cash used in financing activities	(6,003,197)	(1,944,458)

Net change in cash	(14,453)	1,977
Cash, beginning of the period	16,204	4,519
Cash, end of the period	$1,751	$6,496
Supplemental disclosure of cash flow information:
Income taxes paid	$750	$173,727
Excise tax payable attributable to redemption of common stock	$71,718	$10,884
Accretion of common stock to redemption value	$164,969	$387,062
Redemption payments due to redeeming stockholders	$661,012	$—
Reconciliation of Cash and Restricted Cash:
Cash, beginning of the period	16,204	4,519
Restricted cash – beginning of the period	—	—
Cash and Restricted Cash, Beginning of the period	$16,204	$4,519
Reconciliation of Cash and Restricted Cash:
Cash, end of the period	—	6,496
Restricted cash – end of the period	1,751	—
Cash and Restricted Cash, End of the period	$1,751	$6,496

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

NorthView Acquisition Corporation (now known as Profusa, Inc.) (the “Company” or “Northview”) was a blank check company incorporated in Delaware on April 19, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

The Company had a wholly-owned subsidiary, NV Profusa Merger Sub Inc. (“Merger Sub”), a Delaware corporation incorporated on October 13, 2022, which was formed solely in contemplation of the Merger with Profusa (See below). In connection with the Merger, which was consummated on July 11, 2025, Merger Sub is no longer in existence.

Business Combination

On November 7, 2022, the Company, Profusa, Inc., a California corporation (“Profusa”) and Merger Sub entered into a Merger Agreement and Plan of Reorganization (as the same has been amended, supplemented or otherwise modified from time to time, the “Merger Agreement”).

On June 5, 2025 (the “Redemption Date”), the Company received requests to redeem a total of 52,784 Public Shares (as defined below), representing 32.4% of the total Public Shares of the Company outstanding prior to the Redemption Date. Following the redemption, 5,295,527 Public Shares were outstanding.

At the special meeting of the stockholders held on June 9, 2025 (the “Special Meeting”), the Company’s stockholders voted to approve the proposals outlined in the final prospectus and definitive proxy statement filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on May 15, 2025 (the “Proxy Statement/Prospectus”), including, among other things, the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the merger of Merger Sub with and into Profusa, with Profusa continuing as the surviving corporation and as a wholly-owned subsidiary of the Company (the “Merger”), and the issuance of the Company’s common stock as consideration thereunder (together with the other transactions contemplated by the Merger Agreement, the “Business Combination”).

On July 11, 2025 (the “Closing Date”), the Company closed the Business Combination with Profusa. As a result of the Business Combination, the Company owns 100% of the outstanding common stock of Profusa.

In connection with the closing of the Business Combination, the Company changed its name from “NorthView Acquisition Corporation” to “Profusa, Inc.”

Business Prior to the Business Combination

On December 22, 2021, the Company consummated its Initial Public Offering (“IPO”) of 18,975,000 units (the “Units”), which included 2,475,000 Units issued pursuant to the full exercise of the over-allotment option granted to the underwriters. Each Unit consists of one share of common stock of the Company, par value $0.0001 per share, one right (the “Rights”), and one-half of one redeemable warrant of the Company (the “Warrants”). Each Right entitles the holder thereof to receive one-tenth (1/10) of one share of common stock. Each Warrant entitles the holder thereof to purchase one share of common stock for $11.50 per share, subject to adjustment. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $189,750,000.

Simultaneously with the closing of the IPO, the Company completed the private sale of an aggregate of 7,347,500 warrants (the “Private Placement Warrants”), which included 697,500 Private Placement Warrants issued pursuant to the full exercise of the over-allotment option granted to the underwriters, to NorthView Sponsor I, LLC (“the Sponsor”), I-Bankers Securities, Inc., and Dawson James Securities, Inc. at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $7,347,500, which is discussed in Note 4.

Transaction costs in connection with the IPO amounted to $7,959,726, consisting of $3,450,000 of underwriting discount, $3,570,576 of Representative’s Shares cost, $259,527 of Representative’s Warrants cost and $679,623 of other offering costs.

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

Following the closing of the IPO on December 22, 2021, an amount of $191,647,500 ($10.10 per Unit), excluding $741,228 that was wired to the Company’s operating bank account on December 31, 2021 for working capital purposes, from the net proceeds of the sale of the public units in the IPO and the sale of the Private Placement Warrants was placed in a Trust Account (“Trust Account”) and invested in United States government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act as determined by the Company. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the IPO will not be released from the Trust Account until the earliest of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the initial Business Combination within the extended period (or any additional extension from the closing of our IPO if we extend the period of time to consummate a business combination) (the “Combination Period”), or (B) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity, and (iii) the redemption of all of the Company’s public shares if the Company is unable to complete the Business Combination within the Combination Period, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

The Company provided its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination in connection with a stockholder meeting called to approve the initial Business Combination. The decision as to whether the Company will seek stockholder approval of a proposed initial Business Combination or conduct a tender offer was made by the Company, solely in its discretion. The stockholders were entitled to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding public shares, subject to the limitations described herein. The per share amount the Company distributed to investors who properly redeemed their shares was not reduced by the fee payable to I-Bankers and Dawson James pursuant to the Business Combination Marketing Agreement (see Note 6).

On March 10, 2023, the Company held a vote to amend its amended and restated certificate of incorporation to extend the date by which the Company must consummate a Business Combination from March 22, 2023 to December 22, 2023 (the “First Extension Meeting”).

On December 21, 2023, the Company held a special meeting of stockholders to vote on extending the Combination Period. As a result, the Company extended the Combination Period from December 22, 2023 to March 22, 2024. In connection with the extension, 140,663 shares of the Company’s common stock were redeemed, with 6,027,219 shares of Common Stock remaining outstanding after the Redemption; 833,469 shares of Common Stock remaining outstanding after the Redemption are shares issued in connection with our IPO (the “Public Shares”). In January 2024, $1,565,078 was paid from the Trust Account to redeeming stockholders in connection with the extension.

On January 2, 2024, the Company and Continental Stock Transfer & Trust Company (“CST”) entered into Amendment No. 1 to Investment Management Trust Agreement, dated December 20, 2021, by and between the Company and CST, to allow CST, upon written instruction of the Company, to (i) hold the funds in the Company’s trust account uninvested or (ii) hold the funds in an interest-bearing bank demand deposit account.

On January 10, 2024, the Company’s Board of Directors approved, and the Company amended, its Convertible Working Capital Promissory Note (the “Note”) with the sponsor to increase the principal amount of the Note that could be drawn on to $1.5 million. The amended and restated Note also allows for the conversion of the outstanding principal balance of the Note to be repaid in shares of Company common stock at a price of $2.22 per share at the election of the sponsor. On May 31, 2024, the Company’s Board of Directors approved and the Company entered into a second amendment of its Convertible Working Capital Promissory Note with the sponsor to increase the principal

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

amount of the Note that could be drawn on to $2.5 million. The second amended and restated Note also allows for the conversion of the outstanding principal balance of the Note to be repaid in shares of Company common stock at a price of $2.22 per share at the election of the sponsor.

On March 21, 2024, the Company held its 2024 Annual Meeting of Stockholders (the “Meeting”). At the meeting, the Company’s stockholders approved the amendment of the Company’s amended and restated certificate of incorporation to extend the date by which the Company must consummate a business combination or, if it fails to do so, cease its operations and redeem or repurchase 100% of the shares of the Company’s common stock issued in the Company’s initial public offering, from March 22, 2024, monthly for up to six additional months at the election of the Company and only upon contribution of $0.05 per month per outstanding public share, ultimately until September 22, 2024.

In connection with the meeting, the holders of 95,394 Public Shares properly exercised their right to redeem, with 5,931,825 shares of Common Stock remaining outstanding after the Redemption; 738,075 shares of Common Stock remaining outstanding after the Redemption are Public Shares. Consequently, the contribution was $36,904 per month needed for the Company to continue to extend the Combination Period monthly. On May 8, 2024 and May 31, 2024, the Company made two deposits of $36,904 each for April and May extension contributions. On September 10, 2024, the Company made a deposit of $112,114, of which $110,714 was for June, July and August extension contributions and $1,400 for lost interest due to late trust payments.

On September 19, 2024, the Company held a special meeting of stockholders (the “Meeting”). At the Meeting, the Company’s stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company must consummate its initial Business Combination to March 22, 2025. In connection with the approval of the extension amendment, holders of 50,556 shares of the Company’s common stock exercised their right to redeem, with 5,881,269 shares of common stock remaining outstanding after the redemption; 687,519 shares of common stock remaining outstanding after the redemption are Public Shares. Consequently, the contribution is $34,376 per month needed for the Company to continue to extend the Combination Period monthly. On December 13, 2024, the Company made a deposit of $68,752 for the October and November extension contributions and on December 23, 2024, the Company made a deposit of 34,376 for the December extension contribution. In October 2024, $595,439 was paid from the trust account to redeeming stockholders in connection with the extension. On February 27, 2025, the Company made a deposit of $49,376 for the January extension contribution and a portion ($15,000) of the February extension contribution. On March 7, 2025, the Company deposited the remainder of the February extension contribution of $19,376, plus interest.

On March 18, 2025, the Company commenced a special meeting of stockholders, which was adjourned until March 21, 2025 without conducting any business. On March 21, 2025, the Company reconvened the meeting and the stockholders approved the extension of the business combination period until June 22, 2025. In connection with the approval of the extension amendment, holders of 532,958 shares of the Company’s common stock exercised their right to redeem, for an aggregate redemption amount of approximately $6.5 million, with 5,348,311 shares of common stock remaining outstanding after the redemption; 154,561 shares of common stock remaining outstanding after the redemption are Public Shares. As a condition of the extension, the Company contributed $30,000 to the Trust Account, for the entire extension period, on March 21, 2025. Additionally, the stockholders at the meeting approved the amendment of the Company’s charter to remove the requirement that prevented the Company from redeeming public shares to the extent that it would cause the Company’s net tangible assets to be less than $5,000,001 (the “NTA Requirement”), and our charter was amended on March 21, 2025 to reflect the extension of the business combination and the removal of the NTA Requirement.

On April 2, 2025, the parties to the Merger Agreement entered into an Amendment No. 5 to the Merger Agreement (“Amendment No. 5”) pursuant to which Section 9.01 of the Merger Agreement was amended such that the reference to “March 22, 2025” shall be replaced with “June 22, 2025” by which the Company must consummate a Business Combination.

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

On May 8, 2025, the Company entered into a non-redemption agreement (the “Non-Redemption Agreement”) with I-Bankers Securities, Inc. and Dawson James Securities, Inc. (together, the “Investors”), pursuant to which such Investors agreed that to the extent that redemptions in connection with the vote to approve the Business Combination reduces the Company’s trust account balance below $1.25 million, the Investors would offer such redeeming shareholders an opportunity to rescind the redemption of their shares and would instead purchase such shares. Such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act or would otherwise not constitute a tender offer pursuant to the Exchange Act. As of the Closing Date, the Company’s trust account balance was not below $1.25 million.

On June 9, 2025, the Company held a special meeting of stockholders. At the meeting, the Company’s stockholders approved the Merger Agreement and the actions and transactions contemplated thereby, including (i) adopt an amended and restated Certificate of Incorporation, to be effective upon closing of the Merger, (ii) approving certain advisory proposals related to the amended and restated Certificate of Incorporation, (iii) approved the issuance of new shares of the Company’s Common Stock as merger consideration, (iv) elected new directors, and (v) approved new employee incentive plans. In connection with the meeting, the holders of 52,784 Public Shares properly exercised their right to redeem, with 5,295,527 shares of Common Stock remaining outstanding after such redemptions.

On July 1, 2025, the Company filed an amendment to its Certificate of Incorporation (the “Amendment”) to extend the date by which the Company must consummate a business combination or, if it fails to do so, cease its operations and redeem or repurchase 100% of the shares of the Company’s common stock issued in the Company’s initial public offering, from June 22, 2025 to August 22, 2025. Previously, on June 27, 2025, the Company had filed a copy of the Amendment with a date that mistakenly referenced “July 22, 2025” rather than “August 22, 2025,” however such filing was corrected in connection with the filing of the Amendment on July 1, 2025. The Company’s stockholders approved the Amendment by a supermajority of at least 65% via written consent on June 27, 2025.

The Company agreed to waive its right to withdraw up to $100,000 of interest from the Company’s trust account to pay dissolution expenses, should the Company ultimately liquidate prior to a business combination (the “Dissolution Expense Waiver”). As a result, the Company was no longer able to withdraw up to $100,000 of interest for such dissolution expenses upon liquidation, and such interest will be held in the trust account and not be released until the earliest to occur of (i) the completion of the initial business combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Company is unable to complete its initial Business Combination within the Extension, and (iii) the redemption of Public Shares in connection with a vote seeking to amend the provisions of our Charter.

The Company also agreed to waive its right to withdraw interest from the Company’s trust account to pay the Company’s tax expenses (the “Tax Expense Waiver”). As a result, the Company was no longer able to withdraw interest in order to pay future tax expenses, and such interest will be held in the trust account and not be released until the earliest to occur of (i) the completion of the initial business combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Company is unable to complete its initial Business Combination within the Extension, and (iii) the redemption of Public Shares in connection with a vote seeking to amend the provisions of our Charter.

Prior to such announcement, and subsequent to the record date of February 21, 2025, for the Special Meeting, the Company withdrew approximately $23,200 of interest from the trust account for tax expenses.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with our liquidation, if there is a stockholder vote or tender offer in connection with our initial business combination and in connection with certain amendments to our amended and restated certificate of incorporation. In accordance with SEC and its guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of common stock classified as temporary equity was the allocated proceeds determined in accordance with ASC 470-20. The common stock is subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their Founder Shares and public shares in connection with the completion of the initial Business Combination, (ii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the Business Combination within such time period); and (iii) vote their Founder Shares and any public shares purchased during or after the IPO in favor of the initial Business Combination.

The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets, in each case net of the amount of interest which may be released to the Company to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

Nasdaq Delisting Notification

On December 20, 2024, the Company received a written notice from the Nasdaq Listing Qualifications Department of The Nasdaq Stock Market that the Company’s securities would be delisted from The Nasdaq Stock Market by reason of the failure of the Company to complete its initial business combination by December 20, 2024 (36 months from the effectiveness of its IPO registration statement) as required by Listing Rule IM-5101-2. Accordingly, trading in the Company’s Common Stock, Rights and Warrants was suspended at the opening of business on December 27, 2024 and a Form 25-NSE was filed by Nasdaq with the Securities and Exchange Commission, which removed the Company’s securities from on the Nasdaq Stock Market. The Company’s Common Stock, Rights and Warrants began to be quoted on the Pink Markets operated on The OTC Market systems (“OTC Market”) under the symbols “NVAC,” “NVACR” and “NVACW.”

Use of Funds Restricted for Payment of Taxes

From inception to date, the Company has withdrawn a total of $1,484,219 of interest from the Trust Account of which $1,453,297 was paid for franchise and income taxes. Of the aggregate withdrawals, $30,922 was restricted for the payment of the Company’s income taxes. The Company utilized $29,171 of these withdrawals towards funding operating expenses, as well as the monthly extension deposits. As of June 30, 2025, the Company has restricted cash of $1,751. The Company intends to deposit $29,171 back into the Trust Account or use the $29,171 (or a portion thereof) for tax obligations until a deposit is made into the trust on a future date.

Liquidity and Going Concern

As of June 30, 2025, the Company had $1,751 in restricted cash and a working capital deficit of $15,492,554. Prior to the completion of the Company’s IPO, the Company’s liquidity needs had been satisfied through a capital contribution from the Sponsor of $25,000 for the founder shares to cover certain of the offering costs and the loan under an unsecured promissory note from the Sponsor of $204,841, which was fully paid upon the IPO. Subsequent

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied through the proceeds from the consummation of the Private Placement not held in the Trust Account, and the drawdowns on the convertible promissory note.

In order to finance transaction costs in connection with an intended Business Combination, the initial stockholders or an affiliate of the initial stockholders or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5).

On April 27, 2023, the Company signed a Convertible Working Capital Promissory Note (“the Note”) with the Sponsor for $1,200,000. The Note is non-interest bearing and is due the earlier of the consummation of a business combination or the date of liquidation. The Sponsor may elect to convert all or any portion of the unpaid principal balance of this Note into warrants, at a price of $1.00 per warrant.

On January 10, 2024, the Company’s Board of Directors approved, and the Company amended the Note to increase the principal amount of the Note that could be drawn on to $1.5 million. The amended and restated Note also allows for the conversion of the outstanding principal balance of the Note to be repaid in shares of Company common stock at a price of $2.22 per share at the election of the sponsor.

On May 31, 2024, the Company’s Board of Directors approved, and the Company second amended its Note to increase the principal amount of the Note that could be drawn on to $2.5 million. The second amended and restated Note also allows for the conversion of the outstanding principal balance of the Note to be repaid in shares of Company common stock at a price of $2.22 per share at the election of the sponsor.

The Company had principal outstanding of $1,919,796 and is presenting the Note at fair value on its balance sheet at June 30, 2025 in the amount of $10,288,111. As of June 30, 2025, no amounts were repaid against the loan.

The Company incurred significant costs in pursuit of its Business Combination. As part of the closing, the Company had cash inflows of $1.3 million from the Trust Account, net of redemptions, and the $9 million net PIPE convertible note. Cash outflows included marketing fees and vendor payments which totaled $3.4 million due at closing. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management believes that subsequent to the closing of the Merger, there continues to be factors which raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date the condensed consolidated financial statements are issued. The condensed consolidated financial statements do not contain any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock occurring on or after January 1, 2023, by publicly traded U.S. domestic corporations, by certain U.S. domestic subsidiaries of publicly traded foreign corporations, by “covered surrogate foreign corporations” (as defined in the IR Act) and by certain affiliates of the foregoing. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

On March 22, 2023 and December 21, 2023, the Company’s stockholders redeemed 18,000,868 and 140,663 shares, respectively, for a total of $184,845,836 and $1,565,078, respectively. On March 26, 2024, the Company’s stockholders redeemed 95,394 shares for a total of $1,088,361. On September 30, 2024, the Company’s stockholders redeemed 50,556 shares for a total of $595,439. On March 26, 2025, the Company’s stockholders redeemed 532,958 shares for a total of $6,510,830. On June 16, 2025, the Company’s stockholders redeemed 52,784 shares for a total of $661,012. The Company determined that an excise tax liability should be recorded due to the redeemed shares. As of June 30, 2025 and December 31, 2024, the Company has a charge to stockholders’ deficit of $1,952,662 and $1,880,944 of excise tax liability, including $71,718 and $16,838 charged during the six months ended June 30, 2025 and the year ended December 31, 2024, respectively, calculated as 1% of the value of shares redeemed.

On July 3, 2024, the Treasury issued final regulations with respect to the procedure and administration of the Excise Tax. These regulations provided that the filing and payment deadline for any liability incurred during the period from January 1, 2023 to December 31, 2023 would be October 31, 2024. As of June 30, 2025 and the date of this report, the excise tax was not paid and was recorded as excise tax payable. Any amount of such Excise Tax not paid in full, could be subject to additional interest and penalties which are currently estimated at 7% or 9% interest per annum and a 0.5% underpayment penalty per month or portion of a month up to 25% of the total liability for any amount that is unpaid.

As of June 30, 2025 and December 31, 2024, $1,952,662 and $1,880,944 in excise tax was accrued on the accompanying condensed consolidated balance sheets, respectively. On January 29, 2025, the Company claimed disaster relief under IRC Section 7508A relating to Hurricane Beryl as announced in IRS Announcement TX-2024-08. Under the disaster relief claim, the time for filing of the September 30, 2024 Quarterly Federal Excise Tax Return and payment of the 2023 excise taxes on repurchases of corporate stock normally due on October 31, 2024 should be postponed to February 3, 2025. The Company was not subject to excise tax interest and penalties until February 3, 2025. On January 29, 2025, the Company filed their 2024 excise tax return. The Company did not repay the excise tax in full by June 30, 2025. As of June 30, 2025, the Company accrued approximately $105,970 interest and penalties in the accompanying condensed consolidated statements of operations.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. The interim results for the three and six months ended June 30, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any future periods.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Form 10-K annual report filed by the Company with the SEC on March 31, 2025.

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed consolidated financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of these condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Some of the more significant estimates are in connection with determining the fair value of the warrant liabilities and convertible promissory note. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Cash and Cash Equivalents and Restricted Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. At June 30, 2025 and December 31, 2024, the Company had $1,751 and $0 of restricted cash, respectively, related to funds withdrawn from the Trust Account reserved for the payment of income and state franchise taxes. The Company did not have any cash equivalents as of June 30, 2025 and December 31, 2024.

Cash Held in Trust Account

At June 30, 2025 and December 31, 2024, substantially all of the assets held in the Trust Account were held in an interest-bearing demand deposit account at a bank.

During the six months ended June 30, 2025, pursuant to the trust agreement dated as of December 20, 2021 between the Company and Continental Stock Transfer & Trust Company (“CST”), the trustee of the Trust Account, $78,813 of interest income from the Trust Account was withdrawn by the Company for the payment of franchise and income taxes.

During the six months ended June 30, 2024, pursuant to the trust agreement dated as of December 20, 2021 between the Company and Continental Stock Transfer & Trust Company (“CST”), the trustee of the Trust Account, $204,460 of interest income from the Trust Account was withdrawn by the Company for the payment of franchise and income taxes.

Cash

	Fair Value as of June 30, 2025	Fair Value as of December 31, 2024
Cash	$1,935,561	$8,330,835

On December 21, 2023, the Company held a special meeting of stockholders to vote on extending the Combination Period. As a result, the Company extended the Combination Period from December 22, 2023 to March 22, 2024, which was later extended to March 22, 2025. In connection with the extension voted on December 21, 2023, 140,663 shares of the Company’s common stock were redeemed. In January 2024, $1,565,078 was paid from the Trust Account to redeeming stockholders in connection with the extension. As a result, the Company recorded a liability of $1,565,078 as common stock to be redeemed and reduced common stock subject to possible redemption as of December 31, 2023 on the balance sheet. Additionally, as part of the adjustment of common stock subject to possible redemption, the Company classified $1,565,078 of the trust account as a current asset on the condensed consolidated balance sheets, which was paid from the Trust Account in January 2024 to redeeming stockholders.

On March 18, 2025, the Company commenced a special meeting of stockholders, which was adjourned until March 21, 2025 without conducting any business. On March 21, 2025, the Company reconvened the special meeting to approve an extension of time for the Company to consummate an initial business combination from March 22, 2025 to June 22, 2025. The meeting was adjourned until March 21, 2025, at which the stockholders approve the extension of the business combination period until June 22, 2025. As a condition of the extension, the Company contributed $30,000 to the Trust Account, for the entire extension period, on March 21, 2025. On July 1, 2025, the Company filed the Amendment to extend the date by which the Company must consummate a business combination or, if it fails to do so, cease its operations and redeem or repurchase 100% of the shares of the Company’s common stock issued in the Company’s initial public offering, from June 22, 2025 to August 22, 2025. In connection with the special meeting of stockholders to approve the Business Combination, stockholders of the Company redeemed 52,784 shares of common stock for an aggregate amount of $661,012.

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

As of June 30, 2025, $1,274,549 of the Trust assets were classified as noncurrent assets and $661,012 of the Trust assets due to redeeming stockholders were classified as current assets. As a result of the Business Combination, the $661,012 due to redeeming stockholders was paid at the Closing.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature, except for the warrant liabilities, convertible promissory note, and securities purchase agreement.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the condensed consolidated financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of June 30, 2025 and December 31, 2024, the Company’s deferred tax asset had a full valuation allowance recorded against it.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s condensed consolidated financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes interest and penalties related to unrecognized tax benefits as a formation cost expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company incurred $340 and no amount of interest and penalty expenses during the three and six months ended June 30, 2025 and 2024, respectively.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Derivative Financial Instruments

The Company evaluates its financial instruments, such as warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the condensed consolidated statements of operations. Derivative assets and liabilities are classified in the condensed consolidated balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Convertible Promissory Note

The fair value of the Company’s convertible promissory note is valued using a compound option formula on the convertible feature and a present value of the host contract. The valuation technique requires inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumption about the assumptions a market participant would use in pricing the working capital loan.

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Securities Purchase Agreement

The fair value of the Company’s securities purchase agreement is valued using Monte Carlo models on the convertible feature and a present value of the host contract. The valuation technique requires inputs that are both unobservable and significant to the overall fair value measurement. The instrument is subject to re-measurement at each balance sheet date, with changes in fair value recognized in the condensed consolidated statements of operations.

Warrant Liabilities

The Company accounts for the 17,404,250 warrants issued in connection with the IPO (the 9,487,500 Public Warrants, the 7,347,500 Private Placement Warrants, and the 569,250 Representative Warrants inclusive of the underwriters’ over-allotment option) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company has classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities will be adjusted to fair value, with the change in fair value recognized in the Company’s condensed consolidated statements of operations (See Note 8).

In determining the fair value of the Private Placement Warrants and the Representative’s Warrants, assumptions related to expected share-price volatility, expected life and risk-free interest rate are utilized. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants.

Net Loss Per Common Stock

The Company has two categories of shares, which are referred to as common stock subject to possible redemption and common stock. Earnings and losses are shared pro rata between the two categories of shares. The 17,404,250 potential shares of common stock for outstanding warrants to purchase the Company’s shares were excluded from diluted earnings per share for the three and six months ended June 30, 2025 and 2024 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per share of common stock is the same as basic net loss per share of common stock for the periods presented. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each category of common stock:

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each category of common stock:
	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2025		2024		2025		2024
	Common stock subject to possible redemption	Common stock	Common stock subject to possible redemption	Common stock	Common stock subject to possible redemption	Common stock	Common stock subject to possible redemption	Common stock
Basic and diluted net loss per share:
Numerator:
Allocation of net loss	$(224,777)	$(7,972,099)	$(49,458)	$(348,029)	$(685,851)	$(8,630,935)	$(159,563)	$(1,058,201)

Denominator:
Weighted-average shares outstanding	146,440	5,193,750	738,075	5,193,750	412,717	5,193,750	783,151	5,193,750
Basic and diluted net loss per share	$(1.53)	$(1.53)	$(0.07)	$(0.07)	$(1.66)	$(1.66)	$(0.20)	$(0.20)

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Common Stock Subject to Possible Redemption

The Company’s common stock sold as part of the Units in the IPO (“public common stock”) contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a stockholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public common stock outside of permanent equity as the redemption provisions are not solely within the control of the Company. The public common stock was issued with other freestanding instruments (i.e., Public Warrants) and as such, the initial carrying value of public common stock classified as temporary equity was the allocated proceeds determined in accordance with ASC 470-20.

As of June 30, 2025 and December 31, 2024, the amount of public common stock reflected on the condensed consolidated balance sheets is reconciled in the following table:
Contingently redeemable common stock, December 31, 2023	$9,252,208
Less:
Partial redemption	(1,683,800)
Plus:
Accretion of redeemable common stock	768,980
Contingently redeemable common stock, December 31, 2024	$8,337,388
Less:
Partial redemption	(6,510,830)
Plus:
Accretion of redeemable common stock	155,999
Contingently redeemable common stock, March 31, 2025	$1,982,557
Less:
Redemption payment due to stockholders	(661,012)
Plus:
Accretion of redeemable common stock	8,970
Contingently redeemable common stock, June 30, 2025	$1,330,515

Recently Issued Accounting Standards

Standards Adopted

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07, which was applied retrospectively to all prior periods presented. See Note 9 for further details regarding this adoption.

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Standards not yet Adopted

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. ASU 2023-09 will become effective for annual periods beginning after December 15, 2024. The Company is still reviewing the impact of ASU 2023-09.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

Note 3 — Initial Public Offering

Public Units

On December 22, 2021, the Company sold 18,975,000 Units, (which included 2,475,000 Units issued pursuant to the full exercise of the over-allotment option) at a purchase price of $10.00 per Unit. Each unit that the Company is offering has a price of $10.00 and consists of one share of common stock, one right, and one-half of one redeemable warrant. Each right entitles the holder thereof to receive one-tenth (1/10) of one share of common stock upon the consummation of an initial business combination. Each whole warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as described herein.

Public Warrants

Each whole warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any founder shares held by such stockholders or their affiliates, as applicable, prior to such issuance (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price shall be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described in the section “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable on the later of 12 months from the closing of the IPO or 30 days after the completion of its initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its reasonable best efforts to file, and within 60 business days after the closing of the initial Business Combination, to have declared effective, a registration statement relating to those shares of common stock, and to maintain a current prospectus relating to such shares of common stock until the warrants expire or are redeemed. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective within the above specified period following the consummation of the initial Business Combination, warrant holders may, until such time as there is an effective

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Initial Public Offering (cont.)

registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of Warrants

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”);

•        if, and only if, the last sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption as described above, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on the stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of the warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Note 4 — Private Placement

The Company’s Sponsor, I-Bankers and Dawson James have purchased an aggregate of 7,347,500 Private Placement Warrants (which included 697,500 Private Placement Warrants issued pursuant to the full exercise of the over-allotment option) at a price of $1.00 per warrant ($7,347,500 in the aggregate) in a private placement that closed simultaneously with the closing of the IPO. Of such amount, 5,162,500 Private Placement Warrants were purchased by the Sponsor and 2,185,000 Private Placement Warrants were purchased by I-Bankers and Dawson James.

The Private Placement Warrants are identical to the warrants included in the units sold in the IPO, except that the Private Placement Warrants: (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, in each case so long as they are held by the initial purchasers or any of their permitted transferees. If the Private Placement Warrants are held by holders other than the initial purchasers or any of their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the Units being sold in the IPO.

Note 5 — Related Party Transactions

Founder Shares

In April 2021, the Sponsor paid $25,000, or approximately $0.005 per share, to cover certain of the offering costs in exchange for an aggregate of 5,175,000 shares of common stock, par value $0.0001 per share (the “Founder Shares”). In October 2021, the Sponsor irrevocably surrendered to the Company for cancellation and for no consideration 862,500 shares of common stock. On December 20, 2021, the Company effected a 1.1- for-1 stock dividend of its

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

common stock, resulting in the Sponsor holding an aggregate of 4,743,750 shares of common stock. The Founder Shares include an aggregate of up to 618,750 shares subject to forfeiture if the over-allotment option is not exercised by the underwriters in full. On December 22, 2021, the over-allotment option was fully exercised and such shares are no longer subject to forfeiture.

The Sponsor has agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s public stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock-up”). Notwithstanding the foregoing, if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the Lock-up.

Convertible Promissory Note — Related Party

On April 27, 2023, the Company signed a Convertible Working Capital Promissory Note (“the Note”) with the Sponsor for $1,200,000. The Note is non-interest bearing and is due the earlier of the consummation of a business combination or the date of liquidation. The Sponsor may elect to convert all or any portion of the unpaid principal balance of this Note into warrants, at a price of $1.00 per warrant. On January 10, 2024, the Company’s Board of Directors approved, and the Company amended the Note to increase the principal amount of the Note that could be drawn on to $1.5 million. The amended and restated Note also allows for the conversion of the outstanding principal balance of the Note to be repaid in shares of Company common stock at a price of $2.22 per share at the election of the sponsor. On May 31, 2024, the Company’s Board of Directors approved and the Company entered into a second amendment of its Convertible Working Capital Promissory Note with the sponsor to increase the principal amount of the Note that could be drawn on to $2.5 million. The second amended and restated Note also allows for the conversion of the outstanding principal balance of the Note to be repaid in shares of Company common stock at a price of $2.22 per share at the election of the sponsor. As of June 30, 2025 and December 31, 2024, the Company had principal outstanding of $1,919,796 and is presenting the Note at fair value on its balance sheet at June 30, 2025 and December 31, 2024 in the amount of $10,288,111 and $8,908,052, respectively. The Company has deferred the repayment of the Note to six months after the Closing.

Securities Purchase Agreement

On February 11, 2025, in a private transaction, the Company entered into a securities purchase agreement (the “SPA”) with an institutional investor (the “Investor”). Pursuant to the SPA, the Investor is expected, subject to the conditions relating to such purchase set forth in the SPA, to purchase from the Company’s senior secured convertible promissory notes (“Ascent Note”) in an aggregate principal amount of up to $22,222,222 for a purchase price of up to $20,000,000, after a 10% original issue discount (“OID”). As of June 30, 2025 and December 31, 2024, the Company is presenting the Ascent Note at fair value on its balance sheet at June 30, 2025 and December 31, 2024 in the amount of $193,878 and $0, respectively (See details on Note 6).

As a result of the Business Combination, pursuant to the SPA, the Company issued a PIPE Convertible Note in the principal amount of $10,000,000 (the “Initial Note”) for a purchase price of $9,000,000, reflecting a 10% OID. The Initial Note matures on the date that is 18-months from the Closing and is convertible at any time at the Investor’s option at a conversion price equal to the lower of $10 or 95% of the lowest daily volume-weighted average price per share of the post-combination company common stock in the 10 trading days prior to the original issue date of the Initial Note and shall be adjusted, without limitation, based on down-round and most-favored nation (MFN) price and terms protections (the “Conversion Price”).

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Related Party Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the initial stockholders or an affiliate of the initial stockholders or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes the initial Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. Up to $1,500,000 of such loans may be convertible, at the option of the lender, into warrants at a price of $1.00 per warrant of the post Business Combination entity. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. At June 30, 2025 and December 31, 2024, the Company had no borrowings under the Working Capital Loans, other than the Note described in “Note 5 — Related Party Transactions — Convertible Promissory Note — Related Party”.

Administrative Service Fee

Commencing on the effective date of the IPO, the Company began paying its Sponsor a total of $5,000 per month for office space, utilities, secretarial support and other administrative and consulting services. As of June 30, 2023, the Company and the Sponsor terminated this agreement. For the three and six months ended June 30, 2025 and 2024, $0 had been incurred and billed relating to the administrative service fee, respectively. As of June 30, 2025 and December 31, 2024, $50,000 relating to the administrative service fee was not paid and recorded as due to related party.

Advances from Profusa

For the three and six months ended June 30, 2025 and 2024, Profusa agreed to advance funds to the Company to pay for operating expenses. As of June 30, 2025 and December 31, 2024, there was $1,299,040 and $791,407, respectively owed to Profusa, which is due upon demand or at the completion of the Business Combination.

Due to Related Party

As of June 30, 2025 and December 31, 2024, $50,000 relating to the administrative service fee was not paid and recorded as due to related party. On February 24, 2025, the Company paid costs on behalf of its Sponsor which reduced the balance due by $8,820.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any underlying securities) are entitled to registration rights pursuant to a registration rights agreement signed on the closing date of the IPO requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-up period described in Note 5. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

Underwriters Agreement

The underwriters had a 30-day option from the date of IPO to purchase up to an additional 2,475,000 units to cover over-allotments, if any. On December 22, 2021, the over-allotment was fully exercised.

The underwriters received a cash underwriting discount of approximately 1.82% of the gross proceeds of the IPO, or $3,450,000.

Business Combination Marketing Agreement

Under a Business Combination marketing agreement, the Company engaged I-Bankers and Dawson James as advisors in connection with the Business Combination to assist the Company in holding meetings with the stockholders to discuss the potential Business Combination and the target business’s attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the potential Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company was obligated to pay I-Bankers and Dawson James a cash fee for such marketing services upon the consummation of the initial Business Combination in an amount of 3.68% of the gross proceeds of the IPO, or $6,986,250. The agreement was amended on November 7, 2022 to allow for the 3.68% business combination fee to be paid as (a) 27.5% cash and (b) 72.5% to be rolled into equity at closing. Subsequently, on January 19, 2025, the agreement was modified by the parties such that the Company will be required to pay $2,000,000, payable in cash, if a business combination is consummated. As a result of the Business Combination, I-Bankers was paid $900,000 and Dawson James was paid $600,000 under the Business Combination marketing agreement. The payment of the remaining $500,000 has been deferred until after the Closing.

Non-Redemption Agreement

On May 8, 2025, the Company entered into a non-redemption agreement (the “Non-Redemption Agreement”) with I-Bankers Securities, Inc. and Dawson James Securities, Inc. (together, the “Investors”), pursuant to which such Investors agreed that to the extent that redemptions in connection with the vote to approve the Business Combination reduces the Company’s trust account balance below $1.25 million, the Investors would offer such redeeming shareholders an opportunity to rescind the redemption of their shares and would instead purchase such shares. Such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act or would otherwise not constitute a tender offer pursuant to the Exchange Act. As of the Closing Date, the Company’s trust account balance was not below $1.25 million.

Representative’s Shares

On December 22, 2021, the Company issued 450,000 shares (Representative Shares) of common stock (which included 37,500 Representative Shares issued pursuant to the full exercise of the over-allotment option) at the consummation of the IPO to I-Bankers and Dawson James (and/or their designees). I-Bankers and Dawson James (and/or their designees) have agreed not to transfer, assign or sell any such shares until the completion of the initial Business Combination. In addition, I-Bankers and Dawson James (and/or their designees) have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its initial Business Combination within the Combination Period. The fair value of the Representative’s Shares issued are recognized as offering costs directly attributable to the issuance of an equity contract to be classified in equity and are recorded as a reduction of equity (see Note 1).

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

Representative’s Warrants

The Company granted to I-Bankers and Dawson James (and/or their designees) 569,250 warrants (which included 74,250 warrants issued pursuant to the full exercise of the over-allotment option) exercisable at $11.50 per share (or an aggregate exercise price of $6,546,375) at the closing of the IPO. The Representative Warrants issued are recognized as derivative liabilities in accordance with ASC 815-40 and recorded as liabilities at fair value each reporting period (see Notes 1 and 8). The warrants may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the first anniversary of the effective date of the registration statement of which the IPO forms a part and the closing of the initial Business Combination and terminating on the fifth anniversary of such effectiveness date. Notwithstanding anything to the contrary, I-Bankers and Dawson James have agreed that neither they nor their designees will be permitted to exercise the warrants after the five year anniversary of the effective date of the registration statement of which the IPO forms a part. The warrants and such shares purchased pursuant to the warrants have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement of which the IPO forms a part pursuant to FINRA Rule 5110I(1). Pursuant to FINRA Rule 5110I(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which the IPO forms a part, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statement of which the IPO forms a part except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The warrants grant to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the effective date of the registration statement of which the IPO forms a part with respect to the registration under the Securities Act of the shares issuable upon exercise of the warrants. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions, which will be paid for by the holders themselves. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares at a price below its exercise price. The Company will have no obligation to net cash settle the exercise of the warrants. The holder of the warrants will not be entitled to exercise the warrants for cash unless a registration statement covering the securities underlying the warrants is effective or an exemption from registration is available.

Merger Agreement

On November 7, 2022, NorthView entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), by and among Merger Sub., and Profusa, Inc., a California corporation (“Profusa”). The Merger Agreement provides that, among other things, at the closing of the transactions contemplated by the Merger Agreement, Merger Sub will merge with and into Profusa (the “Merger”), with Profusa surviving as a wholly-owned subsidiary of NorthView.

At the Special Meeting held on June 9, 2025, the Company’s stockholders voted to approve the proposals outlined in the Proxy Statement/Prospectus, including, among other things, the adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement, including the merger of Merger Sub with and into Profusa, with Profusa continuing as the surviving corporation and as a wholly-owned subsidiary the Company, and the issuance of the Company’s common stock as consideration thereunder. On July 11, 2025, the Closing was completed.

In connection with the Closing, the Company changed its name to “Profusa, Inc.”

Advisory Agreements

On December 19, 2024, the Company engaged A.G.P to serve as the placement agent in connection with a proposed business combination transaction. The Company shall pay to A.G.P. a cash fee (the “Cash Fee”) equal to 9.0% in a convertible note offering, note, or other similar equity-linked offerings, and shall be calculated from

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

the face value of notes issued, which is payable at the close of a Business Combination. On June 17, 2025, the Company entered a settlement agreement with A.G.P. for the Cash Fee of $968,000 related to the debt private placement (the “Offering”) that was issued at the Closing. Pursuant to the settlement agreement, as a result of the Business Combination, the Company paid A.G.P. $550,000 at the Closing and the remaining $418,000 of the fees was deferred and due on the earlier of (i) the second tranche of the debt private placement being issued and (ii) December 31, 2025. The Company also agreed to reimburse A.G.P. $50,000 for expenses incurred in connection with the offering.

On June 15, 2023, the Company engaged the Benchmark Company LLC (“Benchmark”) to provide advisory services related to the Business Combination and the Convertible Notes. The Company was to pay Benchmark at the closing of the Business Combination an advisory fee of $750,000 in two tranches. The first tranche will be $500,000 earned upon the closing of the Business Combination in the surviving public entity’s common stock (“Tranche 1”). The number of shares to be issued is calculated on the 30th day following the Closing by dividing $500,000 and the trailing 5-day VWAP of the Company’s common stock as calculated by Bloomburg with a minimum price of $2.00. The second tranche will be $250,000, at the Company’s option, in either cash or in the surviving entity’s common shares calculated by dividing $250,000 by the lowest trailing 5-day VWAP in the prior 30 days (“Tranche 2”). Upon funding of the Convertible Notes by investors introduced by Benchmark, the Company will pay to Benchmark fees in cash equal to 5% of the net proceeds of any Convertible Note draw at the time of funding of such draw (“Arrangement Fees”). The Tranche 2 fee shall be reduced by the amount of any fees paid to Benchmark for other transactions during the Term other than Arrangement Fees associated with Convertible Notes, after the Business Combination, up to $250,000. As a result of the Business Combination, Benchmark was paid in shares of the post-combination company in the amount of $500,000.

Securities Purchase Agreement

On February 11, 2025, in a private transaction, the Company entered into a securities purchase agreement (the “SPA”) with an institutional investor (the “Investor”). Pursuant to the SPA, the Investor is expected, subject to the conditions relating to such purchase set forth in the SPA, to purchase from the Company’s senior secured convertible promissory notes in an aggregate principal amount of up to $22,222,222 (the “Convertible Notes”) for a purchase price of up to $20,000,000, after a 10% original issue discount (“OID”). As a result of the Business Combination, pursuant to the SPA, the Company issued a Convertible Note in the principal amount of $10,000,000 (the “Initial Note”) for a purchase price of $9,000,000, reflecting a 10% OID. The Initial Note matures on the date that is 18-months from the closing of the Business Combination and is convertible at any time at the Investor’s option at a conversion price equal to the lower of $10 or 95% of the lowest daily volume-weighted average price per share of the post-combination company common stock in the 10 trading days prior to the original issue date of the Initial Note and shall be adjusted, without limitation, based on down-round and most-favored nation (MFN) price and terms protections (the “Conversion Price”).

The SPA contemplates that additional Convertible Notes will be purchased in multiple tranches:

(i)     Prior to the one-year anniversary of the Initial Closing Date, subject to the conditions set forth in the SPA, the Company may request that the Investor purchase additional Convertible Notes having an aggregate principal amount of up to $12,222,222 at a purchase price of $11,000,000 (reflecting a 10% OID), as follows:

(a)     Provided a registration statement has been filed for the shares underlying the Initial Note, shares of combined company common stock, par value $0.0001 (“New Profusa Common Stock”) have traded a volume of at least 15,000,000 shares in the aggregate, and no default or event of default has occurred, the Company may call and thereby require the Investor to purchase Convertible Notes in the aggregate principal amount of $2,222,222 for a purchase price of $2,000,000 (reflecting a 10% OID) (“Second Purchase”);

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

(b)    Provided a registration statement is effective for the shares underlying the Initial Note, New Profusa Common Stock has traded a volume of at least $35,000,000 in the aggregate after the $2,000,000 Second Purchase has closed, no default or event of default has occurred and the stock has traded at a trading price of no less than $4.00 for a period of five trading days preceding such purchase, the Company may call and thereby require the Investor to purchase Convertible Notes in the aggregate principal amount of $5,555,555 for a purchase price of $5,000,000 (reflecting a 10% OID); and

(c)     The Investor at its sole discretion may call from the Company and thereby require the Company to sell an additional Convertible Note having an aggregate principal amount of $4,444,444 at a purchase price of $4,000,000 (reflecting a 10% OID) to be purchased at any time within 12 months of the Initial Closing.

As a result of the Business Combination, the Company paid $90,000 at the Closing to an advisor for legal services in connection with the issuance of the Convertible Note.

Note 7 — Stockholders’ Deficit

Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and with such designations, rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2025 and December 31, 2024, there was no preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue a total of 100,000,000 shares of common stock at par value of $0.0001 each. In April 2021, the Company issued 5,175,000 shares of common stock to its Sponsor for $25,000, or approximately $0.005 per share. In October 2021, the Sponsor irrevocably surrendered to the Company for cancellation and for no consideration 862,500 shares of common stock. On December 20, 2021, the Company effected a 1.1- for-1 stock dividend of its common stock, resulting in an aggregate of 4,743,750 Founder Shares issued and outstanding. On December 22, 2021, the Company has also issued 450,000 shares (Representative’s Shares) of common stock (which included 37,500 Representative Shares issued pursuant to the full exercise of the over-allotment option) at the consummation of the IPO to I-Bankers and Dawson James (and/or their designees). As of June 30, 2025 and December 31, 2024, there were 5,193,750 shares of common stock issued and outstanding, excluding 101,777 and 687,519 shares of common stock subject to redemption, respectively.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the Company’s amended and restated certificate of incorporation or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the Company’s common stock that are voted is required to approve any such matter voted on by the stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors (prior to consummation of the initial Business Combination). The Company’s stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Note 8 — Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The following tables present information about the Company’s assets and liabilities that are measured at fair value on June 30, 2025 and December 31, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	June 30, 2025	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash held in trust	$1,935,561	$1,274,549	$—	$—
Liabilities:
Warrant liabilities – Public Warrants	$3,795,000	$—	$3,795,000	$—
Warrant liabilities – Private Placement Warrants	2,939,000	—	—	2,939,000
Warrant liabilities – Representative’s Warrants	227,700	—	—	227,700
Convertible Promissory Note – Related Party	10,288,111	—	—	10,288,111
Securities Purchase Agreement	193,878	—	—	193,878
Total	$17,443,689	$—	$3,795,000	$13,648,689
	December 31, 2024	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash held in trust	$8,330,835	$8,330,835	$—	$—
Liabilities:
Warrant liabilities – Public Warrants	$379,500	$—	$379,500	$—
Warrant liabilities – Private Placement Warrants	293,900	—	—	293,900
Warrant liabilities – Representative’s Warrants	22,770	—	—	22,770
Convertible Promissory Note – Related Party	8,908,052	—	—	8,908,052
Total	$9,604,222	$—	$379,500	$9,224,722

The Public Warrants, the Private Placement Warrants and the Representative’s Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within liabilities on the condensed consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed consolidated statements of operations.

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

The Company utilized a Monte Carlo simulation model for the initial valuation of the Public Warrants. The subsequent measurement of the Public Warrants at June 30, 2025 and December 31, 2024 was classified as Level 2 due to the lack of an active market. As of June 30, 2025 and December 31, 2024, the aggregate value of Public Warrants was $3,795,000 and $379,500, respectively.

The Company uses a Monte Carlo simulation model to value the Private Placement Warrants and the Representative’s Warrants. The Private Placement Warrants and the Representative’s Warrants were classified within Level 3 of the fair value hierarchy due to the use of unobservable inputs. Inherent in pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term.

The key inputs into the Monte Carlo simulation model for the warrant liabilities were as follows at June 30, 2025 and December 31, 2024:

	June 30, 2025		December 31, 2024
Input
Risk-free interest rate	4.22%		4.18%
Expected term (years)	0.61		0.89
Expected volatility	De minimis	%	De minimis	%
Exercise price	$11.50		$11.50
Fair value of Common stock	$12.52		$12.12

The key inputs into the Monte Carlo simulation model for the convertible promissory note were as follows at June 30, 2025 and December 31, 2024:

	June 30, 2025		December 31, 2024
Input
Risk-free interest rate	4.28%		4.18%
Expected term (years)	0.05		0.27
Expected volatility	De minimis	%	De minimis	%
Exercise price	$11.50		$11.50
Fair value of Common stock	$12.52		$12.12

The key inputs into the Monte Carlo simulation model for the securities purchase agreement were as follows at June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024
Input
Risk-free interest rate	3.83%	—
Expected term (years)	1.59	—
Expected volatility	4.84%	—
Exercise price	$11.50	—
Fair value of Common stock	$12.52	—

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis for the three and six months ended June 30, 2025 and 2024:

	Private Placement Warrants	Representative’s Warrants	Warrant Liability
Fair value at December 31, 2024	$293,900	$22,770	$316,670
Change in fair value of warrant liabilities	146,950	11,385	158,335
Fair value at March 31, 2025	440,850	34,155	475,005
Change in fair value of warrant liabilities	2,498,150	193,545	2,691,695
Fair value at June 30, 2025	$2,939,000	$227,700	$3,166,700
	Private Placement Warrants	Representative’s Warrants	Warrant Liability
Fair value at December 31, 2023	$66,128	$5,123	$71,251
Change in fair value of warrant liabilities	213,077	16,509	229,586
Fair value at March 31, 2024	279,205	21,632	300,837
Change in fair value of warrant liabilities	124,908	9,676	134,584
Fair value at June 30, 2024	$404,113	$31,308	$435,421
Convertible Promissory Note – related party
Fair value at December 31, 2024	$8,908,052
Change in fair value of convertible promissory note	225,330
Fair value at March 31, 2025	9,133,382
Change in fair value of convertible promissory note	1,154,729
Fair value at June 30, 2025	$10,288,111
Convertible Promissory Note
Fair value at December 31, 2023	$944,118
Principal proceeds	378,185
Change in fair value of convertible promissory note	(60,077)
Fair value at March 31, 2024	1,262,226
Proceeds received through convertible promissory note	330,796
Change in fair value of convertible promissory note	(66,021)
Fair value at June 30, 2024	$1,527,001

The fair value of the Company’s convertible promissory note is valued using a compound option formula on the convertible feature and a present value of the host contract. The valuation technique requires inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumption about the assumptions a market participant would use in pricing the working capital loan.

The convertible promissory note was classified within Level 3 of the fair value hierarchy due to the use of unobservable inputs. Inherent in pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its common stock based on historical volatility that

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

matches the expected remaining life of the note. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the note. The expected life of the note is assumed to be equivalent to their remaining contractual term.

Securities Purchase Agreement
Fair value at February 11, 2025	$—
Change in fair value of securities purchase agreement	23,487
Fair value at March 31, 2025	23,487
Change in fair value of securities purchase agreement	170,391
Fair value at June 30, 2025	$193,878

The Company utilizes a Monte Carlo model to estimate the fair value of the conversion feature within the securities purchase agreement, which is required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the conversion feature are recognized as non-cash gains or losses in the accompanying condensed consolidated statements of operations.

The key assumptions in the model relate to expected share-price volatility, risk-free interest rate, exercise price, expected term and the probability of occurrence of the transaction. The expected volatility was based on the average volatility of special purpose acquisition companies that are searching for an acquisition target. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the note. The expected life of the note is assumed to be equivalent to their remaining contractual term.

Note 9 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as its Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net loss that also is reported on the statement of operations as net loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net loss and total assets, which include the following:

	As of June 30, 2025	As of December 31, 2024
Trust Account	$1,935,561	$8,330,835
Cash	$—	$16,204
Restricted Cash	$1,751	$—

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Segment Information (cont.)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Formation and operating costs	967,084	253,130	1,550,665	723,971
Interest income earned on cash and marketable securities held in Trust Account	15,159	108,520	95,084	225,184

The key measures of segment profit or loss reviewed by our CODM are interest earned on the Trust Account and general and administrative expenses. The CODM reviews interest earned on the Trust Account to measure and monitor stockholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based on the Company’s review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements, other than as previously disclosed, and as described below.

Consummation of Business Combination

On July 11, 2025, the Company, consummated its previously announced Business Combination Profusa, pursuant to that certain Merger Agreement and Plan of Reorganization, dated as of November 7, 2022 (as the same has been amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), between the Company, Profusa, and NV Profusa Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub” and, collectively, the “Parties”). The consummation of the Business Combination involved the merger (the “Merger”) of Merger Sub with and into Profusa, pursuant to which, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the separate corporate existence of Merger Sub ceased, with Profusa as the surviving corporation becoming a wholly-owned subsidiary of the Company, pursuant to the terms of the Merger Agreement and in accordance with the DGCL. As a result of the Business Combination, the Company owns 100% of the outstanding common stock of Profusa. In connection with the closing of the Business Combination, the Company changed its name from “NorthView Acquisition Corporation” to “Profusa, Inc.”

Securities Purchase Agreement

On July 28, 2025, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Ascent Partners Fund LLC (the “Purchaser”). Pursuant to the terms and conditions set forth in the Purchase Agreement, the Company may, from time to time and at its discretion, issue and sell to the Purchaser shares of its common stock (the “Purchased Securities”) for an aggregate purchase price of up to $100,000,000 (the “Maximum Aggregate Purchase Price”), subject to certain limitations and conditions described below.

Under the Purchase Agreement, the Company may deliver advance notices (each, an “Advance Notice”) to the Purchaser to request the purchase of shares of common stock, with each closing (a “Closing”) to occur on a trading day following the end of a 10 or fewer trading day valuation period commencing on the trading date immediately following the delivery of the Advance Notice, or as determined by the Purchaser. The purchase price per share at each Closing will be equal to 97% of the lowest volume-weighted average price (“VWAP”) of the Company’s common stock during the applicable valuation period, subject to a floor price and other adjustments as set forth in the Purchase Agreement. The maximum purchase price at any single Closing is limited to the lower of (a) $5,000,000 or (b) 100% of the average daily traded value of the common stock for the five trading days immediately preceding such Closing.

NORTHVIEW ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Subsequent Events (cont.)

The Purchase Agreement contains certain limitations, including that the aggregate number of shares issued under the Purchase Agreement may not exceed the number of shares registered under the applicable registration statement or the exchange cap (generally 19.9% of the Company’s outstanding common stock as of the effective date), unless stockholder approval is obtained or as otherwise permitted by the rules of the principal trading market. In addition, the Purchaser’s beneficial ownership of the Company’s common stock is limited to 9.99% of the outstanding shares immediately after giving effect to any issuance.

The Purchase Agreement also provides for the issuance of a warrant to the Purchaser for the purchase of 900,000 shares of common stock, and includes a Registration Rights Agreement, Lock-Up Agreements from the Company’s officers and directors, and a Transfer Agent Instruction Letter. The Company is required to reserve sufficient shares of common stock to satisfy its obligations under the Purchase Agreement and to maintain the listing of its common stock on its principal trading market.

PROFUSA, INC.

8,970,830 Shares of Common Stock by the Selling Stockholder

_______________________________

PROSPECTUS

_______________________________

__________________, 2025

We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of Profusa, Inc. (the “Registrant”) which are registered under this Registration Statement on Form S-1 (this “Registration Statement”), other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

The following expenses will be borne solely by the Registrant:

Amount to be Paid
SEC Registration fee	$1,045
Legal fees and expenses	85,000
Accounting fees and expenses	100,000
Miscellaneous fees and expenses	10,000
Total	$196,045

Item 14. Indemnification of Directors and Officers.

Delaware law allows a corporation to indemnify its directors, officers, employees and agents against all reasonable expenses (including attorneys’ fees and amounts paid in settlement) and, provided that such individual, or indemnitee, acted in good faith and for a purpose which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had reasonable grounds to believe his or her conduct was lawful. Delaware law authorizes a corporation to indemnify its directors, officers, employees and agents against all reasonable expenses including amounts paid in settlement and attorneys’ fees in connection with a lawsuit by or in the right of the corporation to procure a judgment in its favor if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification may be paid as to any claim, issue or matter as to which such person has been adjudged liable to the corporation unless it is determined by the court making such adjudication of liability that, despite such finding, such person is fairly and reasonably entitled for such expenses deemed proper.

Delaware law also provides for discretionary indemnification made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made either:

(i)     by the stockholders;

(ii)    by the board of directors by majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding;

(iii)   if a majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(iv)   if a quorum consisting of directors who were not parties to the actions, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The certificate of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the actions, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions do not affect any right to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Delaware law does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court or for the advancement of expenses, may not be made to or on behalf of any director or officer if his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. In addition, indemnification continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

2025 PIPE Transaction

Initial Note

On February 11, 2025, NorthView executed a Securities Purchase Agreement (the “PIPE Subscription Agreement”) with Ascent Partners Fund LLC (“Ascent”, and together with any additional investors who become parties to the PIPE Subscription Agreement, the “PIPE Investors”). Pursuant to the PIPE Subscription Agreement, the PIPE Investors are expected, subject to the conditions relating to such purchase set forth in the PIPE Subscription Agreement, to purchase from NorthView senior secured convertible notes in an aggregate principal amount of up to $22,222,222 (the “PIPE Convertible Notes”) for a an aggregate purchase price of up to $20,000,000, reflecting a 10% original issue discount to the face amount (“OID”).

At the Closing and pursuant to the PIPE Subscription Agreement, we issued a PIPE Convertible Note in the principal amount of $10,000,000 (the “Initial Note”) for a purchase price of $9,000,000, reflecting a 10% OID. The Initial Note matures on the date that is 18-months from Closing (the “Maturity Date”) and is convertible at any time at the PIPE Investor’s option at a conversion price equal to the lower of $10 or 95% of the lowest daily volume-weighted average price per share (“VWAP”) of our Common Stock in the 10 trading days prior to the original issue date of the Initial Note and shall be adjusted, without limitation, based on down-round and most-favored nation (MFN) price and terms protections (the “Conversion Price”).

The Initial Note includes a “Minimum Interest Amount” equal to 10% of the principal amount, which represents a full year of interest payments under the Initial Note; provided, that such Minimum Interest Amount shall be reduced by the amount of interest accrued on the principal amount of the Initial Note. Interest shall accrue on the aggregate unconverted and then outstanding principal amount of the Initial Note at a rate of 10% per annum, provided that the Minimum Interest Amount shall be fully earned and accrued on the original issue date of the Initial Note. Upon an event of default, the interest rate shall be adjusted and increase to 24% per annum. Payments made in cash under the Initial Note shall be subject to a 5% fee, which shall be in addition to any amounts owed thereunder. The Initial Note provides for certain events of default that are typical for a transaction of this type, including, among other things, any breach of the representations or warranties made by Profusa or its subsidiaries. The Initial Note also provides for a 10% late fee in case of late payments and mandatory prepayments upon Subsequent Offerings (as defined in the Initial Note) and, in the absence of an event of default, may be prepaid upon 10 business days prior notice, subject to certain conversion rights of the PIPE Investors.

The Initial Note may not be converted by the PIPE Investors into shares of Profusa Common Stock if such conversion would result in the investors or their affiliates owning in excess of 4.99% of the number of shares of Profusa Common Stock outstanding immediately after giving effect to the issuance of all shares issuable upon conversion of the Initial Note (the “Beneficial Ownership Limitation”); provided, that the PIPE Investors may increase or decrease the Beneficial Ownership Limitation upon at least 61 days’ prior notice to Profusa so long as such increase does not exceed 9.99% of the number of shares of Profusa Common Stock outstanding immediately after giving effect to the issuance of all shares issuable upon conversion of the Initial Note. On August 1, pursuant to a Notice and Waiver, the Beneficial Ownership Limitation was increased from 4.99% to 9.99% and we waived the requirement for the 60 days’ advance notice for such increase.

The Company issued the Initial Note pursuant to the exemption from the registration requirements of the Securities Act available under Section 4(a)(2).

All of the securities above were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

2025 Committed Equity Facility

Commitment Warrants

As consideration for Ascent’s commitment to purchase shares of Common Stock upon our execution of the term sheet relating to the Purchase Agreement, we issued Ascent Commitment Warrants to purchase 900,000 shares of Common Stock and an exercise prices of $0.01 per share (the “Commitment Warrant Shares”), which Commitment Warrant Shares have a total aggregate value equal to 0.9% of Ascent’s $100,000,000 total aggregate purchase commitment under the Purchase Agreement (assuming a value per Commitment Warrant Share of $1.00). If we do not require Ascent to purchase any Purchase Shares on or before the 100th day following the execution of the Purchase Agreement, the number of Commitment Warrant Shares underlying the Commitment Warrants will be reduced to 450,000.

On July 28, 2025, we entered into the Purchase Agreement and a related Registration Rights Agreement with Ascent.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

The Company has filed with this registration statement or incorporated by reference herein certain exhibits as specified below pursuant to Rule 12b-32 under the Exchange Act.

Exhibit No.	Exhibit Description
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed December 23, 2021)
3.2

Amendment to the Amended and Restated Certificate of Incorporation of NorthView Acquisition Corp., dated March 10, 2023 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, filed with the SEC on March 13, 2023)

3.3	Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, filed with the SEC on December 28, 2023)
3.4	Bylaws (incorporated by reference to exhibit 3.3 of the Form S-1 file no 333-257156)
4.1	Form of Commitment Warrant (incorporated by reference to Exhibit 4.1 of the Form 8-K filed with the SEC on July 28, 2025)
5.1**	Opinion of ArentFox Schiff LLP
10.1+	Profusa, Inc. 2023 Equity and Incentive Plan (incorporated by reference to Annex C to the Form S-4 File No. 333-269417)
10.2#

Binding Term Sheet for APAC Joint Venture, between Profusa, Carbis Bay Limited, BC hSensor Limited, Tasly (International) Healthcare Capital Company Limited (incorporated by reference to Exhibit 10.5 of the Form S-4 File No. 333-269417)

10.3	Business Combination Marketing Agreement (incorporated by reference to Exhibit 10.6 of the Form S-4 File No. 333-269417)
10.4	Omnibus Amendment to Business Combination Marketing Agreement (incorporated by reference to Exhibit 10.7 of the Form S-4 File No. 333-269417)
10.5	Amendment Number One to Binding Term Sheet for APAC Joint Venture (incorporated by reference to Exhibit 10.8 of the Form S-4 File No. 333-269417)
10.6	Form of Securities Purchase Agreement, dated as of February 11, 2025, by and between NorthView and Ascent (incorporated by reference to Exhibit 10.9 of the Form S-4 File No. 333-269417)
10.7	Senior Convertible Promissory Note Purchase Agreement (incorporated by reference to Exhibit 10.10 of the Form S-4 File No. 333-269417)
10.8	Senior Secured Convertible Promissory Note (incorporated by reference to Exhibit 10.6 of the Current Report on Form 8-K filed with the SEC on July 18, 2025)

Exhibit No.	Exhibit Description
10.9	Loan Agreement between Profusa and Tasly, dated June 15, 2023 (incorporated by reference to Exhibit 10.12 of the Form S-4 File No. 333-269417)
10.10	Henry Jackson Foundation Subaward Agreement to Profusa (incorporated by reference to Exhibit 10.13 of the Form S-4 File No. 333-269417)
10.11	Amendment No. 1 to Loan Agreement between Profusa and Tasly (incorporated by reference to Exhibit 10.14 of the Form S-4 File No. 333-269417)
10.12

Form of Senior Secured Convertible Promissory Note to be issued by NorthView to PIPE Investors pursuant to the Securities Purchase Agreement, dated February 11, 2025 (incorporated by reference to Exhibit 10.15 of the Form S-4 File No. 333-269417)

10.13	Non-Redemption Agreement, dated May 8, 2025, between NorthView, I-Bankers Securities and Dawson James (incorporated by reference to Exhibit 10.16 of the Form S-4 File No. 333-269417)
10.14#	Form of APAC Joint Venture License Agreement (incorporated by reference to Exhibit 10.17 of the Form S-4 File No. 333-269417)
10.15	Form of Shareholders Agreement for APAC Joint Venture (incorporated by reference to Exhibit 10.18 of the Form S-4 File No. 333-269417)
10.16	Form of Share Purchase Agreement for APAC Joint Venture (incorporated by reference to Exhibit 10.19 of the Form S-4 File No. 333-269417)
10.17

Security Agreement, dated as of July 11, 2025, by and among Profusa and the PIPE Investors (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed with the SEC on July 18, 2025)

10.18

Guaranty, dated as of Jully 11, 2025, by and among New Profusa, Profusa, and its subsidiaries (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed with the SEC on July 18, 2025)

10.19

Securities Purchase Agreement dated as of July 28, 2025 by and between Profusa, Inc. and Ascent Partners Fund LLC (incorporated by reference to Exhibit 10.1 of the Form 8-K filed with the SEC on July 28, 2025)

10.20

Registration Rights Agreement dated as of July 28, 2025 by and between Profusa, Inc. and Ascent Partners Fund LLC (incorporated by reference to Exhibit 10.1 of the Form 8-K filed with the SEC on July 28, 2025)

23.1*	Consent of Marcum LLP
23.2*	Consent of Marcum LLP
23.3**	Consent of ArentFox Schiff LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page)
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Schema Document
101.CAL	Inline XBRL Taxonomy Calculation Document
101.DEF	Inline XBRL Taxonomy Linkbase Document
101.LAB	Inline XBRL Taxonomy Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107**	Filing Fee Table

____________

*        Filed herewith.

**      Previously filed.

+        Management contract or compensatory plan, contract or arrangement.

#        Portions of the exhibit have been excluded because it is both not material and is the type of information that the registrant treats as private or confidential.

(b) Consolidated Financial Statement Schedules:    All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the shares of common stock offered (if the total dollar value of the shares of common offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of common stock being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this prospectus to be signed on its behalf by the undersigned, thereunto duly authorized.

PROFUSA, INC.
Date: August 22, 2025	By:	/s/ Ben Hwang
	Name:	Ben Hwang
	Title:	Chairman of the Board and Chief Executive
(Principal Executive Officer)
Date: August 22, 2025	By:	/s/ Fred Knechtel
	Name:	Fred Knechtel
	Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Ben Hwang	Director and Chief Executive Officer	August 22, 2025
Ben Hwang	(Principal Executive Officer)
/s/ Fred Knechtel	Chief Financial Officer	August 22, 2025
Fred Knechtel	(Principal Financial and Accounting Officer)
*	Lead Independent Director	August 22, 2025
Peter O’Rourke
*	Director	August 22, 2025
Lauren Chung
*	Director	August 22, 2025
Jack Stover
*	Director	August 22, 2025
Rajesh Asorpota
*By:	/s/ Ben Hwang
Attorney-in-fact